AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 2001
                                            REGISTRATION STATEMENT NO. 333-67418
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                               AMENDMENT NO. 1 TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                               BROWN & BROWN, INC.
             (Exact name of registrant as specified in its charter)


              FLORIDA                                6411                             59-0864469
              -------                                ----                             ----------
  (State or other jurisdiction of        (Primary Standard Industrial              (I.R.S. Employer
   incorporation or organization)         Classification Code Number)            Identification Number)

                           220 SOUTH RIDGEWOOD AVENUE
                          DAYTONA BEACH, FLORIDA 32114
                                 (386) 252-9601
    (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                             LAUREL L. GRAMMIG, ESQ.
                  VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                       401 EAST JACKSON STREET, SUITE 1700
                              TAMPA, FLORIDA 33602
                                 (813) 222-4100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:
                           CHESTER E. BACHELLER, ESQ.
                              HOLLAND & KNIGHT LLP
                       400 NORTH ASHLEY DRIVE, SUITE 2300
                              TAMPA, FLORIDA 33602
                              PHONE: (813) 227-6431
                               FAX: (813) 229-0134
                              --------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective time of the merger described herein.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================
                                                                                          Proposed
                                                                     Proposed Maximum      Maximum
                                                      Amount to be    Offering Price      Aggregate      Amount of
         Title of Each Class of Securities             Registered       per Share      Offering Price   Registration
                 to be Registered                         (1)           (1)(2)(3)            (3)          Fee(4)
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.10 per share..........        148,144          $  38.20       $ 5,659,651      $  1,415
====================================================================================================================

(1) Represents the estimated maximum number of shares of the common stock of the Registrant that may be issued to the holders of shares of common stock of Golden Gate Holdings, Inc. pursuant to an Agreement and Plan of Reorganization, dated as of July 25, 2001, as amended. To the extent a greater number of shares of common stock are required to be issued pursuant to the terms of the Agreement and Plan of Reorganization due to a decrease in stock price, then such greater number of shares shall be deemed to be registered by this Registration Statement.
(2) Calculated by dividing the proposed maximum aggregate offering price by the estimated number of shares of the Registrant common stock being registered on this registration statement.
(3) Calculated pursuant to Rule 457(f) of the Securities Act of 1933, as amended, on the basis of the aggregate book value, as of December 31, 2000, of the shares of Golden Gate Holdings to be acquired by the Registrant in the merger.
(4) The registration fee was previously paid.

                              --------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE SECURITIES OFFERED BY THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.

                  SUBJECT TO COMPLETION, DATED OCTOBER 2, 2001






                (GOLDEN GATE HOLDINGS LOGO)                                    (BROWN & BROWN LOGO)

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The boards of directors of Brown & Brown, Inc. and Golden Gate Holdings, Inc. have agreed to the merger of Golden Gate Holdings and an indirect wholly-owned subsidiary of Brown & Brown. Your vote, as a shareholder of Golden Gate Holdings, is now needed to approve the merger.

     In the merger, Brown & Brown will issue shares of Brown & Brown common stock in exchange for all outstanding shares of Golden Gate Holdings common stock. Brown & Brown common stock is traded on The New York Stock Exchange under the symbol "BRO." After the merger, Golden Gate Holdings will be an indirect wholly-owned subsidiary of Brown & Brown.

     The Golden Gate Holdings board has unanimously approved the merger and recommends that you approve it. The Golden Gate Holdings board has scheduled a special meeting for the Golden Gate Holdings shareholders to approve the merger. The special meeting will be held:


                           Thursday, October 25, 2001
                            8:30 a.m., Pacific Time
                        1201 Pacific Avenue, Ninth Floor
                                Education Center
                            Tacoma, Washington 98402


     Please take the time to vote by completing and returning the enclosed proxy card in the enclosed postage-paid envelope. Even if you plan to attend the special meeting, please complete and return the enclosed proxy card.


     Please also execute, as applicable, the enclosed indemnification agreement, contribution agreement, escrow agreement, non-competition agreement, release and spousal consent. Each of these agreements is attached as an annex to the accompanying proxy statement/prospectus and is more fully described in the accompanying proxy statement/prospectus under the heading "Other Agreements."



     This document serves as a prospectus of Brown & Brown relating to the issuance of shares of Brown & Brown common stock in connection with the proposed merger and a proxy statement of Golden Gate Holdings in connection with the special meeting of shareholders of Golden Gate Holdings to approve the merger. We encourage you to read this entire document carefully. Please see "Where You Can Find More Information" on page 76 for additional information about Brown & Brown on file with the Securities and Exchange Commission.



     The accompanying notice of meeting and proxy statement/prospectus explain the proposed merger and provide specific information concerning the special meeting. Please read these materials carefully.



     YOU SHOULD ALSO CAREFULLY CONSIDER THE RISK FACTORS IN THE MERGER DESCRIBED BEGINNING ON PAGE 11.



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of Brown & Brown common stock to be issued in connection with the merger, or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation would be illegal.



     This proxy statement/prospectus is dated October   , 2001 and is expected
to be first sent or given to shareholders on October   , 2001.

                           GOLDEN GATE HOLDINGS, INC.
                       4040 CIVIC CENTER DRIVE, SUITE 520
                          SAN RAFAEL, CALIFORNIA 94903



                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          To Be Held On October 25, 2001



To the Shareholders of Golden Gate Holdings, Inc.:


         Notice is hereby given that a special meeting of shareholders of Golden Gate Holdings, Inc. will be held on Thursday, October 25, 2001, at 8:30 a.m., Pacific Time, at 1201 Pacific Avenue, Ninth Floor, Education Center, Tacoma, Washington 98402.


         You are cordially invited to attend the special meeting. The purpose of the special meeting is to consider and vote on a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of July 25, 2001, as amended, among Brown & Brown, Inc. and Golden Gate Holdings, Inc. Pursuant to the Agreement and Plan of Reorganization, or merger agreement, Golden Gate Holdings will become an indirect, wholly-owned subsidiary of Brown & Brown through the merger of an indirect, wholly-owned subsidiary of Brown & Brown with and into Golden Gate Holdings. Upon completion of the merger, each share of Golden Gate Holdings common stock outstanding immediately prior to the merger (other than shares held by Raleigh, Schwarz & Powell) will be cancelled and converted into the right to receive shares of Brown & Brown common stock, and the Golden Gate Holdings shareholders (other than Raleigh, Schwarz & Powell) will receive, based on their respective ownership interests in Golden Gate Holdings, shares of Brown & Brown common stock equal to:

         - $7,103,510 minus 17.76% of the amount by which the consolidated total net worth (as defined in the merger agreement) of Golden Gate Holdings and its affiliate, Raleigh, Schwarz & Powell, Inc., is less than $13,000,000 at the effective time of the merger, divided by


         - the average closing price of Brown & Brown common stock as reported on The New York Stock Exchange for the 20 consecutive trading day period ending at the close of business on the third business day before the merger becomes effective.


         This proposal is more fully described later in the proxy statement/prospectus attached to this notice.


         Only shareholders of record at the close of business on September 28, 2001, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. Your vote is important. Even if you plan to attend the special meeting, please vote now. To vote, please complete, date and sign the enclosed proxy card and promptly return it in the envelope provided.

                                            By order of the Board of Directors,



                                           ------------------------------------
                                            Secretary

SAN RAFAEL, CALIFORNIA
OCTOBER __, 2001

                                TABLE OF CONTENTS

                                                                                                                 Page
QUESTIONS AND ANSWERS ABOUT THE MERGER............................................................................1
SUMMARY...........................................................................................................5
RISK FACTORS.....................................................................................................11
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.......................................................17
THE GOLDEN GATE HOLDINGS SPECIAL MEETING.........................................................................18
   General.......................................................................................................18
   Record Date; Quorum...........................................................................................18
   Required Vote.................................................................................................18
   Voting and Revocation of Proxies..............................................................................18
   Solicitation of Proxies.......................................................................................19
   Surrender of Certificates.....................................................................................19
   Dissenters' Rights............................................................................................19
THE MERGER.......................................................................................................22
   Background of the Merger......................................................................................22
   Brown & Brown Reasons for the Merger..........................................................................23
   Golden Gate Holdings Reasons for the Merger...................................................................24
   Recommendation of Golden Gate Holdings Board of Directors.....................................................25
   Interests of Executive Officers of Golden Gate Holdings.......................................................25
   Completion and Effectiveness of the Merger....................................................................25
   Treatment of Golden Gate Holdings Common Stock................................................................25
   Exchange of Golden Gate Holdings Stock Certificates for Brown & Brown Stock Certificates......................26
   Accounting Treatment..........................................................................................26
   Regulatory Approvals..........................................................................................26
   Material Federal Income Tax Considerations....................................................................26
   Dissenters' Rights............................................................................................28
   Restrictions on Sales of Shares by Affiliates.................................................................28
   Operations Following the Merger...............................................................................28
THE MERGER AGREEMENT.............................................................................................29
   General.......................................................................................................29
   Exchange of Shares............................................................................................29
   Dissenters' Rights............................................................................................29
   Representations and Warranties................................................................................29
   Conduct of Business Before Completion of the Merger...........................................................30
   Charter Documents of the Surviving Corporation................................................................30
   Fees and Expenses of the Merger...............................................................................31
   Conditions to Completion of the Merger........................................................................31
   Termination...................................................................................................32
   Extension and Waiver..........................................................................................33
OTHER AGREEMENTS.................................................................................................33
   Escrow Agreements.............................................................................................33
   Indemnification Agreement.....................................................................................33
   Release.......................................................................................................34
   Spousal Consent...............................................................................................34
   Employment Agreements.........................................................................................34
   Non-competition Agreements....................................................................................35
   Contribution Agreement........................................................................................35
DIRECTORS AND MANAGEMENT OF BROWN & BROWN FOLLOWING THE MERGER...................................................36
   Directors and Executive Officers..............................................................................36
   Executive Compensation........................................................................................39
   Option Grants in 2000.........................................................................................40
   Aggregate Option Exercises in 2000............................................................................41
   Long-Term Incentive Plans - Awards in Last Fiscal Year........................................................41
   Employment and Deferred Compensation Agreements...............................................................41
   Compensation Committee Interlocks and Insider Participation...................................................42
   Board Compensation Committee Report on Executive Compensation.................................................43
   Transactions with Management and Others.......................................................................45

MARKET PRICE AND DIVIDEND INFORMATION............................................................................46
   Brown & Brown.................................................................................................46
   Golden Gate Holdings..........................................................................................46
DESCRIPTION OF BROWN & BROWN.....................................................................................47
   General.......................................................................................................47
   Divisions.....................................................................................................48
   Employees.....................................................................................................51
   Competition...................................................................................................51
   Regulation, Licensing and Agency Contracts....................................................................52
   Properties....................................................................................................52
   Legal Proceedings.............................................................................................54
DESCRIPTION OF GOLDEN GATE HOLDINGS..............................................................................55
BROWN & BROWN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..............56
   General.......................................................................................................56
   Results of Operations for the Six Months Ended June 30, 2001 and Six Months Ended June 30, 2000...............57
   Results of Operations for the Years Ended December 31, 2000, 1999 and 1998....................................58
   Liquidity and Capital Resources...............................................................................59
   Quantitative And Qualitative Disclosures About Market Risk....................................................60
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF GOLDEN GATE HOLDINGS.........................61
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF BROWN & BROWN................................62
DESCRIPTION OF BROWN & BROWN CAPITAL STOCK.......................................................................64
   Common Stock..................................................................................................64
   Rights Plan...................................................................................................64
   Certain Provisions of the Brown & Brown Articles of Incorporation and Bylaws..................................66
   Certain Provisions of Florida Law.............................................................................67
COMPARISON OF SHAREHOLDER RIGHTS.................................................................................68
LEGAL MATTERS....................................................................................................75
EXPERTS..........................................................................................................75
WHERE YOU CAN FIND MORE INFORMATION..............................................................................76

INDEX TO FINANCIAL STATEMENTS...................................................................................F-1

ANNEX A       -   AGREEMENT AND PLAN OR REORGANIZATION....................................................ANNEX A-1
ANNEX B       -   FORM OF INDEMNIFICATION AGREEMENT BETWEEN
                     THE SHAREHOLDERS (EXCLUDING THE ESOP) AND
                     BROWN & BROWN........................................................................ANNEX B-1
ANNEX C       -   FORM OF ESOP INDEMNIFICATION AGREEMENT..................................................ANNEX C-1
ANNEX D       -   FORM OF CONTRIBUTION AGREEMENT..........................................................ANNEX D-1
ANNEX E       -   FORM OF ESCROW AGREEMENT BETWEEN THE SHAREHOLDERS
                     (EXCLUDING THE ESOP AND RALEIGH, SCHWARZ & POWELL)
                     AND BROWN & BROWN....................................................................ANNEX E-1
ANNEX F       -   FORM OF ESCROW AGREEMENT BETWEEN THE ESOP AND
                     BROWN & BROWN........................................................................ANNEX F-1
ANNEX G       -   FORM OF RELEASE.........................................................................ANNEX G-1
ANNEX H       -   FORM OF SPOUSAL CONSENT.................................................................ANNEX H-1
ANNEX I       -   FORM OF NON-COMPETITION AGREEMENT.......................................................ANNEX I-1
ANNEX J       -   CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW....................................ANNEX J-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

         The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a Golden Gate Holdings shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus and the annexes attached to this proxy statement/prospectus.

Q:       WHAT IS THE MERGER?

A: Pursuant to an Agreement and Plan of Reorganization, dated as of July 25, 2001, as amended, among Brown & Brown, Raleigh, Schwarz & Powell, Inc., a Washington corporation and affiliate of Golden Gate Holdings, and certain other parties, a wholly-owned subsidiary of Brown & Brown will merge with and into Raleigh, Schwarz & Powell and Raleigh, Schwarz & Powell will become a wholly-owned subsidiary of Brown & Brown (the "RS&P Merger"). Following the consummation of the RS&P Merger, Raleigh, Schwarz & Powell will form a California corporation that will be a wholly-owned subsidiary of Raleigh, Schwarz & Powell ("New Merger Sub"). Pursuant to an Agreement and Plan of Reorganization dated as of July 25, 2001, as amended, between Brown & Brown and Golden Gate Holdings, Brown & Brown will cause New Merger Sub to execute a joinder to the merger agreement, and New Merger Sub will be merged with and into Golden Gate Holdings. Golden Gate Holdings will survive the merger as a wholly-owned subsidiary of Raleigh, Schwarz & Powell and the name of Golden Gate Holdings will be changed as Brown & Brown shall determine in its sole discretion. The filing of articles of merger in the office of the Secretary of State of the State of California is referred to in this proxy statement/prospectus as the effective time of the merger.


         For a more complete description of the merger, see the section entitled "The Merger" on page 22.


Q:       WHAT WILL THE SHAREHOLDERS OF GOLDEN GATE HOLDINGS RECEIVE IN THE
         MERGER?

A: Upon completion of the merger, each share of Golden Gate Holdings common stock then outstanding (other than shares held by Raleigh, Schwarz & Powell) will be cancelled and converted into the right to receive shares of Brown & Brown common stock, and the Golden Gate Holdings shareholders (other than Raleigh, Schwarz & Powell) will receive, based on their respective ownership interests in Golden Gate Holdings, shares of Brown & Brown common stock equal to:


         - $7,103,510 minus 17.76% of the amount by which the consolidated total net worth (as defined in the merger agreement) of Golden Gate Holdings and its affiliate, Raleigh, Schwarz & Powell, Inc., is less than $13,000,000 at the effective time of the merger, divided by


         - the average of the closing prices of Brown & Brown common stock as reported on The New York Stock Exchange for the 20 consecutive trading day period ending at the close of business on the third business day immediately before the merger becomes effective.


         The following table provides hypothetical calculations of the number of shares of Brown & Brown common stock to be issued to Golden Gate Holdings shareholders as if the merger had become effective on July 25, 2001, the date on which the merger agreement was signed, and on September 28, 2001, the record date. These calculations are provided as examples only, as the actual number of shares of Brown & Brown common stock to be issued to Golden Gate Holdings shareholders cannot be determined until the completion of the merger.

         Solely for the purpose of illustrating the calculation of the number of shares of Brown & Brown common stock to be issued in the merger, the following hypothetical calculations assume that: (1) 39,563 shares of Golden Gate Holdings common stock are issued and outstanding, which number of shares of common stock excludes shares held by Raleigh, Schwarz & Powell; and (2) the consolidated total net worth of Golden Gate Holdings, Inc. and its affiliate, Raleigh, Schwarz & Powell, is $13,000,000, at the effective time of the merger.


                                                         Number of Shares of
                                Average Closing             Brown & Brown
                                   Price of           Common Stock to be Issued      Equivalent Price of
                                 Brown & Brown              Per Share of             Golden Gate Holdings
         Date                    Common Stock           Golden Gate Holdings              Common Stock
         ----                   ---------------       -------------------------      --------------------
         July 25, 2001            $ 43.9735                     4.0831                      $179.55
         September 28, 2001       $ 44.5990                     4.0259                      $179.55


Q:       WILL A PORTION OF THE SHARES ISSUED IN THE MERGER BE PLACED IN ESCROW?


A: Yes. As a condition of the merger, 10% of the shares of Brown & Brown common stock otherwise deliverable upon the merger to each holder of Golden Gate Holdings common stock will be deposited in escrow. Accordingly, Golden Gate Holdings shareholders will not receive 10% of the initial merger consideration to which they would otherwise be entitled at the effective time of the merger. Escrowed shares that are not needed to satisfy Brown & Brown's indemnification claims made within one year after the effective time of the merger will be distributed to the former Golden Gate Holdings shareholders, and the Raleigh, Schwarz & Powell, Inc. Employee Stock Ownership Plan ("ESOP") or its participants, pro rata. Subject to certain restrictions set forth in the indemnification agreement or the merger agreement, the escrow agent may sell any or all of the escrowed shares in brokers' transactions on any national securities exchange upon which such securities are traded, provided the proceeds of any such sale remain in escrow until one year after the effective time of the merger. For a more complete description of the indemnification and escrow arrangements, see the section entitled "Other Agreements--Indemnification Agreement" on page 33 and "--Escrow Agreements" on page 33.


Q:       WHAT AM I BEING ASKED TO APPROVE?

A: You are being asked to approve the merger agreement, the merger and the related transactions, which are collectively sometimes referred to in this proxy statement/prospectus as the proposal.

Q: DOES THE BOARD OF DIRECTORS OF GOLDEN GATE HOLDINGS RECOMMEND VOTING IN FAVOR OF THE PROPOSAL?

A: Yes. After careful consideration, the board of directors of Golden Gate Holdings recommends that its shareholders vote FOR the proposal.


         For a more complete description of the recommendation of the Golden Gate Holdings board of directors, see the section entitled "The Merger--Recommendation of Golden Gate Holdings Board of Directors" on page 25.


Q:       ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE
         MERGER?


A: Yes. We have set out under the heading "Risk Factors" beginning on page 11 of this proxy statement/prospectus a number of risk factors that you should carefully consider before voting.


Q:       HOW DO I VOTE?

A:       You may choose one of the following ways to cast your vote:

         - by completing the enclosed proxy card and returning it in the enclosed postage-paid envelope; or

         -        by appearing and voting in person at the special meeting.

         If you return your signed proxy card but fail to mark whether you are voting FOR or against the proposal, your shares will be voted for approval of the proposal.

Q:       WHAT DO I NEED TO DO NOW?


A: You should mail your completed and signed proxy card in the enclosed postage-paid envelope addressed to Vandeberg, Johnson & Gandara, as soon as possible. You should also execute the enclosed ancillary agreements and mail each of the signed documents, along with your Golden Gate Holdings stock certificates, in the enclosed postage-paid envelope.


         You are urged to read this proxy statement/prospectus carefully, including all of the annexes, and to consider how the merger will affect you as a shareholder.

Q:       MAY I CHANGE MY VOTE?

A:       You may withdraw your proxy or change your vote by:

         -        sending written revocation of your proxy;

         -        submitting a new properly completed and signed proxy by mail;
                  or

         -        voting in person at the Golden Gate Holdings special meeting.

Q:       SHOULD I SEND IN GOLDEN GATE HOLDINGS STOCK CERTIFICATES NOW?


A: Yes. Please return your Golden Gate Holdings stock certificates in the envelope provided. Upon completion of the merger and receipt of your Golden Gate Holdings stock certificates and any other required documents, your Golden Gate Holdings stock certificates will be canceled and you will receive Brown & Brown stock certificates representing the number of whole shares of Brown & Brown common stock to which you are entitled under the merger agreement.


Q:       WHEN WILL I BE ABLE TO SELL MY SHARES?


A: Upon completion of the merger, subject to restrictions set forth in the merger agreement, all shares of Brown & Brown common stock received by Golden Gate Holdings shareholders in connection with the merger will be tradeable on The New York Stock Exchange. If a shareholder is considered an affiliate of Golden Gate Holdings or Brown & Brown under the Securities Act of 1933, as amended (the "Securities Act"), in order to sell shares of Brown & Brown common stock, that shareholder must comply with the resale provisions of Rule 145(d) under the Securities Act or sell the shares as otherwise permitted under the Securities Act.


Q:       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?


A: Brown & Brown and Golden Gate Holdings are working toward completing the merger as soon as practicable after the Golden Gate Holdings shareholders approve the proposal. However, the merger is subject to a number of conditions, including, but not limited to, Brown & Brown's satisfaction, in its sole discretion, with the results of its due diligence investigation of Golden Gate Holdings. We hope to complete the merger by the end of October 2001.


Q:       WILL I RECOGNIZE A GAIN OR LOSS ON THE TRANSACTION?

A: Brown & Brown and Golden Gate Holdings expect that if the merger is completed, you will not recognize gain or loss for federal income tax purposes. You are urged to consult your own tax advisor to determine your particular tax consequences.


         For a more complete description of the tax consequences of the merger, see the section entitled "The Merger--Material Federal Income Tax Considerations" on page 26.

Q:       AM I ENTITLED TO DISSENTERS' RIGHTS?

A: If the merger occurs, Golden Gate Holdings shareholders who do not vote their Golden Gate Holdings shares in favor of the merger may be entitled to dissenters' rights under California law.

         For a more complete description of dissenters' rights, see the section entitled "The Golden Gate Holdings Special Meeting--Dissenters' Rights " on pages 19 to 21.

Q:       WHOM SHOULD I CONTACT WITH QUESTIONS?

A:       If you have more questions about the merger, you should contact:

         Golden Gate Holdings, Inc.
         4040 Civic Center Drive, Suite 520
         San Rafael, California 94903
         Attn:  Bruce Ricci
         Phone: (415) 479-1800 extension 126

         You may also obtain additional information about Brown & Brown from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled "Where You Can Find More Information" on page 76.

                                     SUMMARY


         This summary, together with the preceding Questions and Answers section, highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page
76. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.



THE COMPANIES (PAGE 47 TO 55)


         Brown & Brown, Inc.
         401 East Jackson Street, Suite 1700
         Tampa, Florida 33602
         Phone: (813) 222-4100

         Brown & Brown is a diversified insurance brokerage and agency that markets and sells primarily property and casualty insurance products and services to its clients. Because Brown & Brown does not engage in underwriting activities, it does not assume underwriting risks. Instead, Brown & Brown acts in an agency capacity to provide its clients with targeted, customized risk management products.

         Golden Gate Holdings, Inc.
         4040 Civic Center Drive, Suite 520
         San Rafael, California 94903
         Phone: (415) 479-1800 extension 126

         Golden Gate Holdings is a property/casualty insurance consulting and brokerage firm providing services to both commercial and individual customers throughout Northern California. Although its target geographic market is Northern California, Golden Gate Holdings, through its affiliated company Raleigh, Schwarz & Powell, services clients located as far south as San Diego and Los Angeles and as far north as Alaska from three main offices: Seattle, Washington, Tacoma, Washington, and Golden Gate Holdings's headquarters in San Rafael, California.


THE MERGER (PAGE 22)


         Following the consummation of the RS&P Merger, Raleigh, Schwarz & Powell will form New Merger Sub, a California corporation, that will be a wholly-owned subsidiary of Raleigh, Schwarz & Powell. Pursuant to an Agreement and Plan of Reorganization, dated as of July 25, 2001, as amended, between Brown & Brown and Golden Gate Holdings, Brown & Brown will cause New Merger Sub to execute a joinder to the merger agreement, and New Merger Sub will be merged with and into Golden Gate Holdings. Golden Gate Holdings will survive the merger as a wholly-owned subsidiary of Raleigh, Schwarz & Powell and the name of Golden Gate Holdings will be changed as Brown & Brown shall determine in its sole discretion.

         If this merger becomes effective, each share of Golden Gate Holdings common stock then outstanding (other than shares held by Raleigh, Schwarz & Powell) will be cancelled and converted into the right to receive shares of Brown & Brown common stock, and the Golden Gate Holdings shareholders (other than Raleigh, Schwarz & Powell) will receive, based on their respective ownership interests in Golden Gate Holdings, shares of Brown & Brown common stock equal to:


         - $7,103,510 minus 17.76% of the amount by which the consolidated total net worth (as defined in the merger agreement) of Golden Gate Holdings and its affiliate, Raleigh, Schwarz & Powell, Inc., is less than $13,000,000 at the effective time of the merger, divided by

         - the average of the closing prices of Brown & Brown common stock as reported on The New York Stock Exchange for the 20 consecutive trading day period ending at the close of business on the third business day immediately before the merger becomes effective.


         The Agreement and Plan of Reorganization, or merger agreement, is attached to this proxy statement/ prospectus as Annex A. Brown & Brown and Golden Gate Holdings encourage you to read the merger agreement carefully.

REASONS FOR THE MERGER (PAGES 23 TO 25)


         Following are the principal reasons why the Golden Gate Holdings board of directors approved the merger:

         - Golden Gate Holdings faces increased competition from larger brokers with new local offices. To remain competitive and achieve greater revenue mass, Golden Gate Holdings needs to continue to acquire smaller regional brokers. Without a liquid stock to use as consideration in acquisitions, further expansion is expected to become more difficult.

         - Exchanging Golden Gate Holdings common stock for publicly traded Brown & Brown common stock is expected to increase shareholders' liquidity.

         - The merger provides the Golden Gate Holdings shareholders with the opportunity to participate in a combined entity with greater financial stability and the potential for increased economic growth and diversification.

         -        The merger may result in cost savings.


         In short, the Golden Gate Holdings board of directors believes that the merger offers Golden Gate Holdings shareholders, customers and employees a unique opportunity to realize the benefits created by combining the two companies.

         The Brown & Brown board of directors believes that the merger presents Brown & Brown with an opportunity to expand its geographical presence consistent with its overall business strategy. The Brown & Brown board of directors also believes that there are opportunities to increase the efficiency of the combined companies.

         The Golden Gate Holdings board of directors believes that the terms of the merger are fair to, and in the best interests of, Golden Gate Holdings and its shareholders. The board of directors has unanimously approved the merger agreement and the merger, and recommends that you vote FOR the proposal to approve the merger agreement and the merger.


         The potential benefits of the merger may not be achieved. See the sections entitled "Risk Factors--Risks Related to the Merger" on page 11, "The Merger-- Brown & Brown Reasons for the Merger" on pages 23 to 24 and "The Merger--Golden Gate Holdings Reasons for the Merger" on pages 24 to 25.



CONDITIONS TO THE COMPLETION OF THE MERGER (PAGE 31)


         The completion of the merger is subject to the prior satisfaction of a number of conditions, including the following:

         - approval of the merger, the merger agreement and the related transactions by the holders of a majority of the outstanding shares of Golden Gate Holdings Class A (voting) common stock and a majority of the outstanding shares of Class B (nonvoting) common stock;

         - Brown & Brown and Golden Gate Holdings will have timely obtained all governmental approvals, and no law or order preventing the completion of the merger will have been enacted;

         - execution of employment agreements by Brown & Brown and those employees of Golden Gate Holdings specified in a schedule to the merger agreement to be delivered prior to completion of the merger;

         - execution of non-competition agreements by each of the Golden Gate Holdings shareholders specified in a schedule to the merger agreement to be delivered prior to completion of the merger;

         - the truth and correctness, in all material respects, of the representations and warranties of Brown & Brown, Golden Gate Holdings and New Merger Sub in the merger agreement as of the effective time of the merger;

         - the effectiveness of the merger of Raleigh, Schwarz & Powell with a subsidiary of Brown & Brown;

         - Brown & Brown's and New Merger Sub's satisfaction, in their sole discretion, with the results of Brown & Brown's due diligence investigation of Golden Gate Holdings;

         - the Securities and Exchange Commission declaring effective the registration statement on Form S-4, of which this proxy statement/prospectus is a part, registering the issuance of Brown & Brown common stock in the merger;

         - Brown & Brown and Golden Gate Holdings will have performed in all material respects all obligations required to be performed by them under the merger agreement;

         - Golden Gate Holdings's receipt of a legal opinion from the Assistant General Counsel of Brown & Brown;




         - Brown & Brown's receipt of a legal opinion from counsel to Golden Gate Holdings;

         - delivery by Golden Gate Holdings of those schedules required under the merger agreement, in form and substance satisfactory to Brown & Brown and New Merger Sub;


         - execution of an escrow agreement by Brown & Brown and each of the Golden Gate Holdings shareholders (excluding the ESOP and Raleigh, Schwarz & Powell), in the form attached to this proxy statement/prospectus as Annex E;

         - execution of an escrow agreement by Brown & Brown and the ESOP, in the form attached to this proxy statement/prospectus as Annex F;

         - execution of a release by each of the Golden Gate Holdings shareholders, in the form attached to this proxy statement/prospectus as Annex G;



         - execution of an indemnification agreement by Brown & Brown and each of the Golden Gate Holdings shareholders (excluding the ESOP), in the form attached to this proxy statement/prospectus as Annex B; and



         - delivery by each of the Golden Gate Holdings shareholders of his or her Raleigh, Schwarz & Powell stock certificates.


RECORD DATE; VOTE REQUIRED FOR APPROVAL (PAGE 18)


         You may vote for approval of the merger if you owned shares of Golden Gate Holdings Class A (voting) and/or Class B (nonvoting) common stock at the close of business on September 28, 2001.


         As of the record date, Golden Gate Holdings had 19,538 shares of Class A (voting) common stock and 36,693 shares of Class B (nonvoting) common stock outstanding. Each share of Golden Gate Holdings Class A (voting) common stock and Class B (nonvoting) common stock outstanding on the record date entitles its holder to one vote. Completion of the merger requires the approval of the merger agreement by the affirmative vote of a majority of the outstanding shares of Golden Gate Holdings Class A (voting) common stock and a majority of the outstanding shares of Golden Gate Holdings Class B (nonvoting) common stock. However, an agreement among the Golden Gate Holdings shareholders dated effective October 1, 1999, provides that Raleigh, Schwarz & Powell, an affiliate of Golden Gate Holdings and the holder of 16,668 shares of Golden Gate Holdings Class A (voting) common stock, cannot vote in favor of the merger without the affirmative vote of the holders of 50% or more of the outstanding shares of Class A (voting) common stock and 50% or more of the outstanding shares of Class B (nonvoting) common stock. As a result, the validity and effectiveness of the affirmative vote by Raleigh, Schwarz & Powell of its 16,668 shares of Golden Gate Holdings Class A (voting) common stock is conditioned upon the receipt of the affirmative vote of the holders of 50% or more of the outstanding shares of Golden Gate Holdings Class A (voting) common stock (excluding the shares held by Raleigh, Schwarz & Powell) and 50% or more of the outstanding shares of Golden Gate Holdings Class B (nonvoting) common stock. Because the vote is based on the number of shares outstanding rather than on the number of votes cast, failure to vote your shares is effectively a vote against approval of the merger. In addition, abstentions will have the same effect as votes against approval of the merger.

         Golden Gate Holdings directors, executive officers and their affiliates held shares representing approximately 94.29% of the outstanding Golden Gate Holdings Class A (voting) common stock 61.59% of the outstanding Golden Gate Holdings Class B (nonvoting) common stock and 72.950% of the combined outstanding Golden Gate Holdings Class A (voting) and Class B (nonvoting) common stock.


ESCROW AGREEMENTS (PAGE 33)


         As a condition of the merger, each Golden Gate Holdings shareholder must execute and deliver an escrow agreement, under which 10% of the total number of shares of Brown & Brown common stock otherwise deliverable upon the effective time of the merger to each holder of Golden Gate Holdings common stock will be deposited in escrow to secure the indemnification obligations of such shareholders. Accordingly, Golden Gate Holdings shareholders will not receive 10% of the initial merger consideration to which they would otherwise be entitled at the effective time of the merger. The escrowed shares will remain available to compensate Brown & Brown for one year from the effective time of the merger. If a claim is asserted prior to the one-year anniversary of the closing and the claim has not been resolved by the one-year anniversary, shares will remain in escrow in an amount sufficient to satisfy the claim until the claim has been resolved, even if the one-year period has elapsed. Escrowed shares that are not needed to satisfy indemnification claims made within one year after the effective time of the merger will be distributed to the former Golden Gate Holdings shareholders, and the ESOP or its participants, pro rata.


INDEMNIFICATION AGREEMENT (PAGE 33)


         As a condition of the merger, each Golden Gate Holdings shareholder (excluding the ESOP) must execute and deliver an indemnification agreement that provides that such Golden Gate Holdings shareholder, other than Raleigh, Schwarz & Powell, will jointly and severally indemnify Brown & Brown for certain damages. The shareholders will not be required to indemnify Brown & Brown unless the aggregate claims for such damages exceed $25,000, and only to the extent such claims exceed such initial $25,000. The maximum indemnification obligation of such shareholders as a whole is limited to the aggregate value, as of the effective time of the merger, of the Brown & Brown shares of common stock received in the merger; provided, however, that the maximum liability of each shareholder who owns less than 2,000 shares of Golden Gate Holdings common stock prior to July 25, 2001, shall be limited to the aggregate value, as of the effective time of the merger, of the merger consideration received by such shareholder.




TERMINATION OF THE MERGER AGREEMENT (PAGE 32)




         Before completion of the merger, the merger agreement may be terminated by the parties' mutual consent. In addition, subject to qualifications, the merger agreement may be terminated by either of the parties under any of the following circumstances:

         - if the merger is not completed by August 31, 2001, provided that if delays in the registration of the Brown & Brown common stock prevent the closing from occurring by that date, then the parties shall agree to extend the termination date to November 30, 2001;

         - if any permanent injunction or other order of a court or other competent authority preventing consummation of the merger shall have become final and non-appealable; or

         - if there shall have been a material breach of any representation, warranty, covenant or agreement by the non-terminating party which breach shall not have been cured prior to the consummation of the merger.

         On August 31, 2001, the parties agreed to extend the termination date of the merger agreement to November 30, 2001.

ACCOUNTING TREATMENT OF THE MERGER (PAGE 26)


         Brown & Brown has determined that the minority interests in Golden Gate Holdings will be acquired at fair market value and be accounted for using the purchase method of accounting.


INTERESTS OF EXECUTIVE OFFICERS OF GOLDEN GATE HOLDINGS (PAGE 25)

         In considering the recommendation of the Golden Gate Holdings board of directors, you should be aware that the executive officers of Golden Gate Holdings have interests in the merger that are different from, or in addition to, those of Golden Gate Holdings shareholders generally. As a condition of the merger, each executive officer is required to enter into an employment agreement, generally upon the same terms and conditions as all other employees of Golden Gate Holdings, that provides for his continued employment with the surviving corporation of the merger. However, one or more senior executive officers may enter into employment agreements with the surviving corporation that provide such executive officers with certain guaranteed compensation levels and other benefits, and may provide that the executive officers cannot be terminated for certain periods without cause. As a result of these interests, these executive officers could be more likely to vote in favor of the proposal than shareholders without these interests.


DISSENTERS' RIGHTS (PAGE 19)


         Under California law, you may have the right to dissent from the merger and to have the appraised fair market value of your shares of Golden Gate Holdings common stock paid to you in cash. You have the right to seek appraisal of the value of your Golden Gate Holdings common stock and be paid the appraised value if all of the following conditions exist:

         - You deliver to Golden Gate Holdings, before the special meeting, a written demand for payment of your shares of Golden Gate Holdings common stock;

         - The holders of at least 5% of the total number of shares of Golden Gate Holdings common stock (including you) make the required written demand;

         -        You vote against the merger; and

         - You otherwise comply with the provisions governing dissenters' rights under California law.

         If you dissent from the merger and the conditions outlined above are met, your shares of Golden Gate Holdings common stock will not be exchanged for shares of Brown & Brown common stock in the merger, and your only right will be to receive the appraised value of your shares in cash. You should be aware that the failure to return a signed written consent does not dispense with the requirement to deliver a written demand for payment. The appraised value may be less than the consideration you would receive under the terms of the merger agreement.


MATERIAL FEDERAL INCOME TAX CONSIDERATIONS (PAGE 26)


         We have attempted to structure the merger so that, in general, Brown & Brown, Brown & Brown shareholders, Raleigh, Schwarz & Powell, New Merger Sub, Golden Gate Holdings and Golden Gate Holdings shareholders will not recognize gain or loss for federal income tax purposes in connection with the merger.

         Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.


COMPARISON OF SHAREHOLDER RIGHTS (PAGE 68)


         The rights of shareholders of Golden Gate Holdings as shareholders of Brown & Brown after the merger will be governed by Brown & Brown's existing amended and restated articles of incorporation and its existing amended and restated bylaws. Those rights significantly differ from the current rights of Golden Gate Holdings shareholders under the Golden Gate Holdings articles of incorporation and bylaws.


MARKET PRICE INFORMATION (PAGE 46)

         Shares of Brown & Brown common stock are listed on The New York Stock Exchange. On June 28, 2001, the last full trading day prior to the public announcement of the proposed merger, Brown & Brown's common stock closed at $42.10 per share. On October 1, 2001, the latest practicable date before the printing of this proxy statement/prospectus, Brown & Brown's common stock closed at $53.25 per share. The common stock of Golden Gate Holdings is not traded on an established public trading market. The companies urge you to obtain current market quotations for the Brown & Brown common stock.


         THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS INCLUDED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER. IN PARTICULAR, YOU SHOULD READ THE DOCUMENTS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A.

           SELECTED HISTORICAL FINANCIAL INFORMATION OF BROWN & BROWN

         The following table sets forth Brown & Brown's selected consolidated financial data for each of the five years ended December 31, 2000 and the six-month periods ended June 30, 2001 and 2000, respectively. Such information has been prepared from the audited consolidated financial statements and the unaudited consolidated financial statements of Brown & Brown. You should read this information together with the audited consolidated financial statements and other financial information contained elsewhere in this proxy statement/prospectus.

                                          Six  Months Ended
                                              June 30,  (1)                    Year ended December 31, (2)
                                        ------------------------    -------------------------------------------------
                                           2001          2000         2000      1999       1998      1997      1996
                                        ---------     ----------    --------  --------   --------  --------  --------
                                                            (in thousands, except per share data)
INCOME STATEMENT DATA:
  Commissions and fees (3).........     $ 157,615     $  112,195    $204,862  $ 183,681  $167,532  $149,819  $139,390
  Total revenues...................       160,735        114,703     209,706    188,391   171,485   156,200   145,200
  Total expenses...................       120,202         87,843     155,728    144,382   132,882   124,655   116,460
  Income before taxes..............        40,533         26,860      53,978     44,009    38,603    31,545    28,740
  Net income.......................        24,733         16,494      33,186     26,789    23,562    19,188    17,685
PER SHARE DATA:
  Net income per share.............          0.82           0.56        1.16       0.94      0.83      0.68      0.63
  Weighted average number of
     shares outstanding:
     Basic.........................        29,766         29,353      28,660     28,437    28,378    28,233    28,063
     Diluted.......................        30,090         29,379      28,663     28,445    28,380    28,251    28,125
  Dividends declared per share.....        0.1500         0.1300      0.2700     0.2300    0.2050    0.1767    0.1633


                                          Six  Months Ended
                                                June 30,                         Year ended December 31,
                                        ------------------------    -------------------------------------------------
                                           2001          2000         2000      1999       1998      1997      1996
                                        ---------     ----------    --------  --------   --------  --------  --------
BALANCE SHEET DATA:
  Total assets.....................       444,678        269,223     276,719    244,423   241,196   217,604   201,044
  Long-term debt...................        82,832          5,995       2,736      5,086    18,922     7,905     7,214
  Shareholders' equity (4).........       139,910        109,736     121,911    103,005    84,117    77,006    68,255

(1) All share and per-share information has been restated to give effect to the two-for-one common stock split, which became effective August 23, 2000. The stock split was effected as a stock dividend. Prior year results have been restated to reflect, among other acquisitions, the stock acquisitions of The Flagship Group, WMH and Huffman & Associates, and Mangus Insurance & Bonding in 2000; The Huval Companies, Spencer & Associates and SAN of East Central Florida in the first quarter of 2001; and The Young Agency, Inc. in the second quarter of 2001.

(2) All share and per-share information has been restated to give effect to the three-for-two common stock split, which became effective February 27, 1998 and the two-for-one common stock split, which became effective August 23, 2000. Each stock split was effected as a stock dividend. Prior years' results have been restated to reflect, among other acquisitions, the stock acquisitions of Daniel-James in 1998; Ampher-Ross and Signature Insurance Group in 1999; Bowers, Schumann & Welch, the Flagship Group, WMH and Huffman & Associates, and Mangus Insurance & Bonding in 2000. This information is consistent with the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

(3) See Notes 2 and 3 to consolidated financial statements for information regarding business purchase transactions which impacts the comparability of this information.

(4) Shareholders' equity as of December 31, 2000, 1999, 1998, 1997 and 1996 included net increases of $2,495,000, $4,922,000, $5,540,000,
         $6,744,000 and $6,511,000, respectively, as a result of the company's application of SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities."

                                  RISK FACTORS

         You should carefully consider the following matters in deciding whether to vote in favor of the merger. These matters have been grouped under two separate headings: "Risks Related to the Merger," which discusses the risks of combining our companies, risks under the merger agreement and potential conflicts of interest, and "Industry and Business Risks," which discusses the risks of the industry and our business. Unless the context otherwise requires, the terms "we," "us," "our" and "Brown & Brown" refer to Brown & Brown, Inc. See "Cautionary Statement Concerning Forward-Looking Statements."

                           RISKS RELATED TO THE MERGER

         BROWN & BROWN AND GOLDEN GATE HOLDINGS MAY NOT ACHIEVE THE BENEFITS THEY EXPECT FROM THE MERGER.

         Brown & Brown and Golden Gate Holdings will need to successfully execute a number of post-merger tasks in order to realize any benefits or synergies from the merger. Key tasks include:

         -        retaining and assimilating the key personnel of Golden Gate
                  Holdings;

         - successfully marketing the existing products and services of each company to the other company's users and customers;

         - developing new services that utilize the assets of both companies;

         - maintaining existing relationships with partners and establishing new partner relationships; and

         - maintaining uniform standards, controls, procedures and policies.

         The successful execution of these post-merger tasks will involve considerable risk and may not be successful. These risks include:

         - the potential disruption of each company's ongoing business and distraction of its management;

         - the difficulty of incorporating acquired technology and rights in the combined company's products and services;

         -        unanticipated expenses relating to technology integration;

         - the impairment of relationships with customers, users and employees as a result of any problems with the integration of services and personnel; and

         - potential unknown liabilities associated with the acquired business.

         If the combined company does not succeed in addressing these risks or any other problems encountered in connection with the merger, it may not achieve the benefits it expects from the merger.

         FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY AFFECT THE STOCK PRICE AND OPERATING RESULTS OF BROWN & BROWN AND GOLDEN GATE HOLDINGS.

         If the merger is not completed for any reason, Brown & Brown and Golden Gate Holdings may experience a number of adverse consequences, including the following:

         - the price of Brown & Brown common stock may decline to the extent that the current market price of Brown & Brown common stock reflects a market assumption that the merger will be completed;

         - an adverse reaction for investors and potential investors of both companies, reducing the value of their stock and their future financing opportunities; and

         - the parties' costs related to the merger, including legal and accounting fees, will be paid even if the merger is not completed.

         THE MERGER COULD HARM KEY THIRD PARTY RELATIONSHIPS.

         The proposed merger may harm the present and potential relationships of Brown & Brown and Golden Gate Holdings with customers and other third parties with whom they have relationships. Uncertainties following the merger may cause these parties to delay decisions regarding these relationships. Any changes in these relationships could harm the surviving company's business. Golden Gate Holdings could experience a decrease in expected revenue as a consequence of uncertainties associated with the merger.

         THE ANNOUNCEMENT OF THE MERGER AGREEMENT COULD RESULT IN LOSS OF EMPLOYEES BEFORE COMPLETION OF THE MERGER.

         Employees of a company are often uncertain as to their future employment during the period between the time the company enters into a merger agreement and the time the merger is completed. It is possible that employees will seek employment elsewhere. Whether or not the merger occurs, Golden Gate Holdings may not be able to retain some of its key employees. If any key employees of Golden Gate Holdings leave, its business, results of operations and financial condition could suffer.

         THE EXECUTIVE OFFICERS OF GOLDEN GATE HOLDINGS HAVE DIFFERENT INTERESTS FROM YOURS THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER.

         The executive officers of Golden Gate Holdings have interests that are different from, or are in addition to, those of Golden Gate Holdings shareholders generally. Specifically, the executive officers of Golden Gate Holdings will become employees of the surviving corporation, and each of the executive officers will enter into employment agreements with the surviving corporation. The employment agreements may provide such executive officers with certain guaranteed compensation levels and other benefits, and may provide that the executive officers can not be terminated without cause. As a result, these executive officers could be more likely to vote to approve the proposal than Golden Gate Holdings shareholders who do not have these interests.

         ISSUANCE OF ADDITIONAL SHARES OF BROWN & BROWN MAY REDUCE BROWN & BROWN'S SHARE PRICE.

         In connection with the merger, Brown & Brown will issue new shares of its common stock to current Golden Gate Holdings shareholders. The total number of shares of Brown & Brown common stock to be issued to Golden Gate Holdings shareholders will not be determined until the effective time of the merger, and will depend upon the price of Brown & Brown common stock, which may fluctuate significantly. The issuance of additional shares of Brown & Brown common stock in the merger will dilute Brown & Brown's results of operations on a per-share basis. This dilution could reduce the market price of Brown & Brown common stock unless and until the combined company achieves revenue growth or cost savings and other business economies sufficient to offset the effect of the issuance of additional shares. There can be no assurance that Brown & Brown will achieve revenue growth, cost savings or other business economies from the merger.

         A PORTION OF YOUR SHARES WILL BE HELD IN ESCROW FOR A PERIOD OF AT LEAST ONE YEAR.

         Upon completion of the merger, 10% of the shares of Brown & Brown common stock issued at the closing of the merger to the Golden Gate Holdings shareholders, other than Raleigh, Schwarz & Powell, will be delivered to an escrow agent to secure the indemnification obligations of Golden Gate Holdings shareholders. The escrowed shares, or any proceeds thereof are to remain in escrow until one year after the closing of the merger. If Brown & Brown successfully asserts a claim while the escrowed shares remain in escrow, you may not receive all or part of the escrowed shares.

                          INDUSTRY AND BUSINESS RISKS

         WE CANNOT ACCURATELY FORECAST OUR COMMISSION REVENUES BECAUSE OUR COMMISSIONS DEPEND ON PREMIUM RATES CHARGED BY INSURANCE COMPANIES, WHICH HISTORICALLY HAVE VARIED AND, AS A RESULT, HAVE BEEN DIFFICULT TO PREDICT.

         We are primarily engaged in insurance agency and brokerage activities, and derive revenues from commissions paid by insurance companies and fees for administration and benefit consulting services. We do not determine insurance premiums. Historically, property and casualty premiums have been cyclical in nature and have varied widely based on market conditions. Since the mid-1980s, general premium levels have been depressed as a result of the expanded underwriting capacity of insurance companies and increased competition. In many cases, insurance companies have lowered commission rates and increased volume requirements. Significant reductions in premium rates occurred during the years 1986 through 1998 and continued, although to a lesser degree, through 1999. As a result of increasing "loss ratios" (the comparison of incurred losses plus loss adjustment expense against earned premiums) of insurance carriers through 1999, there was a general increase in premium rates beginning in the first quarter of 2000 and continuing through the second quarter of 2001. Although the premium increases varied by line of business, geographical region, insurance carrier and specific underwriting factors, it was the first time since 1986 that we operated in an environment of increased premiums for four consecutive quarters. Premium rates are determined by insurers based on a fluctuating market. Because we do not determine the timing and extent of premium pricing changes, we cannot accurately forecast our commission revenues, including whether they will significantly decline. As a result, our budgets for future acquisitions, capital expenditures, dividend payments, loan repayments and other expenditures may have to be adjusted to account for unexpected changes in revenues.

         WE DERIVE A SUBSTANTIAL PORTION OF OUR COMMISSION REVENUES FROM ONE INSURANCE COMPANY, THE LOSS OF WHICH COULD RESULT IN ADDITIONAL EXPENSE AND LOSS OF MARKET SHARE.

         The programs offered by our National Programs Division are primarily underwritten by the CNA Insurance Companies (CNA). For the year ended December 31, 2000, approximately $7.5 million, or 37.3%, of our National Programs Division's commissions and fees were generated from policies underwritten by CNA. During the same period, our National Programs Division represented 9.8% of our total commission and fee revenues. In addition, for the same period, approximately $7.4 million, or 5.1%, of our Retail Division's total commissions and fees were generated from policies underwritten by CNA. Accordingly, revenues attributable to CNA represent approximately 7.2% of our total commissions and fees. These dollar amounts and percentages represent a decline in recent years of revenues generated by policies underwritten by CNA. This decline results from certain of our programs and program accounts moving from CNA to other carriers such as, for example, our Lawyer's Protector Plan(R) moving from CNA to Clarendon National Insurance Company in November of 1999.


         We have an agreement with CNA relating to each program underwritten by it and each such agreement provides for either six months' or one year's advance notice of termination. In addition, we have an existing credit agreement with CNA under which $2 million was outstanding as of September 18, 2001. Upon the occurrence of an event of default by us under this credit agreement, including our termination of any insurance program agreement with CNA, CNA may, at its option, declare any unpaid balance due and payable on demand. If our relationship with CNA were terminated, we believe that other insurance companies would be available to underwrite the business, although some additional expense and loss of market share would result.

         BECAUSE OUR BUSINESS IS HIGHLY CONCENTRATED IN ARIZONA, FLORIDA AND NEW YORK, ADVERSE ECONOMIC CONDITIONS OR REGULATORY CHANGES IN THESE STATES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

         For the year ended December 31, 2000, our Retail Division derived $14.9 million, or 10.4%, and $83.0 million, or 57.7%, of its commissions and fees from its Arizona and Florida operations, respectively, constituting 7.3% and 40.5%, respectively, of our total commissions and fees. We believe that these revenues are attributable predominately to clients in Arizona and Florida. Additionally, as a result of the Riedman Insurance acquisition in January 2001, we now have four additional Florida offices and have folded other Riedman insurance business into our existing Florida offices. For the year ended December 31, 2000, Riedman derived $9.9 million, or 18.2% of its commissions and fees, from its Florida operations. Additionally, as a result of this acquisition, we now have 19 offices in New York, where $15.1 million, or 27.8%, of Riedman's insurance business was concentrated as of December 31, 2000. We believe the regulatory environment for insurance agencies in Arizona, Florida and New York currently is no more restrictive than in other states. The insurance business is a state-regulated industry, and therefore, state legislatures may enact laws that adversely affect the insurance industry. Because our business is concentrated in a few states, we face greater exposure to unfavorable changes in regulatory conditions in those states than insurance agencies whose operations are more diversified through a greater number of states. In addition, the occurrence of adverse economic conditions, natural disasters, or other circumstances specific to Arizona, Florida and/or New York could adversely affect our financial condition and results of operations.

         LOSS OF THE SERVICES OF J. HYATT BROWN, OUR CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND FUTURE OPERATING RESULTS.


         Although we operate with a decentralized management system, the loss of the services of J. Hyatt Brown, our Chairman, President and Chief Executive Officer, who beneficially owns approximately 17.7% of our outstanding common stock as of September 18, 2001, could adversely affect our financial condition and future operating results. We maintain a $5 million "key man" life insurance policy with respect to Mr. Brown. We also maintain a $20 million insurance policy on the lives of Mr. Brown and his wife. Under the terms of an agreement with Mr. and Mrs. Brown, at the option of the Brown estate, we will purchase, upon the death of the later to die of Mr. Brown or his wife, shares of our common stock owned by Mr. and Mrs. Brown up to the maximum number that would exhaust the proceeds of the policy.


         OUR GROWTH STRATEGY DEPENDS IN PART ON THE ACQUISITION OF INSURANCE AGENCIES, WHICH MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS IN THE FUTURE AND WHICH, IF CONSUMMATED, MAY NOT BE ADVANTAGEOUS TO US.

         Our growth strategy includes the acquisition of insurance agencies. Our ability to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired businesses into our operations, and expand into new markets, will require us to continue to implement and improve our operations, financial, and management information systems. For example, most of our offices manage their clients' information using The Application Manager For Windows (WinTAM) computer program by Applied Systems. Part of the added time and expense related to newly acquired agencies includes the integration of an acquired agency's existing computer system into ours. Further, integrated, acquired entities may not achieve levels of revenue, profitability, or productivity comparable to our existing locations, or otherwise perform as expected. In addition, we compete for acquisition and expansion opportunities with entities that have substantially greater resources. Acquisitions also involve a number of special risks, such as: diversion of management's attention; difficulties in the integration of acquired operations and retention of personnel; entry into unfamiliar markets; unanticipated problems or legal liabilities; and tax and accounting issues, some or all of which could have a material adverse effect on the results of our operations and our financial condition.

         OUR CURRENT MARKET SHARE MAY DECREASE AS A RESULT OF INCREASED COMPETITION FROM INSURANCE COMPANIES AND THE FINANCIAL SERVICES INDUSTRY.

         The insurance agency business is highly competitive and we actively compete with numerous firms for clients and insurance carriers, many of which have relationships with insurance companies or have a significant presence in niche insurance markets, that may give them an advantage over us. Because relationships between insurance agencies and insurance carriers or clients are often local or regional in nature, this potential competitive disadvantage is particularly pronounced outside of Florida.

         A number of insurance companies are engaged in the direct sale of insurance, primarily to individuals, and do not pay commissions to agents and brokers. However, to date, such direct writing has had relatively little effect on our operations, primarily because our Retail Division is commercially oriented.

         In addition, to the extent that the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 and regulations newly enacted thereunder permit banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation, and we therefore may experience increased competition from insurance companies and the financial services industry, as a growing number of larger financial institutions increasingly, and aggressively, offer a wider variety of financial services, including insurance, than we currently offer.

         PROPOSED TORT REFORM LEGISLATION, IF ENACTED, COULD DECREASE DEMAND FOR LIABILITY INSURANCE, THEREBY REDUCING OUR COMMISSION REVENUES.


         Legislation concerning tort reform is currently being considered in the United States Congress and in several states. Among the provisions being considered for inclusion in such legislation are limitations on damage awards, including punitive damages, and various restrictions applicable to class action lawsuits, including lawsuits asserting professional liability of the kind for which insurance is offered under policies sold by our National Programs Division, particularly our Physicians' Protector Plan(R) and Professional Protector Plan(R) for Dentists. Enactment of these or similar provisions by Congress, or by states in which we sell insurance, could result in a reduction in the demand for liability insurance policies or a decrease in policy limits of such policies sold, thereby reducing our commission revenues.


         WE COMPETE IN A HIGHLY REGULATED INDUSTRY, WHICH MAY RESULT IN INCREASED EXPENSES OR RESTRICTIONS ON OUR OPERATIONS.


         We conduct business in a number of states and are subject to comprehensive regulation and supervision by government agencies in many of the states in which we do business. The primary purpose of such regulation and supervision is to provide safeguards for policyholders rather than to protect the interests of stockholders. The laws of the various state jurisdictions establish supervisory agencies with broad administrative powers with respect to, among other things, licensing to transact business, licensing of agents, admittance of assets, regulating premium rates, approving policy forms, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards, requiring participation in guarantee funds and shared market mechanisms, and restricting payment of dividends.


         Also, in response to perceived excessive cost or inadequacy of available insurance, states have from time to time created state insurance funds and assigned risk pools, which compete directly, on a subsidized basis, with private insurance providers. We act as agents and brokers for state insurance funds such as these in California, Nevada, and certain other states. These state funds could choose to reduce the sales or brokerage commissions we receive. Any such event, in a state in which we have substantial operations, such as Florida, Arizona or New York, could substantially affect the profitability of our operations in such state, or cause us to change our marketing focus. Further, state insurance regulators and the National Association of Insurance Commissioners continually re-examine existing laws and regulations, and such re-examination may result in the enactment of insurance-related laws and regulations, or the issuance of interpretations thereof, that adversely affect our business.

         CARRIER OVERRIDE AND CONTINGENT COMMISSIONS ARE LESS PREDICTABLE THAN USUAL, WHICH IMPAIRS OUR ABILITY TO FORECAST THE AMOUNT OF SUCH COMMISSIONS THAT WE WILL RECEIVE.


         We derive a portion of our revenues from carrier override and contingent commissions. The aggregate of these commissions generally accounts for 3.1% to 5.3% of our total revenues. Contingent commissions are paid by insurance companies and are based on the profit that the underwriter makes on the overall volume of business that we place with that insurance company. We generally receive these commissions in the first and second quarters of each year. Override commissions are paid by insurance companies based on the volume of business that we place with them and are generally paid over the course of the year. Due to recent changes in our industry, including changes in underwriting criteria due in part to the high loss ratios experienced by insurance companies, we cannot predict the payment of these commissions as well as we have been able to in the past. Further, we have no control over the ability of insurance companies to estimate loss reserves, which affects our ability to make profit-sharing calculations. Because these commissions affect our revenues, any decrease in their payment to us could adversely effect our operations.

         WE HAVE NOT DETERMINED THE AMOUNT OF RESOURCES AND THE TIME THAT WILL BE NECESSARY TO ADEQUATELY RESPOND TO RAPID TECHNOLOGICAL CHANGE IN OUR INDUSTRY, WHICH MAY ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

         Frequent technological changes, new products and services and evolving industry standards are all influencing the insurance business. The Internet, for example, is increasingly used to transmit benefits and related information to clients and to facilitate business-to-business information exchange and transactions. We believe that the development and implementation of new technologies will require additional investment of our capital resources in the future. We have not determined, however, the amount of resources and the time that this development and implementation may require, which may result in short-term, unexpected interruptions to our business, or may result in a competitive disadvantage in price and/or efficiency, as we endeavor to develop or implement new technologies.

         QUARTERLY AND ANNUAL VARIATIONS IN OUR COMMISSIONS THAT RESULT FROM THE TIMING OF POLICY RENEWALS AND THE NET EFFECT OF NEW AND LOST BUSINESS PRODUCTION MAY HAVE UNEXPECTED EFFECTS ON OUR RESULTS OF OPERATIONS.

         Our commission income (including contingent commissions but excluding fees), which typically accounts for approximately 86% to 89% of our total annual revenues, can vary quarterly or annually due to the timing of policy renewals and the net effect of new and lost business production. The factors that cause these variations are not within our control. Specifically, consumer demand for insurance products can influence the timing of renewals, new business and lost business, which includes generally policies that are not renewed, and cancellations. In addition, as discussed, we rely on insurance companies for the payment of certain commissions. Because these payments are processed internally by these insurance companies, we may not receive a payment that is otherwise expected from a particular insurance company in one of our quarters or years until after the end of that period, which can adversely affect our ability to budget for significant future expenditures.

         Quarterly and annual fluctuations in revenues based on increases and decreases associated with the timing of policy renewals have had an adverse effect on our financial condition in the past, and we may experience such effects in the future.

         OUR STOCK PRICE MAY BE VOLATILE AND YOU MAY BE UNABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE OF BROWN & BROWN COMMON STOCK AT THE EFFECTIVE TIME OF THE MERGER.

         The market price of our common stock may be subject to significant fluctuations in response to various factors, including:

         -        quarterly fluctuations in our operating results;

         - changes in securities analysts' estimates of our future earnings; and

         - our loss of significant customers or significant business developments relating to us or our competitors.

         Our common stock's market price also may be affected by our ability to meet analysts' expectations and any failure to meet such expectations, even if minor, could cause the market price of our common stock to decline. In addition, stock markets have generally experienced a high level of price and volume volatility, and the market prices of equity securities of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies. These broad market fluctuations may adversely affect our common stock's market price. In the past, securities class action lawsuits frequently have been instituted against companies following periods of volatility in the market price of such companies' securities. If any such litigation is instigated against us, it could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, results of operations and financial condition.

         For a summary of recent fluctuations in the market price of our common stock, please see the table under "Market Price and Dividend Information" on page 46. In our current fiscal year (through October 1, 2001) the sales prices of our shares have fluctuated from a high of $54.35 per share to a low of $28.75 per share.



           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         We believe this document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management of Brown & Brown and Golden Gate Holdings, based on information currently available to each company's management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations of Brown & Brown set forth under "Summary," "Risk Factors," "The Merger--Background of the Merger," "The Merger--Brown & Brown Reasons for the Merger," "The Merger--Golden Gate Holdings Reasons for the Merger," "The Merger--Recommendation of Golden Gate Holdings Board of Directors," "Description of Brown & Brown" and "Description of Golden Gate Holdings."

         Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Brown & Brown or Golden Gate Holdings may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Shareholders are cautioned not to put undue reliance on any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward- looking statements contained in the Private Securities Litigation Reform Act of 1995.

         For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors." In addition to the risk factors and other important factors discussed elsewhere in this proxy statement/prospectus, you should understand that the following important factors could affect the future results of Brown & Brown and could cause results to differ materially from those suggested by the forward-looking statements:

         - material adverse changes in economic conditions in the markets that Brown & Brown and Golden Gate Holdings serve;

         - increased competitive pressures, which may affect use of Brown & Brown's and Golden Gate Holdings's services and impede Brown & Brown's ability to maintain its market share and pricing goals;

         - Brown & Brown's ability to integrate the operations of Golden Gate Holdings into its operations;

         - changes in laws or regulations, third party relations and approvals and decisions of courts, regulators and governmental bodies which may adversely affect Brown & Brown's and Golden Gate Holdings's businesses or ability to compete; and

         - other risks and uncertainties as may be detailed from time to time in Brown & Brown's public announcements and Securities and Exchange Commission filings.

                                -----------------

         YOU SHOULD READ THIS PROXY STATEMENT/PROSPECTUS AND THE OTHER DOCUMENTS REFERRED TO IN THIS PROXY STATEMENT/PROSPECTUS COMPLETELY AND WITH THE UNDERSTANDING THAT OUR ACTUAL FUTURE RESULTS MAY BE MATERIALLY DIFFERENT FROM WHAT WE EXPECT. ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO US ARE EXPRESSLY QUALIFIED BY THESE CAUTIONARY STATEMENTS.

                    THE GOLDEN GATE HOLDINGS SPECIAL MEETING


GENERAL

         Golden Gate Holdings will hold a special meeting of shareholders (which may be adjourned, postponed or rescheduled) as follows:


                           Thursday, October 25, 2001
                             8:30 a.m., Pacific Time
                        1201 Pacific Avenue, Ninth Floor
                                Education Center
                            Tacoma, Washington 98402


         At the special meeting, the Golden Gate Holdings shareholders will consider and vote upon the Agreement and Plan of Reorganization, dated as of July 25, 2001, as amended, among Brown & Brown, Golden Gate Holdings and New Merger Sub, a wholly-owned subsidiary of Raleigh, Schwarz & Powell, Inc. Pursuant to the Agreement and Plan of Reorganization, or merger agreement, Golden Gate Holdings will become a wholly-owned subsidiary of Raleigh, Schwarz & Powell through the merger of New Merger Sub, with and into Golden Gate Holdings.

RECORD DATE; QUORUM


         The Golden Gate Holdings board of directors has fixed the close of business on September 1, 2001, as the record date for the special meeting. Therefore, only holders of Golden Gate Holdings Class A (voting) and Class B (nonvoting) common stock as of the close of business on the record date, September 1, 2001, may attend and vote at the special meeting. As of the record date, Golden Gate Holdings had 19,538 shares of Class A (voting) common stock and 36,693 shares of Class B (nonvoting) common stock outstanding. Holders of at least 9,770 shares of Class A (voting) common stock and holders of at least 18,347 shares of Class B (nonvoting) common stock, representing a majority of the Golden Gate Holdings Class A (voting) common stock and Class B (nonvoting) common stock, must be present, either in person or by proxy, at the special meeting in order to take binding action on any matter, subject to the voting restriction described below under "-Required Vote".


REQUIRED VOTE

         Completion of the merger requires the approval of the merger agreement by the affirmative vote of a majority of the outstanding shares of Golden Gate Holdings Class A (voting) common stock and a majority of the outstanding shares of Golden Gate Holdings Class B (nonvoting) common stock. However, an agreement among the Golden Gate Holdings shareholders dated effective October 1, 1999, provides that Raleigh, Schwarz & Powell, Inc., an affiliate of Golden Gate Holdings and the holder of 16,668 shares of Golden Gate Holdings Class A (voting) common stock, cannot vote in favor of the merger without the affirmative vote of the holders of 50% or more of the outstanding shares of Class A (voting) common stock and 50% or more of the outstanding shares of Class B (nonvoting) common stock. As a result, the validity and effectiveness of the affirmative vote by Raleigh, Schwarz & Powell of its 16,668 shares of Golden Gate Holdings Class A (voting) common stock is conditioned upon the receipt of the affirmative vote of the holders of 50% or more of the outstanding shares of Golden Gate Holdings Class A (voting) common stock (excluding the shares held by Raleigh, Schwarz & Powell) and 50% or more of the outstanding shares of Golden Gate Holdings Class B (nonvoting) common stock. Because the vote is based on the number of shares outstanding rather than on the number of votes cast, failure to vote your shares is effectively a vote against approval of the merger. In addition, abstentions will have the same effect as votes against approval of the merger.

VOTING AND REVOCATION OF PROXIES

         If you vote your shares of Golden Gate Holdings common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of Golden Gate Holdings common stock will be voted "FOR" the approval of the merger. Please promptly return your completed and signed proxy card to Vandeberg Johnson & Gandara, Suite 1900, 1201 Pacific Avenue, Tacoma, Washington 98402, Attn: Mark R. Patterson, Esq.

         You may revoke your proxy at any time before the proxy is voted at the special meeting. A proxy may be revoked prior to the vote at the special meeting in any of the following ways:

         - by submitting a written revocation to Vandeberg Johnson & Gandara, Suite 1900, 1201 Pacific Avenue, Tacoma, Washington 98402, Attn: Mark R. Patterson, Esq.;

         - by submitting a new proxy dated after the date of the proxy that is being revoked; or

         -        by voting in person at the special meeting.

However, simply attending the special meeting will not revoke a proxy. If you do not hold your shares of Golden Gate Holdings common stock in your own name, you may revoke a previously given proxy by following the revocation instructions provided by the party who is the registered owner of the shares.

         The Golden Gate Holdings board of directors is not aware of any other business to be brought before the special meeting. If, however, other matters are properly brought before the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

         Please include your Golden Gate Holdings stock certificates when returning the enclosed proxy card.

SOLICITATION OF PROXIES

         Golden Gate Holdings will bear the costs of soliciting proxies to vote on the merger agreement at the special meeting. Golden Gate Holdings and Brown & Brown will each bear its own expenses in connection with the cost of filing, printing and distributing this proxy statement/prospectus. Officers, directors and employees of Golden Gate Holdings may also solicit proxies from shareholders by telephone, mail, the Internet or in person. However, they will not be paid for soliciting proxies.

SURRENDER OF CERTIFICATES


         Please return your Golden Gate Holdings stock certificates in the envelope provided. Upon completion of the merger and receipt of your Golden Gate Holdings stock certificates and any other required documents, your Golden Gate Holdings stock certificates will be canceled and you will receive Brown & Brown stock certificates representing the number of whole shares of Brown & Brown common stock to which you are entitled under the merger agreement.


DISSENTERS' RIGHTS

         Golden Gate Holdings shareholders who vote against the merger and who follow certain procedures, as described below, may have the right to dissent from the merger and to demand and obtain payment of the "fair market value" of their shares in cash. The proceedings resulting from such a demand may result in a determination of "fair market value" equal to, less than or greater than the consideration to be received under the merger agreement.


         The following is a summary of Chapter 13 of the California General Corporation Law ("CGCL"), which specifies the conditions under which Golden Gate Holdings shareholders will have the right to dissent from the merger and the procedures that a Golden Gate Holdings shareholder must follow to dissent from the merger and demand cash payment for his or her shares. The following summary is not a complete statement of the law pertaining to dissenters' rights under the CGCL and is qualified in its entirety by reference to Chapter 13 of the CGCL. Any Golden Gate Holdings shareholder contemplating the exercise of dissenters' rights should carefully review the provisions of Chapter 13 of the CGCL, which is attached to this proxy statement/prospectus as Annex J, particularly those setting out the specific procedural steps required to perfect the dissenters' rights. FAILURE TO COMPLY WITH THE PROCEDURAL REQUIREMENTS OF CHAPTER 13 OF THE CGCL WILL RESULT IN A WAIVER OF YOUR DISSENTERS' RIGHTS.

         In order to be entitled to exercise dissenters' rights, you must vote "AGAINST" the merger. Thus, if you wish to dissent and you execute and return a proxy in the accompanying form, you must specify that your shares are to be voted "AGAINST" the merger. If you return a proxy without voting instructions or with instructions to vote "FOR" the merger, your shares will automatically be voted in favor of the merger and you will lose any dissenters' rights. If you do not return a proxy and you attend the special meeting, you must vote "AGAINST" the merger at the meeting to preserve your dissenters' rights. Further, if you abstain from voting your shares, you will lose your dissenters' rights.

         In order to preserve your dissenters' rights, you must also make a written demand upon Golden Gate Holdings for the purchase of your shares of Golden Gate Holdings common stock and for the payment to you in cash of the fair market value of the shares, which we refer to in this discussion as a "demand." The demand must:

         - state the number of shares of Golden Gate Holdings common stock you hold of record;

         - contain a statement of what you claim to be the fair market value of the shares as of June 27, 2001, the day before the announcement of the merger, without giving effect to any appreciation or depreciation due to the merger, which we refer to throughout this discussion as "fair market value;" and

         - be received by Golden Gate Holdings no later than the date of the special meeting to vote on the merger.

A proxy or vote against the approval of the merger does not in itself constitute a demand.

         The statement of the fair market value contained in the demand constitutes an offer by you to sell your shares to Golden Gate Holdings at that price. Once you have made the demand you may not withdraw it, unless Golden Gate Holdings consents to the withdrawal.

         Under Chapter 13 of the CGCL, you will not be entitled to exercise dissenters' rights unless holders of 5% or more of the outstanding shares of Golden Gate Holdings common stock (including you) make a demand. If this condition is met, and the merger is approved at the special meeting, within 10 days Golden Gate Holdings must mail a notice of approval of the merger to each dissenting shareholder. This notice of approval must be accompanied by:

         - a copy of sections 1300, 1301, 1302, 1303 and 1304 of Chapter 13 of the CGCL (which set out the procedures that must be followed to perfect your dissenters' rights);

         - a statement of the price determined by Golden Gate Holdings to represent the fair market value of the shares; and

         - a brief description of the procedure that the shareholder must follow, if the shareholder desires to exercise dissenters' rights .

         The statement of price constitutes an offer by Golden Gate Holdings to purchase the dissenting shares.

         Within 30 days after the date on which Golden Gate Holdings mailed this notice of approval, you must submit your stock certificates to Golden Gate Holdings to be endorsed as dissenting shares. The certificates will be stamped or endorsed with a statement that they are dissenting shares. Upon subsequent transfers, new certificates must bear a like statement together with your name as the original dissenting holder of the shares. If you transfer your dissenting shares prior to submitting them for this required endorsement, the shares will lose their status as dissenting shares.

         If you and Golden Gate Holdings agree that shares are dissenting shares and agree on the price of the shares, upon surrender of your endorsed certificates, Golden Gate Holdings will make payment of that amount (plus interest at the legal rate on judgments from the date of the agreement) within 30 days after you reached agreement on the price. Any agreement between dissenting Golden Gate Holdings shareholders and Golden Gate Holdings fixing the fair market value of any dissenting shares must be filed with the secretary of Golden Gate Holdings.

         If Golden Gate Holdings denies that the shares you submit qualify as dissenting shares, or if you and Golden Gate Holdings fail to agree on the fair market value of those shares, either you or Golden Gate Holdings may file a complaint in the superior court of the proper county in California requesting that the court determine the issue. The complaint must be filed within six months after the date on which notice of approval of the merger is mailed to dissenting shareholders. You may join as plaintiff in such a suit filed by another dissenting shareholder and you may be joined as a defendant in any such action brought by Golden Gate Holdings. If the suit is not brought within six months, your shares will lose their status as dissenting shares.

         In a dissenters' rights action, the court must first determine if the shares qualify as dissenting shares. If the court determines that they do qualify, it will either determine the fair market value or appoint one or more impartial appraisers to do so. The court will assess and apportion the costs of the action as it considers equitable. However, if the appraised value of the shares exceeds the price offered by the corporation by more than 125%, the corporation must pay the costs of the suit, which may include (at the court's discretion) attorneys' fees, expert witness fees, and prejudgment interest.

         A shareholder who receives cash payment for dissenting shares will be treated as if such shares were redeemed for federal income tax purposes. See "The Merger -- Material Federal Income Tax Considerations."

                                   THE MERGER

         This section of this proxy statement/prospectus describes some aspects of the proposed merger. While Brown & Brown and Golden Gate Holdings believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents referred to in this proxy statement/prospectus carefully for a more complete understanding of the merger. In addition, important business and financial information about Brown & Brown is contained elsewhere in this proxy statement/prospectus.

BACKGROUND OF THE MERGER

         On February 1, 2001, John P. Folsom, the Chairman of the Board of Golden Gate Holdings, contacted Michael Paschke of Brown & Brown, to inquire if Brown & Brown had an interest in a business association with Golden Gate Holdings and its affiliated company Raleigh, Schwarz & Powell. Golden Gate Holdings and its affiliates also contacted representatives of other companies to discuss joint business opportunities and potential business combinations or strategic partnerships between these companies and Golden Gate Holdings and Raleigh, Schwarz & Powell.

         On March 13, 2001, Mr. Folsom and Darrell Prater, a director of Golden Gate Holdings, and Mr. Paschke and Kenneth Kirk of Brown & Brown met at the offices of Brown & Brown in Phoenix, Arizona. At this meeting, Golden Gate Holdings and Brown & Brown discussed Brown & Brown's strategies and the opportunities for Golden Gate Holdings to support Brown & Brown's strategies.


         Effective as of March 23, 2001, Brown & Brown and Golden Gate Holdings entered into a confidentiality letter agreement.


         On April 19, 2001, Mr. Folsom and Mr. Prater of Golden Gate Holdings met with Messrs. Paschke and. Kirk of Brown & Brown in Seattle and Tacoma, and had discussions relating to a possible combination.

         On April 27, 2001 Messrs. Paschke and Kirk met with Bruce Ricci, the President of Golden Gate Holdings, Inc. in San Rafael, California and discussed a potential business combination.

         On May 7, 2001, Messrs. Paschke and Kirk of Brown & Brown met with Mr. Folsom and Mr. Prater, of Golden Gate Holdings in Phoenix. At that meeting, Messrs. Folsom and Prater presented the representatives of Brown & Brown with an overview of Golden Gate Holdings's services, business strategy and sales and marketing plans.

         On May 8, 2001, Messrs. Folsom and Prater met with Mr. Kirk and J. Hyatt Brown, Chairman, Chief Executive Officer and President of Brown & Brown, in Seattle, regarding the status of due diligence and potential benefits from a combination of the two companies.

         Between May 8, 2001 and May 20, 2001, Brown & Brown and its legal and financial advisors conducted a preliminary due diligence review of Golden Gate Holdings. During this period, Messrs. Folsom and Prater continued to negotiate with executives of other companies regarding the terms, including the consideration to Golden Gate Holdings shareholders, of a potential business combination transaction with these companies.

         Between May 20, 2001 and June 27, 2001, the management teams of Brown & Brown and Golden Gate Holdings conducted extensive negotiation sessions regarding the terms and conditions of an agreement relating to the possible combination between the companies. During this period, Messrs. Folsom and Prater requested that each of the leading potential acquirers of Golden Gate Holdings submit its "best offer" in order for the board to evaluate whether to proceed with a transaction with the party, or any business combination transaction.

         On June 14, 2001, Brown & Brown's board of directors held a meeting and discussed the terms and conditions of the proposed merger. At that meeting, Brown & Brown's board of directors unanimously voted to approve the terms of the proposed merger and authorized management to negotiate and execute the merger agreement and related agreements.

         On June 27, 2001, the board of directors of Golden Gate Holdings, together with the senior management of Golden Gate Holdings and its financial and legal advisors, held an extensive discussion evaluating the relative merits of the potential combinations, including the financial and valuation analyses of the proposed transaction and volatility risks relating to each company's stock and the likely timing of, and risks to, closing each transaction. The board of directors of Golden Gate Holdings agreed that the Brown & Brown proposal constituted a superior transaction, and approved the execution of a letter of intent with Brown & Brown, including exclusivity provisions that restricted Golden Gate Holdings from soliciting acquisition offers from third parties.

         On June 27, 2001, Golden Gate Holdings and Brown & Brown signed a letter of intent setting forth the principal terms of the acquisition of Golden Gate Holdings by Brown & Brown. One of the principal terms was the ratio of exchange of stock. The letter of intent also contained exclusivity provisions in order to permit the parties to conduct further due diligence and to negotiate a definitive merger agreement. Under the letter of intent, Golden Gate Holdings agreed not to solicit acquisition offers from third parties before September 25, 2001. After they signed the letter of intent, Golden Gate Holdings and Brown & Brown began negotiating the definitive merger agreement. The execution of the letter of intent was announced in a press release that was issued on June 28, 2001.

         On July 2, 2001, Brown & Brown delivered to Golden Gate Holdings and its outside legal counsel drafts of a merger agreement.

         On July 16, 2001, the board of directors of Golden Gate Holdings met to discuss the terms and conditions of the proposed merger and the merger agreement. At that meeting, the board of directors of Golden Gate Holdings voted to approve the proposed merger agreement and related agreements and authorized management to finalize and execute the agreements.

         On July 25, 2001, the merger agreement was executed. The terms of the merger were announced in a joint press release that was issued before the opening of the stock market on July 26, 2001.


         On August 10, 2001, Golden Gate Holdings and Brown & Brown executed an amendment to the merger agreement to refine the terms of the merger agreement consistent with the companies' original intent as set forth in the letter of intent, dated June 27, 2001.

         Pursuant to the terms of the merger agreement, either of the parties could terminate the merger agreement if the merger was not completed by August 31, 2001, provided that if delays in the registration of the Brown & Brown common stock prevented the merger from occurring prior to that date, then the parties were required to agree to extend the termination date to November 30, 2001. On August 31, 2001, Brown & Brown and Golden Gate Holdings agreed to extend the date of termination of the merger agreement to November 30, 2001.

         After further analysis regarding the accounting treatment of the merger, Brown & Brown determined that the minority interests in Golden Gate Holdings will be acquired at fair market value and be accounted for using the purchase method of accounting for a business combination. On September 28, 2001, Golden Gate Holdings and Brown & Brown executed the second amendment to the merger agreement.


BROWN & BROWN REASONS FOR THE MERGER

         The board of directors of Brown & Brown carefully considered whether to approve the merger and the merger agreement. In making its decision, the board of directors identified several potential benefits of the merger that it believes will contribute to the success of the combined company. These potential benefits include, among other things:

         - One of Brown & Brown's business strategies is to expand into new geographic markets by making selective and complementary acquisitions. Brown & Brown's board of directors believes that the merger with Golden Gate Holdings provides an opportunity for Brown & Brown to expand into markets in which Brown & Brown previously has not had a significant presence; and

         - Through discussions with the management of Golden Gate Holdings and reviews of the operations of Golden Gate Holdings, Brown & Brown's management determined that opportunities exist to reduce costs of operations if the companies were combined.

         Based on these and other strategic factors, the Brown & Brown board of directors determined that approval of the merger agreement and the merger were in the best interests of Brown & Brown and its shareholders. Accordingly, the Brown & Brown board of directors voted unanimously to approve the merger.

GOLDEN GATE HOLDINGS REASONS FOR THE MERGER

         The decision of the Golden Gate Holdings board of directors to enter into the merger agreement and to recommend that Golden Gate Holdings shareholders approve the merger agreement, the merger and related transactions was the result of the board of directors careful consideration of a range of strategic alternatives, including potential business combinations with companies other than Brown & Brown, and the pursuit of a long-term independent business strategy for Golden Gate Holdings that might involve additional financing.

         During the course of its deliberations, the board of directors of Golden Gate Holdings considered, with the assistance of management and financial and legal counsel, a number of factors that the board of directors believes make the merger attractive to the Golden Gate Holdings shareholders and could contribute to the success of the surviving corporation, including the following:


         - GREATER LIQUIDITY. To date, there has been no public market for the shares of capital stock of Golden Gate Holdings, and all outstanding shares are subject to restrictions on resale imposed by securities laws. By contrast, Brown & Brown's common stock is publicly traded on The New York Stock Exchange and, subject to certain restrictions set forth in the merger agreement, the shares of Brown & Brown common stock to be issued to Golden Gate Holdings shareholders in the merger will be tradable on The New York Stock Exchange. The merger may allow the Golden Gate Holdings shareholders to achieve liquidity of their investment sooner than they might otherwise have been able.


         - INCREASED COMPETITION. Golden Gate Holdings faces increasing competition from other insurance brokerage firms. Golden Gate Holdings believes that a combination with a larger company with the resources of Brown & Brown may provide a number of competitive advantages. By combining with Brown & Brown, Golden Gate Holdings may also reduce the risks associated with seeking additional financing and pursuing its revenue goals as an independent company.

         - FAVORABLE PRICE. The board of directors of Golden Gate Holdings also believes that the price offered by Brown & Brown compares favorably to the current market valuations of other companies in Golden Gate Holdings's industry.

         - ADDITIONAL COST-SAVINGS AND BENEFITS. Golden Gate Holdings believes that the merger will offer the shareholders of the combined company the potential benefits described above under the heading "The Merger--Brown & Brown Reasons for the Merger." In addition, the merger would provide Golden Gate Holdings access to Brown & Brown's greater financial, technological and human resources to continue to develop Golden Gate Holdings's services and greater sales and marketing resources to help promote those services more broadly.

         In addition, the Golden Gate Holdings board of directors considered a number of potentially negative factors relating to the merger, including the following:

         - by becoming a part of a much larger company, Golden Gate Holdings will have less autonomy and independence in setting its strategic goals;

         - the fixed value of the consideration to be issued in the merger to Golden Gate Holdings shareholders;

         - the risk that the potential benefits of the merger may not be realized;

         - the provisions of the merger agreement requiring 10% of the shares to be placed in escrow for one year to satisfy potential indemnity claims;

         - the provisions of the merger agreement preventing the shareholders from trading the Brown & Brown shares for a period of time, during which the shares may decline in value;

         - the risk that Golden Gate Holdings may find it more difficult to attract and retain skilled employees;

         - the risk that the merger may divert management's attention from Golden Gate Holdings's business operations; and

         - the other risks described in this proxy statement/prospectus under "Risk Factors."

         This discussion of factors considered by the Golden Gate Holdings board of directors is not intended to be exhaustive, but is intended to include the material factors considered. The Golden Gate Holdings board of directors did not find it practical to and did not quantify or otherwise assign relative weight to the specific factors considered and individual directors may have given different weight to different factors.

RECOMMENDATION OF GOLDEN GATE HOLDINGS BOARD OF DIRECTORS

         After carefully evaluating these factors, both positive and negative, the board of directors of Golden Gate Holdings has determined that the merger is in the best interests of Golden Gate Holdings and its shareholders. The Golden Gate Holdings board of directors recommends that you vote FOR the approval of the merger agreement, the merger and related transactions.

INTERESTS OF EXECUTIVE OFFICERS OF GOLDEN GATE HOLDINGS

         In considering the recommendation of the Golden Gate Holdings board of directors with respect to the approval of the proposal, Golden Gate Holdings shareholders should be aware of the interests that the executive officers of Golden Gate Holdings have in the merger. The board of directors of Golden Gate Holdings was aware of these interests and considered them when approving the merger. These interests may be different from, and in addition to, your interests as shareholders. As a condition of the merger, each executive officer of Golden Gate Holdings is required to enter into an employment agreement, generally upon the same terms and conditions as all other employees of Golden Gate Holdings, that provides for his continued employment with the surviving corporation of the merger. However, one or more senior executive officers may enter into employment agreements with the surviving corporation that provide such executive officers with certain compensation levels and other benefits, and may provide that the executive officers cannot be terminated for certain periods without cause. As a result of these interests, the executive officer could be more likely to vote in favor of the proposal than shareholders without these interests. See "Other Agreements--Employment Agreements."

COMPLETION AND EFFECTIVENESS OF THE MERGER

         The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including the approval of the merger by the holders of a majority of the outstanding shares of Golden Gate Holdings Class A (voting) common stock and a majority of the outstanding shares of Class B (nonvoting) common stock. The merger will become effective upon the filing of articles of merger in the office of the Secretary of State of the State of California.

TREATMENT OF GOLDEN GATE HOLDINGS COMMON STOCK

         With the exception of dissenting shares, if the merger becomes effective, each share of Golden Gate Holdings common stock then outstanding (other than shares held by Raleigh, Schwarz & Powell) will be cancelled and converted into shares of Brown & Brown common stock, and the Golden Gate Holdings shareholders (other than Raleigh, Schwarz & Powell) will receive, based on their respective ownership interests in Golden Gate Holdings, shares of Brown & Brown common stock equal to:


         - $7,103,510 minus 17.76% of the amount by which the total consolidated net worth (as defined in the merger agreement) of Golden Gate Holdings, and its affiliate Raleigh, Schwarz & Powell, Inc., is less than $13,000,000 at the effective time of the merger, divided by


         - the average of the closing prices of Brown & Brown common stock as reported on The New York Stock Exchange for the 20 consecutive trading day period ending at the close of business on the third business day immediately before the merger becomes effective.

         The actual number of shares of Brown & Brown common stock to be issued to Golden Gate Holdings shareholders will not be determined until the merger becomes effective. For hypothetical examples of the calculation of the number of shares of Brown & Brown common stock to be issued to Golden Gate Holdings shareholders, see pages 1 to 2.


EXCHANGE OF GOLDEN GATE HOLDINGS STOCK CERTIFICATES FOR BROWN & BROWN STOCK CERTIFICATES


         Please return your Golden Gate Holdings stock certificates in the envelope provided. Upon completion of the merger and receipt of your Golden Gate Holdings stock certificates and any other required documents, your Golden Gate Holdings stock certificates will be canceled and you will receive stock certificates representing the number of whole shares of Brown & Brown common stock to which you are entitled under the merger agreement.


ACCOUNTING TREATMENT


         Brown & Brown has determined that the minority interests in Golden Gate Holdings will be acquired at fair market value and be accounted for using the purchase method of accounting. After completion of the merger, the results of operations of Golden Gate Holdings will be included in the consolidated financial statements of Brown & Brown. The purchase price will be allocated to Golden Gate Holdings's assets and liabilities based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible assets of Golden Gate Holdings acquired will be recorded on Brown & Brown's balance sheet as goodwill and other intangible assets and will be amortized on Brown & Brown's statement of operations by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized.


REGULATORY APPROVALS

         Neither Brown & Brown nor Golden Gate Holdings is aware of any other material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this proxy statement/prospectus is a part, compliance with applicable corporate law of Florida and California, and compliance with applicable state "blue sky" laws.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion summarizes the material federal income tax consequences of the merger. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, which is referred to in this proxy statement/prospectus as the Internal Revenue Code, existing Treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Brown & Brown, Raleigh, Schwarz & Powell, New Merger Sub, Golden Gate Holdings or Golden Gate Holdings shareholders.

         Golden Gate Holdings shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Golden Gate Holdings shareholders that are subject to special rules or that may be important in light of such shareholders' individual circumstances, such as shareholders who:

         -        are dealers in securities or foreign currency;

         - are subject to the alternative minimum tax provisions of the Internal Revenue Code;

         -        are foreign persons or entities;

         -        are financial institutions or insurance companies;

         -        are tax-exempt organizations;

         - do not hold their Golden Gate Holdings shares as capital assets;

         - acquired their shares in connection with any stock option or stock purchase plans or in other compensatory transactions; or

         - hold Golden Gate Holdings common stock as part of an integrated investment, including a "straddle" or "conversion" transaction, pledge against currency risk, or constructive sale, comprised of shares of Golden Gate Holdings capital stock and one or more other positions.

         In addition, the following discussion does not address:

         - tax consequences of the merger under foreign, state or local tax laws; or

         - tax consequences of transactions effectuated before, after or concurrently with the merger (whether or not any such transactions are undertaken in connection with the merger) including any transaction in which Golden Gate Holdings shares are acquired or Brown & Brown shares are disposed of.

         Golden Gate Holdings shareholders are urged to consult their own tax advisors as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences of the merger.

         The following material federal income tax consequences generally will result from the merger constituting a reorganization within the meaning of the Internal Revenue Code:

         - Golden Gate Holdings shareholders will not recognize any gain or loss solely upon receipt in the merger of Brown & Brown common stock in exchange for Golden Gate Holdings capital stock, except to the extent Golden Gate Holdings shareholders exercise their dissenters' rights.

         - The aggregate tax basis of the Brown & Brown common stock received by a Golden Gate Holdings shareholder in the merger should be the same as the aggregate tax basis of the surrendered Golden Gate Holdings capital stock.

         - The holding period for the Brown & Brown common stock received by a Golden Gate Holdings shareholder in the merger should include the period for which the surrendered Golden Gate Holdings common stock was considered to be held, provided that the Golden Gate Holdings common stock so surrendered is held as a capital asset at the time of the merger.

         - The return of any escrowed shares to Brown & Brown in satisfaction of an indemnification claim is not expected to result in the recognition of gain or loss but is instead expected to be treated as an adjustment to the exchange terms of the merger agreement. Accordingly, the basis of Brown & Brown common stock received in the merger by holders of escrowed shares would be adjusted.

         - A Golden Gate Holdings shareholder who exercises dissenters' rights will generally recognize gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the holder's basis in the Golden Gate Holdings shares, provided that the shareholder exercising dissenters' rights owns no shares of Golden Gate Holdings stock (either actually or constructively within the meaning of Section 318 of the Internal Revenue Code) immediately after the merger.

         - Neither Brown & Brown, Raleigh, Schwarz & Powell, New Merger Sub nor Golden Gate Holdings should recognize gain or loss solely as a result of the merger.

         Brown & Brown, Raleigh, Schwarz & Powell, New Merger Sub and Golden Gate Holdings will not request a ruling from the Internal Revenue Service in connection with the merger. The IRS is therefore not precluded from asserting a contrary position. A successful IRS challenge to the reorganization status of the merger as a result of a failure to meet any of the requirements of a reorganization would result in Golden Gate Holdings shareholders recognizing taxable gain or loss with respect to each share of Golden Gate Holdings common stock surrendered equal to the difference between their bases in such shares and the fair market value, as of the date the merger is completed, of the Brown & Brown common stock received in the merger. In such event, a shareholder's aggregate basis in the Brown & Brown common stock so received would equal its fair market value as of the date the merger is completed and the shareholder's holding period for such stock would begin the day after the merger.

         A recipient of shares of Brown & Brown common stock could recognize gain to the extent that those shares were considered to be received in exchange for services or property other than solely Golden Gate Holdings capital stock. All or a portion of such gain may be taxable as ordinary income. A Golden Gate Holdings shareholder also could be required to recognize gain to the extent such shareholder was treated as receiving, directly or indirectly, consideration other than Brown & Brown common stock in exchange for Golden Gate Holdings stock.

DISSENTERS' RIGHTS

         If the merger occurs, Golden Gate Holdings shareholders who do not vote their shares in favor of the merger may be entitled to dissenters' rights under California law. ESOP participants are not entitled to dissenters' rights. For a further discussion of Golden Gate Holdings shareholders' possible dissenters' rights including a summary of California law, see "The Golden Gate Holdings Special Meeting--Dissenters' Rights."

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES


         All shares of Brown & Brown common stock to be issued to Golden Gate Holdings shareholders in the merger will be registered under the Securities Act. Subject to restrictions set forth in the merger agreement, these shares will be tradeable on The New York Stock Exchange. Shares of Brown & Brown common stock issued to any person who is an "affiliate" of either Brown & Brown or Golden Gate Holdings, as that term is defined under the Securities Act, may be sold in transactions permitted by the resale provisions of Rule 145(d) under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either company and may include some of their officers and directors, as well as their principal shareholders.


         In addition, each person who is a shareholder of Golden Gate Holdings will be required, as a condition of the merger, to agree not to dispose of any shares of Brown & Brown common stock until financial statements reflecting 30 days of combined operations of Brown & Brown and Golden Gate Holdings are made publicly available.

OPERATIONS FOLLOWING THE MERGER

         After completion of the merger, Golden Gate Holdings will continue its operations as a wholly-owned subsidiary of Raleigh, Schwarz & Powell, Inc. and as an indirect wholly-owned subsidiary of Brown & Brown. The name of Golden Gate Holdings will be changed as Brown & Brown shall determine in its sole discretion. The shareholders of Golden Gate Holdings will become shareholders of Brown & Brown, and their rights as shareholders will be governed by Brown & Brown's existing amended and restated articles of incorporation, Brown & Brown's existing amended and restated bylaws and the laws of the State of Florida. See "Comparison of Shareholder Rights."

                              THE MERGER AGREEMENT

         This section of this proxy statement/prospectus describes the merger agreement. While Brown & Brown and Golden Gate Holdings believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. The merger agreement is attached to this proxy statement/prospectus as Annex A and Brown & Brown and Golden Gate Holdings urge you to read it carefully.

GENERAL

         Following the consummation of the RS&P Merger, Raleigh, Schwarz & Powell will form New Merger Sub, a California corporation that will be a wholly-owned subsidiary of Raleigh, Schwarz & Powell. Pursuant to an Agreement and Plan of Reorganization, dated as of July 25, 2001, as amended, between Brown & Brown and Golden Gate Holdings, Brown & Brown will cause New Merger Sub to execute a joinder to the merger agreement, and New Merger Sub will be merged with and into Golden Gate Holdings. Golden Gate Holdings will survive the merger as a wholly-owned subsidiary of the Raleigh, Schwarz & Powell and the name of Golden Gate Holdings will be changed as Brown & Brown shall determine in its sole discretion.

EXCHANGE OF SHARES


         With the exception of dissenting shares, each issued and outstanding share of Golden Gate Holdings Class A (voting) and Class B (nonvoting) common stock, referred to in this proxy statement/prospectus as Golden Gate Holdings common stock, will be cancelled and converted into shares of Brown & Brown common stock. The number of shares of Brown & Brown common stock you will receive will be determined as described under "The Merger--Treatment of Golden Gate Holdings Common Stock."


DISSENTERS' RIGHTS

         If any Golden Gate Holdings shareholder asserts dissenters' rights under California law, Golden Gate Holdings must promptly notify Brown & Brown of the claim or demand. Brown & Brown will have the right to conduct jointly with Golden Gate Holdings all negotiations and proceedings with respect to any claim or demand. Golden Gate Holdings will not, except with the prior written consent of Brown & Brown, make any payment with respect to, or settle or offer to settle, any demand for payment.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains representations and warranties by Golden Gate Holdings regarding, among other things:

         -        its authority to enter into the merger agreement;

         - its financial statements and absence of undisclosed material liabilities;

         -        absence of changes in its business since June 30, 2001;

         -        regulatory approvals required for completion of the merger;

         -        title to property it owns or leases;

         -        various aspects of its intellectual property;

         -        environmental matters;

         - litigation or investigations pending or threatened against it or to which it is a party;

         -        its taxes and tax obligations;

         -        its employee benefit plans;

         -        its compliance with applicable laws;

         - its material contracts and compliance with the terms of such contracts;

         -        material contractual restrictions on its business;

         -        its insurance;




         -        securities laws; and

         - the accuracy of information it provided to be included in any filings with a governmental entity having jurisdiction over the merger or the transactions contemplated by the merger agreement.

         The merger agreement also contains representations and warranties by Brown & Brown and/or New Merger Sub regarding, among other things, aspects of its organization, capital structure, financial statements, authority to enter into the merger agreement, and the absence of brokers and financial advisors, the validity of the common stock to be issued in connection with the merger and the accuracy and completeness of documents and reports filed by Brown & Brown with the Securities and Exchange Commission.

         The representations and warranties in the merger agreement are detailed and not easily summarized. You are urged to carefully read the sections of the merger agreement entitled "Representations and Warranties of the Sellers" and "Representations and Warranties of Buyers."

CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

         Golden Gate Holdings has agreed that until the completion of the merger, or the termination of the merger agreement, it will carry on its business in the ordinary course and will use reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees and preserve its relationships with customers and others with which it has business dealings. In particular, subject to some exceptions, Golden Gate Holdings will not, among other things:

         - sell, lease, license, encumber or otherwise dispose of any of its assets or agree to take any of the foregoing actions;

         - other than in the ordinary course of business, acquire or agree to acquire interests or assets in other entities;

         - issue, or authorize the issuance of, additional equity securities;


         - other than in the ordinary course of business consistent with past practice, incur or guarantee any indebtedness, issue or sell any debt securities or guarantee any debt securities of others; or


         -        enter into any material lease.

         The agreements related to the conduct of the business of Golden Gate Holdings in the merger agreement are complicated and not easily summarized. You are urged to carefully read the section of the merger agreement entitled "Covenants."

CHARTER DOCUMENTS OF THE SURVIVING CORPORATION


         The articles of incorporation and bylaws of New Merger Sub as in effect immediately before the effective time of the merger will become the articles of incorporation of the surviving corporation.

FEES AND EXPENSES OF THE MERGER

         Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the merger shall be paid by the party incurring such expenses.

CONDITIONS TO COMPLETION OF THE MERGER

         The obligations of Brown & Brown, New Merger Sub and Golden Gate Holdings to complete the merger are subject to the satisfaction or waiver of each of the following conditions:

         - approval of the merger agreement, the merger and the related transactions by the holders of a majority of the outstanding shares of Golden Gate Holdings Class A (voting) common stock and a majority of the outstanding shares of Golden Gate Holdings Class B (nonvoting) common stock;

         - Brown & Brown and Golden Gate Holdings will have timely obtained from the relevant governmental entities all authorizations, consents, orders or approvals, if any, necessary for completion of or in connection with the merger and the transactions contemplated by the merger agreement, except for such authorizations, consents, waivers or approvals of which the failure to obtain would not have a material adverse effect;

         - the Securities and Exchange Commission declaring effective the registration statement on Form S-4, of which this proxy statement/prospectus is a part, registering the issuance of Brown & Brown common stock in the merger;

         - the absence of any temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the merger;


         - execution of an escrow agreement by Brown & Brown and each of the Golden Gate Holdings shareholders (excluding Raleigh, Schwarz & Powell and the ESOP), in the form attached to this proxy statement/prospectus as Annex E;

         - execution of an escrow agreement by Brown & Brown and the ESOP, in the form attached to this proxy statement/prospectus as Annex F;


         - execution of an indemnification agreement by Brown & Brown and New Merger Sub, and each of the Golden Gate Holdings shareholders (excluding the ESOP), in the form attached to this proxy statement/prospectus as Annex B;

         - execution of employment agreements by Brown & Brown and those employees of Golden Gate Holdings specified in a schedule to the merger agreement to be delivered prior to completion of the merger; and

         - the effectiveness of the merger of Raleigh, Schwarz & Powell, Inc. with a subsidiary of Brown & Brown.

         The obligations of Golden Gate Holdings to complete the merger are subject to the satisfaction or waiver by it of each of the following additional conditions:

         - the truth and correctness, in all material respects, of the representations and warranties of Brown & Brown and New Merger Sub in the merger agreement as of the effective time of the merger, and the companies' performance in all material respects of all of their obligations under the merger agreement required to be performed by them at or prior to the effective time of the merger; and

         - Golden Gate Holdings's receipt of a legal opinion from the Assistant General Counsel of Brown & Brown.

         The obligations of Brown & Brown and New Merger Sub to complete the merger are subject to the satisfaction or waiver by it of each of the following additional conditions:

         - the truth and correctness, in all material respects, of the representations and warranties of Golden Gate Holdings in the merger agreement as of the effective time of the merger, and Golden Gate Holdings's performance in all material respects of all of its obligations under the merger agreement required to be performed by Golden Gate Holdings as of the effective time of the merger;

         - Brown & Brown's and New Merger Sub's satisfaction in its sole discretion, with the results of its due diligence investigation of Golden Gate Holdings;

         - delivery by each of the Golden Gate Holdings shareholders of his or her Golden Gate Holdings stock certificates;


         - execution by each of the Golden Gate Holdings shareholders of a release, in the form attached to this proxy statement/prospectus as Annex G;


         - delivery by Golden Gate Holdings of those schedules required under the merger agreement, in form and substance satisfactory to Brown & Brown and New Merger Sub;


         - execution of a non-competition agreement in the form attached to this proxy statement/prospectus as Annex I, by each of the Raleigh, Schwarz & Powell shareholders specified in a schedule to the merger agreement to be delivered prior to completion of the merger; and


         - Brown & Brown's and New Merger Sub's receipt of a legal opinion from counsel to Golden Gate Holdings.

TERMINATION

         At any time before the effective time of the merger, the merger agreement may be terminated by the mutual written consent of Brown & Brown and Golden Gate Holdings.

         At any time before the effective time of the merger, the merger agreement may also be terminated by either Brown & Brown or Golden Gate Holdings under any of the following circumstances:

         - if the merger is not completed by August 31, 2001, provided that if delays in the registration of the Brown & Brown common stock prevent the closing from occurring by that date, then the parties shall agree to extend the termination date to November 30, 2001;

         - if any permanent injunction or other order of a court or other competent authority preventing consummation of the merger shall have become final and non-appealable; or

         - if there is a material breach of any representation, warranty, covenant or agreement by the non-terminating party which breach is not cured prior to the consummation of the merger.


         On August 31, 2001, the parties agreed to extend the termination date of the merger agreement to November 30, 2001.


         If either Brown & Brown or Golden Gate Holdings terminates the merger agreement as set forth above, the merger agreement will become void and there shall be no liability or obligation on the part of any party, except to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in the merger agreement.

EXTENSION AND WAIVER

         Either of Brown & Brown or Golden Gate Holdings may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

                                OTHER AGREEMENTS

ESCROW AGREEMENTS


         As a condition of the merger, each Golden Gate Holdings shareholder, other than Raleigh, Schwarz & Powell and the ESOP, must execute and deliver an escrow agreement, the form of which is attached to this proxy statement/prospectus as Annex E and referred to herein as the shareholder escrow agreement. As a condition of the merger, the ESOP must execute and deliver a separate escrow agreement, the form of which is attached to this proxy statement/prospectus as Annex F and referred to herein as the ESOP escrow agreement. Under the terms of each of the escrow agreements, 10% of the total number of shares of Brown & Brown common stock otherwise deliverable upon the effective time of the merger to each holder of Golden Gate Holdings common stock, will be deposited into escrow to secure the indemnification obligations of such shareholders. The escrowed shares will remain available to compensate Brown & Brown for one year from the effective time of the merger. If a claim is asserted prior to the one-year anniversary of the effective time of the merger and the claim has not been resolved by the one-year anniversary, shares will remain in escrow in an amount sufficient to satisfy the claim until the claim has been resolved, even if the one-year period has elapsed. Escrowed shares that are not needed to satisfy indemnification claims made within one year of the effective time of the merger will be distributed to the former Golden Gate Holdings shareholders, and the ESOP or its participants, pro rata.



         Subject to certain restrictions set forth in the indemnification agreement or the merger agreement, the ESOP may direct the escrow agent to sell any or all of the ESOP's escrowed shares and the escrow agent in its sole discretion and pursuant to certain guidelines set forth in a schedule to the shareholder escrow agreement, may sell any or all of the shareholders' (other than the ESOP) escrowed shares in brokers' transactions on any national securities exchange upon which such securities are traded, provided the proceeds of any such sale remain in escrow until one year after the effective time of the merger, and that such proceeds shall be invested in any deposit that is fully insured by the Federal Deposit Insurance Corporation, commercial paper given the highest rating by Moody's Investors Service, Inc. and Standard & Poor's Corporation at the time of investment, or money market funds investing primarily in any of the foregoing.


         Under the terms of each of the escrow agreements, if Brown & Brown suffers any losses that are subject to indemnity, Brown & Brown can recover these losses by taking back a certain number of escrowed shares and/or cash held in escrow, at Brown & Brown's option. If Brown & Brown elects to have its claim for indemnification satisfied by the release of the escrowed shares to it, the dollar value of each escrowed share shall be the average closing price for a share of Brown & Brown common stock, as reported on The New York Stock Exchange, in the 20 day period ending at the close of business on the third business day in advance of the effective time of the merger. If Brown & Brown elects to have its claim for indemnification satisfied by the release of cash held in escrow under the terms of the escrow agreements, the amount of cash to which Brown & Brown shall be entitled shall be equal to the product of (1) the closing price of a share of Brown & Brown common stock as reported on The New York Stock Exchange on the date Brown & Brown makes a claim multiplied by (2) the number of escrowed shares to which Brown & Brown would have been entitled if it had elected to have its claim satisfied by the release of escrowed shares.

INDEMNIFICATION AGREEMENT

         As a condition of the merger, each Golden Gate Holdings shareholder, other than the ESOP, must execute and deliver an indemnification agreement, the form of which is attached to this proxy statement/prospectus as Annex B, which provides that such shareholders, other than Raleigh, Schwarz & Powell, will jointly and severally indemnify Brown & Brown for damages Brown & Brown suffers as a result of (1) any material breach of any of Golden Gate Holdings's representations, warranties, obligations or covenants contained in the merger agreement, (2) any material breach of any of the Golden Gate Holdings shareholders' representations, warranties, obligations or covenants contained in the indemnification agreement or any other certificate, agreement or other document delivered by any shareholder pursuant to the merger agreement (other than the release described below), (3) the operation of Golden Gate Holdings's insurance agency business or ownership of the shares of Golden Gate Holdings common stock by the shareholders on or prior to the effectiveness of the merger, including, without limitation, any claims or lawsuits based on the conduct of Golden Gate Holdings or its shareholders occurring before the effectiveness of the merger, except to the extent the damages were taken into account by reserve or accrual in the determination of the consolidated total net worth, (4) the exercise of any dissenters' rights by a Golden Gate Holdings shareholder, or (5) any deficiency in the accruals on Golden Gate Holdings's balance sheet at the effective time of the merger for (a) any insurance company payables outstanding as of the effective time of the merger, or (b) any accounts receivable aged over 59 days as of the effective time of the merger not collected as of the expiration of the one year indemnification period, that are in excess of the allowance for doubtful accounts on Golden Gate Holdings's balance sheet at the effective time of the merger. Each shareholder also agrees to indemnify Brown & Brown for damages it suffers as a result of the release described below. Such shareholders will not be required to indemnify Brown & Brown unless the aggregate claim for damages exceeds $25,000, and only to the extent such claims exceed such initial $25,000. The maximum indemnification obligation of the shareholders as a whole is limited to the aggregate value, as of the effective time of the merger, of the Brown & Brown shares of common stock received in the merger; provided however, that the maximum liability of each shareholder who owns less than 2,000 shares of Golden Gate Holdings common stock prior to July 25, 2001 shall be limited to the aggregate value, as of the effective time of the merger, of the merger consideration received by such shareholder.



         As a condition of the merger, the ESOP must execute and deliver a separate indemnification agreement, the form of which is attached to this proxy statement/prospectus as Annex C, which provides that the ESOP will indemnify Brown & Brown for damages Brown & Brown suffers as a result of any material breach of any of the ESOP's representations, warranties, obligations or covenants contained in the indemnification agreement. The ESOP will not be required to indemnify Brown & Brown unless the aggregate claim for damages exceeds $25,000, and only to the extent such claims exceed such initial $25,000; provided, however, that the maximum indemnification obligation of the ESOP is limited to the value of the escrowed shares issued to the ESOP.





RELEASE


         As a condition to the merger, each Golden Gate Holdings shareholder must execute and deliver a release, the form of which is attached to this proxy statement/prospectus as Annex G, which releases and discharges Brown & Brown, New Merger Sub, Golden Gate Holdings and their respective affiliates from any and all claims or demands such shareholder has or may have in the future against Brown & Brown, New Merger Sub, Golden Gate Holdings and their respective affiliates.


SPOUSAL CONSENT


         As a condition of the merger, each spouse of a Golden Gate Holdings shareholder must execute and deliver a spousal consent, the form of which is attached to this proxy statement/prospectus as Annex H, pursuant to which such spouse (1) consents to the exchange of shares of Golden Gate Holdings common stock for shares of Brown & Brown common stock, (2) approves the merger agreement, including the exhibits and schedules attached to the merger agreement, (3) authorizes his or her spouse to take all actions required under the merger agreement, (4) agrees that the Golden Gate Holdings common stock and such spouse's interest in such shares are subject to the provisions of the merger agreement, and (5) agrees to take no action at any time to hinder the operation of the merger agreement on such shares or such spouse's interest in the shares.


EMPLOYMENT AGREEMENTS

         As a condition of the merger, certain employees of Golden Gate Holdings, including the executive officers, specified in a schedule to the merger agreement to be delivered prior to the completion of the merger, must enter into an employment agreement with Brown & Brown. Under the terms of these employment agreements, each of these employees will be an at-will employee; provided, however, that one or more senior executive officers may enter into employment agreements with the surviving corporation that provide such executive officers with certain guaranteed compensation levels and other benefits, and may provide that the executive officers cannot be terminated for certain periods without cause.

NON-COMPETITION AGREEMENTS


         As a condition of the merger, a non-competition agreement, in the form attached to this proxy statement/prospectus as Annex I, that prohibits the shareholder from competing, as described below, for a period of three years from the effective time of the merger must be executed by each of the Golden Gate Holdings shareholders specified in a schedule to the merger agreement to be delivered prior to completion of the merger. The non-competition agreement requires each shareholder to refrain from:


         - directly or indirectly engaging in the insurance agency or brokerage business within the following California counties:
                  Alameda, Contra Costa, Marin, Napa, San Francisco, San Mateo, Solano, or Sonoma;


         - directly or indirectly soliciting, diverting or accepting business from, or servicing, as insurance solicitor, insurance agent, insurance broker or otherwise, any account that is part of the Golden Gate Holdings book of business or any insurance account then serviced by Brown & Brown; and


         - hiring away any employee or personnel of Brown & Brown or its affiliates, or inducing or enticing any such person to leave such employment or engagement without the prior written consent of Brown & Brown.

         The non-competition agreement further provides that for a period of three years from the effective time of the merger, the shareholder will not disclose any confidential information, as defined in the non-competition agreement.

CONTRIBUTION AGREEMENT


         As discussed above, as a condition of the merger, each Golden Gate Holdings shareholder, other than the ESOP, must execute and deliver an indemnification agreement, pursuant to which the Golden Gate Holdings shareholders (other than Raleigh, Schwarz & Powell) must agree to jointly and severally indemnify Brown & Brown for certain damages. Although the obligations under the indemnification agreement are joint and several, under the terms of the contribution agreement, the form of which is attached as Annex D, as between the shareholders, each shareholder shall be responsible for his or her share of the liability for damages asserted under the indemnification agreement, as determined by his or her pro-rata share of the consideration received by such shareholder in the merger. Under the terms of the contribution agreement, each shareholder therefore agrees to indemnify and hold each of the other shareholders harmless for that part of the liability for damages asserted under the indemnification agreement exceeding that shareholder's pro-rata share of the merger consideration. In addition, each shareholder agrees to be responsible for the full amount, without limitation, of any indemnification claim arising from the shareholder's own failure to perform his or her post-closing obligations or breach of a representation, warranty or covenant relating to his or her ownership of Golden Gate Holdings shares.

                           DIRECTORS AND MANAGEMENT OF
                       BROWN & BROWN FOLLOWING THE MERGER

DIRECTORS AND EXECUTIVE OFFICERS

         At the time the merger is completed, the board of directors and management of Brown & Brown will consist of the following current directors and executive officers of Brown & Brown:

                                                                                                       Year First
                                                                                                         Became
Name                                  Positions                                  Age                   a Director
----                                  ---------                                  ---                   ----------
J. Hyatt Brown                        Chairman of the Board, President and       64                       1993
                                      Chief Executive Officer

Jim W. Henderson                      Executive Vice President,                  55                       1993
                                      Assistant Treasurer and Director

Samuel P. Bell, III                   Director                                   62                       1993

Bradley Currey, Jr.                   Director                                   71                       1995

Theodore J. Hoepner                   Director                                   60                       1994

David H. Hughes                       Director                                   57                       1997

Toni Jennings                         Director                                   52                       1999

John R. Riedman                       Director                                   72                       2001

Jan E. Smith                          Director                                   61                       1997

Cory T. Walker                        Vice President, Chief Financial            44                         --
                                      Officer and Treasurer

Laurel L. Grammig                     Vice President, Secretary and              42                         --
                                      General Counsel

Thomas M. Donegan, Jr.                Vice President, Assistant Secretary and    31                         --
                                      Assistant General Counsel

M. Catherine Wellman                  Vice President, Assistant Secretary and    27                         --
                                      Assistant General Counsel

         J. HYATT BROWN. Mr. Brown has been the President and Chief Executive Officer of Brown & Brown since 1993, and the Chairman of the board of directors since 1994. Mr. Brown was President and Chief Executive Officer of Brown & Brown's predecessor corporation from 1961 to 1993. He was a member of the Florida House of Representatives from 1972 to 1980, and Speaker of the House from 1978 to 1980. Mr. Brown serves on the board of directors of SunTrust Banks, Inc., SunTrust Bank/East Central Florida, International Speedway Corporation, The FPL Group, Inc., BellSouth Corporation, Rock-Tenn Company, and SCPIE Holdings Inc. He also serves on the Board of Trustees of Stetson University, for which he is a past Chairman, and serves as a member of the YMCA Advisory Board, the March of Dimes board of directors, and the Salvation Army Advisory Council.

         JIM W. HENDERSON. Mr. Henderson served as Senior Vice President of Brown & Brown from 1993 to 1995, and was elected Executive Vice President in 1995. He served as Senior Vice President of Brown & Brown's predecessor corporation from 1989 to 1993, and as Chief Financial Officer from 1985 to 1989.

         SAMUEL P. BELL, III. Mr. Bell has been a shareholder of the law firm of Pennington, Moore, Wilkinson, Bell & Dunbar, P.A. since January 1, 1998 and also serves as Of Counsel to the law firm of Cobb Cole & Bell. Prior to that, he was a shareholder and managing partner of Cobb Cole & Bell. He has served as counsel to Brown & Brown and its predecessor corporation since 1964. Mr. Bell was a member of the Florida House of Representatives from 1974 to 1988.

         BRADLEY CURREY, JR. Mr. Currey served as Chief Executive Officer of Rock-Tenn Company, a manufacturer of packaging and recycled paperboard products, from 1989 to 1999 and as Chairman of the Board of Rock-Tenn from 1993 to January 31, 2000, when he retired. He also previously served as President (1978-1995) and Chief Operating Officer (1978-1989) of Rock-Tenn. Mr. Currey is a member of the board of directors of Rock-Tenn Company, Genuine Parts Company, and Enzymatic Deinking Technologies, Inc., and is Trustee Emeritus and a past Chairman of the Board of Trustees of Emory University. He is also a past Chairman of the Federal Reserve Bank of Atlanta.

         THEODORE J. HOEPNER. Mr. Hoepner has been Vice Chairman of SunTrust Banks, Inc. since 2000. From 1995 to 2000, Mr. Hoepner served as Chairman of the Board, President and Chief Executive Officer of SunTrust Banks of Florida, Inc. From 1990 through 1995, he served as Chairman of the Board, President and Chief Executive Officer of SunBank, N.A. From 1983 through 1990, he was the Chairman of the Board and Chief Executive Officer of SunBank/Miami, N.A.

         DAVID H. HUGHES. Mr. Hughes has been Chief Executive Officer of Hughes Supply, Inc., a business-to-business distributor of construction and industrial supplies, since 1974, and has been Chairman of the Board since 1986. Mr. Hughes is a member of the board of directors of SunTrust Banks, Inc., SunTrust Bank/Central Florida, Orlando Regional Healthcare Systems, Arnold Palmer Children's Hospital, Florida Tax Watch, Accord Industries, and Lanier Worldwide, Inc.

         TONI JENNINGS. Ms. Jennings has been President of Jack Jennings & Sons, a commercial construction firm based in Orlando, Florida, since 1982. Ms. Jennings also serves as Secretary and Treasurer of Jennings & Jennings, Inc., an architectural millwork firm based in Orlando, Florida. Ms. Jennings was a member of the Florida Senate from 1980 to 2000, and President of the Florida Senate from 1996 to 2000. She previously served in the Florida House of Representatives from 1976 to 1980. She currently serves on the Salvation Army Advisory Board and on the board of directors of SunTrust Bank/Central Florida.

         JOHN R. RIEDMAN. Mr. Riedman was elected to Brown & Brown's board of directors in January 2001. He has served as Chairman of Riedman Corporation, based in Rochester, New York, since 1992. In January 2001, the insurance agency operations of Riedman Corporation were acquired by Brown & Brown, at which time Mr. Riedman joined Brown & Brown as an Executive Vice President and was elected as Vice Chairman of Brown & Brown of New York, Inc., a subsidiary of Brown & Brown. Mr. Riedman is a trustee and Finance Committee member of ViaHealth, a Rochester-based healthcare services network, a trustee of WXXI Public Broadcasting Corporation, and a member of the Executive Committee of the Greater Rochester Chamber of Commerce. He serves as President of 657 East Avenue Corp. (a subsidiary of Rochester Museum and Science Center) and of the Monroe County Sheriff's Foundation, and as Chairman of the Greater Rochester Sports Authority. He serves on the board of directors of High Falls Brewing Company, Sage, Rutty & Company, Inc., a Rochester-based financial services firm, the New York State Thruway Authority and the New York State Canal Corporation. Mr. Riedman also served as a director and Chairman of the Audit Committee of Fleet Financial Group from 1988 to 1999.

         JAN E. SMITH. Mr. Smith has served as President of Jan Smith & Company, a commercial real estate and business investment firm, since 1978. Mr. Smith is also the managing general partner of Ramblers Rest Resort, Ltd., a recreational vehicle park in Venice, Florida, and President of Travel Associates, Inc. Mr. Smith serves on the board of directors of SunTrust Bank/Gulf Coast, and is a member of the University of South Florida Foundation Board of Trustees. He also serves as a member of the Florida Education Governance Reorganization Transition Task Force and as a member of the Tampa Bay Business Hall of Fame. He is a past member of the Advisory Council of the Federal Reserve Bank of Atlanta.

         CORY T. WALKER. Mr. Walker was elected Vice President, Treasurer and Chief Financial Officer of Brown & Brown in February 2000. Mr. Walker previously served as Vice President and Chief Financial Officer of Brown & Brown from 1992 to 1994. Between 1995 and February 15, 2000, Mr. Walker served as profit center manager for

Brown & Brown's Oakland, California retail office. Before joining
Brown & Brown, he was a Senior Audit Manager for Ernst & Young LLP.

         LAUREL L. GRAMMIG. Ms. Grammig has been Vice President, Secretary and General Counsel of Brown & Brown since 1994. Before joining Brown & Brown, she was a partner of the law firm of Holland & Knight LLP in Tampa, Florida.

         THOMAS M. DONEGAN, JR. Mr. Donegan was elected Vice President and Assistant Secretary in April 2000 after joining Brown & Brown as Assistant General Counsel that same month. Prior to that, Mr. Donegan was an associate with the law firm of Smith, Gambrell & Russell LLP in Atlanta, Georgia, where his practice focused on corporate law and business transactions.

         M. CATHERINE WELLMAN. Ms. Wellman was elected Vice President and Assistant Secretary in January 2001, after joining Brown & Brown as Assistant General Counsel in November 2000. Prior to that, Ms. Wellman was an associate with the law firm of Meier, Lengauer, Bonner, Muszynski & Doyle, P.A. in Orlando, Florida, where her practice focused on litigation.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation received by Brown & Brown's Chief Executive Officer and the four other highest paid executive officers in 2000 (the "Named Executive Officers") for services rendered to Brown & Brown for each of the three years in the period ended December 31, 2000. Compensation information is also provided with respect to James L. Olivier, who served as Vice President, Assistant Secretary and Assistant General Counsel of Brown & Brown through April 21, 2000.


                           SUMMARY COMPENSATION TABLE


                                                   ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                                   -------------------           -----------------------------------
                                                                                     AWARDS
                                                                                    SECURITIES           ALL OTHER
                                                                                 UNDERLYING OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION            YEAR       SALARY($)     BONUS($)                (#)              ($)(1)(2)
---------------------------            ----       ---------     --------         ------------------     ------------
J. Hyatt Brown                         2000       493,835       342,568                   --               6,800
 Chairman of the Board,                1999       426,381       292,364                   --               6,400
 President,                            1998       415,990       253,973                   --               6,400
 & Chief Executive Officer

Jim W. Henderson                       2000       334,375       325,000              119,558(3)            6,800
  Executive Vice President             1999       325,350       254,000                   --               6,400
                                       1998       296,927       209,000                   --               6,400

Cory T. Walker(4)                      2000       146,434       90,000                    --               6,800
 Vice President,
 Chief Financial Officer
 & Treasurer

Laurel L. Grammig                      2000       127,691       80,730                    --               6,800
  Vice President, Secretary            1999       123,943       69,000                    --               6,400
   & General Counsel                   1998       125,432       60,000                    --               6,400

James L. Olivier(5)                    2000       149,999       26,596                    --               6,800
 Former Vice President,                1999       108,951       15,000                    --               4,887
 Assistant Secretary                   1998        91,533       13,230                    --               4,165
 & Assistant General
 Counsel


-------------------
(1) Amounts shown represent Brown & Brown's 401(k) plan profit sharing and matching contributions.
(2) Certain of the Named Executive Officers have been granted shares of performance stock under Brown & Brown's Stock Performance Plan. For a description of the terms of such grants, the number of shares granted, and the value of such shares, see "Directors and Management of Brown & Brown following the Merger - Long-Term Incentive Plans - Awards in Last Fiscal Year."
(3) Mr. Henderson was originally granted 59,779 options under Brown & Brown's 2000 Incentive Stock Option Plan (the "Plan") effective April 21, 2000. On August 23, 2000, Brown & Brown implemented a 2-for-1 stock split, effected as a stock dividend. Under the Plan, the number of shares underlying granted options are automatically adjusted to reflect any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar event or change in the capital structure of Brown & Brown. The exercise price per share for the granted options is $19.3438, which represents the closing market price of Brown & Brown's common stock on April 20, 2000 of $38.6875, after adjustment by Brown & Brown's Compensation Committee for the 2-for-1 stock split effected August 23, 2000.
(4)      Mr. Walker was elected as an executive officer in February 2000.
(5) Mr. Olivier resigned as an executive officer of Brown & Brown effective April 21, 2000, in order to accept a position in the Lawyer's Protector Plan(R), one of Brown & Brown's national programs.

OPTION GRANTS IN 2000

         Brown & Brown's shareholders approved the 2000 Incentive Stock Option Plan at the 2000 Annual Shareholders' Meeting. Grants of Brown & Brown stock options under the Plan are intended to provide an incentive for key employees to achieve short- to medium-range performance goals of Brown & Brown. This is done generally by tying the vesting of granted options to the grantee's region or profit center achieving pre-tax earnings reflecting a compound annual growth in excess of 15% over pre-tax earnings for 1999, the Plan's base year, for the period ending December 31, 2002. The granted options will vest as these performance standards are achieved or on the day prior to the ten-year anniversary date of the grant, whichever is earlier. Vested stock options may be exercised only pursuant to a schedule set forth in each grantee's agreement with Brown & Brown. The grantee may not sell or transfer any granted stock options. The table below sets forth the number of options granted to the Named Executive Officers in 2000.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)


                                                                                              POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED ANNUAL
                                                                                              RATES OF STOCK PRICE
                                                                                                  APPRECIATION
INDIVIDUAL GRANTS                                                                               FOR OPTION TERM
-----------------                                                                           ------------------------
                                 NUMBER OF       PERCENT OF
                                 SECURITIES    TOTAL OPTIONS
                                 UNDERLYING      GRANTED TO     EXERCISE OR
                                  OPTIONS       EMPLOYEES IN    BASE PRICE     EXPIRATION
Name                            GRANTED (#)     FISCAL YEAR     ($/SH) (1)      DATE (2)       5%($)        10%($)
----                            -----------    -------------    -----------    ----------    ---------     ---------
J. Hyatt Brown.............           --             --                  --            --            --            --
Jim W. Henderson...........       19,558(3)           1%        $   19.3438     4/20/2010     1,454,448     3,685,858
Cory T. Walker.............           --             --                  --            --            --            --
Laurel L. Grammig..........           --             --                  --            --            --            --
James L. Olivier...........           --             --                  --            --            --            --

(1) Exercise price represents the closing market price of Brown & Brown's common stock on April 20, 2000 of $38.6875, after adjustment by Brown & Brown's Compensation Committee for a 2-for-1 stock split effected August 23, 2000 (see note 3 below). No trading occurred on the grant date, April 21, 2000, which was a trading holiday.
(2) No options granted under the Plan are exercisable upon the expiration of ten years after the effective date of grant of such option. The effective date of Mr. Henderson's option grant was April 21, 2000.
(3) Mr. Henderson was originally granted 59,779 options effective April 21, 2000. On August 23, 2000, Brown & Brown implemented a 2-for-1 stock split, effected as a stock dividend. Under the Plan, the number of shares underlying granted options are automatically adjusted to reflect any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar event or change in the capital structure of Brown & Brown.

AGGREGATE OPTION EXERCISES IN 2000

         No stock options granted under Brown & Brown's 2000 Incentive Stock Option Plan were exercisable during fiscal year 2000. The closing market price of Brown & Brown's stock underlying the granted options was $35.00 per share as of December 31, 2000. The resulting difference between the year-end market price and the adjusted exercise price per share of $19.3438 is $15.66 per share. Therefore, the value at fiscal year-end of unexercised in-the-money options granted to Mr. Henderson, representing 119,558 shares, was $1,872,278.28.

LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

         Grants of stock under Brown & Brown's Stock Performance Plan are intended to provide an incentive for key employees to achieve long-range performance goals of Brown & Brown, generally by providing incentives to remain with Brown & Brown for a long period after the grant date and by tying the vesting of the grant to appreciation of Brown & Brown's stock price. The table below sets forth the number of shares of performance stock granted to the Named Executive Officers in 2000 and the criteria for vesting.

                                                                                     PERFORMANCE OR OTHER PERIOD
NAME                                                     NUMBER OF SHARES(1)(2)      UNTIL MATURATION OR PAYOUT(3)
----                                                     ----------------            --------------------------
J. Hyatt Brown..................................                    --                               --
Jim W. Henderson................................                    --                               --
Cory T. Walker..................................                 2,940                          5 years
Laurel L. Grammig...............................                    --                               --
James L. Olivier................................                    --                               --

----------------
(1) None of the shares of performance stock granted to the Named Executive Officers has vested as of the date of this Proxy Statement. In order for the grants described above to fully vest, the grantee would have to remain with Brown & Brown for a period of 15 years from the date of grant (subject to the exceptions set forth in footnote (3) below) and Brown & Brown's stock price would have to appreciate at a rate of 20% per year for the five-year period beginning on the grant date in 2000. For each 20% increase in Brown & Brown's stock price within such five-year period, dividends will be payable to the grantee on 20% of the shares granted and the grantee will have the power to vote such shares. The grantee will not have any of the other indicia of ownership (e.g., the right to sell or transfer the shares) until such shares are fully vested.
(2) The dollar value of the grant to Mr. Walker on the date of grant was $50,000. This value represents the number of shares granted multiplied by the closing market price of Brown & Brown's common stock on the New York Stock Exchange on the date of grant. The aggregate number of shares of performance stock granted to the Named Executive Officers as of December 31, 2000 were 47,650 for Mr. Henderson, 32,820 for Mr. Walker, 11,880 for Ms. Grammig, and 9,670 for Mr. Olivier. The dollar values of all shares of performance stock granted to the Named Executive Officers as of December 31, 2000 was $1,667,750 for Mr. Henderson, $1,148,700 for Mr. Walker,
      $415,800 for Ms. Grammig, and $338,450 for Mr. Olivier.
(3) If the grantee's employment with Brown & Brown were to terminate before the end of the 15-year vesting period, such grantee's interest in his or her shares would be forfeited unless (i) the grantee has attained age 64,
      (ii) the grantee's employment with Brown & Brown terminates as a result of his or her death or disability, or (iii) the Compensation Committee, in its sole and absolute discretion, waives the conditions of the grant of performance stock.

EMPLOYMENT AND DEFERRED COMPENSATION AGREEMENTS

         Effective July 29, 1999, J. Hyatt Brown entered into an Employment Agreement that superseded Mr. Brown's prior agreement with Brown & Brown. The agreement provides that Mr. Brown will serve as Chairman of the Board, President and Chief Executive Officer. The agreement also provides that upon termination of employment, Mr. Brown will not directly or indirectly solicit any of Brown & Brown's customers for a period of three years.

         The agreement requires Brown & Brown to make a payment to an escrow account upon a Change of Control (as defined in the agreement) of Brown & Brown. If, within three years after the date of such Change of Control, Mr. Brown is terminated or he resigns as a result of certain Adverse Consequences (as defined in the agreement), the amount in the escrow account will be released to Mr. Brown. The amount of the payment will be equal to two times the following amount: three times the sum of Mr. Brown's annual base salary and most recent annual bonus, multiplied by a factor of one plus the percentage representing the percentage increase, if any, in the price of the common stock of Brown & Brown between the date of the agreement and the close of business on the first business day following the date the public announcement of the Change of Control is made. Mr. Brown will also be entitled to receive all benefits he enjoyed prior to the Change of Control for a period of three years after the date of termination of his employment.

         A "Change of Control" includes the acquisition by certain parties of 30% or more of Brown & Brown's outstanding voting securities, certain changes in the composition of the board of directors that are not approved by the incumbent board, and the approval by Brown & Brown's shareholders of a plan of liquidation, certain mergers or reorganizations, or the sale of substantially all of Brown & Brown's assets. The "Adverse Consequences" described above generally involve a breach of the agreement by Brown & Brown, a change in the terms of Mr. Brown's employment, a reduction in Brown & Brown's dividend policy, or a diminution in Mr. Brown's role or responsibilities.

         Brown & Brown entered into the agreement with Mr. Brown after determining that it was in the best interests of Brown & Brown and its shareholders to retain his services in the event of a threat or occurrence of a Change of Control and thereafter, without alteration or diminution of his continuing leadership role in determining and implementing the strategic objectives of Brown & Brown. Brown & Brown also recognized that, unlike other key personnel throughout Brown & Brown who participate in Brown & Brown's Stock Performance Plan, Mr. Brown does not participate in that plan and would not enjoy the benefit of the immediate vesting of stock interests granted pursuant to that plan in the event of a Change of Control.

         Jim W. Henderson, Cory T. Walker, Laurel L. Grammig, Thomas M. Donegan, Jr., M. Catherine Wellman, and James L. Olivier have each entered into standard employment agreements with Brown & Brown. These agreements may be terminated by either party (in the case of Mr. Henderson, upon 30 days advance written notice). Compensation under these agreements is at amounts agreed upon between Brown & Brown and the employee from time to time. Additionally, for a period of two years following the termination of employment (three years in the case of Mr. Henderson), these agreements prohibit the employee from directly or indirectly soliciting or servicing Brown & Brown's customers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of Brown & Brown's Compensation Committee during 2000 were Samuel P. Bell, III (Chairman), Bradley Currey, Jr., Theodore J. Hoepner, David
H. Hughes, Toni Jennings and Jan E. Smith. J. Hyatt Brown, Brown & Brown's Chairman, President and Chief Executive Officer, resigned as a member of the Compensation Committee on April 20, 2000.

         Samuel P. Bell, III is a partner in the law firm of Pennington, Moore, Wilkinson, Bell & Dunbar, P.A. and serves as Of Counsel to the law firm of Cobb Cole & Bell. Cobb Cole & Bell performed services for Brown & Brown in 2000 and is expected to continue to perform legal services for Brown & Brown during 2001.

         Theodore J. Hoepner is the Vice Chairman of SunTrust Banks, Inc. Brown & Brown has a $50 million line of credit and a $90 million term loan with SunTrust Banks, Inc. Brown & Brown expects to continue to use SunTrust Banks, Inc. during 2001 for some of its cash management requirements. Mr. Brown and David H. Hughes are each directors of SunTrust Banks, Inc. Mr. Hughes and Toni Jennings are each directors of SunTrust Bank/East Central Florida. Jan E. Smith is a director of SunTrust Bank/Gulf Coast. For other transactions involving management and Brown & Brown, see "Directors and Management of Brown & Brown following the Merger - Transactions with Management and Others."

         Notwithstanding anything to the contrary set forth in any of Brown & Brown's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement/prospectus, in whole or in part, the following Board Compensation Committee Report on Executive Compensation and the Performance Graph shall not be incorporated by reference into any such filings.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Brown & Brown's overall compensation philosophy is as follows:

         - Attract and retain high-quality people, which is crucial to both the short-term and long-term success of Brown & Brown;

         - Reinforce strategic performance objectives through the use of incentive compensation programs; and

         - Create a mutuality of interest between the executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making.

         Base Compensation. Salary levels for officers other than the Chief Executive Officer are determined by the Chief Executive Officer each year during the first quarter based upon the qualitative performance of each officer during the previous year and guidelines approved by the Compensation Committee. If an officer has had no change in duties, the percentage of annual salary increases for such officer generally is expected to be approximately 3-5% of the officer's base salary. Exceptional performance or a change in the officer's responsibilities may merit a larger increase.

         Annual Bonuses. Bonuses for managers of Brown & Brown's Retail Division profit centers are established by the profit center manager from a bonus pool allocated to that manager's profit center through a pre-determined formula. For 2000, in each Retail Division profit center, the aggregate annual bonuses to be allocated among the employees of that profit center ranged from 0% to 12% of that profit center's operating profit before interest, amortization and profit center bonus. The highest bonus percentage level is not met until the profit center's operating profit percentage is equal to or greater than 28%. Other divisions of Brown & Brown have similar objective measures of bonus potential based on achievement of targeted operating or pre-tax goals. The annual bonus for Mr. Henderson, who, in addition to other duties, served as the profit center manager for the Daytona Beach retail operation, was established based on a subjective allocation of the aggregate profit center bonus earned by the Daytona Beach retail profit center.

         The bonuses for the executive officers who are not profit center managers are determined by the Chief Executive Officer based primarily on objective criteria, such as a percentage of the officer's salary, the earnings growth of Brown & Brown as a whole, and a subjective analysis of the officer's duties and performance.

         Long-Term Compensation. The Committee may also grant shares of performance stock to officers and other key employees based upon salary levels, sales production levels and performance evaluations. Grants of performance stock were made in 2000 to certain of the Named Executive Officers, as well as to other non-executive employees of Brown & Brown. See "Directors and Management of Brown & Brown following the Merger - Long-Term Incentive Plans - Awards in Last Fiscal Year."

         CEO Compensation. With respect to the salary and bonus of J. Hyatt Brown, the Chairman, President and Chief Executive Officer of Brown & Brown, the Compensation Committee annually sets these amounts by reference to the general operating performance of Brown & Brown. The performance criteria most closely examined by the Committee are improvements in Brown & Brown's earnings per share and net income, as well as the continuing growth of Brown & Brown's business. The Committee also considers salary levels of chief executive officers in companies similar to Brown & Brown and makes adjustments believed appropriate based upon the differences in size of the peer companies as compared to Brown & Brown. The Committee reports the salary and bonus amounts recommended for the Chief Executive Officer to the full board of directors and responds to questions, if any. At that time, the board of directors may change salary levels or bonus amounts.

         The $342,568 bonus recommended by the Committee and approved by the board of directors (excluding Mr. Brown) is 17.17% higher than Mr. Brown's 1999 bonus. This increase reflects the 17.17% increase in Brown & Brown's earnings per share over 1999, as originally reported.

         The financial performance of Brown & Brown during 2000 was at the expected budgeted levels, and the Committee took this into consideration in establishing compensation levels.

                                                  COMPENSATION COMMITTEE

                                                  Samuel P. Bell, III (Chairman)
                                                  Bradley Currey, Jr.
                                                  Theodore J. Hoepner
                                                  David H. Hughes
                                                  Toni Jennings
                                                  Jan E. Smith

TRANSACTIONS WITH MANAGEMENT AND OTHERS

         On January 3, 2001, Brown & Brown completed its acquisition of all of the insurance agency business-related assets of Riedman Corporation, based in Rochester, New York. Riedman's capital stock is owned by John R. Riedman, James
R. Riedman and a trust, the equal beneficiaries of which are John R. Riedman's four children, James R. Riedman, David J. Riedman, Katherine R. Griswold, and Susan R. Holliday. Simultaneously with this transaction, Brown & Brown of Wyoming, Inc., a wholly-owned subsidiary of Brown & Brown, acquired all of the insurance agency business-related assets of Riedman Insurance of Wyoming, Inc., a wholly-owned subsidiary of Riedman based in Cheyenne, Wyoming. These acquisitions, recorded using the purchase method of accounting, were made pursuant to an asset purchase agreement among Brown & Brown, Riedman, and Riedman's shareholders, a purchase agreement between Brown & Brown and Andrew Meloni, a key employee of Riedman, and a general assignment and bill of sale from Riedman of Wyoming to Brown & Brown of Wyoming. The aggregate consideration for these assets, which is payable in cash in three installments by Brown & Brown and Brown & Brown of Wyoming, was equal to approximately 1.55 times Riedman's revenues for the year 2000 less certain Riedman debt related to its prior acquisitions, which was assumed by Brown & Brown. Cory T. Walker, Vice President, Treasurer and Chief Financial Officer of Brown & Brown, determined the purchase price of the assets acquired by Brown & Brown, based upon the above-described formula. The cash consideration paid by Brown & Brown and Brown & Brown of Wyoming at closing was approximately $61,566,572. Certain of the assets acquired in these transactions were acquired by Riedman within two years prior to the transactions, at an approximate aggregate cost of $12,135,000.

         Riedman Corporation is the landlord under a lease agreement with Brown & Brown, as tenant, with respect to office space in Rochester, New York that was entered into in connection with the transactions referenced in the preceding paragraph. The lease provides for payment of annual rent of $300,000 by Brown & Brown for a term of five years. Additionally, Brown & Brown assumed and took assignment of a covenant not to compete owed to Riedman from John R. Riedman's brother, Frank Riedman. Brown & Brown received a discounted credit toward the asset purchase price for amounts payable to Frank Riedman pursuant to this assumed obligation. Brown & Brown will pay Frank Riedman ten equal quarterly installments of $82,500 beginning January 2001.

         In January 2001, John R. Riedman, Chairman of Riedman, was elected as a director of Brown & Brown, and also became an Executive Vice President of Brown & Brown and Vice Chairman of Brown & Brown of New York, Inc., a subsidiary of Brown & Brown. James R. Riedman, President of Riedman, is John R. Riedman's son and was elected in January 2001 as an Executive Vice President of Brown & Brown of New York, Inc. Effective April 30, 2001, James R. Riedman resigned that position and left Brown & Brown's employ. John R. Riedman is paid an annual salary of $150,000 pursuant to an employment agreement with Brown & Brown that provides for a minimum term of one year, and continues thereafter until terminated in accordance with its terms. John R. Riedman directly owns 25.5% of Riedman's capital stock, James R. Riedman and an unrelated third party each directly owns 1.8% of such stock and John R. Riedman's children beneficially own the remainder of such stock through the aforementioned trust. In addition, Brown & Brown received a credit toward the asset purchase price for amounts payable by Brown & Brown for covenants not to compete with terms of five years entered into with Mr. Riedman and each of his four children. At closing, Brown & Brown paid an aggregate of $1,250,000 split equally among Mr. Riedman and his four children for such covenants. Additionally, Mr. Riedman and James R. Riedman will each be paid $250,000 annually for the next three years for their respective covenants.

         J. Powell Brown, who is the son of J. Hyatt Brown, is employed by Brown & Brown as the Profit Center Manager for the Orlando, Florida retail office, and received compensation of $344,320 for services rendered to Brown & Brown in 2000.

         For other transactions involving management and Brown & Brown, see "Directors and Management of Brown and Brown following the Merger - Compensation Committee Interlocks and Insider Participation."

                      MARKET PRICE AND DIVIDEND INFORMATION

BROWN & BROWN

         Brown & Brown common stock is traded on The New York Stock Exchange under the symbol "BRO." The table below sets forth the (1) high and low sales prices of Brown & Brown Common stock on The New York Stock Exchange and (2) cash dividends declared per share, for the periods indicated. The stock prices and dividend rates reflect the three-for-two stock split effected by Brown & Brown on February 27, 1998 and the two-for-one stock split effected by Brown & Brown on August 23, 2000. Each such stock split was effected as a stock dividend.



                                                               Brown & Brown
                                                               Common Stock
                                                               -------------
                                                         High               Low        Cash Dividends
                                                         ----               ---        --------------
2001
First Quarter.....................................    $  39.92          $  28.75        $   0.075
Second Quarter....................................       46.10             33.90            0.075
Third Quarter.....................................       52.60             41.00               --

2000
First Quarter.....................................    $  20.13          $  15.63        $    .065
Second Quarter....................................       26.22             19.00             .065
Third Quarter.....................................       32.00             23.72             .065
Fourth Quarter....................................       35.88             29.75             .075

1999
First Quarter.....................................    $  19.22          $  14.66        $    .055
Second Quarter....................................       19.00             15.19             .055
Third Quarter.....................................       19.72             16.60             .055
Fourth Quarter....................................       20.32             15.38             .065




         On June 28, 2001, the last full trading day prior to the public announcement of the proposed merger, the closing sales price of Brown & Brown common stock on The New York Stock Exchange was $42.10 per share. On October 1, 2001, the last full trading day for which information was available prior to the printing of this proxy statement/prospectus, the closing sales price of the Brown & Brown common stock on The New York Stock Exchange was $53.25 per share and, there was approximately 913 record holders of Brown & Brown common stock.


         GOLDEN GATE HOLDINGS SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE BROWN & BROWN COMMON STOCK.

         Because the market price of Brown & Brown common stock may fluctuate, the number of shares of Brown & Brown common stock that Golden Gate Holdings shareholders will receive upon the closing of the merger may increase or decrease before the merger. We urge you to obtain current market quotations for Brown & Brown common stock.

GOLDEN GATE HOLDINGS

         The common stock of Golden Gate Holdings is not traded on an established public trading market.

                          DESCRIPTION OF BROWN & BROWN

GENERAL


         Brown & Brown is a general insurance agency headquartered in Daytona Beach and Tampa, Florida that resulted from an April 28, 1993 business combination involving Poe & Associates, Inc. ("Poe") and Brown & Brown. Poe was incorporated in 1958 and Brown & Brown commenced business in 1939. The name of the Company following the 1993 combination was Poe & Brown, Inc. and was changed to Brown & Brown, Inc. in 1999.


         Brown & Brown is a diversified insurance brokerage and agency that markets and sells primarily property and casualty insurance products and services to its clients. Because Brown & Brown does not engage in underwriting activities, it does not assume underwriting risks. Instead, Brown & Brown acts in an agency capacity to provide its clients with targeted, customized risk management products.

         Brown & Brown is compensated for its services primarily by commissions paid by insurance companies and fees for administration and benefit consulting services. The commission is usually a percentage of the premium paid by an insured. Commission rates generally depend upon the type of insurance, the particular insurance company, and the nature of the services provided by Brown & Brown. In some cases, a commission is shared with other agents or brokers who have acted jointly with Brown & Brown in a transaction. Brown & Brown may also receive from an insurance company a contingent commission that is generally based on the profitability and volume of business placed with it by Brown & Brown over a given period of time. Fees are principally generated by Brown & Brown's Service Division, which offers administration and benefit consulting services primarily in the workers' compensation and employee benefit markets. The amount of Brown & Brown's income from commissions and fees is a function of, among other factors, continued new business production, retention of existing customers, acquisitions, and fluctuations in insurance premium rates and insurable exposure units.


         Premium pricing within the property and casualty insurance underwriting industry has been cyclical and has displayed a high degree of volatility based on prevailing economic and competitive conditions. Since the mid-1980s, the property and casualty insurance industry has been in a "soft market" during which the underwriting capacity of insurance companies expanded, stimulating an increase in competition and a decrease in premium rates and related commissions and fees. Significant reductions in premium rates occurred during the years 1987 through 1989 and continued, although to a lesser degree, through 1999. The effect of this softness in rates on Brown & Brown's revenues had been somewhat offset by Brown & Brown's acquisitions and new business production. As a result of increasing loss ratios of insurance carriers through 1999, there was a general increase in premium rates beginning in the first quarter of 2000 and continuing through the fourth quarter of 2000. Although the premium increases varied by line of business, geographical region, insurance carrier and specific underwriting factors, it was the first time since 1987 that Brown & Brown operated in an environment of increased premiums for four consecutive quarters. Brown & Brown cannot predict the timing or extent of premium pricing changes as a result of market fluctuations or their effect on Brown & Brown's operations in the future.

         As of December 31, 2000, Brown & Brown 's activities were conducted in 39 locations in 12 states; however, with the acquisitions consummated from January 1, 2001 through September 18, 2001, it has 116 locations in 27 states. Of the 116 locations, 31 are in Florida; 19 in New York; nine in Virginia; eight in Minnesota; seven in Louisiana; five in Colorado; four in South Carolina; three each in Arizona, Georgia, New Mexico, and North Dakota; two each in California, Michigan, Nevada, New Jersey and Texas; and one each in Connecticut, Indiana, Iowa, Missouri, Ohio, Oklahoma, Pennsylvania, Tennessee, West Virginia, Wisconsin, and Wyoming.


         Brown & Brown's business is divided into four divisions: (1) the Retail Division; (2) the National Programs Division; (3) the Service Division; and (4) the Brokerage Division. The Retail Division is composed of Brown & Brown employees who market and sell a broad range of insurance products to insureds. The National Programs Division works with underwriters to develop proprietary insurance programs for specific niche markets. These programs are marketed and sold primarily through independent agencies and agents across the United States. Brown & Brown receives an override on the commissions generated by these independent agencies. The Service Division provides insurance-related services such as third-party administration and consultation for workers' compensation and employee benefit markets. The Brokerage Division markets and sells excess and surplus commercial insurance, as well as certain niche programs, primarily through independent agents. For the fiscal year ended December 31, 2000 Brown & Brown achieved commission and fee revenues of approximately $204.9 million.

         The following table sets forth a summary of (i) the commission and fee revenues realized from each of Brown & Brown's operating divisions for each of the three years in the period ended December 31, 2000 (in thousands of dollars), and (ii) the percentage of Brown & Brown's total commission and fee revenues represented by each division for each of such periods:

                                          1998           %           1999          %          2000           %
                                       ----------    ---------   -----------   ----------  -----------    -------
  Retail Division(1)..............     $  115,471       68.9%    $  132,518       72.1%    $   144,031       70.3%
  Brokerage Division..............         13,200        7.9         14,464        7.9          22,298       10.9
  National Programs Division......         25,043       14.9         21,983       12.0          20,052        9.8
  Service Division................         13,818        8.3         14,716        8.0          18,481        9.0
                                       ----------    -------     ----------    -------     -----------    -------
                    Total.........     $  167,532      100.0%    $  183,681      100.0%    $   204,862      100.0%
                                       ==========    =======     ==========    =======     ===========    =======


(1) Numbers and percentages have been restated to give effect to Brown & Brown's acquisition of the outstanding stock of the following agencies: Daniel-James Insurance Agency and Becky-Lou Realty Limited in 1998; Ampher Insurance, Ross Insurance of Florida, and Signature Insurance Group, as well as the outstanding partnership interests of C,S&D Partnership in 1999; and Bowers, Schumann & Welch, The Flagship Group, WMH and Huffman & Associates, and Mangus Insurance & Bonding in 2000.


         RECENT DEVELOPMENTS


         From January 1, 2001 through September 18, 2001, acquired insurance agencies based in Tampa, Florida; Rochester, New York; Lafayette, Louisiana; Phoenix, Arizona (2); Thousand Oaks, California; Rome, New York; Titusville, Florida; Manassas, Virginia; Tallahassee, Florida; Syracuse, New York; St. Louis, Missouri; Roswell, New Mexico; Deerfield Beach, Florida; Las Vegas, Nevada; Newington, Connecticut; Pryor, Oklahoma; Orlando, Florida; St. Petersburg, Florida; Clearwater, Florida; Wheat Ridge, Colorado; and Salem, Virginia. On January 3, 2001, we completed the acquisition of all of the insurance agency business-related assets of Riedman Corporation, headquartered in Rochester, New York with offices located in 13 states.


DIVISIONS

         RETAIL DIVISION


         As of September 18, 2001, Brown & Brown's Retail Division operates in 27 states and employs approximately 1,920 persons. Brown & Brown's retail insurance agency business consists primarily of selling and marketing property and casualty insurance coverages to commercial, professional and, to a limited extent, individual customers. The categories of insurance principally sold by Brown & Brown are: Casualty insurance relating to legal liabilities, workers' compensation, commercial and private passenger automobile coverages, and fidelity and surety insurance; and Property insurance against physical damage to property and resultant interruption of business or extra expense caused by fire, windstorm or other perils. Brown & Brown also sells and services all forms of group and individual life, accident, health, hospitalization, medical and dental insurance programs.


         No material part of Brown & Brown's retail business depends upon a single customer or a few customers. During 2000, fees and commissions received from Brown & Brown's largest single Retail Division customer represented less than one percent of the Retail Division's total commission and fee revenues.

         In connection with the selling and marketing of insurance coverages, Brown & Brown provides a broad range of related services to its customers, such as risk management surveys and analysis, consultation in connection with placing insurance coverages, and claims processing. Brown & Brown believes these services are important factors in securing and retaining customers.

         NATIONAL PROGRAMS DIVISION

         Brown & Brown's National Programs Division tailors insurance products to the needs of a particular professional or trade group, negotiates policy forms, coverages and commission rates with an insurance company and, in certain cases, secures the formal or informal endorsement of the product by a professional association or trade group. Programs are marketed and sold primarily through a national network of independent agencies that solicit customers through advertisements in association publications, direct mailings and personal contact. Brown & Brown also markets a variety of these products through certain of its retail offices. Under agency agreements with the insurance companies that underwrite these programs, Brown & Brown often has authority to bind coverages, subject to established guidelines, to bill and collect premiums and, in some cases, to process claims.

         Brown & Brown is committed to ongoing market research and development of new proprietary programs. Brown & Brown employs a variety of methods, including interviews with members of various professional and trade groups to which Brown & Brown does not presently offer insurance products, to assess the coverage needs of such professional associations and trade groups. If the initial market research is positive, Brown & Brown studies the existing and potential competition and locates potential carriers for the program. A proposal is then submitted to and negotiated with a selected carrier and, in some instances, a professional or trade association from which endorsement of the program is sought. New programs are introduced through written communications, personal visits with agents, placements of advertising in trade publications and, where appropriate, participation in trade shows and conventions.

         Professional Groups. The professional groups serviced by the National Programs Division include dentists, lawyers, physicians, optometrists and opticians. Set forth below is a brief description of the programs offered to these major professional groups:

         - Dentists: The largest program marketed by the National Programs Division is a package insurance policy known as the Professional Protector Plan(R), which provides comprehensive coverage for dentists, including practice protection and professional liability. This program, initiated in 1969, is endorsed by a number of state and local dental societies, and is offered nationally. Brown & Brown believes that this program presently insures approximately 20% of the eligible practicing dentists within Brown & Brown's marketing territories.

         - Lawyers: Brown & Brown began marketing lawyers' professional liability insurance in 1973, and the national Lawyer's Protector Plan(R) was introduced in 1983. The program is presently offered in 46 states, the District of Columbia and Puerto Rico.

         - Physicians: Brown & Brown markets professional liability insurance for physicians, surgeons, and other health care providers through a program known as the Physicians Protector Plan(R). The program, initiated in 1980, is currently offered in 9 states.

         -        Optometrists and Opticians: The Optometric Protector Plan(R)
                  (OPP) and the Optical Services Protector Plan(R) (OSPP) were created in 1973 and 1987, respectively, to provide optometrists and opticians with a package of practice and professional liability coverage. These programs insure optometrists and opticians in all 50 states, the District of Columbia and Puerto Rico. Brown & Brown believes that presently, the OPP insures approximately 20% of the eligible optometrists within Brown & Brown's marketing territories.

         Commercial Groups. The commercial groups serviced by the National Programs Division include a number of targeted commercial industries and trade groups. Among the commercial programs are the following:

         - Towing Operators Protector Plan.(R) Introduced in 1992, this program provides specialized insurance products to towing and recovery industry operators in 48 states.

         - Automobile Dealers Protector Plan.(R) This program insures independent automobile dealers and is currently offered in 49 states. It originated in Florida over 30 years ago through a program still endorsed by the Florida Independent Auto Dealers Association.

         - Manufacturers Protector Plan.(R) Introduced in 1997, this program provides specialized coverages for manufacturers, with an emphasis on selected niche markets.

         - Wholesalers & Distributors Preferred Program.(R) Introduced in 1997, this program provides property and casualty protection for businesses principally engaged in the wholesale-distribution industry. This program replaced Brown & Brown's prior wholesaler-distributor program, which was terminated in 1997 when Brown & Brown severed its relationship with the National Association of Wholesaler-Distributors.

         - Railroad Protector Plan.(R) Also introduced in 1997, this program is designed for contractors, manufacturers and other entities that service the needs of the railroad industry.

         - Automobile Transporters Protector Plan.(R) Introduced in 1996, this program is designed for automobile transporters engaged in the transport of vehicles for automobile auctions, automobile leasing concerns, and automobile and truck dealerships. It is currently offered in 48 states.

         - Environmental Protector Plan.(R) This program was introduced in 1998 and is currently offered in 36 states. It provides a variety of specialized environmental coverages, with an emphasis on municipal Mosquito Control and Water Control Districts.

         - Food Processors Preferred Program.(SM) This program, introduced in 1998, provides property and casualty insurance protection for businesses involved in the handling and processing of various foods.

         - Automotive Aftermarket Protector Plan.(R) This program, introduced in 1997, is designed for customers in the automotive aftermarket parts manufacturing sector. This includes clients who manufacture items such as motor vehicle parts and accessories, truck trailers, pick-up covers and toppers, transportation equipment and trailer hitches.

         - High-Tech Target Program(SM). This program, introduced in 1999, provides comprehensive insurance coverage for technology businesses ranging from semiconductor manufacturers to website designers. The High-Tech Target Program(SM) responds to exposures unique to the technology industry by offering a broad range of coverage in all 50 states.

         - Assisted Living Facilities Protector Plan.(R) This program, introduced in 1999, is the first in a series of healthcare programs being introduced that specializes in providing insurance programs and specialty markets responding to the critical needs of the healthcare delivery system. Programs and market alternatives available for healthcare entities include:
                  Home Health Care/Hospice Care; Substance Abuse Rehabilitation Facilities; Physical and Mental Rehabilitation Facilities; Kidney Dialysis Treatment Facilities; Long-Term Care Providers; and Senior/Retirement Housing. All lines of commercial coverage are available through select markets specializing in healthcare property and liability products.

         SERVICE DIVISION

         The Service Division consists of three separate units: (i) insurance and related services as a third-party administrator ("TPA") and consultant for employee health and welfare benefit plans; (ii) insurance and related services providing comprehensive risk management and third-party administration to insurance entities and self-funded or fully-insured workers' compensation and liability plans; and (iii) certified managed care and utilization management services for both insurance programs and self-funded plans. Services are offered for both employee health and welfare plans, and workers' compensation programs.

         In connection with its employee benefit plan administrative services, the Service Division provides TPA services and consulting related to benefit plan design and costing, arrangement for the placement of stop-loss insurance and other employee benefit coverages, and settlement of claims. This Service Division unit also provides utilization management services such as pre-admission review, concurrent/retrospective review, pre-treatment review of certain non-hospital treatment plans, and medical and psychiatric case management. In addition to the administration of self-funded health care plans, this unit offers administration of flexible benefit plans, including plan design, employee communication, enrollment and reporting.

         The Service Division's workers' compensation and liability TPA services include claim administration, access to major reinsurance markets, cost containment consulting, services for secondary disability and subrogation recoveries, and risk management services such as loss control. The Service Division provides workers' compensation TPA services for approximately 3,500 employers representing more than $4.1 billion of employee payroll. Brown & Brown's largest workers' compensation contract represents approximately 44% of Brown & Brown's workers' compensation TPA revenues, or approximately 2.6% of Brown & Brown's total commission and fee revenues. In addition, the Service Division provides state-certified managed care services that include medical networks, case management and utilization review services which are certified by the American Accreditation Health Care Commission.

         BROKERAGE DIVISION

         The Brokerage Division markets excess and surplus lines and specialty niche insurance products to Brown & Brown's Retail Division, as well as to other retail agencies throughout Florida and the southeastern and southwestern United States. The Brokerage Division represents various U.S. and U.K. surplus lines companies and is also a Lloyd's of London correspondent. In addition to surplus lines carriers, the Brokerage Division represents admitted carriers for smaller agencies that do not have access to large insurance carrier representation. Excess and surplus products include commercial automobile, garage, restaurant, builder's risk and inland marine lines. Difficult-to-insure general liability and products liability coverages are a specialty, as is excess workers' compensation. Retail agency business is solicited through mailings and direct contact with retail agency representatives.

         Brown & Brown has a 75% ownership interest in Florida Intracoastal Underwriters, Limited Company ("FIU") of Miami Lakes, Florida. FIU is a managing general agency that specializes in providing insurance coverages for coastal and inland high-value condominiums and apartments. FIU has developed a unique reinsurance facility to support the underwriting activities associated with these risks.

         In 1999, Brown & Brown established Champion Underwriters, Inc., a wholly-owned subsidiary based in Ft. Lauderdale, Florida, specializing in the marketing and selling of excess and surplus commercial insurance. In January 2000, Brown & Brown formed, Peachtree Special Risk Brokers, LLC, headquartered in Atlanta, Georgia, of which Brown & Brown owns 75%, and which specializes in the marketing and selling of excess and surplus lines of property insurance. Also in January 2000, Brown & Brown acquired the assets of Program Management Services, a managing general agency offering on a national basis a host of unique property and casualty insurance products, primarily for public entities.

EMPLOYEES


         At December 31, 2000, Brown & Brown had 1,614 full-time equivalent employees. After the acquisitions consummated as of September 18, 2001 (including Riedman), Brown & Brown had 2,672 full-time equivalent employees. Brown & Brown has contracts with its sales employees that include provisions restricting their right to solicit Brown & Brown's customers after termination of employment with Brown & Brown. The enforceability of such contracts varies from state to state depending upon state statutes, judicial decisions and factual circumstances. The majority of these contracts are terminable by either party; however, the agreements not to solicit Brown & Brown's customers generally continue for a period of two or three years after employment termination.


         None of Brown & Brown's employees is represented by a labor union, and Brown & Brown considers its relations with its employees to be satisfactory.

COMPETITION

         The insurance agency business is highly competitive, and numerous firms actively compete with Brown & Brown for customers and insurance carriers. Although Brown & Brown is the largest insurance agency headquartered in Florida and was ranked, prior to the Riedman acquisition, as the nation's ninth largest insurance agency by Business Insurance magazine, a number of firms with substantially greater resources and market presence compete with Brown & Brown in Florida and elsewhere. This situation is particularly pronounced outside Florida. Competition in the insurance business is largely based on innovation, quality of service and price.

         A number of insurance companies are engaged in the direct sale of insurance, primarily to individuals, and do not pay commissions to third-party agents and brokers. In addition, the Internet has become a source for direct placement of personal lines business. To date, such direct writing has had relatively little effect on Brown & Brown's operations, primarily because Brown & Brown's Retail Division is commercially oriented.

         In addition, to the extent that the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 and regulations newly enacted thereunder permit banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation, which in turn could result in increased competition from diversified financial institutions.

REGULATION, LICENSING AND AGENCY CONTRACTS

         Brown & Brown or its designated employees must be licensed to act as agents by state regulatory authorities in the states in which Brown & Brown conducts business. Regulations and licensing laws vary in individual states and are often complex.

         The applicable licensing laws and regulations in all states are subject to amendment or reinterpretation by state regulatory authorities, and such authorities are vested in most cases with relatively broad discretion as to the granting, revocation, suspension and renewal of licenses. The possibility exists that Brown & Brown could be excluded or temporarily suspended from carrying on some or all of its activities in, or otherwise subjected to penalties by, a particular state.

PROPERTIES


         Brown & Brown leases its executive offices, which are located at 220 South Ridgewood Avenue, Daytona Beach, Florida 32114, and 401 East Jackson Street, Suite 1700, Tampa, Florida 33602. Brown & Brown leases offices at every location with the exception of the Ocala, Florida, Opelousas and Ruston, Louisiana, Washington, New Jersey and Dansville, Geneva, Hornell and Penn Yan, New York offices where Brown & Brown owns the buildings. There is an outstanding mortgage on the Ocala building as of September 18, 2001 of $624,365. There are no outstanding mortgages on the other owned buildings. Set forth below is information relating to our office locations as of September 18, 2001, summarized by business segment:


         BROKERAGE DIVISION OFFICE LOCATIONS:

         -        Florida: Altamonte Springs, Davie, Daytona Beach, Ft.
                  Lauderdale, Miami Lakes, Orlando, St. Petersburg

         -        Georgia: Atlanta

         -        Texas: San Antonio

         SERVICE DIVISION OFFICE LOCATIONS:

         -        Florida: Daytona Beach, Orlando

         -        Louisiana: Lafayette

         NATIONAL PROGRAMS DIVISION OFFICE LOCATIONS:

         -        Professional Programs: Tampa, Florida

         -        Commercial Programs: Tampa, Florida

         RETAIL DIVISION OFFICE LOCATIONS:

         -        Arizona: Phoenix, Prescott, Tuscon

         -        California: Oakland, Thousand Oaks

         - Colorado: Colorado Springs, Denver, Ft. Collins, Longmont, Steamboat Springs

         -        Connecticut: Newington

         - Florida: Altamonte Springs, Brooksville, Clearwater, Davie, Daytona Beach, Ft. Lauderdale, Ft. Myers, Ft. Pierce, Jacksonville, Leesburg, Melbourne, Miami, Monticello, Naples, Ocala, Orlando, Panama City, Pensacola, Perry, Port Charlotte, Sarasota, St. Petersburg, Tallahassee, Tampa, Titusville, West Palm Beach, Winter Haven

         -        Georgia: Atlanta, Canton, Rome

         -        Indiana: Indianapolis

         -        Iowa: Des Moines

         - Louisiana: Abbeville, Breaux Bridge, Eunice, Lafayette, New Iberia, Opelousas, Ruston

         -        Michigan: Flint, Jackson

         - Minnesota: Albert Lea, Austin, Duluth, East Grand Forks, Fairmont, Mankato, New Ulm, St. Cloud

         -        Missouri: St. Louis

         -        Nevada: Las Vegas, Reno

         -        New Jersey: Clark, Washington

         -        New Mexico: Albuquerque, Roswell, Taos

         - New York: Albany, Avon, Buffalo, Dansville, Endicott, Geneva, Hornell, Ithaca, Jamestown, Lockport, Naples, Penn Yann, Rochester, Rome, Sodus Point, Spencerport, Syracuse, Wellsville, Wolcott

         -        North Dakota: Bismarck, Fargo, Minot

         -        Ohio: Toledo

         -        Oklahoma: Pryor

         -        Pennsylvania: Bethlehem

         -        South Carolina: Charleston, Greenville, Spartanburg, Union

         -        Tennessee: Kingsport

         -        Texas: Houston


         - Virginia: Bristol, Manassas, Norfolk, Norton, Richlands, Richmond, Salem, Virginia Beach, West Point


         -        West Virginia: Bluefield

         -        Wisconsin: LaCrosse

         -        Wyoming: Cheyenne

         Brown & Brown's operating leases expire on various dates. These leases generally contain renewal options and escalation clauses based on increases in the lessors' operating expenses and other charges. Brown & Brown expects that most leases will be renewed or replaced upon expiration. From time to time, Brown & Brown may have unused space and seek to sublet such space to third parties, depending on the demand for office space in the locations involved. See
Note 12 of the "Notes to Consolidated Financial Statements," for additional information on Brown & Brown's lease commitments.

LEGAL PROCEEDINGS

         On January 19, 2000, a complaint was filed in the Superior Court of Henry County, Georgia, captioned Gresham & Associates, Inc. vs. Anthony T. Strianese, et al. The complaint names Brown & Brown and certain of its subsidiaries and affiliates, and two of their employees, as defendants. The complaint alleges, among other things, that Brown & Brown tortuously interfered with the contractual relationship between the plaintiff and certain of its employees. The plaintiff alleges that Brown & Brown hired such persons and actively encouraged them to violate the restrictive covenants contained in their employment agreements with plaintiff. The complaint seeks compensatory damages from Brown & Brown with respect to each of the two employees in amounts "not less than $750,000," and seeks punitive damages for alleged intentional wrongdoing in an amount "not less than $10,000,000." The complaint also sought a declaratory judgment regarding the enforceability of the restrictive covenants in the employment agreements and an injunction prohibiting the violation of those agreements. The plaintiff subsequently dismissed these claims, as well as its claims of breach of contract against the two individual employees named as defendants. Those individuals, and Peachtree Special Risk Brokers, LLC, an affiliate of Brown & Brown named as a defendant in this action, have filed counterclaims against the plaintiff, seeking damages, and seeking a declaratory judgment holding that the restrictive covenants in the employment agreements are not enforceable. Brown & Brown believes that it has meritorious defenses to each of the claims remaining in this action, and intends to contest this action vigorously.

         Brown & Brown is involved in various other pending or threatened proceedings by or against Brown & Brown or one or more of its subsidiaries that involve routine litigation relating to insurance risks placed by Brown & Brown and other contractual matters. Management of Brown & Brown does not believe that any of such pending or threatened proceedings will have a materially adverse effect on the consolidated financial position or future operations of Brown & Brown.

                       DESCRIPTION OF GOLDEN GATE HOLDINGS

         Golden Gate Holdings is a property/casualty insurance consulting and brokerage firm providing services to both commercial and individual customers throughout Northern California. Although its target geographic market is Northern California, the Company through its affiliated company Raleigh, Schwarz & Powell services clients located as far south as San Diego and Los Angeles and as far north as Alaska from three main offices: Seattle, Washington, Tacoma, Washington, and Golden Gate Holdings's headquarters in San Rafael, California.

         Golden Gate Holdings maintains a diverse client base. Approximately 40% of its total revenues are derived from its top ten clients.

         With respect to its suppliers, Golden Gate Holdings places business with a wide variety of insurance carriers depending upon the type of product sold.

         With respect to debt capitalization, Golden Gate Holdings has under $80,000 in long-term debt.

         Raleigh, Schwarz & Powell, Inc. formed Golden Gate Holdings on October 1, 1999, and contributed to the newly formed entity a purchased book of business. In addition, five individuals contributed their books of business to Golden Gate Holdings and received an equity interest in Golden Gate Holdings. The formation documents for Golden Gate Holdings state that at some future date, the Golden Gate Holdings shareholders will exchange their shares for shares of Raleigh, Schwarz & Powell, Inc., with the exchange ratio established as 1:1.

         Raleigh, Schwarz & Powell, has offices in Tacoma, Washington and Seattle, Washington. The Tacoma office's two primary revenue sources are from sales of commercial insurance and employee benefits (primarily medical and dental) products. Renewal revenues for those product lines totaled approximately $5.0 million in 2000 and were divided approximately 50%/50% between the two business lines. The Tacoma office is also home to Raleigh, Schwarz & Powell's Select Branch, which has revenues of approximately $1,760,000 in 2000. Accounts that are classified as Select Branch are those that generate fewer than $5,000 in commissions annually; these are primarily individual (personal) accounts but vary in the type of insurance product sold.

         The Seattle office has grown in recent years, primarily as a result of the acquisition of other brokerage firms. Total revenues in 2000 were approximately $6.1 million, of which approximately $4.0 million was from the business of agencies acquired by Raleigh, Schwarz & Powell since 1997. Sea-Pac Insurance Managers was acquired in late 1997 and added a marine insurance book of business to Raleigh, Schwarz & Powell's product portfolio. At about the same time, the Stanley T. Scott agency was acquired, which added significant construction and surety insurance product lines. In 2000, 36% of the revenue stream of the Seattle office consisted of construction/surety business, while marine insurance, employee benefits and commercial insurance products accounted for approximately 30%, 15% and 19% of total revenues in 2000, respectively.

               BROWN & BROWN MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL


         In April of 1993, Poe & Associates, Inc., headquartered in Tampa, Florida, combined with Brown & Brown, Inc., headquartered in Daytona Beach, Florida, forming Poe & Brown, Inc. In April of 1999, the shareholders voted to change the name to Brown & Brown, Inc. Since that transaction, Brown & Brown's operating results have steadily improved. Brown & Brown achieved pre-tax income from operations of $53,978,000 in 2000, compared with $44,009,000 in 1999 and $38,603,000 in 1998. Pre-tax income as a percentage of total revenues was 25.7% in 2000, 23.4% in 1999 and 22.5% in 1998. This upward trend in 2000 is primarily the result of a general increase in premium rates coupled with modest new business growth and continued operating efficiencies.

         Brown & Brown's revenues are comprised principally of commissions paid by insurance companies, fees paid directly by clients and investment income. Commission revenues generally represent a percentage of the premium paid by the insured and are materially affected by fluctuations in both premium rate levels charged by insurance underwriters and the insureds' underlying insurable exposure units such as property values, sales and payroll levels. These premium rates are established by insurance companies based upon many factors, none of which is controlled by Brown & Brown. Beginning in 1986 and continuing through 1999, revenues have been adversely influenced by a consistent decline in premium rates resulting from intense competition among property and casualty insurers for expanding market share. Among other factors, this condition of prevailing decline in premium rates, commonly referred to as a "soft market," has generally resulted in flat to reduced commissions on renewal business. Although premium rates vary by line of business and by geographical region, in general, there was a gradual increase in premium rates during the year 2000, reversing the soft market trend of recent years. It is anticipated that premium rates will continue to increase through at least the first half of 2001.

         The development of new and existing proprietary programs, fluctuations in insurable exposure units and the volume of business from new and existing clients, and changes in general economic and competitive conditions further impact revenues. For example, stagnant rates of inflation in recent years have generally limited the increases in insurable exposure units. Conversely, the increasing trend in litigation settlements and awards has caused some clients to seek higher levels of insurance coverage. Still, Brown & Brown's revenues continue to grow through quality acquisitions, intense initiatives for new business and development of new products, markets and services. Brown & Brown anticipates that results of operations for 2001 will continue to be influenced by these competitive and economic conditions.

         During 2000, Brown & Brown acquired, through exchanges of shares, the following four separate agency groups: June 2, 2000 - Bowers, Schumann & Welch; November 21, 2000 - The Flagship Group, Ltd.; December 13, 2000 - WMH, Inc. and Huffman & Associates, Inc.; and December 29, 2000 - Mangus Insurance & Bonding, Inc. During 1999, Brown & Brown acquired, also through exchanges of shares, the following two separate agency groups: July 20, 1999 - Ampher Insurance, Inc. and Ross Insurance of Florida, Inc; and November 10, 1999 - Signature Insurance Group, Inc. and C,S&D, a Florida general partnership. On April 14, 1998, Brown & Brown acquired Daniel-James Insurance Agency, Inc. and Becky-Lou Realty Limited, through an exchange of shares. Each of these transactions has been accounted for as a pooling-of-interests and, accordingly, Brown & Brown's consolidated financial statements have been restated for all periods prior to the acquisitions to include the results of operations, financial positions and cash flows of the acquired entities.

         During 2000, Brown & Brown acquired the assets of five general insurance agencies, several books of business and the outstanding shares of one general insurance agency. Each of these transactions was accounted for as a purchase. During 1999, Brown & Brown acquired the assets of six general insurance agencies, several books of business (customer accounts) and the outstanding shares of two general insurance agencies. Each of these transactions was accounted for as a purchase. During 1998, Brown & Brown acquired the assets of 19 general insurance agencies, several books of business and the outstanding shares of one general insurance agency. Each of these transactions was accounted for as a purchase.

         Effective January 1, 2001, Brown & Brown acquired the insurance agency-related operations and assets of Riedman Corporation ("Riedman") and accounted for the transaction as a purchase. Riedman has more than 60 offices in 13 states (principally where Brown & Brown did not formerly have an office location), and generated approximately $53.4 million of revenues in 2000. It is expected that the Riedman offices could contribute up to $0.06 to Brown & Brown's 2001 net income per share.

         Contingent commissions may be paid to Brown & Brown by insurance carriers based upon the volume, growth and/or profitability of the business placed with such carriers by Brown & Brown and are primarily received in the first quarter of each year. In the last three years, contingent commissions have averaged approximately 4.6% of total revenues.

         Fee revenues are generated principally by the Service Division of Brown & Brown, which offers administration and benefit consulting services primarily in the workers' compensation and employee benefit self-insurance markets. For the past three years, fee revenues have generated an average of 8.9% of total commissions and fees.

         Investment income consists primarily of interest earnings on premiums and advance premiums collected and not immediately remitted to insurance carriers, with such funds being held in a fiduciary capacity. Brown & Brown's policy is to invest its available funds in high-quality, short-term fixed income investment securities. Investment income also includes gains and losses realized from the sale of investments.

         The following discussion and analysis regarding results of operations and liquidity and capital resources should be considered in conjunction with the accompanying consolidated financial statements and related notes.


RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND SIX MONTHS ENDED JUNE 30, 2000

         NET INCOME. Net income for the second quarter of 2001 was $12,256,000, or $0.41 per share, compared with net income in the second quarter of 2000 of $7,499,000, or $0.25 per share, a 64% increase on a per-share basis. Net income for the six-months ended June 30, 2001 was $24,733,000, or $0.82 per share, compared with 2000 same period net income of $16,494,000, or $0.56 per share, a 46% increase.

         COMMISSIONS AND FEES. Commissions and fees for the second quarter of 2001 increased $23,728,000, or 43%, over the same period in 2000. Approximately $17,729,000 of this increase represents revenues from the acquisition of Riedman and other agencies, with the remainder due to new and renewal business production. Commissions and fees for the six-months ended June 30, 2001 increased $45,420,000, or 40% over the same period in 2000. Approximately $34,449,000 of this increase represents revenues from the acquisition of Riedman and other agencies, with the remainder due to new and renewal business production. Excluding the effects of acquisitions and divestitures, core commissions and fees increased 13.5% and 12.0%, respectively, over the three and six-month periods ended June 30, 2001, compared with the same periods in 2000.

         INVESTMENT INCOME. Investment income for the second quarter and six-month period ended June 30, 2001 increased $88,000 and $157,000, respectively, from the same periods in 2000, primarily due to higher balances of available cash to invest and the sale of some investments.

         OTHER INCOME. Other income primarily includes gains and losses from the sales of customer accounts and other assets. Other income for the second quarter and six-months ended June 30, 2001 increased $729,000 and $455,000, respectively, from the same periods in 2000. The increase is primarily due to the gain on the sale of some automotive-related program business during the second quarter of 2001.

         EMPLOYEE COMPENSATION AND BENEFITS. Employee compensation and benefits increased 33% and 34%, respectively, during the three-month and six-month periods ended June 30, 2001 over the same periods in 2000. These increases primarily relate to the addition of new employees as a result of the Riedman purchase and other acquisitions consummated in the prior year. Employee compensation and benefits as a percentage of revenue decreased to 51% for the second quarter of 2001 from 55% for the second quarter of 2000. For the six-months ended June 30, 2001, employee compensation and benefits as a percentage of revenue was 51% compared to 54% for the same period in 2000. The declines are attributable to the restatement of 2000 results for pooled entities. These entities, operating as private companies in 2000, had higher compensation expense as a percentage of revenues than Brown & Brown.

         OTHER OPERATING EXPENSES. Other operating expenses for the second quarter of 2001 increased $3,138,000, or 33%, over the same period in 2000. For the six-month period ended June 30, 2001, other operating expenses increased $5,604,000, or 30%. These increases are primarily due to the acquisitions of Riedman and other agencies.

Other operating expenses as a percentage of total revenue for the second quarter of 2001 decreased to 16%, compared with 17% for the same period in 2000. For the six-months ended June 30, 2001, other operating expenses as a percentage of revenue were 15%, compared with 17% for the same period in 2000.

         DEPRECIATION. Depreciation for the three-month and six-month periods ended June 30, 2001 increased $211,000 and $381,000, respectively, over the same periods in 2000, primarily due to fixed assets acquired in connection with the Riedman acquisition.

         AMORTIZATION. Amortization for the three-month and six-month periods ended June 30, 2001, increased $1,940,000 and $3,101,000, respectively, over the same periods in 2000, primarily due to increased amortization from the Riedman purchase and other acquisitions since the second quarter of 2000.

         INTEREST. Interest for the three-month and six-month periods ended June 30, 2001, increased $1,095,000 and $2,517,000, respectively, over the same periods in 2000, primarily due to debt incurred for the Riedman acquisition and other cash acquisitions.


RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

         COMMISSIONS AND FEES

         Commissions and fees increased 12% in 2000, 10% in 1999 and 12% in 1998. Excluding the effect of acquisitions, core commissions and fees increased 8% in 2000, 2% in 1999 and 2% in 1998. The 2000 results reflect an increase in commissions for the Retail, Brokerage and Services divisions while the National Programs division posted a decrease. The increases in commissions excluding the effect of acquisitions for the Retail and Brokerage divisions were primarily due to the general increase in premium rates during the year. The increase in the Services division's 2000 commissions excluding the effects of acquisitions was primarily due to new business sales. The National Programs division's commissions decreased again in 2000 continuing the downward trend that began in 1998, although at a slower rate. This trend was primarily due to business lost as a result of transferring certain program business to new insurance carriers. During 1999 and 1998, property and casualty insurance premium prices declined from the previous year, and this decline was primarily responsible for the slower growth rate; however, certain segments and industries had some increases in insurable units during the year.

         INVESTMENT INCOME

         Investment income increased to $3,890,000 in 2000, compared with $2,810,000 in 1999 and $3,654,000 in 1998. The increase in 2000 is primarily due to higher levels of invested cash. Investment income also includes gains of approximately $109,000 in 2000, $138,000 in 1999 and $165,000 in 1998 realized from the sale of investments in various equity securities and partnership interests.

         OTHER INCOME

         Other income consists primarily of gains and losses from the sale and disposition of assets. There were gains of $122,000 during 2000 for sold customer accounts. During 1999, gains from the sale of customer accounts were $1,162,000, compared with losses of $115,000 in 1998. The gain in 1999 was primarily attributable to the disposition of certain accounts in the Lawyer's Protector Plan(R) of Brown & Brown's National Programs Division.

         EMPLOYEE COMPENSATION & BENEFITS

         Employee compensation and benefits increased approximately 10% in 2000, 9% in 1999 and 8% in 1998. Employee compensation and benefits as a percentage of total revenue was 52% in 2000 and 1999, and 53% in 1998. Brown & Brown had 1,614 full-time employees at December 31, 2000, compared with 1,487 at the beginning of the year and 1,534 at December 31, 1998. The increase in personnel during 2000 is primarily attributable to acquisitions made during the year. The decrease in personnel during 1999 is primarily attributable to the restructuring of the National Programs division.

         OTHER OPERATING EXPENSES

         Other operating expenses increased 2% in 2000 and 1999 and 4% in 1998. Other operating expenses as a percentage of total revenues decreased to 16% in 2000 from 18% in 1999 and 19% in 1998. The continuing decline in operating expenses, expressed as a percentage of total revenues, is attributable to the effective cost containment measures brought about by Brown & Brown's "Project 28" initiative that is designed to identify areas of excess expense and to the fact that certain significant other operating expenses such as office rent, office supplies and telephone costs do not increase on the same incremental basis as commission revenue in an increasing premium rate environment.

         DEPRECIATION

         Depreciation increased 3% in 2000, 15% in 1999, and 12% in 1998. The increases in 1999 and 1998 were primarily due to the additions and upgrades of computer equipment and software in preparation for the Year 2000.

         AMORTIZATION AND INTEREST

         Amortization expense increased $794,000, or 10%, in 2000, $1,836,000, or 31%, in 1999, and $246,000, or 4%, in 1998. The increase each year is due to the additional amortization of intangibles as a result of new acquisitions since 1998.

         Interest expense decreased $238,000, or 29%, in 2000, and increased $100,000, or 14%, in 1999. Interest expense decreased $438,000, or 38%, in 1998.
The decrease in 2000 and 1998 was the result of reduced outstanding debt. The increase in 1999 is due to higher levels of debt during the first quarter of 1999 and the assumption of debt in certain pooling acquisitions.

         INCOME TAXES

         The effective tax rate on income from operations was 38.5% in 2000, 39.1% in 1999, and 39.0% in 1998.




LIQUIDITY AND CAPITAL RESOURCES

         Brown & Brown's cash and cash equivalents of $35,281,000 at June 30, 2001 increased by $1,386,000, from $33,895,000 at December 31, 2000. For the six-month period ended June 30, 2001, $44,951,000 of cash was provided from operating activities. From the cash provided by operating activities along with existing cash balances and new long-term debt, $103,217,000 was used to acquire other agencies or books of business, $20,772,000 was used for payments on long-term debt, $6,789,000 was used for additions to fixed assets, and $4,413,000 was used for payments of dividends. The current ratio at June 30, 2001 was 0.86, compared with 0.97 at December 31, 2000.

         In January 2001, Brown & Brown entered into a $90 million seven-year term loan agreement with a national banking institution, bearing an interest rate between the 90-day London Inter-Bank Offering Rate (LIBOR) plus 0.50% and LIBOR plus 1.00%, depending upon Brown & Brown's quarterly ratio of Funded Debt to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). The 90-day LIBOR rate was 3.83% as of June 30, 2001. The loan was fully funded on January 3, 2001 and a balance of $83,571,000 remained outstanding as of June 30, 2001. This loan is to be repaid in 28 equal quarterly installments that began in April 2001. Brown & Brown also has a revolving credit facility with the institution, which facility provides for available borrowings of up to $50 million, with a maturity date of October 2002. There were no borrowings against this line of credit at December 31, 2000 or June 30, 2001.

         Brown & Brown continues to maintain its credit agreement with a major insurance company under which $3 million (the maximum amount available for borrowings) was outstanding at both December 31, 2000 and June 30, 2001, at an interest rate equal to the prime lending rate plus one percent (7.75% at June 30, 2001). In accordance with the amendment to the loan agreement dated August 1, 1998, the maximum amount available for borrowings will decrease by $1 million each year in August until the facility expires in August 2003.

         Brown & Brown believes that its existing cash, cash equivalents, short-term investments portfolio, funds generated from operations, and available credit facility borrowings are sufficient to satisfy its normal financial needs.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest, foreign currency exchange rates, and equity prices. Brown & Brown is exposed to market risk related to changes in interest rates. The impact of interest expense on earnings, and the value of market-risk sensitive financial instruments (primarily marketable equity securities and long-term debt) are subject to change as a result of movements in market rates and prices.

         Brown & Brown's investment portfolio was valued at $9,273,000 as of June 30, 2001. This represents approximately 2.1% of total assets at that date. The majority of the portfolio is comprised of various equity investments. The market value changes are accounted for in Other Comprehensive Income in the equity section of the balance sheet. Earnings on investments are not significant to Brown & Brown's results of operations; therefore, any changes in interest rates and dividends would have a minimal effect on future net income.

         With respect to Brown & Brown's long-term debt, $86,571,000 was subject to variable rates of interest at June 30, 2001. From the total amount of debt, $83,571,000 was funded from a term loan in January 2001 and bears an interest rate between 90-day LIBOR plus 0.50% and 1.00%. It is payable in twenty-eight equal quarterly installments that began in April 2001. The remaining $3,000,000 of variable rate debt comes from a credit agreement with a major insurance company and bears an interest rate of prime plus one percent. It is payable in equal annual installments in August 2001-2003. The remaining $15,314,000 of long-term debt is subject to fixed rates of interest. This fixed rate debt matures in various increments from 2001-2011. These fixed rate liabilities have been discounted at rates that approximate Brown & Brown's current borrowing rates, and as a result, the fair value of these liabilities approximates their carrying value at June 30, 2001. Based on a hypothetical 1% change in interest rates, the potential change to future net income would be approximately $866,000. Because of favorable current market conditions, Brown & Brown does not use derivatives, such as swaps or caps, to alter the interest characteristics of debt instruments.

                         SECURITIES OWNERSHIP OF CERTAIN
            BENEFICIAL OWNERS AND MANAGEMENT OF GOLDEN GATE HOLDINGS


         The following table sets forth information, as of the record date, September 28, 2001, known to Golden Gate Holdings with respect to the beneficial ownership of Golden Gate Holdings common stock by:


         - each shareholder known by Golden Gate Holdings to be the beneficial owner of more than 5% of Golden Gate Holdings common stock;

         -        each director;

         - the chief executive officer and the other four most highly compensated executive officers whose salary and bonus exceeded $100,000 for the year ended December 31, 2000; and

         -        all current directors and executive officers as a group.

         Applicable percentage ownership in the following table is based on 19,538 shares of Class A (voting) common stock and 36,693 shares of Class B (nonvoting) common stock of Golden Gate Holdings outstanding on the record date. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address of each of the individuals listed in this table is c/o Golden Gate Holdings, Inc., 4040 Civic Center Drive, Suite 520, San Rafael, California 94903.

                                                                     NUMBER OF SHARES
                                                                     OF COMMON STOCK
NAME OF BENEFICIAL OWNERS                                          BENEFICIALLY OWNED(1)        PERCENTAGE OF CLASS
-------------------------                                          ---------------------        -------------------
                                                                  CLASS A        CLASS B      CLASS A       CLASS B
                                                                  (VOTING)     (NONVOTING)    (VOTING)    (NONVOTING)
                                                                  --------     -----------    --------    -----------
Raleigh, Schwarz & Powell...................................       16,668(2)           --      85.31%           --

Raleigh, Schwarz & Powell ESOP..............................           --           4,000         --         10.90%

Bruce Ricci, President and Director.........................           86           1,114       0.44%         3.04%

Robert DeGraves, Director...................................        1,668          17,487       8.54%        47.66%

John P. Folsom, Vice President, Director and Chairman.......       16,668(3)           --      85.31%           --

Marie Cavanaugh, Secretary..................................           --              --         --            --

Catheryn Smith-Morrow, Treasurer............................           --              --         --            --

Darrell Prater, Director....................................           --              --         --            --

All executive officers and directors
     as a group (6 persons).................................       18,422          22,601      94.29%        61.59%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(2) An agreement among the shareholders of Golden Gate Holdings common stock dated effective October 1, 1999, provides that Raleigh, Schwarz & Powell, Inc. cannot vote its 16,668 shares of Class A (voting) common stock in favor of a merger without the affirmative vote of the holders of 50% or more of the outstanding shares of Class A (voting) common stock and 50% or more of the outstanding Class B (nonvoting) common stock.

(3) This number includes 16,668 shares held by Raleigh, Schwarz & Powell. Mr. Folsom is President of Raleigh, Schwarz & Powell.

                         SECURITIES OWNERSHIP OF CERTAIN
                BENEFICIAL OWNERS AND MANAGEMENT OF BROWN & BROWN



         The following table sets forth, as of September 18, 2001, information as to Brown & Brown's common stock beneficially owned by (i) each director of Brown & Brown, (ii) each executive officer named in the Summary Compensation Table, (iii) all directors and executive officers of Brown & Brown as a group, and (iv) any person who is known by Brown & Brown to be the beneficial owner of more than 5% of the outstanding shares of Brown & Brown's common stock.



                                     Amount and Nature of
Name of Beneficial Owner             Beneficial Ownership(1)(2)         Percent
------------------------             --------------------------         -------
J. Hyatt Brown(3)                           5,446,612                     17.7%
  220 South Ridgewood Avenue
  Daytona Beach, Florida 32114
Samuel P. Bell, III(4)                          3,400                        *
Bradley Currey, Jr                             75,000                        *
Jim W. Henderson(5)(6)                        397,840                      1.3%
Theodore J. Hoepner                             3,000                        *
David H. Hughes                                 5,000                        *
Toni Jennings                                     562                        *
John R. Riedman                                10,000                        *
Jan E. Smith(7)                                 1,700                        *
Cory T. Walker                                 53,998                        *
Laurel L. Grammig                              26,679                        *
James L. Olivier(8)                            13,647                        *
T. Rowe Price Associates, Inc.(9)           3,407,600                     11.1%
  100 E. Pratt Street
  Baltimore, MD 21202
All directors and executive
  officers as a group (14 persons)          6,047,464                     19.6%

-----------------
*Less than 1%



(1) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Brown & Brown has been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated.

(2) The number and percentage of shares owned by the following persons include the indicated number of shares owned through Brown & Brown's 401(k) Plan as of December 31, 2000: Mr. Henderson - 126,030; Mr. Walker - 7,118; Ms. Grammig - 7,392; Mr. Olivier - 1,162; all directors and officers as a group - 141,702. The number and percentage of shares owned by the following persons also include the indicated number of shares which such persons have been granted under Brown & Brown's Stock Performance Plan as of December 31, 2000 and which have satisfied the first condition for vesting: Mr. Henderson - 46,120; Mr. Walker - 32,484; Ms. Grammig - 11,882; Mr. Olivier - 10,081; all officers and directors as a group - 100,567. These Stock Performance Plan shares have voting and dividend rights, but the holders thereof have no power to sell or dispose of the shares, and the shares are subject to forfeiture. See "Directors and Management of Brown & Brown following the Merger - Long-Term Incentive Plans - Awards in Last Fiscal Year."

(3) All shares are beneficially owned jointly with Mr. Brown's spouse, either directly or indirectly, and these shares have shared voting and investment power.

(4) All shares are held in joint tenancy with Mr. Bell's spouse, and these shares have shared voting and investment power.

(5) All of Mr. Henderson's shares not owned through Brown & Brown-sponsored plans are owned jointly with Mr. Henderson's spouse, and these shares have shared voting and investment power.

(6) Also includes 119,558 shares that Mr. Henderson is deemed to beneficially own under the Securities and Exchange Commission rules by virtue of an option grant effective April 21, 2000 under Brown & Brown's 2000 Incentive Stock Option Plan. These options were not exercisable during fiscal year 2000; however, 5,170 options became exercisable on April 21, 2001 but have not yet been exercised.

(7) Mr. Smith's ownership includes 700 shares owned by his spouse, as to which he disclaims beneficial ownership.

(8) Mr. Olivier resigned as an executive officer of Brown & Brown effective April 21, 2000, in order to accept a position in the Lawyer's Protector Plan(R), one of Brown & Brown's national programs.

(9) Based upon information contained in a report filed by T. Rowe Price Associates, Inc. ("Price Associates") with the Securities and Exchange Commission, these securities are owned by various individuals and institutional investors, including T. Rowe Price Small-Cap Value Fund (which owns 1,580,000 shares, representing 5.4% of the shares outstanding), for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. Under Securities and Exchange Commission rules, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates disclaims beneficial ownership of such securities.

                   DESCRIPTION OF BROWN & BROWN CAPITAL STOCK

COMMON STOCK

         We are authorized to issue 140,000,000 shares of common stock, $0.10 par value per share. Each holder of our common stock is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in elections of directors. Accordingly, directors are elected by a plurality of the votes cast by the shares entitled to vote.

         Brown & Brown shares of common stock are listed on The New York Stock Exchange. Holders of our common stock will be entitled to dividends on a pro rata basis upon declaration of dividends by our board of directors. Dividends will be payable only out of unreserved and unrestricted surplus that is legally available for the payment of dividends. Dividends that may be declared on our common stock will be paid in an equal amount to the holder of each share. No pre-emptive rights are conferred upon the holders of such stock and there are no liquidation or conversion rights. There are no redemption or sinking fund provisions and there is no liability to further calls or to assessments by Brown & Brown. Any determination to declare or pay dividends in the future will be at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual or legal restrictions and other factors deemed relevant by our board of directors. Upon our liquidation, holders of our common stock will be entitled to a pro rata distribution of our assets, after payment of all amounts owed to our creditors.

RIGHTS PLAN

         Effective July 29, 1999, our board of directors adopted a shareholder rights plan. To implement the rights plan, our board of directors declared a dividend distribution of one right for each outstanding share of common stock, to shareholders of record at the close of business on August 11, 1999. When exercisable, each right will entitle the registered holder to purchase from us one share of common stock at a purchase price of $100.00, subject to adjustment. The description and terms of the rights are set forth in a rights agreement between us and First Union National Bank, a national banking institution, as rights agent, dated as of July 30, 1999, a copy of which is attached as Exhibit
10.21 to the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part. This summary description does not purport to be complete and is qualified in its entirety by reference to the rights agreement.

         COMMON STOCK CERTIFICATES REPRESENTING RIGHT. Initially, the rights will be evidenced by the Brown & Brown common stock certificates representing shares then outstanding, and no separate certificates for the rights will be distributed. The rights will be exercisable and transferable apart from the shares of Brown & Brown common stock and a distribution date will occur upon the earliest of (1) 10 days following the stock acquisition date, which is a public announcement that a person or group of affiliated or associated persons (an acquiring person) has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Brown & Brown common stock, (2) 10 business days following the commencement of a tender offer or exchange offer that would result in the beneficial ownership by a person or group of 20% or more of such outstanding shares of Brown & Brown common stock, or (3) immediately after our board of directors declares any individual or entity, owning at least 10% of our outstanding common stock, an adverse person (as defined in the rights agreement) (the earlier of such dates is called the distribution date).

         Until the distribution date, (1) the rights will be evidenced by Brown & Brown common stock certificates and will be transferred with and only with such common stock certificates, (2) new common stock certificates issued after August 11, 1999 will contain a notation incorporating the rights agreement by reference, and (3) the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the rights associates with the common stock represented by such certificate.

         ISSUANCE OF RIGHTS CERTIFICATES. As soon as practicable following the distribution date, separate certificates representing only rights shall be mailed to the holders of record of shares of Brown & Brown common stock as of the close of business on the distribution date, and such separate rights certificates alone shall represent such rights from and after the distribution date. Except as otherwise determined by our board of directors, only shares of Brown & Brown common stock issued before the distribution date will be issued with rights.

         EXPIRATION OF RIGHTS. The rights are not exercisable until the distribution date and will expire at the close of business on July 30, 2009, unless earlier redeemed by Brown & Brown as described below.

         EXERCISE OF RIGHTS. If any person (other than an exempt person, as defined in the rights agreement) becomes the beneficial owner of 20% or more of the then outstanding shares of Brown & Brown common stock (except pursuant to an offer for all outstanding shares of Brown & Brown common stock determined by our board of directors to be fair to and otherwise in the best interests of Brown & Brown and its shareholders) or our board of directors declares any individual or entity (alone or together with its affiliates and associates as defined in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended) owning at least 10% of the outstanding shares of Brown & Brown common stock to be an adverse person (as defined in the rights agreement), each holder of a right will thereafter have the right to receive, upon exercise thereof, the number of shares of Brown & Brown common stock (or, in certain circumstances, cash, property, or other securities of Brown & Brown or a reduction in the purchase price) having a value equal to two times the exercise price of the right. Notwithstanding any of the foregoing, following the occurrence of the event described above, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquiring person will be void. The rights are not, however, exercisable following the occurrence of the event set forth above until such time as the rights are no longer redeemable by Brown & Brown, as described below. Further, rights generally are exercisable only after the effectiveness of a registration statement covering the underlying shares of Brown & Brown common stock under the Securities Act of 1933, as amended. J. Hyatt Brown, Chairman of the Board, President, and CEO of Brown & Brown is classified as an exempt person in the rights agreement.

         For example, at an exercise price of $100, each right not owned by an acquiring person or an adverse person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $200 worth of common stock (or other consideration, as noted above) for $100. Assuming that the common stock had a per share market value of $50 at such time, the holder of each valid right would be entitled to purchase four shares of Brown & Brown common stock at $100.

         If at any time following the stock acquisition date or the date on which an individual or entity is declared an adverse person pursuant to the rights agreement, (1) Brown & Brown is acquired in a merger or other business combination transaction in which Brown & Brown is not the surviving corporation (other than pursuant to a tender offer or exchange offer for all outstanding shares of common stock determined by our board of directors to be fair to and otherwise in the best interests of Brown & Brown and its shareholders), or (2) more than 50% of Brown & Brown's assets or earning power is sold or transferred (each of such events is referred to as a "Section 13 Event"), each holder of a right (except rights that have been previously voided, as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right. If the rights cannot be exercised for common stock of the acquiring company as set forth above, rights holders will be entitled to put the rights to the acquiring company for cash equal to the exercise price of the rights (i.e., at a 50% discount). The events described in this paragraph and in the second preceding paragraph are referred to as the triggering events.

         ADJUSTMENTS TO PREVENT DILUTION. The purchase price payable, and the number of shares of common stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination, or reclassification of, the common stock, (2) if holders of the common stock are granted certain rights or warrants to subscribe for common stock or convertible securities at less than the current market price of the common stock, or (3) upon the distribution to holders of the common stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

         With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. No fractional share of common stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the common stock on the last trading date before the date of exercise.

         REDEMPTION OF RIGHTS. At any time until 10 days following the stock acquisition date (or such later date as our board of directors may determine), Brown & Brown may redeem the rights in whole, but not in part, at a price of $.01 per right, payable in cash, or shares of common stock or other consideration deemed appropriate by our board of directors. Thereafter, Brown & Brown's right of redemption may be reinstated if the period has expired during which holders of such rights may exercise their rights for common stock following the stock acquisition date, no triggering event has occurred, and an acquiring person reduces his beneficial ownership to 5% or less of the outstanding shares of Brown & Brown common stock in a transaction or series of transactions not involving Brown & Brown and there are no other acquiring persons. Immediately upon the action of our board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $.01 redemption price.

         EXCHANGE. At any time after any person becomes an acquiring person and before the acquisition by such person of 50% or more of the outstanding shares of Brown & Brown common stock, our board of directors may exchange the rights (other than rights owned by such person or group that will have become void), in whole or in part, at an exchange ratio of one share of Brown & Brown common stock per right (subject to adjustment).

         THREE-YEAR INDEPENDENT DIRECTOR EVALUATION PROVISION. The rights agreement includes a Three-year Independent Director Evaluation provision. Under this provision, the Brown & Brown board of directors shareholder rights plan committee composed of independent directors will review the rights plan periodically (at least every three years). This committee will communicate its conclusions to the full board of directors after each review, including any recommendation of whether the rights agreement should be modified or the rights should be redeemed.

         NO SHAREHOLDER RIGHTS BEFORE EXERCISE. Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder of Brown & Brown, including the right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to us, shareholders may, depending upon the circumstances, recognize taxable income if the rights become exercisable for common stock (or other consideration) or for common stock of an acquiring company as set forth above.

         AMENDMENT OF RIGHTS AGREEMENT. Any of the provisions of the rights agreement may be amended by the Brown & Brown board of directors before the distribution date. After the distribution date, the provisions of the rights agreement may be amended by the board of directors to cure any ambiguity, to make changes that do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the rights agreement; however, no amendment to adjust the time period governing redemption shall be made at such time as the rights are not redeemable.

CERTAIN PROVISIONS OF THE BROWN & BROWN ARTICLES OF INCORPORATION AND BYLAWS

         SPECIAL MEETINGS OF SHAREHOLDERS. Our amended and restated bylaws provide that special meetings of the shareholders may be called by the president or the board of directors whenever he or they deem it proper and shall be called by the president or by the board of directors upon the written request of shareholders holding a majority of the shares of Brown & Brown common stock outstanding. Such meetings may be held either within or without the State of Florida.

         REMOVAL OF DIRECTORS. Our amended and restated articles of incorporation provide that any one or more or all of the directors may be removed, either with or without cause, at any time by the vote of the shareholders holding a majority of the stock of Brown & Brown entitled to vote at any special meeting, and thereupon the term of each director or directors who shall have been removed shall terminate.

         LIMITATION OF LIABILITIES AND INDEMNIFICATION. Florida law provides that a corporation may indemnify any officer or director who is made a party to any third party suit or proceeding on account of being a director, officer or employee of the corporation against expenses, including attorney's fees, judgments, fines and amounts paid in settlement reasonably incurred by him in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the officer or director:

         (1) acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation; and

         (2) in a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Our amended and restated articles of incorporation provide that the bylaws of the company may provide for the indemnification of the officers and directors of Brown & Brown for their actions and omissions up to the maximum extent permitted by law. Our amended and restated bylaws provide that every person who is now or hereafter may be a director or officer of Brown & Brown shall be indemnified by Brown & Brown against all costs and amounts of liability therefor and expenses, including counsel fees, reasonably incurred by or imposed upon him in connection with or arising from any action, suit, proceeding or claim of whatever nature to which he is or shall be made a party by reason of his being or having been a director or officer of Brown & Brown, provided that such indemnification shall not apply with respect to any matter as to which such director or officer shall be finally adjudged in such action, suit, proceeding or claim to have been individually guilty of gross negligence or willful malfeasance in the performance of his duty as such director or officer and provided further that the indemnification provided shall with respect to any settlement of any such suit, action, proceeding or claim, include reimbursement for any amounts paid and expenses reasonably incurred in settling such suit, action, proceeding or claim when, in judgment of the board of directors, such settlement and reimbursement appeared to be for the best interests of Brown & Brown.

CERTAIN PROVISIONS OF FLORIDA LAW

         The Florida Business Corporation Act also contains a control share provision that generally provides that shares acquired in a "control share acquisition" will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders. A "control share acquisition" is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares" of a publicly held Florida corporation. "Control shares" are shares, that except for the control share provision, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitled such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (a) at least 20 percent but less than 33 percent of all voting power, (b) at least 33 percent but less than a majority of all voting power, or (c) a majority or more of all voting power.

         The provisions of our amended and restated articles of incorporation and amended and restated bylaws and the Florida Business Corporation Act summarized above may have certain anti-takeover effects. Such provisions, individually or in combination, may discourage other persons, or make it more difficult for other persons to make a tender offer or acquisition of substantial amounts of the common stock or from launching other takeover attempts that a shareholder may consider in such shareholder's best interest, including attempts that might result in the payment of a premium over the market price for the common stock held by such shareholder.

                        COMPARISON OF SHAREHOLDER RIGHTS

         This section of this proxy statement/prospectus describes some differences between the rights of holders of Golden Gate Holdings capital stock and Brown & Brown capital stock. While Brown & Brown believes that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which Brown & Brown refers you for a more complete understanding of the differences between being a shareholder of Golden Gate Holdings and being a shareholder of Brown & Brown.

         After the merger, the shareholders of Golden Gate Holdings will become shareholders of Brown & Brown. Due to the fact that Brown & Brown is organized under the laws of Florida, the Florida Business Corporation Act, or the FBCA, will govern the rights of Golden Gate Holdings shareholders.

         The rights of Golden Gate Holdings shareholders are also governed by its articles of incorporation and its bylaws. Upon completion of the merger, the rights of Golden Gate Holdings shareholders who become Brown & Brown shareholders will be governed by the amended and restated articles of incorporation and amended and restated bylaws of Brown & Brown. The following paragraphs summarize differences between the rights of Brown & Brown shareholders and Golden Gate Holdings shareholders under the charter documents and bylaws of Brown & Brown and Golden Gate Holdings, as well as material differences between California and Florida law that may affect the interests of Golden Gate Holdings shareholders.


            PROVISIONS APPLICABLE TO BROWN & BROWN                   PROVISIONS CURRENTLY APPLICABLE TO GOLDEN GATE
                         SHAREHOLDERS                                             HOLDINGS SHAREHOLDERS
----------------------------------------------------------------------------------------------------------------------------
                                                        VOTING RIGHTS
----------------------------------------------------------------------------------------------------------------------------
-  Under Florida law, each shareholder is entitled to one       -  Under California law, except with respect to the election
   vote for each share of capital stock held by the                of directors, each outstanding share, regardless of
   shareholder, by person or proxy, on each matter submitted       class, is entitled to one vote on each matter submitted
   to a vote at a shareholders meeting unless the articles         to a vote of shareholders, unless the articles of
   of incorporation provide otherwise. Brown & Brown'              incorporation provide otherwise. Golden Gate Holdings's
   amended and restated articles of incorporation do not           articles of incorporation do not provide otherwise.
   alter the voting rights of holders of Brown & Brown             Golden Gate Holdings's articles of incorporation provide
   common stock.                                                   that its Class B common stock is nonvoting. However, an
                                                                   agreement among the shareholders of Golden Gate Holdings
-  Under Florida law, articles of incorporation may provide        common stock dated effective October 1, 1999 provides
   that in elections of directors, shareholders are entitled       that Raleigh, Schwarz & Powell cannot vote its 16,668
   to cumulate votes. The Brown & Brown amended and restated       shares of Class A (voting) common stock in favor of a
   articles of incorporation do not provide for cumulative         merger without the affirmative agreement of shareholders
   voting for the election of directors; therefore, under          holding fifty percent (50%) or more of the Class A
   Florida law, directors are elected by a plurality of the        (voting) and Class B (nonvoting) common stock.
   votes cast by the shares entitled to vote in the election
   at a meeting at which a quorum is present.

-  The Brown & Brown amended and restated bylaws provide        -  Under California law, unless otherwise provided in the
   that a majority in interest of all the common stock             articles of incorporation or bylaws, shareholders have
   issued and outstanding, represented by shareholders of          the right to cumulate their votes for the election of
   record in person or by proxy, shall constitute a quorum         directors. The Golden Gate Holdings bylaws state that in
   for the transaction of business.                                an election for directors, if a candidate's name has been
                                                                   placed in nomination prior to the voting and one or more
                                                                   names has been placed in nomination prior to the voting
                                                                   and one or more shareholders has given notice at the
                                                                   meeting prior to the voting of the shareholder's intent
                                                                   to cumulate the shareholder's votes, then every
                                                                   shareholder entitled to vote may cumulate votes and
----------------------------------------------------------------------------------------------------------------------------


            PROVISIONS APPLICABLE TO BROWN & BROWN                   PROVISIONS CURRENTLY APPLICABLE TO GOLDEN GATE
                         SHAREHOLDERS                                             HOLDINGS SHAREHOLDERS
----------------------------------------------------------------------------------------------------------------------------
                                                                   give one candidate a number of votes equal to the number
                                                                   of directors to be elected multiplied by the number of
                                                                   shares which the shareholder is entitled to vote, or
                                                                   distribute the votes on the same principle among as many
                                                                   candidates as the shareholder chooses. The candidates
                                                                   receiving the highest number of votes up to the number of
                                                                   directors to be elected shall be elected. Upon the demand
                                                                   of any shareholder made before the voting begins, the
                                                                   election of directors shall be by ballot.

                                                                -  Golden Gate Holdings's bylaws provide that a majority of the outstanding shares entitled to vote, represented in
                                                                   person or by proxy, shall constitute a quorum.
----------------------------------------------------------------------------------------------------------------------------
                                         SHAREHOLDERS' VOTES ON CERTAIN TRANSACTIONS
----------------------------------------------------------------------------------------------------------------------------
-  Generally, under Florida law, unless the articles of         -  Generally, under California Law, business
   incorporation provide for the vote of a larger portion of       reorganizations require approval by the board of
   the stock, completion of a merger or consolidation or           directors and an affirmative vote of a majority of the
   sale of substantially all of a corporation's assets or          outstanding shares entitled to vote, with each class
   dissolution requires:                                           of shares voting separately by class. For purposes of
                                                                   this voting requirement, classes of common stock
   (1) the approval of the board of directors; and                 differing only as to voting rights are considered a
                                                                   single class of shares. Golden Gate Holdings Class B
   (2) approvals by the vote of the holders of a majority of       common stock is nonvoting.
       the outstanding stock.
                                                                -  In a sale of assets, California law provides that if
   Brown & Brown's amended and restated articles of                the acquiring party is in control of or under common
   incorporation do not provide for the vote of a larger           control with the disposing corporation, the principal
   portion of the stock.                                           terms of the sale must be approved by at least 90% of
                                                                   the voting power of the disposing corporation, unless
                                                                   the disposition is to another business entity in
                                                                   consideration of non-redeemable common shares or
                                                                   non-redeemable equity securities of the acquiring
                                                                   party or its parent.
----------------------------------------------------------------------------------------------------------------------------
                                                  ACTION BY WRITTEN CONSENT
----------------------------------------------------------------------------------------------------------------------------
-  Under Florida law, unless otherwise provided in the          -  California law provides that, unless otherwise
   articles of incorporation, shareholders may take any            provided in the articles of incorporation, any action
   action required or permitted to be taken at a                   that may be taken at a special or annual meeting of
   shareholders' meeting without a meeting if the action           shareholders may be taken without a meeting and
   is consented to in writing by shareholders entitled to          without prior notice, if a consent in writing, setting
   cast the same number of votes that would be required            forth the action taken, is signed by the holders of
   to take that action at a meeting at which all                   outstanding shares having not less than the minimum
   shareholders were present and voting in person. The             number of votes that would be necessary to authorize
   amended and restated articles of incorporation of               or take such action at a meeting at which all shares
   Brown & Brown do not provide otherwise.                         entitled to vote thereon were present and voted. The
                                                                   Golden Gate Holdings bylaws do not provider otherwise.
----------------------------------------------------------------------------------------------------------------------------

            PROVISIONS APPLICABLE TO BROWN & BROWN                   PROVISIONS CURRENTLY APPLICABLE TO GOLDEN GATE
                         SHAREHOLDERS                                             HOLDINGS SHAREHOLDERS
----------------------------------------------------------------------------------------------------------------------------
                                                          DIVIDENDS
----------------------------------------------------------------------------------------------------------------------------
-  Under Florida law, subject to any restriction in the         -  California law provides that a corporation may pay
   corporation's articles of incorporation, the board of           dividends if the amount of the retained earnings of
   directors may declare and pay dividends or other                the corporation immediately prior to the proposed
   distributions to shareholders unless, after giving              distribution equals or exceeds the amount of the
   effect to the distribution:                                     proposed distribution. California law also provides
                                                                   that a corporation may pay dividends if immediately
   (1) the corporation would not be able to pay its debts          after giving effect thereto, (1) the sum of the assets
       as they become due in the usual course of business;         of the corporation (exclusive of goodwill, capitalized
       or                                                          research and development expenses and deferred
                                                                   charges) would be at least equal to 1.25 times its
   (2) the corporation's total assets would be less than           liabilities (not including deferred taxes, deferred
       the sum of its total liabilities plus the amount            income and other deferred credits), and (2) the
       required to satisfy outstanding liquidation rights          current assets of the corporation would be at least
       superior to the liquidation rights of those                 equal to its current liabilities or, if the average of
       receiving the distribution.                                 the earnings of the corporation before taxes on income
                                                                   and before interest expense for the two preceding
Brown & Brown's amended and restated articles of                   fiscal years was less than the average of the interest
incorporation contain no provisions restricting dividends          expense of the corporation for those fiscal years, at
on Brown & Brown's common stock.                                   least equal to 1.25 times its current liabilities.

                                                                -  Golden Gate Holdings's articles of incorporation
                                                                   contain no provision restricting dividends on Golden
                                                                   Gate Holdings's common stock.
----------------------------------------------------------------------------------------------------------------------------
                         PROVISIONS RELATING TO SHARE ACQUISITIONS AND CERTAIN BUSINESS COMBINATIONS
------------------------------------------------------------ ---------------------------------------------------------------
-  Florida law contains a provision which restricts many        -  California law does not include a similar provision
   business combination transactions with an interested            regarding interested shareholder business
   shareholder for five years after the interested                 combinations. However, California law does provide
   shareholder has acquired 10% of the voting power of a           that when, prior to a merger, one constituent
   corporation. Under Florida law, if a business                   corporation holds greater than 50% but less than
   combination, including a merger, a disposition of               90% of the voting power of the other constituent
   substantially all assets, an issuance of securities             corporation, the non-redeemable common equity
   and other similar transactions, occurs with a person            securities of that corporation may be converted
   who, together with its affiliates, owns 10% or more of          only into non-redeemable common stock in the
   the outstanding capital stock of the subject                    surviving corporation, unless all of the
   corporation, then the combination must be approved by           shareholders consent. This provision restricts
   two-thirds of the outstanding capital stock entitled            two-tier tender transactions.
   to vote for directors. However, the combination may
   occur without such a vote if, among other exceptions:        -  California law requires that in certain
                                                                   transactions involving tender offers or acquisition
   (1) a majority of disinterested directors approves the          proposals by an "interested party," a written
       transaction;                                                opinion of an independent expert be provided as to
                                                                   the fairness of the consideration offered to the
   (2) the corporation has not had more than 300                   shareholders of the target corporation. California
       shareholders of record during the 3 years prior to          law further provides that if a competing proposal
       the announcement of the proposed transaction; or            is made at least ten days before shareholders are
                                                                   to vote or shares are to be purchased under the
   (3) the related person is the beneficial owner of at            pending offer by the interested party, the latter
                                                                   offer must be communicated to shareholders, who
                                                                   must be given a reasonable opportunity to revoke
                                                                   their vote or
----------------------------------------------------------------------------------------------------------------------------


            PROVISIONS APPLICABLE TO BROWN & BROWN                   PROVISIONS CURRENTLY APPLICABLE TO GOLDEN GATE
                         SHAREHOLDERS                                             HOLDINGS SHAREHOLDERS
----------------------------------------------------------------------------------------------------------------------------
   least 90% of the outstanding voting shares of the               withdraw their shares.
   corporation, exclusive of shares acquired directly
   from the corporation in a transaction not approved by        "Interested Party" means a person who
   a majority of disinterested directors.
                                                                -  controls the target corporation,
The Brown & Brown amended and restated articles of
incorporation and amended and restated bylaws indicate          -  is an officer or director of the target corporation or
that Brown & Brown has elected to opt out of this                  is controlled by an officer or director of the target
provision of Florida law.                                          corporation, or

                                                                -  is an entity in which an officer of director has a
-  Florida law also contains a control share provision.            material interest.
   This provision generally provides that shares acquired
   in a "control share acquisition" will not posses any
   voting rights unless such voting rights are approved
   by a majority of the corporation's disinterested
   shareholders. A "control share acquisition" is an
   acquisition, directly or indirectly, by any person of
   ownership of, or the power to direct the exercise of
   voting power with respect to, issued and outstanding
   "control shares" of a publicly held Florida
   corporation. "Control shares" are shares, that except
   for the control share provision, would have voting
   power that, when added to all other shares owned by a
   person or in respect to which such person may exercise
   or direct the exercise of voting power, would entitle
   such person, immediately after acquisition of such
   shares, directly or indirectly, alone or as a part of
   a group, to exercise or direct the exercise of voting
   power in the election of directors within any of the
   following ranges: (a) at least 20 percent but less
   than 33 percent of all voting power, (b) at least 33
   percent but less than a majority of all voting power,
   or (c) a majority or more of all voting power.

----------------------------------------------------------------------------------------------------------------------------
                                               SPECIAL MEETINGS OF SHAREHOLDERS
----------------------------------------------------------------------------------------------------------------------------
-  Florida law provides that special meetings of                -  Under California law, a corporation's board of directors,
   shareholders may be called only by:                             its Chairman of the Board, its President, the holders of
                                                                   shares entitled to cast not less than 10% of the votes at
   (1) the board of directors;                                     a meeting of shareholders and such additional persons as
                                                                   are specified in the corporation's articles or bylaws
   (2) any person or persons authorized by the corporation's       have the authority to call special meetings of
       articles of incorporation or bylaws; or                     shareholders.

   (3) if 10% or more of all the votes entitled to be cast      -  The Golden Gate Holdings bylaws provide that special
       on an issue proposed to be considered at the special        meetings of the shareholders may be called at any time by
       meeting demand in writing that a special meeting be         the board of directors, Chairman of the Board, President,
       held.                                                       a Vice President, Secretary, or by holders of shares
                                                                   entitled to cast not less than 10% of the votes at the
-  Florida law requires that a corporation give shareholders       meeting.
   notice of each annual and special shareholders' meeting
   at least 10 days and no more than 60 days before the         -  California law provides that whenever shareholders are
   meeting date.                                                   required or permitted to take any action at a meeting a
                                                                   written notice of the meeting shall be
----------------------------------------------------------------------------------------------------------------------------



            PROVISIONS APPLICABLE TO BROWN & BROWN                   PROVISIONS CURRENTLY APPLICABLE TO GOLDEN GATE
                         SHAREHOLDERS                                             HOLDINGS SHAREHOLDERS
----------------------------------------------------------------------------------------------------------------------------
The Brown & Brown amended and restated articles of                 given not less than 10 (or, if sent by third-class mail,
incorporation do not address special meetings of                   30) nor more than 60 days before the date of the meeting
shareholders. The Brown & Brown amended and restated bylaws        to each shareholder entitled to vote thereat.
provide that special meetings of the shareholders may be
called by the President or the board of directors whenever
he or they deem it proper and shall be called by the
President or by the board of directors upon the written
request of shareholders holding a majority of common stock
outstanding. Such meetings may be held either within or
without the State.

----------------------------------------------------------------------------------------------------------------------------
                                                      DISSENTERS' RIGHTS
----------------------------------------------------------------------------------------------------------------------------
-  Under Florida law, shareholders of a corporation have the    -  Under California law, if shareholder approval is required
   right to dissent from, and obtain payment of the fair           for a merger, exchange or a sale of all or substantially
   value of their shares in connection with, certain               all of a corporation's assets, appraisal rights are
   corporate actions, including an amendment to the articles       available to dissenting shareholders. However, subject to
   of incorporation which materially and adversely affects         certain exceptions, California law does not provide for
   the rights or preferences of shares held by the                 appraisal rights with respect to shares of certain
   dissenting shareholders, a disposition of all or                corporations, including those that are listed on a
   substantially all of the corporation's property and             national securities exchange or designated as a national
   assets not in the usual course of business, a plan of           market systems security on an interdealer quotations
   merger in which the shareholders may vote, a plan of            system by the National Association of Securities Dealers,
   exchange involving the acquisition of the corporation's         Inc (as long as such exchange or interdealer quotation
   shares if the shareholders are entitled to vote on the          system has been certified by rule or order of the
   plan, and certain control share acquisitions. However,          Commissioner of Corporations of the State of California).
   appraisal rights are not available to holders of shares:        An exception to this rule exists if demands for appraisal
                                                                   are filed with respect to 5% or more of the outstanding
   (1) listed on a national securities exchange;                   shares of that class, in which case, the holders of such
                                                                   shares are entitled to appraisal rights.
   (2) designated as a national market system security on an
       interdealer quotation system operated by the National
       Association of Securities Dealers, Inc.; or

   (3) held of record by more than 2,000 shareholders.

----------------------------------------------------------------------------------------------------------------------------
                                                      PREEMPTIVE RIGHTS
----------------------------------------------------------------------------------------------------------------------------
-  Under Florida law, a shareholder is not entitled to          -  Under California law a shareholder is not entitled to
   preemptive rights to subscribe for additional issuances         preemptive rights to subscribe for additional issuances
   of stock or any security convertible into stock unless          of stock or any security convertible into stock unless
   they are specifically granted in the articles of                the articles of incorporation provide otherwise.
   incorporation.
                                                                -  Golden Gate Holdings's articles of incorporation do not
   Brown & Brown's amended and restated articles of                provide for preemptive rights for its shareholders.
   incorporation provide that no shareholder shall have
   preemptive rights.
----------------------------------------------------------------------------------------------------------------------------


            PROVISIONS APPLICABLE TO BROWN & BROWN                   PROVISIONS CURRENTLY APPLICABLE TO GOLDEN GATE
                         SHAREHOLDERS                                             HOLDINGS SHAREHOLDERS
----------------------------------------------------------------------------------------------------------------------------
                                               NUMBER AND VACANCY OF DIRECTORS
----------------------------------------------------------------------------------------------------------------------------
-  Florida law provides that a board of directors must          -  California law provides that the bylaws of a corporation
   consist of one or more individuals, with the number             shall set forth (unless such provision is contained in
   specified in or fixed in accordance with the articles of        the articles, in which case it may only be changed by an
   incorporation or bylaws. The Brown & Brown amended and          amendment of the articles) the number of directors of the
   restated bylaws provide that the board of directors shall       corporation; or that the number of directors shall be not
   consist of nine in number to be elected annually at the         less than a stated minimum nor more than a stated maximum
   meeting of the shareholders by a plurality of the shares        (which in no case shall be greater than two times the
   voted. The number may be increased or diminished from           stated minimum minus one), with the exact number of
   time to time, by resolution of the board of directors,          directors to be fixed, within the limits specified, by
   but shall never be less than three. When for any reason         approval of the board or the shareholders in the manner
   the office of a director shall become vacant, the               provided in the bylaws. The number or minimum number of
   remaining directors shall by a majority vote elect a            directors shall not be less than three; provided,
   success on who shall hold office until his successor is         however, that (1) before shares are issued, the number
   elected.                                                        may be one, (2) before shares are issued, the number may
                                                                   be two, (3) so long as the corporation has only one
                                                                   shareholder, the number may be one, (4) so long as the
                                                                   corporation has only one shareholder, the number may be
                                                                   two, and (5) so long as the corporation has only two
                                                                   shareholders, the number may be two.


                                                                -  The Golden Gate Holdings articles of incorporation and
                                                                   bylaws provide that the number of directors shall be not
                                                                   less than five, nor more than nine. The Golden Gate
                                                                   Holdings bylaws provide that the board of directors or
                                                                   shareholders shall fix the exact number of directors by
                                                                   resolution or other action consistent with California
                                                                   law. Each director shall hold office until the next
                                                                   annual meeting of shareholders and until the director's
                                                                   successor shall have been elected and qualified.
                                                                   Vacancies on the board of directors, except those
                                                                   existing as a result of removal of a director, may be
                                                                   filled by a majority of the remaining directors, and each
                                                                   director so elected shall hold office until the next
                                                                   annual meeting and until such director's successor has
                                                                   been elected and qualified.

----------------------------------------------------------------------------------------------------------------------------
                                          INDEMNIFICATION OF OFFICERS AND DIRECTORS
------------------------------------------------------------ ---------------------------------------------------------------
-  Florida law provides that a corporation may indemnify any    -  California law permits a corporation to indemnify any
   officer or director who is made a party to any third            person who was or is a party or is threatened to be made
   party suit or proceeding on account of being a director,        a party to any proceeding (other than an action by or in
   officer or employee of the corporation against expenses,        the right of the corporation to procure a judgment in its
   including attorney's fees, judgments, fines and amounts         favor) by reason of the fact that the person served as an
   paid in settlement reasonably incurred by him in                agent against expenses, judgments, fines, settlements,
   connection with the action, through, among other things,        and other amounts actually and reasonably incurred in
   a majority vote of a quorum consisting of                       connection with the proceeding, if that person:
----------------------------------------------------------------------------------------------------------------------------



            PROVISIONS APPLICABLE TO BROWN & BROWN                   PROVISIONS CURRENTLY APPLICABLE TO GOLDEN GATE
                         SHAREHOLDERS                                             HOLDINGS SHAREHOLDERS
----------------------------------------------------------------------------------------------------------------------------
   directors who were not parties to the suit or proceeding,       (1) acted in good faith and in a manner the person
   if the officer or director:                                         reasonably believed to be in the best interests of the
                                                                       corporation; and
   (1) acted in good faith and in a manner he reasonably
       believed to be in, or not opposed to, the best              (2) in the case of a criminal proceeding, had no
       interests of the corporation; and                               reasonable cause to believe the conduct was unlawful.

   (2) in a criminal proceeding, had no reasonable cause to     -  The Golden Gate Holdings Articles of Incorporation
       believe his conduct was unlawful.                           provide that the corporation is authorized to provide
                                                                   indemnification of agents (as defined in Section 317 of
   Brown & Brown's amended and restated articles of                the Corporations Code, the definition of "agent" includes
   incorporation provide that the bylaws of the company may        any person who is or was a director) for breach of duty
   provide for the indemnification of the officers and             to the corporation and its stockholders through bylaw
   directors of the company for their actions and omissions        provisions or through agreements with the agents, or
   up to the maximum extent permitted by law. Brown &              both, in excess of the indemnification otherwise provided
   Brown's bylaws provide that every person who is now or          by Section 317 of the Corporations Code, subject to the
   hereafter may be a director or officer of the company           limits on such excess indemnification set forth in
   shall be indemnified by the company against all costs and       Section 204 of the Corporations Code. The Golden Gate
   amounts of liability therefor and expenses, including           Holdings bylaws provide that the corporation may at its
   counsel fees, reasonably incurred by or imposed upon him        option, to the maximum extent permitted by the California
   in connection with or arising from any action, suit,            General Corporation Law and by the articles, indemnify
   proceeding or claim of whatever nature to which he is or        each of its agents against expenses, judgments, fines,
   shall be made a party by reason of his being or having          settlements and other amounts, actually and reasonably
   been a director or officer of the company, provided that        incurred in connection with such proceeding arising by
   such indemnification shall not apply with respect to any        reason of the fact that such person is or was an agent of
   matter as to which such director or officer shall be            the corporation. For purposes of this Section, an "agent"
   finally adjudged in such action, suit, proceeding or            of the corporation includes a person who is or was a
   claim to have been individually guilty of gross                 Director, officer, employee or agent of another
   negligence or willful malfeasance in the performance of         corporation, partnership, joint venture, trust or other
   his duty as such director or officer and provided further       enterprise, or was a Director, officer, employee or agent
   that the indemnification provided shall with respect to         of a corporation which was a predecessor corporation of
   any settlement of any such suit, action, proceeding or          the corporation or of any other enterprise at the request
   claim, include reimbursement for any amounts paid and           of such predecessor corporation.
   expenses reasonably incurred in settling such suit,
   action, proceeding or claim when, in judgement of the        -  California law further provides, however, that in an
   board of directors, such settlement and reimbursement           action by or in the right of the corporation, indemnity
   appeared to be for the best interests of the company.           is not available for any of the following: (1) in respect
                                                                   of any claim, issue or matter as to which the person will
                                                                   have been adjudged to be liable to the corporation in the
                                                                   performance of that person's duty to the corporation and
                                                                   its shareholders, unless and only to the extent that the
                                                                   court in which the proceeding is or was pending will
                                                                   determine that the person is fairly and reasonably
                                                                   entitled to indemnity for expenses; (2) amounts paid in
                                                                   settling or otherwise disposing of a pending action
                                                                   without court approval; and (3) expenses incurred in
                                                                   defending a pending action which is settled or otherwise
                                                                   disposed of without court approval.
----------------------------------------------------------------------------------------------------------------------------


            PROVISIONS APPLICABLE TO BROWN & BROWN                   PROVISIONS CURRENTLY APPLICABLE TO GOLDEN GATE
                         SHAREHOLDERS                                             HOLDINGS SHAREHOLDERS
-----------------------------------------------------------------------------------------------------------------------------
                                                     REMOVAL OF DIRECTORS
-----------------------------------------------------------------------------------------------------------------------------
-  Florida law provides that, absent a provision in the          -  California law provides that directors may be removed
   articles of incorporation permitting removal of directors        without cause, if the removal is approved by the majority
   only for cause, the directors may be removed with or             of the outstanding shares entitled to vote. However,
   without cause if the number of votes cast to remove the          California law further provides that with respect to
   director exceeds the number of votes cast not to remove          directors of corporations not having classified boards of
   him or her.                                                      directors, no director can be removed (unless the entire
                                                                    board is removed) if the votes cast against removal of
                                                                    the director would be sufficient to elect the director if
   Our amended and restated articles of incorporation provide       voted cumulatively (without regard to whether cumulative
   that any one or more or all of the directors may be removed      voting is permitted) at an election at which the same
   either with or without cause, at any time by the vote of the     total number of votes were cast and the entire number of
   stockholders holding a majority of the stock of Brown &          directors authorized at the time of the director's most
   Brown entitled to vote, at any special meeting and thereupon     recent election were then being elected.
   the term of each director or directors who shall have been
   removed shall terminate.                                      -  Golden Gate Holdings's bylaws provide that the entire
                                                                    board of directors or any individual director may be
                                                                    removed from office as provided by California law. In
                                                                    such case, the remaining board members may elect a
                                                                    successor director to fill such vacancy for the removed
                                                                    director's remaining unexpired term.
-----------------------------------------------------------------------------------------------------------------------------

                                  LEGAL MATTERS

         The validity of the shares of Brown & Brown common stock offered in connection with the merger will be passed upon by Holland & Knight LLP. Holland & Knight LLP will render an opinion that the description of the U.S. federal income tax consequences described under the caption "The Merger--Material Federal Income Tax Considerations" is true and correct in all material respects.

                                     EXPERTS

         The financial statements of Brown & Brown included elsewhere in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and have been so included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The financial statements of Riedman Insurance (a division of Riedman Corporation) included elsewhere in this prospectus and elsewhere in this registration statement have been audited by KPMG LLP, independent certified public accountants, as indicated in their report with respect thereto, and have been so included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                       WHERE YOU CAN FIND MORE INFORMATION

         Brown & Brown files reports, proxy statements and other information with the Securities and Exchange Commission. Copies of these materials may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission:

Judicial Plaza                                         Citicorp Center
Room 1024                                              500 West Madison Street
450 Fifth Street                                       Suite 1400
Washington, DC 20549                                   Chicago, IL 60661

         Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, NW, Washington, DC 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy statements and other information regarding Brown & Brown. The address of the Securities and Exchange Commission web site is http://www.sec.gov. Copies of these materials may also be inspected at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         Brown & Brown has filed a registration statement under the Securities Act with the Securities and Exchange Commission with respect to Brown & Brown's common stock to be issued to Golden Gate Holdings shareholders in the merger. This proxy statement/prospectus constitutes the prospectus of Brown & Brown filed as part of the registration statement. You may inspect and copy the registration statement at any of the addresses listed above.

         If you have any questions about the proposal, please call Bruce Ricci, the President of Golden Gate Holdings, at (415) 479-1800 extension 126.

         You should rely only on information contained in this proxy statement/prospectus or any supplement we provide to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the Brown & Brown common stock in any jurisdiction where the offer or sale is not permitted.

         You should not assume that the information appearing in this proxy statement/prospectus or any supplement is accurate as of any date other than the date on the front of the documents. Our business, financial condition, results of operations and other information may have changed since that date.

                          INDEX TO FINANCIAL STATEMENTS


BROWN & BROWN, INC.
Report of Independent Certified Public Accountants...........................................................     F-2
Consolidated Statements of Income for each of the three years in the period ended
   December 31, 2000.........................................................................................     F-3
Consolidated Balance Sheets as of December 31, 2000 and 1999.................................................     F-4
Consolidated Statements of Shareholders' Equity for each of the
   three years in the period ended December 31, 2000.........................................................     F-5
Consolidated Statements of Cash Flows for each of the three years in the period ended
   December 31, 2000.........................................................................................     F-6
Notes to Consolidated Financial Statements...................................................................     F-7


BROWN & BROWN, INC. (UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS - JUNE 30, 2001 AND 2000)
Condensed Consolidated Statements of Income for the three months ended
   March 31, 2001 and 2000...................................................................................     F-19
Condensed Consolidated Balance Sheets as of March 31, 2001 and December 31, 2000.............................     F-20
Condensed Consolidated Statements of Cash Flows for the three months ended
   March 31, 2001 and 2000...................................................................................     F-21
Notes to Consolidated Financial Statements...................................................................     F-22

RIEDMAN  INSURANCE (A DIVISION OF RIEDMAN CORPORATION)
Independent Auditors' Report.................................................................................     F-27
Balance sheet as of December 31, 2000........................................................................     F-28
Statement of Income for the year ended December 31, 2000.....................................................     F-29
Statement of Stockholders' Equity for the year ended December 31, 2000.......................................     F-30
Statement of Cash Flows for the year ended December 31, 2000.................................................     F-31
Notes to Financial Statements................................................................................     F-32

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TO BROWN & BROWN, INC.

         We have audited the accompanying consolidated balance sheets of Brown & Brown, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brown & Brown, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                                       /S/ ARTHUR ANDERSEN LLP

Orlando, Florida
January 19, 2001

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                     YEAR ENDED DECEMBER 31,
                                                             -------------------------------------
                                                                 2000         1999        1998
                                                             ---------    ----------    ----------
                                                              (in thousands, except per share data)
Revenues
Commissions and fees...................................      $ 204,862    $  183,681    $ 167,532
Investment income......................................          3,890         2,810        3,654
Other income...........................................            954         1,900          299
     Total revenues....................................        209,706       188,391      171,485
Expenses
Employee compensation and benefits.....................        108,258        98,238       90,054
Other operating expenses...............................         33,724        33,080       32,282
Depreciation...........................................          4,637         4,511        3,929
Amortization...........................................          8,519         7,725        5,889
Interest...............................................            590           828          728
     Total expenses....................................        155,728       144,382      132,882
Income before income taxes.............................         53,978        44,009       38,603
Income taxes...........................................         20,792        17,220       15,041
Net income.............................................      $  33,186    $   26,789    $  23,562
Basic and diluted net income per share.................      $    1.16    $     0.94    $    0.83
Weighted average number of shares outstanding..........         28,663        28,445       28,380

                 See notes to consolidated financial statements

                           CONSOLIDATED BALANCE SHEETS

                                                                                     AS OF DECEMBER 31,
                                                                               ------------------------------
                                                                                  2000                1999
                                                                               ----------          ----------
                                                                             (in thousands, except per share data)
ASSETS
Cash and cash equivalents................................................      $   31,313          $   23,957
Restricted cash..........................................................          26,297              18,526
Short-term investments...................................................             373                 809
Premiums, commissions and fees receivable................................          83,199              69,054
Other current assets.....................................................           7,576               7,923
     Total current assets................................................         148,758             120,269
Fixed assets, net........................................................          14,210              15,452
Intangibles, net.........................................................         101,901              91,891
Investments..............................................................           5,752               9,608
Deferred income taxes....................................................             649                   -
Other assets.............................................................           5,449               7,203
     Total assets........................................................      $  276,719          $  244,423
Liabilities
Premiums payable to insurance companies..................................      $  109,417          $   94,364
Premium deposits and credits due customers...............................           8,347               7,771
Accounts payable and accrued expenses....................................          24,101              21,457
Current portion of long-term debt........................................           2,611               3,714
     Total current liabilities...........................................         144,476             127,306
Long-term debt...........................................................           2,736               5,086
Deferred income taxes....................................................               -               1,408
Other liabilities........................................................           7,596               7,618
     Total liabilities...................................................         154,808             141,418
Shareholders' equity
Common stock, par value $.10 per share; authorized 70,000 shares;
   issued 28,699 shares at 2000 and 28,412 shares at 1999................           2,870               2,841
Retained earnings........................................................         116,546              95,242
Accumulated other comprehensive income, net of tax effect of
 $1,595 at 2000 and $3,147 at 1999.......................................            2,95               4,922
Total shareholders' equity...............................................         121,911             103,005
Total liabilities and shareholders' equity...............................      $  276,719          $  244,423

                 See notes to consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                       ACCUMULATED
                                                                                                          OTHER
                                                                    COMMON STOCK                          COMPRE-
                                                                --------------------     RETAINED         HENSIVE
                                                                SHARES      AMOUNT       EARNINGS         INCOME         TOTAL
                                                                ------    ----------    ----------     ------------   ----------
                                                                              (in thousands, except per share data)
Balance, January 1, 1998.....................................   28,290    $    2,829    $   67,433     $     6,744     $  77,006
Net income...................................................                               23,562                        23,562
Net decrease in unrealized appreciation of
  available-for-sale securities..............................                                               (1,204)       (1,204)
                                                                                                                       ---------
COMPREHENSIVE INCOME                                                                                                      22,358
Common stock issued/(purchased) for employee stock benefit
  plans and stock acquisitions, net..........................      224            22        (8,399)                       (8,377)
Shareholder distributions from Pooled entities...............                               (1,376)                       (1,376)

Cash dividends paid ($.205 per share)........................                               (5,494)                       (5,494)

Balance, December 31, 1998...................................   28,514         2,851        75,726           5,540        84,117

Net income...................................................                               26,789                        26,789
Net decrease in unrealized appreciation of
  available-for-sale securities..............................                                                 (618)         (618)
                                                                                                                       ---------
COMPREHENSIVE INCOME                                                                                                       26,171
Common stock (purchased)/issued for employee stock benefit
  plans and stock acquisitions, net..........................     (102)          (10)          100                            90
Shareholder distributions from Pooled entities...............                               (1,136)                       (1,136)
Cash dividends paid ($.230 per share)........................                               (6,237)                       (6,237)

Balance, December 31, 1999...................................   28,412         2,841        95,242           4,922       103,005
Net income...................................................                               33,186                        33,186
Net decrease in unrealized appreciation of
  available-for-sale securities..............................                                               (2,427)       (2,427)
                                                                                                                       ---------
COMPREHENSIVE INCOME                                                                                                      30,759
Common stock issued/(purchased) for employee stock benefit
  plans and stock acquisitions, net..........................      287            29        (3,644)                       (3,615)
Shareholder distributions from Pooled entities...............                                 (713)                         (713)
Cash dividends paid ($.270 per share)........................                               (7,525)                       (7,525)
Balance, December 31, 2000...................................   28,699    $    2,870    $  116,546     $     2,495     $ 121,911

                 See notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          YEAR ENDED DECEMBER 31,
                                                                             ----------------------------------------------
                                                                                 2000            1999                 1998
                                                                             -----------     -------------         --------
                                                                                           (in thousands)
Cash Flows from Operating Activities
Net income................................................................   $ 33,186           $ 26,789           $ 23,562
Adjustments to reconcile net income to net cash provided
    by operating activities:
     Depreciation.........................................................      4,637              4,511              3,929
     Amortization.........................................................      8,519              7,725              5,889
     Compensation expense under performance stock plan....................        483              1,263                732
     Deferred income taxes................................................       (505)              (418)               231
     Net (gains) losses on sales of investments, fixed assets and
         customer accounts................................................       (685)              (452)               406
     Restricted cash increase.............................................     (7,771)            (1,227)            (1,899)
     Premiums, commissions and fees receivable (increase) decrease........    (14,145)             3,110             (1,742)
     Other assets decrease (increase).....................................      2,101             (1,071)            (1,683)
     Premiums payable to insurance companies increase (decrease)..........     15,053             (1,079)             4,776
     Premium deposits and credits due customers increase (decrease).......        576               (608)             1,344
     Accounts payable and accrued expenses increase (decrease)............      2,644              3,021             (1,954)
     Other liabilities (decrease) increase................................        (22)              (954)             1,211
Net cash provided by operating activities.................................     44,071             40,610             34,802
Cash Flows from Investing Activities
Additions to fixed assets.................................................     (4,102)            (5,070)            (4,764)
Payments for businesses acquired, net of cash acquired....................    (18,226)           (18,154)           (29,608)
Proceeds from sales of fixed assets and customer accounts.................      1,283                739                148
Purchases of investments..................................................        (73)              (124)            (1,457)
Proceeds from sales of investments........................................        494                916              1,030
Net cash used in investing activities.....................................    (20,624)           (21,693)           (34,651)
Cash Flows from Financing Activities
Payments on long-term debt................................................     (4,064)           (17,583)            (7,835)
Proceeds from long-term debt..............................................         --                738             12,064
Exercise of stock options and issuances of stock..........................      1,746              1,664              1,113
Purchases of stock........................................................     (5,535)            (1,152)            (9,233)
Shareholder distributions from pooled entities............................       (713)            (1,136)            (1,376)
Cash dividends paid.......................................................     (7,525)            (6,237)            (5,494)
Net cash used in financing activities.....................................    (16,091)           (23,706)           (10,761)
Net increase (decrease) in cash and cash equivalents......................      7,356             (4,789)           (10,610)
Cash and cash equivalents at beginning of year............................     23,957             28,746             39,356
Cash and cash equivalents at end of year..................................   $ 31,313           $ 23,957           $ 28,746

                 See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

         Brown & Brown, Inc. and subsidiaries (the "Company") is a diversified insurance brokerage and agency that markets and sells primarily property and casualty insurance products and services to its clients. The Company's business is divided into four divisions: the Retail Division, which markets and sells a broad range of insurance products to commercial, professional and individual clients; the National Programs Division, which develops and administers property and casualty insurance programs for professional and commercial groups nationwide; the Service Division, which provides insurance-related services such as third-party administration and consultation for workers' compensation and employee benefit self-insurance markets; and the Brokerage Division, which markets and sells excess and surplus commercial insurance primarily through non-affiliated independent agents and brokers.

Principles of Consolidation

         The accompanying consolidated financial statements include the accounts of Brown & Brown, Inc. and its subsidiaries. All significant intercompany account balances and transactions have been eliminated in consolidation. As more fully described in Note 2 - Pooling-of-Interest Acquisitions, the accompanying consolidated financial statements for all periods presented have been restated to show the effect of the acquisitions of Bowers, Schumann & Welch, The Flagship Group, Ltd., WMH, Inc., Huffman & Associates, Inc., and Mangus Insurance & Bonding, Inc., during 2000; Ampher Insurance, Inc., Ross Insurance of Florida, Inc., Signature Insurance Group, Inc. and C,S&D, a Florida general partnership, during 1999; and Daniel-James Insurance Agency, Inc. and Becky-Lou Realty Limited during 1998.

Revenue Recognition

         Commissions relating to the brokerage and agency activity, whereby the Company has primary responsibility for the collection of premiums from insureds, are generally recognized as of the latter of the effective date of the insurance policy or the date billed to the customer. Commissions to be received directly from insurance companies are generally recognized when the amounts are determined. Subsequent commission adjustments, such as policy endorsements, are recognized upon notification from the insurance companies. Commission revenues are reported net of sub-broker commissions. Contingent commissions from insurance companies are recognized when received. Fee income is recognized as services are rendered.

Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

         Cash and cash equivalents principally consist of demand deposits with financial institutions and highly liquid investments having maturities of three months or less when purchased.

Restricted Cash, Premiums, Commissions and Fees Receivable

         In its capacity as an insurance broker or agent, the Company typically collects premiums from insureds and, after deducting its authorized commission, remits the premiums to the appropriate insurance companies. Unremitted insurance premiums are held in a fiduciary capacity until disbursed by the Company. In certain states where the Company operates, the use and investment alternatives for these funds are regulated by various state agencies. Accordingly, the Company invests these unremitted funds only in cash, money market accounts and commercial paper, and reports such amounts as restricted cash in the Consolidated Balance Sheets. The interest income earned on these unremitted funds is reported as investment income in the Consolidated Statements of Income.

         In other circumstances, the insurance companies collect the premiums directly from the insureds and remit the applicable commissions to the Company. Accordingly, as reported in the Consolidated Balance Sheets, "premiums" are receivable from insureds and "commissions" are receivable from insurance companies. "Fees" are receivable from customers of the Company's Service Division.

Investments

         The Company's marketable equity securities have been classified as "available-for-sale" and are reported at estimated fair value, with the accumulated other comprehensive income (unrealized gains and losses), net of tax, reported as a separate component of shareholders' equity. Realized gains and losses and declines in value below cost judged to be other-than-temporary on available-for-sale securities are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in investment income.

         Nonmarketable equity securities and certificates of deposit having maturities of more than three months when purchased are reported at cost, and are adjusted for other-than-temporary market value declines.

         Accumulated other comprehensive income reported in shareholders' equity was $2,495,000 at December 31, 2000 and $4,922,000 at December 31, 1999, net of
deferred income taxes of $1,595,000 and $3,147,000, respectively. The Company owned 559,970 shares of Rock-Tenn Company common stock at December 31, 2000 and 1999 which have been classified as non-current, available-for-sale securities. The Company has no current plans to sell these shares.

Fixed Assets

         Fixed assets are stated at cost. Expenditures for improvements are capitalized, and expenditures for maintenance and repairs are charged to operations as incurred. Upon sale or retirement, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss, if any, is reflected in income. Depreciation has been provided using principally the straight-line method over the estimated useful lives of the related assets, which range from three to ten years. Leasehold improvements are amortized on the straight-line method over the term of the related lease.

Intangibles

         Intangible assets are stated at cost less accumulated amortization and principally represent purchased customer accounts, non-compete agreements, acquisition costs, and the excess of costs over the fair value of identifiable net assets acquired (goodwill). Purchased customer accounts, non-compete agreements, and acquisition costs are being amortized on a straight-line basis over the related estimated lives and contract periods, which range from five to 20 years. The excess of costs over the fair value of identifiable net assets acquired is being amortized on a straight-line basis over 15 to 40 years. Purchased customer accounts are records and files obtained from acquired businesses that contain information on insurance policies and the related insured parties that is essential to policy renewals.

         The carrying value of intangibles, corresponding with each agency division comprising the Company, is periodically reviewed by management to determine if the facts and circumstances suggest that they may be impaired. In the insurance brokerage and agency industry, it is common for agencies or customer accounts to be acquired at a price determined as a multiple of the corresponding revenues. Accordingly, the Company assesses the carrying value of its intangibles by comparison with a reasonable multiple applied to corresponding revenues, as well as considering the operating cash flow generated by the corresponding agency division. Any impairment identified through this assessment may require that the carrying value of related intangibles be adjusted; however, no impairments have been recorded for the years ended December 31, 2000, 1999 and 1998.

Income Taxes

         The Company files a consolidated federal income tax return. Deferred income taxes are provided for in the consolidated financial statements and relate principally to expenses charged to income for financial reporting purposes in one period and deducted for income tax purposes in other periods, unrealized appreciation of available-for-sale securities and basis differences of intangible assets.

Net Income Per Share

         Basic net income per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Basic net income per share excludes dilution and diluted net income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted to common stock.

Reclassifications

         Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE 2 POOLING-OF-INTEREST ACQUISITIONS

         On June 2, 2000, the Company issued 543,588 shares of its common stock in exchange for all the outstanding stock of Bowers, Schumann & Welch ("BSW"), a New Jersey corporation with offices in Washington, New Jersey and Bethlehem, Pennsylvania.

         On November 21, 2000, the Company issued 189,914 shares of its common stock in exchange for all the outstanding stock of The Flagship Group, Ltd. ("Flagship"), a Virginia corporation with an office in Norfolk, Virginia.

         On December 13, 2000, the Company issued 180,830 shares of its common stock in exchange for all the outstanding stock of WMH, Inc. and Huffman & Associates, Inc. (collectively referred to as "Huffman"), both Georgia corporations with offices in Rome and Canton, Georgia.

         On December 29, 2000, the Company issued 57,955 shares of its common stock in exchange for all the outstanding stock of Mangus Insurance & Bonding, Inc. ("Mangus"), a Florida corporation with an office in Jacksonville, Florida.

         These transactions have been accounted for under the pooling-of-interests method of accounting, and, accordingly, the Company's consolidated financial statements and related notes have been restated for all periods prior to the acquisitions to include the results of operations, financial positions and cash flows of BSW, Flagship, Huffman and Mangus.

         The following table reflects the 1999 and 1998 individual and combined operating results of the Company, BSW, Flagship, Huffman and Mangus.

                                          AS PREVIOUSLY
                                             REPORTED        BSW      FLAGSHIP    HUFFMAN     MANGUS      COMBINED
                                             --------        ---      --------    -------     ------      --------
                                                       (in thousands of dollars, except per share data)
1999
Revenues.............................     $   176,413     $ 5,133    $   3,850   $   2,240   $   755    $  188,391
Net income...........................          27,172        (506)         244         154      (275)       26,789

1998
Revenues.............................     $   158,947     $ 5,337    $   4,316   $   2,167   $   718    $  171,485
Net income...........................          23,349        (252)         314         157        (6)       23,562

                                                                                                1999       1998
                                                                                                ----       ----
Net income per share
As previously reported...............                                                        $   0.99   $   0.85
As combined..........................                                                        $   0.94   $   0.83

         On July 20, 1999, the Company issued 334,656 shares of its common stock in exchange for all of the outstanding stock of Ampher Insurance, Inc. and Ross Insurance of Florida, Inc. (collectively referred to as "Ampher-Ross"), both Florida corporations with an office in Ft. Lauderdale, Florida.

         On November 10, 1999, the Company issued 210,770 shares of its common stock in exchange for all of the outstanding stock of Signature Insurance Group, Inc. ("Signature"), a Florida corporation with an office in Ocala, Florida, and for all of the outstanding membership interests of C,S&D, a Florida general partnership established in January 1999.

         These transactions have been accounted for under the pooling-of-interests method of accounting, and accordingly, the Company's consolidated financial statements and related notes have been restated for all periods prior to the acquisitions to include the results of operations, financial positions and cash flows of Ampher-Ross, Signature and C,S&D.

         The following table reflects the 1998 individual and combined operating results of the Company, Ampher-Ross, Signature and C,S&D.


                                                AS PREVIOUSLY
                                                   REPORTED       AMPHER-ROSS    SIGNATURE     C,S&D      COMBINED
                                                   --------       -----------    ---------     -----      --------
                                                          (in thousands of dollars, except per share data)
1998
Revenues..................................      $     153,791     $    2,994    $     2,162  $    --      $ 158,947
Net income................................             23,053             86            210       --         23,349

                                                                                                              1998
                                                                                                              ----
NET INCOME PER SHARE
As previously reported....................                                                                $    0.86
As combined...............................                                                                $    0.85


         On April 14, 1998, the Company issued 557,530 shares of its common stock in exchange for all of the outstanding stock of Daniel-James Insurance Agency, Inc. ("Daniel-James"), an Ohio corporation with offices in Toledo, Ohio and Indianapolis, Indiana, and for all of the outstanding membership interests of Becky-Lou Realty Limited ("Becky-Lou"), an Ohio limited liability company. This transaction has been accounted for as a pooling-of-interests and, accordingly, the Company's consolidated financial statements and related notes to the consolidated financial statements have been restated for all periods prior to the acquisition to include the results of operations, financial positions and cash flows of Daniel-James and Becky-Lou.

NOTE 3 ASSET ACQUISITIONS

         During 2000, the Company acquired the assets of five general insurance agencies, several books of business (customer accounts) and the outstanding stock of one general insurance agency at an aggregate cost of $18,837,000, including $18,226,000 of net cash payments and the issuance of notes payable in the amount of $611,000. Each of these acquisitions was accounted for as a purchase, and substantially the entire cost was assigned to purchased customer accounts, non-compete agreements and goodwill.

         During 1999, the Company acquired the assets of six general insurance agencies, several books of business (customer accounts) and the outstanding stock of two general insurance agencies at an aggregate cost of $19,612,000, including $18,154,000 of net cash payments and the issuance of notes payable in the amount of $1,458,000. Each of these acquisitions was accounted for as a purchase, and substantially the entire cost was assigned to purchased customer accounts, non-compete agreements and goodwill.

         During 1998, the Company acquired the assets of 19 general insurance agencies, several books of business and the outstanding shares of one general insurance agency at an aggregate cost of $34,599,000, including $29,608,000 of net cash payments and the issuance of notes payable in the aggregate amount of $4,991,000. These acquisitions were accounted for as purchases and substantially the entire cost was assigned to purchased customer accounts, non-compete agreements and goodwill.

         The results of operations for the asset acquisitions have been combined with those of the Company since their respective acquisition dates. Since the majority of the acquisitions in 2000 and 1999 occurred near the beginning of each of the respective years, the pro forma effect of annualizing the revenues, net income and net income per share of these acquisitions would not be materially different from the amounts reported in the Consolidated Statements of Income. However, if the acquisitions completed during 1998 had occurred at the beginning of the year, the Company's 1998 results of operations would be as shown in the following table:

                                                                                  (UNAUDITED)
                                                                            YEAR ENDED DECEMBER 31,
                                                                                      1998
                                                                            ------------------------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues......................................................              $        180,236
Net income....................................................                        24,063
Net income per share..........................................              $           0.85

         Additional or return consideration resulting from acquisition contingency provisions is recorded as an adjustment to intangibles when the contingency is settled. Payments of this nature totaling $1,220,000, $1,611,000 and $1,536,000 were made in 2000, 1999 and 1998 respectively. As of December 31, 2000, the maximum future contingency payments related to acquisitions totaled $10,597,000.

NOTE 4 INVESTMENTS


                                                                              2000                         1999
                                                                         CARRYING VALUE                CARRYING VALUE
                                                                    CURRENT       NON -CURRENT     CURRENT    NON -CURRENT
                                                                    -------       ------------     -------    ------------
                                                                                          (in thousands)
INVESTMENTS AT DECEMBER 31 CONSISTED OF THE FOLLOWING:
Available-for-sale marketable equity securities.............     $        80     $     4,165      $     525   $    8,260
Nonmarketable equity securities and certificates of deposit.             293           1,587            284        1,348
Total investments...........................................     $       373     $     5,752      $     809   $    9,608

         The following summarizes available-for-sale securities at December 31:

                                                                                    GROSS          GROSS
                                                                                  UNREALIZED     UNREALIZED    ESTIMATED
                                                                     COST           GAINS           LOSSES     FAIR VALUE
                                                                 -----------     ------------    -----------   ----------
                                                                                        (in thousands)
Marketable Equity Securities:
2000........................................................     $     520       $      3,738    $    (13)     $    4,245
1999........................................................     $     880       $      7,930    $    (25)     $    8,785

         In 2000, proceeds from sales of available-for-sale securities totaled $494,000, resulting in gross realized gains and losses of approximately $144,000 and ($35,000), respectively. Proceeds from sales of available-for-sale securities totaled $916,000 in 1999, resulting in gross realized gains of approximately $138,000. In 1998, proceeds from sales of available-for-sale securities totaled $1,030,000, resulting in gross realized gains of approximately $165,000.

         Cash and cash equivalents, investments, premiums and commissions receivable, premiums payable to insurance companies, premium deposits and credits due customers, accounts payable and accrued expenses, and current and long-term debt are considered financial instruments. The carrying amount for each of these items at both December 31, 2000 and 1999 approximates its fair value.

NOTE 5 FIXED ASSETS

         Fixed assets at December 31 consisted of the following:

                                                                        2000               1999
                                                                     ----------         -----------
                                                                            (in thousands)
Furniture, fixtures and equipment..............................      $   37,508        $   36,251
Land, buildings and improvements...............................           1,918             3,014
Leasehold improvements.........................................           1,844             1,755
                                                                     $   41,270        $   41,020
                                                                                           25,568
Less accumulated depreciation and amortization.................          27,060
                                                                     $   14,210        $   15,452

Depreciation expense amounted to $4,637,000 in 2000, $4,511,000 in 1999 and $3,929,000 in 1998

NOTE 6 INTANGIBLES

Intangibles at December 31 consisted of the following:

                                                                        2000               1999
                                                                     ----------         -----------
                                                                            (in thousands)
Purchased customer accounts.....................................     $   106,018       $    88,055
Non-compete agreements..........................................          22,143            21,653
Goodwill........................................................          32,364            32,352
Acquisition costs...............................................           1,913             1,705

                                                                         162,438           143,765
Less accumulated amortization...................................          60,537            51,874
                                                                     $   101,901       $    91,891

Amortization expense amounted to $8,519,000 in 2000, $7,725,000 in 1999 and $5,889,000 in 1998.

NOTE 7 LONG-TERM DEBT

Long-term debt at December 31 consisted of the following:


                                                                           2000            1999
                                                                       -----------      -----------
                                                                              (in thousands)
Long-term credit agreement.......................................      $     3,000      $   4,000
Revolving credit facility........................................                -              -
Notes payable from treasury stock purchases......................              138            395
Acquisition notes payable........................................            1,115          2,352
Other notes payable..............................................            1,094          2,053
                                                                             5,347           8,80
Less current portion.............................................            2,611          3,714
Long-term debt...................................................      $     2,736      $   5,086

         In 1991, the Company entered into a long-term credit agreement with a major insurance company that provided for borrowings at an interest rate equal to the prime rate plus 1.00% (10.50% at December 31, 2000). At December 31, 2000, $3 million (the maximum amount currently available for borrowings) was outstanding. In accordance with an August 1, 1998 amendment to the loan agreement, the outstanding balance will be repaid in annual installments of $1 million each August through 2003. This credit agreement requires the Company to maintain certain financial ratios and comply with certain other covenants.

         The Company also has a revolving credit facility with a national banking institution that provides for available borrowings of up to $50 million, with a maturity date of October 2002. On borrowings of up to $8 million, the outstanding balance is adjusted daily based upon cash flows from operations. The interest rate on this portion of the facility is equal to the prime rate less 1.00% (8.50% at December 31, 2000). On borrowings in excess of $8 million, the interest rate on this portion of the facility is London Inter-Bank Offering Rate ("LIBOR") plus 0.45% to 1.00%, depending on certain financial ratios that are calculated on a quarterly basis. A commitment fee of 0.15% per annum is assessed on the unused balance. There were no borrowings against the facility at December 31, 2000 and December 31, 1999.

         Treasury stock notes payable are due to various individuals for the redemption of Brown & Brown, Inc. stock. These notes bear no interest and mature in 2001. These notes have been discounted at an effective yield of 8.50% for presentation in the consolidated financial statements.

         Acquisition notes payable represent debt incurred to former owners of certain agencies acquired in 2000, 1999 and 1998. These notes, including future contingent payments, are payable in monthly and annual installments through 2002, including interest of 6.00%.

         Maturities of long-term debt for succeeding years are $2,611,000 in 2001, $1,113,000 in 2002, $1,080,000 in 2003, $48,000 in 2004 and $495,000 in
2005 and beyond.

         Related primarily to the Riedman acquisition, which is more fully described in Note 15, Subsequent Events, the Company entered into a $90 million seven-year term loan, bearing an interest rate between the LIBOR plus 0.50% and LIBOR plus 1.00%, depending upon the Company's quarterly ratio of Funded Debt to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"). The loan was fully funded on January 3, 2001.

NOTE 8 INCOME TAXES

         At December 31, 2000, the Company had a net operating loss carryforward of $302,000 for income tax reporting purposes, portions of which expire in the years 2011 through 2013. This carryforward was derived from an agency acquired by the Company in 1998. For financial reporting purposes, a valuation allowance of $38,000 has been recognized to offset the deferred tax asset related to this carryforward.

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the corresponding amounts used for income tax reporting purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows:

                                                                                 2000               1999
                                                                                ------            --------
                                                                                      (in thousands)
Deferred tax liabilities:
Fixed assets .........................................................          $   817           $ 1,087
Net unrealized appreciation of available-for-sale securities .........            1,595             3,147
Prepaid insurance and pension ........................................              542               721
Intangible assets ....................................................              363               237
Total deferred tax liabilities .......................................          $ 3,317           $ 5,192
Deferred tax assets:
Deferred compensation ................................................          $ 2,247           $ 2,433
Accruals and reserves ................................................            1,342             1,022
Net operating loss carryforwards .....................................              179               179
Other ................................................................              236               188
Valuation allowance for deferred tax assets ..........................              (38)              (38)
Total deferred tax assets ............................................          $ 3,966           $ 3,784
Net deferred tax (asset)/liability ...................................          $  (649)          $ 1,408

Significant components of the provision (benefit) for income taxes are as follows:


                                                              2000               1999               1998
                                                            -------            --------           -------
                                                                           (in thousands)
Current:
   Federal .......................................          $ 18,669           $ 15,172           $12,728
   State .........................................             2,795              2,477             2,015
        Total current provision ..................          $ 21,464            $17,649           $14,743
Deferred:
   Federal .......................................          $   (603)          $   (385)          $   267
   State .........................................               (69)               (44)               31
        Total deferred (benefit) provision .......          $   (672)          $   (429)          $   298
               Total tax provision ...............          $ 20,792           $ 17,220           $15,041

A reconciliation of the differences between the effective tax rate and the federal statutory tax rate is as follows:


                                                                        2000             1999             1998
                                                                      -------          --------          -------
Federal statutory tax rate...................................          35.0%             35.0%            35.0%
State income taxes, net of federal income tax benefit........            3.3               3.6              3.4
Interest exempt from taxation and dividend exclusion.........           (0.4)             (0.3)            (0.2)
Non-deductible goodwill amortization.........................            0.3               0.4              0.4
Other, net...................................................            0.3               0.4              0.4
Effective tax rate...........................................          38.5%             39.1%            39.0%

         Income taxes payable were $3,322,000 and $2,589,000 at December 31, 2000 and December 31, 1999, respectively, and are reported as a component of accounts payable and accrued expenses.

NOTE 9 EMPLOYEE BENEFIT PLAN

         The Company has an Employee Savings Plan (401(k)) under which substantially all employees with more than 30 days of service are eligible to participate. Under this plan, the Company makes matching contributions, subject to a maximum of 2.5% of each participant's salary. Further, the Company provides for a discretionary profit sharing contribution for all eligible employees. The Company's contributions to the plan totaled $2,856,000 in 2000, $2,503,000 in 1999 and $2,289,000 in 1998.

NOTE 10 STOCK-BASED COMPENSATION AND INCENTIVE PLANS

Stock Performance Plan

         The Company has adopted a stock performance plan, under which up to 1,800,000 shares of the Company's stock ("Performance Stock") may be granted to key employees contingent on the employees' future years of service with the Company and other criteria established by the Company's Compensation Committee. Shares must be vested before participants take full title to Performance Stock. Of the grants currently outstanding, specified portions will satisfy the first condition for vesting based on increases in the market value of the Company's common stock from the initial price specified by the Company. Awards satisfy the second condition for vesting on the earlier of: (i) 15 years of continuous employment with the Company from the date shares are granted to the participant;
(ii) attainment of age 64; or (iii) death or disability of the participant. Dividends are paid on unvested shares of Performance Stock that have satisfied the first vesting condition, and participants may exercise voting privileges on such shares. At December 31, 2000, 1,140,979 shares had been granted under the plan at initial stock prices ranging from $7.58 to $25.56. As of December 31, 2000, 1,009,824 shares had met the first condition for vesting; 23,952 shares had satisfied both conditions for vesting and were subsequently distributed to the participants.

         The compensation element for Performance Stock is equal to the fair market value of the shares at the date the first vesting condition is satisfied and is expensed over the remaining vesting period. Compensation expense related to this Plan totaled $483,000 in 2000, $1,263,000 in 1999 and $732,000 in 1998.

Employee Stock Purchase Plan

         The Company has adopted an employee stock purchase plan ("the Stock Purchase Plan"), which allows for substantially all employees to subscribe to purchase shares of the Company's stock at 85% of the lesser of the market value of such shares at the beginning or end of each annual subscription period. Of the 1,500,000 shares authorized for issuance under the Stock Purchase Plan as of December 31, 2000, 547,842 shares remained available and reserved for future issuance.

Incentive Stock Option Plan

         On April 21, 2000 the Company adopted an incentive stock option plan that provides for the granting of stock options to certain key employees. The objective of this plan is to provide additional performance incentives to grow the Company's pre-tax earnings in excess of 15% annually. The Company is authorized to grant options for up to 600,000 common shares, of which 576,000 were granted on April 21, 2000 at the most recent trading day's closing market price of $19.34 per share. All of the outstanding options vest over a one-to-ten-year period, with a potential acceleration of the vesting period to three to six years based on achievement of certain performance goals. All of the options expire ten years after the grant date. As of December 31, 2000, none of the options were exercisable, and none were exercised or canceled during the year.

         The weighted average fair value of the incentive stock options granted during 2000 estimated on the date of grant using the Black-Scholes option-pricing model, was $9.47 per share. The fair value of these options granted is estimated on the date of grant using the following assumptions: dividend yield of 0.86%, expected volatility of 29.6%, risk-free interest rate of 6.3%, and an expected life of ten years.

Pro Forma Effect of Plans

         The Company accounts for the Stock Purchase Plan and the Incentive Stock Option Plan using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation cost is required. Had compensation expense for these plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:


                                                                                   YEAR ENDED DECEMBER 31,
                                                                        -------------------------------------------
                                                                                         (UNAUDITED)
                                                                            (in thousands, except per share data)
                                                                            2000            1999            1998
                                                                        -------------  ---------------   ----------
Net income:
   As reported..............................................            $     33,186      $ 26,789        $    23,562
   Pro forma................................................                  32,187        26,608             22,910
Net income per share:
   As reported..............................................            $       1.16      $   0.94        $      0.83
   Pro forma................................................                    1.13          0.93               0.81

NOTE 11 SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

         The Company's significant non-cash investing and financing activities and cash payments for interest and income taxes are as follows:

                                                                                    YEAR ENDED DECEMBER 31,
                                                                       ---------------------------------------------
                                                                          2000           1999               1998
                                                                       ----------     -----------      -------------
                                                                                        (in thousands)
Unrealized holding loss on available-for-sale securities net of tax benefit of $1,552 for 2000, $395 for 1999, and
   $770 for 1998.................................................      $   (2,427)    $      (618)     $     (1,204)
Notes payable issued for purchased customer accounts.............             611           1,458             4,991
Notes received on the sale of fixed assets and customer accounts.             448           1,305             1,249
Common stock issued/(cancelled) for stock acquisitions...........            (309)         (1,685)             (989)
Cash paid during the year for:...................................
Interest.........................................................             603             874               863
Income taxes.....................................................          19,630          16,535            14,112

NOTE 12 COMMITMENTS AND CONTINGENCIES

         The Company leases facilities and certain items of office equipment under noncancelable operating lease arrangements expiring on various dates through 2015. The facility leases generally contain renewal options and escalation clauses based on increases in the lessors' operating expenses and other charges. The Company anticipates that most of these leases will be renewed or replaced upon expiration. At December 31, 2000, the aggregate future minimum lease payments under all noncancelable lease agreements in excess of one year were as follows:


                                                                               YEAR ENDING DECEMBER 31,
                                                                               ------------------------
                                                                                    (in thousands)
2001..................................................................             $      7,529
2002..................................................................                    7,260
2003..................................................................                    6,365
2004..................................................................                    5,229
2005..................................................................                    2,902
Thereafter............................................................                    4,421
Total minimum future lease payments...................................             $     33,706

         Rental expense in 2000, 1999 and 1998 for operating leases totaled $8,217,000, $6,593,000 and $6,012,000, respectively.

         The Company is not a party to any legal proceedings other than various claims and lawsuits arising in the normal course of business. Management of the Company does not believe that any such claims or lawsuits will have a material effect on the Company's financial condition or results of operations.

NOTE 13 BUSINESS CONCENTRATIONS

         Substantially all of the Company's premiums receivable from customers and premiums payable to insurance companies arise from policies sold on behalf of insurance companies. The Company, as broker and agent, typically collects premiums, retains its commission and remits the balance to the insurance companies. A significant portion of business written by the Company is for customers located in Arizona, Florida and New York. Accordingly, the occurrence of adverse economic conditions or an adverse regulatory climate in Arizona, Florida and/or New York could have a material adverse effect on the Company's business, although no such conditions have been encountered in the past.

         For the years ended December 31, 2000, 1999 and 1998, approximately 7%, 14% and 17%, respectively, of the Company's revenues were from insurance policies underwritten by one insurance company. Should this carrier seek to terminate its arrangement with the Company, the Company believes other insurance companies are available to underwrite the business, although some additional expense and loss of market share could possibly result. No other insurance company accounts for as much as 5% of the Company's revenues.

NOTE 14 SEGMENT INFORMATION

                  The Company's business is divided into four divisions: the Retail Division, which markets and sells a broad range of insurance products to commercial, professional and individual clients; the National Programs Division, which develops and administers property and casualty insurance solutions for both professional and commercial groups and trade associations nationwide; the Service Division, which provides insurance-related services such as third-party administration and consultation for workers' compensation and employee benefit self-insurance markets; and the Brokerage Division, which markets and sells excess and surplus commercial insurance primarily through non-affiliated independent agents and brokers. The Company conducts all of its operations within the United States of America.

         The accounting policies of the reportable segments are the same as those described in Note 1 of Notes to Consolidated Financial Statements. The Company evaluates the performance of its segments based upon revenues and income before income taxes. Intersegment revenues are not significant.

         Summarized financial information concerning the Company's reportable segments is shown in the following table. The "Other" column includes corporate-related items and, as it relates to segment profit, income and expense not allocated to reportable segments.


                                                                           YEAR ENDED DECEMBER 31, 2000
                                                   ------------------------------------------------------------------------
                                                       RETAIL    PROGRAMS       SERVICE   BROKERAGE       OTHER       TOTAL
                                                       ------    --------       -------   ---------       -----       -----
                                                                                 (in thousands)
Total revenues...............................      $   146,647   $  21,653   $  18,825   $  23,170    $    (589)  $ 209,706
Investment income............................            2,353       1,471         277         782         (993)      3,890
Interest expense.............................            1,943          24           -          27       (1,404)        590
Depreciation.................................            2,672       1,035         466         249          215       4,637
Amortization.................................            7,022         188           4       1,273           32       8,519
Income (loss) before income taxes............           32,056       7,588       2,870       8,217        3,247      53,978
Total assets.................................          189,136      54,539       5,970      57,025      (29,951)    276,719
Capital expenditures.........................            2,231         354         867         401          249       4,102



                                                                           YEAR ENDED DECEMBER 31, 1999
                                                   ------------------------------------------------------------------------
Total revenues...............................      $   135,505   $  23,822   $  14,936   $  15,231    $  (1,103)  $ 188,391
Investment income............................            2,106       1,187         221         355       (1,059)      2,810
Interest expense.............................            1,280           -           -           -         (452)        828
Depreciation.................................            2,559       1,172         384         181          215       4,511
Amortization.................................            6,554         346           -         785           40       7,725
Income (loss) before income taxes ...........           26,279       7,493       2,475       5,533        2,229      44,009
Total assets.................................          160,486      56,908       6,172      32,362      (11,505)    244,423
Capital expenditures.........................            2,933         504         346         193        1,094       5,070



                                                                           YEAR ENDED DECEMBER 31, 1998
                                                   ------------------------------------------------------------------------
Total revenues...............................      $   118,042     $26,737   $  14,025   $  13,611    $    (930)  $ 171,485
Investment income............................            2,018       1,684         207         358         (613)      3,654
Interest expense.............................            1,003           -           -          12         (287)        728
Depreciation.................................            2,131       1,165         319         139          175       3,929
Amortization.................................            4,781         287           -         786           35       5,889
Income (loss) before income taxes............           22,429       9,515       2,496       4,888         (725)     38,603
Total assets.................................          136,599      59,686       5,421      29,850        9,640     241,196
Capital expenditures.........................            3,431         666         383         223           61       4,764

NOTE 15 SUBSEQUENT EVENTS (UNAUDITED)

         Effective January 1, 2001, the Company acquired the insurance agency-related operations and assets of Riedman Corporation ("Riedman") which consists of more than 60 offices in 13 states, principally where the Company did not formerly have an office location. The total purchase price, which is based primarily on a multiple of Riedman's 2000 revenues, is expected to be approximately $83 million and will be fully funded by a seven-year term loan with a national banking institution. This acquisition will be accounted for using the purchase method of accounting and includes a preliminary purchase price allocation of $4 million allocated to fixed assets, $2.8 million allocated to non-compete agreements and the remaining amounts allocated to purchased customer accounts, acquisition costs and goodwill.

         The following unaudited pro forma summary presents the consolidated results of operations as if the Riedman acquisition had been made at the beginning of the respective periods presented. These results do not purport to be indicative of what would have occurred had the acquisition actually been made as of such dates or of results which may occur in the future.


                                                                      YEAR ENDED DECEMBER 31,
                                                         -------------------------------------------------
                                                                 2000                1999             1998
                                                         -------------------  ----------------  ----------
                                                            (in thousands of dollars, except per share data)
Revenues............................................     $        263,976     $   238,452       $    215,662
Net Income..........................................     $         31,815     $    25,760       $     21,931
Net Income Per Share................................     $           1.11     $      0.91       $       0.77

         On January 13, 2001, the Company issued 327,379 shares of its common stock in exchange for all the outstanding stock of The Huval Companies, each a Louisiana corporation, with seven offices in Louisiana. Additionally, on February 15, 2001, the Company issued 95,588 shares of its common stock in exchange for all the outstanding stock of Spencer & Associates, Inc. and a related company, SAN of East Central Florida, Inc., both Florida corporations, with offices in Melbourne and Titusville, Florida.

         Had these acquisitions, which are accounted for under the pooling-of-interest method of accounting, been consummated prior to year-end, the Company's operating results would have been restated for all periods prior to these acquisitions as follows:

                                                                          YEAR ENDED DECEMBER 31,
                                                           ---------------------------------------------------
                                                                  2000              1999             1998
                                                           ------------------  ---------------   -------------
                                                              (in thousands of dollars, except per share data)
Revenues.............................................      $     219,738       $    196,463      $    178,480
Net Income...........................................      $      33,303       $     27,246      $     24,015
Net income per share.................................      $        1.14       $       0.94      $       0.83

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                   For the three months       For the six months
                                                                      ended June 30,             ended June 30,
                                                                -------------------------   ---------------------
                                                                    2001          2000          2001         2000
                                                                -----------   -----------   -----------  --------
REVENUES

Commissions and fees........................................    $   78,609    $   54,881    $  157,615   $  112,195
Investment income...........................................           864           776         1,948        1,791
Other income................................................           888           159         1,172          717
     Total revenues.........................................        80,361        55,816       160,735      114,703

EXPENSES

Employee compensation and benefits..........................        40,844        30,619        82,272       61,516
Other operating expenses....................................        12,562         9,424        24,541       18,937
Depreciation................................................         1,545         1,334         3,038        2,657
Amortization................................................         4,081         2,141         7,410        4,309
Interest....................................................         1,295           200         2,941          424
     Total expenses.........................................        60,327        43,718       120,202       87,843

Income before income taxes..................................        20,034        12,098        40,533       26,860
Income taxes................................................         7,778         4,599        15,800       10,366

NET INCOME..................................................    $   12,256    $    7,499    $   24,733   $   16,494

Net Income Per Share
   Basic....................................................    $     0.41    $     0.26    $     0.83   $     0.56
   Diluted..................................................    $     0.41    $     0.25    $     0.82   $     0.56

Weighted Average Number of Shares Outstanding
   Basic....................................                        29,786        29,383        29,766       29,353
   Diluted..................................                        30,133        29,414        30,090       29,379


            See notes to condensed consolidated financial statements.

                               BROWN & BROWN, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                    June 30,         December 31,
                                                                                      2001               2000
                                                                                    --------         ------------
ASSETS
   Cash and cash equivalents ..............................................          $ 35,281          $ 33,895
   Restricted cash ........................................................            40,332            26,297
   Short-term investments .................................................             1,501             2,088
   Premiums, commissions and fees receivable ..............................           100,965            92,303
   Other current assets ...................................................             7,040             8,128
                                                                                     --------          --------
      Total current assets ................................................           185,119           162,711

   Fixed assets, net ......................................................            22,275            15,628
   Intangible assets, net .................................................           220,875           103,850
   Investments ............................................................             7,772             5,809
   Deferred income taxes ..................................................             1,292             2,075
   Other assets ...........................................................             7,345             7,540
                                                                                     --------          --------

      Total assets ........................................................          $444,678          $297,613
                                                                                     ========          ========

LIABILITIES
   Premiums payable to insurance companies ................................          $150,589          $126,059
   Premium deposits and credits due customers .............................             9,501             8,347
   Accounts payable and accrued expenses ..................................            35,359            29,805
   Current portion of long-term debt ......................................            19,053             2,873
                                                                                     --------          --------
      Total current liabilities ...........................................           214,502           167,084

Long-term debt ............................................................            82,832             5,665
Other liabilities .........................................................             7,434             7,596
                                                                                     --------          --------
      Total liabilities ...................................................           304,768           180,345
                                                                                     --------          --------

SHAREHOLDERS' EQUITY
Common stock, par value $.10 per share; authorized 140,000 shares;
   issued 29,820 shares at 2001 and 29,693 shares at 2000 .................             2,982             2,969
Retained earnings .........................................................           133,183           111,804
Accumulated other comprehensive income ....................................             3,745             2,495
                                                                                     --------          --------
      Total shareholders' equity ..........................................           139,910           117,268
                                                                                     --------          --------

      Total liabilities and shareholders' equity ..........................          $444,678          $297,613
                                                                                     ========          ========


            See notes to condensed consolidated financial statements.

                               BROWN & BROWN, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                        For the six months ended June 30,
                                                                                        ---------------------------------
                                                                                           2001                  2000
                                                                                        -----------           -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income .....................................................................          $  24,733           $  16,494
Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation ...............................................................              3,038               2,657
    Amortization ...............................................................              7,410               4,309
    Compensation expense under performance stock plan ..........................                985                 246
    Deferred income taxes ......................................................                (17)                (36)
    Net gains on sales of investments, fixed assets and customer accounts ......               (860)               (589)
    Restricted cash, increase ..................................................            (14,035)             (2,235)
    Premiums, commissions and fees receivable, increase ........................             (8,662)               (678)
    Other assets, decrease .....................................................              1,283               2,178
    Premiums payable to insurance companies increase ...........................             24,530               7,700
    Premium deposits and credits due customers, increase (decrease) ............              1,154              (1,801)
    Accounts payable and accrued expenses, increase (decrease) .................              5,554              (2,758)
    Other liabilities, decrease ................................................               (162)               (928)
                                                                                          ---------           ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES ......................................             44,951              24,559
                                                                                          ---------           ---------

CASH FLOWS FROM INVEST ACTIVITIES
Additions to fixed assets ......................................................             (6,789)             (2,645)
Payments for businesses acquired, net of cash acquired .........................           (103,217)            (15,103)
Proceeds from sales of fixed assets and customer accounts ......................                857               1,058
Purchases of investments .......................................................             (1,005)               (531)
Proceeds from sales of investments .............................................              1,774                 403
                                                                                          ---------           ---------
NET CASH USED IN INVESTING ACTIVITIES ..........................................           (108,380)            (16,818)
                                                                                          ---------           ---------

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term debt .....................................................            (20,772)             (2,813)
Proceeds from long-term debt ...................................................             90,000                 443
Cash dividends paid ............................................................             (4,413)             (3,556)
                                                                                          ---------           ---------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES ............................             64,815              (5,926)
                                                                                          ---------           ---------

Net increase in cash and cash equivalents ......................................              1,386               1,815
Cash and cash equivalents at beginning of period ...............................             33,895              27,532
                                                                                          ---------           ---------

CASH AND CASH EQUIVALENTS AT END OF PERIOD .....................................          $  35,281           $  29,347
                                                                                          =========           =========


         See notes to condensed consolidated financial statements.

                               BROWN & BROWN, INC.

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 - BASIS OF FINANCIAL REPORTING

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These unaudited, condensed, and consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto set forth in the Company's Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A filed on March 27, 2001, for the year ended December 31, 2000.

         The accompanying financial statements for all periods presented have been restated to give effect to the following acquisitions: The Flagship Group, Ltd., effective November 21, 2000; WMH, Inc. and Huffman & Associates, Inc., effective December 14, 2000; Mangus Insurance & Bonding, Inc., effective December 29, 2000; Huval Insurance Agency, Inc. and its affiliated companies, effective January 13, 2001; Spencer & Associates, Inc. and SAN of East Central Florida, Inc., effective February 15, 2001; and The Young Agency, Inc., effective May 4, 2001.

         The acquisitions referenced above have been accounted for under the pooling-of-interests method of accounting, and accordingly, the Company's condensed consolidated financial statements have been restated for all periods prior to the acquisitions to include the results of operations, financial positions and cash flows of those acquisitions.

         Results of operations for the three- and six-month periods ended June 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

NOTE 2 - BASIC AND DILUTED EARNINGS PER SHARE

         All share and per-share information in the financial statements has been adjusted to give effect to the 2-for-1 common stock split, effected as a stock dividend, which became effective on August 23, 2000.

         The following table sets forth the computation of basic net income per common share and dilutive net income per common and common equivalent share (in thousands, except per-share data):

                                                                               For the three-month           For the six-month
                                                                               period ended June 30,        period ended June 30,
                                                                              ----------------------        ----------------------
                                                                               2001           2000           2001           2000
                                                                              -------        -------        -------        -------
Net Income                                                                    $12,256        $ 7,499        $24,733        $16,494
                                                                              =======        =======        =======        =======

Weighted average number of common shares outstanding                           29,786         29,383         29,766         29,353
Dilutive effect of stock options using the treasury stock method                  347             31            324             26
                                                                              -------        -------        -------        -------
Weighted average number of common stock and common
Equivalent shares outstanding                                                  30,133         29,414         30,090         29,379
                                                                              =======        =======        =======        =======
Basic net income per share                                                    $  0.41        $  0.26        $  0.83        $  0.56
                                                                              =======        =======        =======        =======
Dilutive net income per common and common equivalent share                    $  0.41        $  0.25        $  0.82        $  0.56
                                                                              =======        =======        =======        =======

NOTE 3 - ACQUISITIONS

Purchases

         During the second quarter of 2001, the Company acquired substantially all of the assets of Parcel Insurance Plan, Inc., of St. Louis, Missouri and all of the outstanding shares of The Harris Agency, Inc., of Manassas, Virginia, in the second quarter of 2001. In addition, the Company acquired several books of business.

         Effective January 1, 2001, the Company acquired the insurance agency-related operations and assets of Riedman Corporation ("Riedman"), headquartered in Rochester, New York, which consist of more than 60 offices in 13 states, principally in locations in which the Company did not formerly have an office. The total purchase price, including liabilities assumed, was approximately $92 million and was fully funded by a seven-year term loan with a national banking institution. This acquisition was accounted for using the purchase method of accounting and includes a preliminary purchase price allocation of $4 million allocated to fixed assets, $2.8 million allocated to non-compete agreements and the remaining amounts allocated to purchased customer accounts, acquisition costs and goodwill.

         During the first quarter of 2001, the Company also acquired substantially all of the assets of Ayers/Sierra Insurance Associates, LLP, with offices in Tampa and St. Petersburg, Florida. In addition, the Company acquired several books of business.

         During the second quarter of 2000, the Company acquired substantially all of the assets of Amerisys, Inc., of Oviedo, Florida. In addition, the Company acquired several books of business.

         During the first quarter of 2000, the Company acquired substantially all of the assets of Risk Management Associates, Inc., of Fort Lauderdale, Florida, and Program Management Services, Inc., of Altamonte Springs, Florida. In addition, the Company acquired several books of business.

         These acquisitions have been accounted for using the purchase method of accounting. The results of operations for the acquired companies have been combined with those of the Company since their respective acquisition dates.

Pooling-of-Interests

         During the second quarter of 2001, the Company issued 571,429 shares of its common stock for all of the outstanding stock of The Young Agency, Inc., headquartered in Syracuse, New York.

         During the first quarter of 2001, the Company issued 327,379 shares of its common stock in exchange for all of the outstanding stock of Huval Insurance Agency, Inc. and its affiliated companies, headquartered in Lafayette, Louisiana. Also during the first quarter of 2001, the Company issued 95,588 shares of its common stock in exchange for all of the outstanding stock of Spencer & Associates, Inc. and SAN of East Central Florida, Inc., with offices in Melbourne and Titusville, Florida.

         During the second quarter of 2000, the Company issued 543,588 shares of its common stock for all of the outstanding stock of Bowers, Schumann & Welch, a New Jersey Corporation with offices in Washington, New Jersey and Bethlehem, Pennsylvania.

         These acquisitions have been recorded using the pooling-of-interests method of accounting, and the Company's consolidated financial statements have been restated for all prior periods presented.

NOTE 4 - LONG-TERM DEBT

         In January 2001, the Company entered into a $90 million seven-year term loan agreement with a national banking institution, bearing an interest rate between the London Inter-Bank Offering Rate (LIBOR) plus 0.50% and LIBOR plus 1.00%, depending upon the Company's quarterly ratio of Funded Debt to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). The 90-day LIBOR rate was 3.83% as of June 30, 2001. The loan was fully funded on January 3, 2001 and a balance of $83,571,000 remained outstanding as of June 30, 2001. This loan is to be repaid in twenty-eight equal quarterly installments that began in April 2001. The Company also has a revolving credit facility with the institution, which facility provides for available borrowings of up to $50 million, with a maturity date of October, 2002. There were no borrowings against this line of credit at December 31, 2000 or June 30, 2001.

         The Company continues to maintain its credit agreement with a major insurance company under which $3 million (the maximum amount available for borrowings) was outstanding at both December 31, 2000 and June 30, 2001, at an interest rate equal to the prime lending rate plus one percent (7.75% at June 30, 2001). In accordance with the amendment to the loan agreement dated August 1, 1998, the maximum amount available for borrowings will decrease by $1 million each year in August until the facility expires in August 2003.

NOTE 5 - CONTINGENCIES

         The Company is not a party to any legal proceedings other than various claims and lawsuits arising in the normal course of business. Management of the Company does not believe that any such claims or lawsuits will have a material effect on the Company's financial condition or results of operations.

NOTE 6 - SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                 FOR THE SIX-MONTH PERIOD ENDED JUNE 30,
                                                 ---------------------------------------
(in thousands)                                      2001                        2000
                                                  ---------                  -----------
Cash paid during the period for:
     Interest ..........................          $   2,999                  $     332
     Income taxes ......................             14,294                      9,841

The Company's significant non-cash investing and financing activities are as follows:

                                                                     FOR THE SIX-MONTH PERIOD ENDED JUNE 30,
(in thousands)                                                             2001                 2000
                                                                     ---------------     ------------------
Unrealized holding gain (loss) on available-for-sale
     securities net of tax effect of $800 in 2001 and
     tax benefit of $1,306 in 2000 .........................          $   1,250          $  (2,042)

Debt issued or assumed for acquisition of
     customer accounts .....................................             24,119                234

NOTE 7 - COMPREHENSIVE INCOME

         The components of comprehensive income and accumulated other comprehensive income are as follows (in thousands):

                                                                               For the three-month            For the six-month
                                                                               period ended June 30,         period ended June 30,
                                                                              ----------------------        ----------------------
                                                                               2001           2000           2001           2000
                                                                              -------        -------        -------        -------
Net Income                                                                    $12,256        $ 7,499        $24,733        $16,494

Net change in unrealized holding gain (loss) on
     available-for-sale securities                                              1,059           (255)         1,250         (2,042)
                                                                              -------        -------        -------        -------
Comprehensive income                                                          $13,315        $ 7,244        $25,983        $14,452
                                                                              =======        =======        =======        =======
Accumulated other comprehensive income at beginning of period                 $ 2,686        $ 3,135        $ 2,495        $ 4,922
Net change in unrealized holding gain (loss) on
     available-for-sale securities, net of income taxes                         1,059           (255)         1,250         (2,042)
                                                                              -------        -------        -------        -------
Accumulated other comprehensive income at end of period                       $ 3,745        $ 2,880        $ 3,745        $ 2,880
                                                                              =======        =======        =======        =======

NOTE 8 - SEGMENT INFORMATION

         The Company's business is divided into four divisions: the Retail Division, which markets and sells a broad range of insurance products to commercial, professional and individual clients; the National Programs Division, which develops and administers property and casualty insurance and employee benefits coverage solutions for professional and commercial groups and trade associations nationwide; the Service Division, which provides insurance-related services such as third-party administration and consultation for workers' compensation and employee benefit self-insurance markets; and the Brokerage Division, which markets and sells excess and surplus commercial insurance primarily through non-affiliated independent agents and brokers. The Company conducts all of its operations in the United States.

         Summarized financial information concerning the Company's reportable segments is shown in the following table. The "Other" column includes corporate-related items and income and expenses not allocated to reportable segments.

(in thousands)
Six Months Ended June 30, 2001:              Retail        Programs       Service       Brokerage         Other          Total
================================================================================================================================

TOTAL REVENUES                              $126,217       $  8,815       $ 12,195       $ 15,031       $ (1,523)       $160,735

Investment income                              1,962            676            179            364         (1,233)          1,948
Interest expense                               5,483             14            126              5         (2,687)          2,941
Depreciation                                   2,070            330            250            138            250           3,038
Amortization                                   6,168             79              8            635            520           7,410
Income (loss) before income taxes             28,049          2,380          2,215          5,591          2,298          40,533

Total assets                                 371,613         51,313          7,856         64,650        (50,754)        444,678
Capital expenditures                           2,406            165            211            296          3,711           6,789


================================================================================================================================

Six Months Ended June 30, 2000:              Retail        Programs       Service        Brokerage         Other          Total
================================================================================================================================

Total Revenues                              $ 83,479       $ 10,220       $ 10,471       $ 10,653       $   (120)       $114,703

Investment income                              1,201            654            131            346           (541)          1,791
Interest expense                                 947              8             --             --           (531)            424
Depreciation                                   1,658            511            236            114            138           2,657
Amortization                                   3,534            125             --            636             14           4,309
Income (loss) before income taxes             17,310          3,072          1,469          3,475          1,534          26,860

Total assets                                 180,637         52,255          5,117         52,061        (20,847)        269,223
Capital expenditures                           1,235            331            273            723             83           2,645

================================================================================================================================

NOTE 9 -  SUBSEQUENT EVENTS

         The Company has signed a letter of intent to acquire Raleigh, Schwarz & Powell, Inc., and Golden Gate Holdings, Inc., of Tacoma, Washington and San Rafael, California, respectively. The transaction is anticipated to close by August 31, 2001 and will be accounted for using the pooling-of-interests method of accounting.

         Effective July 18, 2001, the Company issued 83,733 shares of its common stock in exchange for all of the outstanding stock of Finwall & Associates Insurance, Inc., of Orlando, Florida. The acquisition was accounted for using the pooling-of-interests method of accounting.

         Effective July 16, 2001, the Company issued 120,134 shares of its common stock in exchange for all of the outstanding stock of Insurance Professionals, Inc. and CompVantage, L.L.C., of Pryor, Oklahoma. The acquisition was accounted for using the pooling-of-interests method of accounting.

         The Company, effective July 3, 2001, issued 241,167 shares of its common stock in exchange for all of the outstanding stock of Layne & Associates, Ltd., of Las Vegas, Nevada. This transaction was accounted for using the pooling-of-interests method of accounting.


         Also, the Company purchased Abrahms Group Benefits, Inc. and Abrahms Life Services, Inc. of Newington, Connecticut, effective July 1, 2001. This acquisition was accounted for using the purchase method of accounting.


         Additionally, the Company purchased the Meadowbrook Villari Agency of Deerfield Beach, Florida, effective July 1, 2001. This acquisition was accounted for using the purchase method of accounting.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest, foreign currency exchange rates, and equity prices. The Company is exposed to market risk related to changes in interest rates. The impact of interest expense on earnings, and the value of market-risk sensitive financial instruments (primarily marketable equity securities and long-term debt) are subject to change as a result of movements in market rates and prices.

         The Company's investment portfolio was valued at $9,273,000 as of June 30, 2001. This represents approximately 2.1% of total assets at that date. The majority of the portfolio is comprised of various equity investments. The market value changes are accounted for in Other Comprehensive Income in the equity section of the balance sheet. Earnings on investments are not significant to the Company's results of operations; therefore, any changes in interest rates and dividends would have a minimal effect on future net income.

         With respect to the Company's long-term debt, $86,571,000 was subject to variable rates of interest at June 30, 2001. From the total amount of debt, $83,571,000 was funded from a term loan in January 2001 and bears an interest rate between LIBOR plus 0.50% and 1.00%. It is payable in twenty-eight equal quarterly installments that began in April 2001. The remaining $3,000,000 of variable rate debt comes from a credit agreement with a major insurance company and bears an interest rate of prime plus one percent. It is payable in equal annual installments in August 2001-2003. The remaining $15,314,000 of long-term debt is subject to fixed rates of interest. This fixed rate debt matures in various increments from 2001-2011. These fixed rate liabilities have been discounted at rates that approximate the Company's current borrowing rates, and as a result, the fair value of these liabilities approximates their carrying value at June 30, 2001. Based on a hypothetical 1% change in interest rates, the potential change to future net income would be approximately $866,000. Because of favorable current market conditions, the Company does not use derivatives, such as swaps or caps, to alter the interest characteristics of debt instruments.

                           INDEPENDENT AUDITORS REPORT






The Stockholders and Board of Directors
Riedman Corporation:

We have audited the accompanying balance sheet of Riedman Insurance (a division of Riedman Corporation) as of December 31, 2000 and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Riedman Insurance as of December 31, 2000 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

                                  /S/ KPMG LLP

Rochester, New York
February 23, 2001

                                RIEDMAN INSURANCE
                       (A DIVISION OF RIEDMAN CORPORATION)
                                  BALANCE SHEET
                                DECEMBER 31, 2000

ASSETS
Current assets:
    Securities available for sale, at fair value (cost of $8,666,022) .........................       $ 43,053,795
    Accounts receivable, less allowance for doubtful accounts of $250,000 .....................         11,770,957
    Prepaid expenses and other ................................................................          2,986,845
                                                                                                      ------------
    Total current assets ......................................................................         57,811,597
Property, equipment and leasehold improvements:
    Land ......................................................................................             37,204
    Buildings and improvements ................................................................            478,652
    Leasehold improvements ....................................................................            388,866
    Furniture, fixtures and equipment .........................................................         11,607,235
                                                                                                      ------------
                                                                                                        12,511,957
    Less accumulated depreciation and amortization ............................................          9,339,419
                                                                                                      ------------
    Net property, equipment and leasehold improvements ........................................          3,172,538
                                                                                                      ------------
Other assets:
    Investment in net assets of commercial real estate division ...............................         18,451,150
    Notes receivable from non-consolidated subsidiary .........................................          4,060,000
    Investment in Daniel Green Company ........................................................          1,356,900
    Insurance expirations, at cost, less accumulated amortization of $6,960,079 ...............         10,071,740
    Goodwill, at cost, less accumulated amortization of $487,504 ..............................            845,074
                                                                                                      ------------
Total other assets ............................................................................         34,784,864
                                                                                                      ------------
                                                                                                      $ 95,768,999
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Short-term notes payable to banks .........................................................       $ 28,400,000
    Current installments of long-term debt ....................................................             43,723
    Current installments of records and expirations debt ......................................            837,576
    Trade accounts payable ....................................................................         13,034,680
    Accrued expenses ..........................................................................          3,778,380
                                                                                                      ------------
Total current liabilities .....................................................................         46,094,359
                                                                                                      ------------

    Long-term debt, excluding current installments ............................................            163,051
    Long-term records and expirations debt, excluding current installments ....................          2,645,684
                                                                                                      ------------

Total liabilities .............................................................................         48,903,094
                                                                                                      ------------
Commitments and contingencies (notes 5, 9 and 12)
Stockholders' equity:
    Voting common stock, $2 par value per share ...............................................
       Authorized:  10,000 shares; 9,310 shares issued and 9,065 shares outstanding ...........             18,620
    Class A nonvoting common stock, $2 par value per share ....................................
       Authorized:  50,000 shares; 46,650 shares issued and 45,825 shares outstanding .........             93,300
    Additional paid-in capital ................................................................          1,154,052
    Retained earnings .........................................................................         11,359,048
    Accumulated other comprehensive income - net unrealized gain on securities available
    for sale ..................................................................................         34,387,773
                                                                                                      ------------
                                                                                                        47,012,793
Less treasury stock of 245 voting common shares and
    825 Class A nonvoting common shares, at cost ..............................................           (146,888)
                                                                                                      ------------
    Total stockholders' equity ................................................................         46,865,905
                                                                                                      ------------
                                                                                                      $ 95,768,999
                                                                                                      ============


                 See accompanying notes to financial statements

                                RIEDMAN INSURANCE
                       (A DIVISION OF RIEDMAN CORPORATION)
                               STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 2000

               Commissions and fees ...............................................       $ 54,070,340
               Employee compensation and benefits .................................        (35,664,036)
               Other operating expenses ...........................................        (12,465,012)
               Depreciation expense ...............................................         (1,451,226)
               Amortization expense ...............................................         (1,649,649)
                                                                                          ------------
               Operating income ...................................................          2,840,417
                                                                                          ------------

               Other income (expense):
                   Investment income ..............................................          1,129,622
                   Gain on sale of securities .....................................          1,286,632
                   Interest expense ...............................................         (1,987,783)
                   Gain on lawsuit settlement .....................................            637,500
                   Miscellaneous, net .............................................             30,580
                                                                                          ------------
                                                                                             1,096,551
                                                                                          ------------
               Income before income taxes .........................................          3,936,968
               Income tax expense .................................................            130,358
                                                                                          ------------
               Net income .........................................................       $  3,806,610
                                                                                          ============

               Pro forma data:
                   Income before income taxes .....................................          3,936,968
                   Pro forma provision for income tax expense (unaudited) .........          1,532,588
                                                                                          ------------

               Pro forma net income (unaudited) ...................................       $  2,404,380
                                                                                          ============


                 See accompanying notes to financial statements

                                RIEDMAN INSURANCE
                       (A DIVISION OF RIEDMAN CORPORATION)
                        STATEMENT OF STOCKHOLDERS' EQUITY
                          YEAR ENDED DECEMBER 31, 2000


                                                                                       CLASS A
                                                                          VOTING      NONVOTING     ADDITIONAL
                                                                          COMMON       COMMON        PAID-IN         RETAINED
                                                                           STOCK       STOCK         CAPITAL         EARNINGS
                                                                       -------------  ---------    -----------     --------------

Balances at December 31, 1999 ..........................................   $18,620      93,300       1,154,052         12,163,198

Comprehensive income:
     Net income ........................................................        --          --              --          3,806,610
     Change in net unrealized gain on securities available for sale ....        --          --              --                 --
     Less:  reclassification adjustment for gains included in net
       income ..........................................................        --          --              --                 --

Total comprehensive income

Distributions to stockholders, $84 per share ...........................        --          --              --         (4,610,760)

Balances at December 31, 2000 ..........................................   $18,620      93,300       1,154,052         11,359,048


                                                                             ACCUMULATED
                                                                                OTHER
                                                                            COMPREHENSIVE
                                                                             INCOME -NET
                                                                           UNREALIZED GAIN
                                                                            ON SECURITIES          TREASURY             TOTAL
                                                                               AVAILABLE           STOCK, AT        STOCKHOLDERS'
                                                                               FOR SALE              COST               EQUITY
                                                                          -----------------       -----------       --------------
Balances at December 31, 1999 .........................................       28,946,854            (146,888)         42,229,136

Comprehensive income:
     Net income .......................................................               --                  --           3,806,610
     Change in net unrealized gain on securities available for sale ...        6,727,551                  --           6,727,551
     Less:  reclassification adjustment for gains included in net
       income .........................................................       (1,286,632)                 --          (1,286,632)

Total comprehensive income ............................................                                                9,247,529

Distributions to stockholders, $84 per share ..........................               --                  --          (4,610,760)

Balances at December 31, 2000 .........................................       34,387,773            (146,888)         46,865,905


                 See accompanying notes to financial statements

                                RIEDMAN INSURANCE
                       (A DIVISION OF RIEDMAN CORPORATION)
                             STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 2000

Cash flows from operating activities:
     Net income ...............................................................................        $  3,806,610
     Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation and amortization ........................................................           3,100,875
         Net realized gain on sale of securities ..............................................          (1,286,632)
         Changes in assets and liabilities:
              Accounts receivable .............................................................          (5,802,248)
              Prepaid expenses and other current assets .......................................            (997,727)
              Trade accounts payable ..........................................................           4,383,540
              Accrued expenses ................................................................           1,450,727
                                                                                                       ------------

                  Net cash provided by operating activities ...................................           4,655,145
                                                                                                       ------------

Cash flows from investing activities:
     Purchases of securities available for sale ...............................................                (793)
     Proceeds from sale of securities available for sale ......................................          19,102,660
     Decrease in investment in net assets of commercial real estate division ..................             974,038
     Collection on notes receivable ...........................................................             550,184
     Issuance of notes receivable .............................................................            (710,000)
     Capital expenditures .....................................................................            (199,387)
     Purchase of insurance agencies ...........................................................          (1,072,346)

                  Net cash provided by investing activities ...................................          18,644,356
                                                                                                       ------------

Cash flows from financing activities:
     Net decrease in short-term notes payable to banks ........................................         (18,600,000)
     Repayment of long-term debt ..............................................................          (1,230,580)
     Distributions to stockholders ............................................................          (4,610,760)

                  Net cash used in financing activities .......................................         (24,441,340)
                                                                                                       ------------

Net decrease in cash and cash equivalents .....................................................          (1,141,839)

Cash and cash equivalents at beginning of year ................................................           1,141,839
                                                                                                       ------------

Cash and cash equivalents at end of year ......................................................        $         --
                                                                                                       ============

Supplemental disclosures of cash flow information: Cash paid during the year for:
         Interest .............................................................................        $  1,900,438
         Income taxes .........................................................................        $    124,205
                                                                                                       ============

Supplemental disclosure of noncash investing and financing activities:
         The Company purchased insurance agencies in 2000 for $940,000. The Company partially funded these acquisitions through future long-term debt obligations in the amount of $238,654.

                See accompanying notes to financial statements.

                                RIEDMAN INSURANCE
                       (A DIVISION OF RIEDMAN CORPORATION)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


(1)      DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES

         (A)      DESCRIPTION OF THE COMPANY AND BASIS OF PRESENTATION

                  Riedman Corporation (the Company) is an insurance agency that markets and sells primarily property and casualty and life and health insurance with insurers on behalf of individual and commercial clients in a variety of industries. The Company operates a network of insurance agencies with offices in 13 states. The Company has its principal executive offices in Rochester, New York and is engaged in the insurance agency business in New York and throughout the United States. In addition to its insurance division, the Company operates a commercial real estate division and acts as a third party administrator through a majority-owned subsidiary.

                  The shareholders of the Company signed an Asset Purchase Agreement with Brown & Brown Inc. (Purchaser) dated September 11, 2000 to sell to the Purchaser substantially all of the Company's insurance agency business-related assets, as identified in the Agreement. The transaction was consummated on January 3, 2001. The sale price will generally be determined as a multiple of insurance revenue for a period before and after the closing date.

                  These financial statements reflect the accounts of the Company's insurance division (the Division) as reflected in its books and records. The Division's financial statements do not include the Company's commercial real estate business or its investment in a third-party administrator subsidiary. Neither of these excluded businesses has been sold to the Purchaser. The Division's balance sheet at December 31, 2000 does include, however, certain assets which are not being acquired by the Purchaser. Such assets include securities available for sale, accounts receivable, investments and notes receivable from non-consolidated subsidiary.

                  These financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing these financial statements, management is required to make a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenditures and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

         (B)      REVENUE RECOGNITION

                  Commissions earned on agency-billed accounts are recorded at the later of the effective date of insurance coverage or the billing date. Adjustments to commissions earned, including policy cancellations, are recorded when effective. Commissions earned on accounts billed directly by insurance companies, as well as adjustments thereon, are recorded when received. Contingent commissions are recorded when received.

         (C)      CASH AND CASH EQUIVALENTS

                  The Division considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

         (D)      SECURITIES

                  All of the Division's securities are classified as available for sale and are recorded at fair value, with unrealized holding gains and losses excluded from earnings and reported as a separate component of stockholders' equity until realized. Realized gains and losses from the sale of securities are recognized on the trade date and determined using the average cost method.

                  A decline in the fair value of any available for sale security below cost that is deemed other than temporary results in a charge to earnings and a new cost basis for the security. Dividend and interest income are recognized when earned.

         (E)      PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

                  Property, equipment and leasehold improvements are stated at cost and are depreciated or amortized over the shorter of their estimated useful lives or the lease term. Useful lives range between 3 and 7 years.

         (F)      INVESTMENTS

                  The Company's 28% investment in the common stock of the Daniel Green Company, a publicly-traded footwear company, is accounted for under the equity method of accounting and is considered a Division asset. The Division's investment balance approximates its share of the investee's equity. The market value of this investment at December 31, 2000 is $1,953,000.

                  The Division, from time to time, has advanced monies and other assets to the Company's commercial real estate division. The net impact of these intracompany transactions are reflected at cost and reported as an investment in the net assets of the real estate division.

         (G)      INSURANCE EXPIRATIONS, COVENANTS NOT TO COMPETE AND GOODWILL

                  The cost of purchased insurance expirations is being amortized over the estimated ten-year period of benefit on a straight-line basis.

                  Covenants not to compete are expensed over the terms of the underlying agreements on a straight-line basis, which range from five to ten years.

                  Goodwill represents the excess of the purchase price of acquired insurance agencies over the fair value of the acquired tangible and intangible assets less liabilities assumed. Goodwill is amortized on a straight-line basis over 15 years.

                  The Division evaluates any possible impairment of these intangible assets using estimates of undiscounted future cash flows.

         (H)      INCOME TAXES

                  The Company has elected, under Internal Revenue Code Section 1362(a) and New York State Law Chapter 606, Laws of 1984 (Subchapter S), exemptions from Federal and state income taxes at the corporate level. New York State and other states in which the Company operates impose franchise taxes at the corporate level in addition to the taxes imposed at the shareholder level. Such taxes have been reflected in the Division's financial statements as applicable.

         (I)      PRO FORMA DATA

                  The unaudited pro forma data presented in the statement of income reflects the effects of income taxes as if the Division had been a fully taxable entity for the period presented.

         (J)      ADVERTISING

                  Advertising costs are expensed as incurred and included within selling, general and administrative expenses. Total advertising expenses were $423,410 for the year ended December 31, 2000.

(2)      SECURITIES

         The Division's available for sale securities portfolio is comprised of readily marketable common stocks. The net unrealized gain of $34,387,773 at December 31, 2000 includes gross unrealized gains and losses of $36,149,064 and ($1,761,291), respectively.

         On October 12, 1999, the Riedman Corporation entered into an agreement with the Penobscot Shoe Company to acquire all of the issued and outstanding stock of Penobscot for a total purchase price $16.3 million. The purchase of Penobscot by Riedman was of a temporary nature as the original intent was to sell Penobscot to the Daniel Green Company, an entity owned 28% by the Company.

         On February 10, 2000, the Riedman Corporation entered into an agreement with the Daniel Green Company to sell its entire interest in the Penobscot Shoe Company for a total sales price of $17.8 million. The sale was closed on March 31, 2000 with a realized gain on the sale of the stock of $644,091 reported in gain on sale of securities for 2000. As a result of the Company's 28% interest in Daniel Green, a proportionate amount of the gain has been excluded from income in preparation of the Division's financial statements.

(3)      SHORT-TERM NOTES PAYABLE TO BANKS

         The following is a summary of short-term notes payable to banks as of December 31, 2000:

         Demand note payable bearing interest at the lower of the bank's prime rate less 2% or LIBOR plus 1% (7.5% at
            December 31, 2000) .....................................................        $13,400,000
         Revolving line of credit bearing interest at the lower of
            prime rate less 2% or LIBOR plus 1%
            (7.5% at December 31, 2000) and
            maturing July 29, 2001 .................................................         15,000,000
                                                                                            -----------
                                                                                            $28,400,000
                                                                                            ===========

         The collateral for the above secured revolving lines of credit consists of marketable investment securities with a fair value of $26,709,318 at December 31, 2000.

(4)      LONG-TERM DEBT

         The following is a summary of long-term debt as of December 31, 2000:

         Unsecured noninterest-bearing note payable with
            monthly principal payments of $2,960 due August 2005 ...................        $   165,763
         Unsecured note payable with annual principal payments
            of $8,202 plus interest at 8.5%, due September 2005 ....................             41,011
                                                                                            -----------
                                                                                                206,774
         Less current installments .................................................            (43,723)
                                                                                            -----------
         Long-term debt, excluding current installments ............................        $   163,051
                                                                                            ===========

         Maturities of long-term debt for each of the five years subsequent to December 31, 2000 are as follows: 2001 through 2004, $43,723 and 2005, $31,882.

(5)      COVENANTS NOT TO COMPETE

         At December 31, 2000, the Division is committed for payments under covenants not to compete in connection with the acquisition of certain assets of other insurance agencies as follows:

                     2001.......................................     $2,681,968
                     2002.......................................      2,166,522
                     2003.......................................      1,670,524
                     2004.......................................      1,249,022
                     2005.......................................        934,737
                     Thereafter.................................        893,750
                                                                     ----------
                                                                     $9,596,523
                                                                     ==========

         Because future payments for covenants not to compete are contingent upon the sellers fulfilling certain terms and conditions, these intangible assets and corresponding obligations are not recorded by the Division at the time of the acquisitions. Such payments amounted to $2,180,881 in 2000.

         At December 31, 2000, covenant payments in excess of the straight-line recognition of covenant expenses of $2,843,100 were included in prepaid expenses and other current assets. Covenant expenses in excess of cash payments of $551,001 was included in accrued interest, commissions and other expenses on the balance sheet.

(6)      LONG-TERM RECORDS AND EXPIRATIONS DEBT

         Periodically, the Division acquires certain insurance agencies for their records and insurance expirations. The purchases are typically funded through cash and debt payable to the sellers. The long-term records and expirations debt at December 31, 2000 is $3,483,260 which includes current installments of $837,576.

         The payment terms are based upon the various agreements entered into by the Division at the time of acquisition. The agreements have a stated interest rate of 8.0%. Generally, the payments extend out ten years, which is the average useful life of the expiration lists.

         At December 31, 2000, the Division is committed for principal payments under these agreements as follows:

                        2001..................................      $  837,576
                        2002..................................         796,736
                        2003..................................         735,027
                        2004..................................         799,614
                        2005..................................         169,383
                        Thereafter............................         144,924
                                                                    ----------
                                                                    $3,483,260
                                                                    ==========

(7)      PROFIT SHARING AND INCENTIVE SAVINGS PLAN

         The Company has a defined contribution plan covering all full-time employees who have met length of service requirements. Annual contributions to the plan are at the discretion of the board of directors. Division contributions were $1,347,020 in 2000.

         The Company also sponsors a 401(k) plan covering all full-time employees who have met length of service requirements. Participants are permitted to make voluntary contributions to the plan up to 10% of their compensation. The Division matches a portion of participant contributions based upon a formula defined in the plan. Division contributions to the plan amounted to $355,878 in 2000.

(8)      INCOME TAXES

         The Company is subject to state franchise tax as a Subchapter S corporation. Tax expense amounted to $130,358 for 2000 has been reflected in the Division's financial statements.

(9)      OPERATING LEASES

         The Division leases various office sites under lease agreements having an original life of greater than one year. The future minimum lease payments are as follows:

                      2001...........................................      $1,650,737
                      2002...........................................         941,864
                      2003...........................................         552,466
                      2004...........................................         180,009
                      2005 and thereafter............................          31,591
                                                                           ----------
                                                                           $3,356,667
                                                                           ==========

         Rental expense under these agreements amounted to $2,807,050 in 2000.

(10)     ACQUISITIONS

         The Division periodically acquires insurance agencies which includes substantially all of the business assets of the entities acquired. The acquisitions are accounted for under the purchase method of accounting, and accordingly, the operating results have been included in the Division's financial statements from the date of acquisition.

         During 2000, the Division acquired the assets of five insurance agencies for $940,000. The Division recorded fixed assets of $98,500, insurance expirations of $799,000 and goodwill of $42,500 in connection with these acquisitions. The Division is committed to make payments under covenants not to compete associated with these acquisitions of approximately $2,520,000.

         In one of these insurance agency acquisitions, the asset purchase agreement provides for contingent consideration based on a percentage of the agency and direct bill commission generated by the business acquired through April 30, 2001. Payments under this agreement of $371,000 were made in 2000.

(11)     RELATED PARTY TRANSACTIONS

         During 2000 Riedman Insurance leased office space from the Company at a cost of $253,200. The remaining lease term was assumed by the Purchaser.

         Notes receivable of $4,060,000 at December 31, 2000 are due from the Company's non-consolidated subsidiary.

(12)     RISKS AND UNCERTAINTIES

         The Company is currently a defendant in two related claims regarding the validity and timing of excess insurance coverage for a customer that experienced loss due to a fire. In the first claim, the plaintiff alleges that Riedman and the underwriter of an insurance policy owe additional amounts from loss of business income and punitive damages. In the second claim the underwriter is the plaintiff and claims that a Riedman employee inappropriately documented the excess coverage. Riedman vigorously denies the claim and the St. Paul Insurance Company is providing the defense for Riedman. No determination has been made in any of the claims. Management believes the outcome will not have a material adverse effect on the financial statements.

                                                                         ANNEX A
                                  AGREEMENT AND
                             PLAN OF REORGANIZATION

         This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), dated as of July 25, 2001 (the "Agreement Date"), is made and entered into by and among BROWN & BROWN, INC., a Florida corporation ("Brown & Brown"), BROWN & BROWN OF NORTHERN CALIFORNIA, INC., a California corporation and wholly-owned subsidiary of Brown & Brown, the principal business address of which is 220 South Ridgewood Avenue, Daytona Beach, Florida 32114 ("Merger Sub"; Merger Sub and Brown & Brown are sometimes hereinafter referred to collectively as the "Buyers"); and GOLDEN GATE HOLDINGS, INC., a California corporation, the principal business address of which is 4040 Civic Center Drive, Suite 520, San Rafeal, California 94903 ("Target") (Target, the Shareholders (as defined below) are sometimes hereinafter referred to collectively as the "Sellers").

                                   BACKGROUND

         The shareholders listed in Schedule 3.3 hereto (the "Shareholders") own all of the shares of outstanding capital stock of Target (the "Target Shares"). Target is engaged primarily in the insurance agency business with its principal office in the State of California. The respective Boards of Directors of Brown & Brown, Merger Sub and Target have determined that it is advisable and in the best interests of the companies and their respective stockholders, that Merger Sub merge with and into Target pursuant to this Agreement with Target being the surviving corporation (the "Merger"). Brown & Brown, Merger Sub and Target desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe certain conditions to the Merger. It is the intent of the parties hereto that the transactions contemplated in this Agreement be treated as a pooling-of-interests transaction for accounting purposes and as a tax-free reorganization as described in Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). In addition, pursuant to an Agreement and Plan of Reorganization of this date (the "RS&P Merger Agreement") among Brown & Brown, Raleigh, Schwarz & Powell, Inc., a Washington corporation and affiliate of Target ("RS&P"), and certain other parties, a wholly-owned subsidiary of Brown & Brown will merge with and into RS&P.

         THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follow:

                                    ARTICLE 1
                                   THE MERGER

         Section 1.1       THE MERGER. At the Effective Time (as defined in
SECTION 1.2 hereof), upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into Target in accordance with the relevant provisions of the California Corporations Code (the "CCC"). As a result of the Merger, the separate existence of Merger Sub shall cease and Target shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         Section 1.2 CONSUMMATION OF MERGER. As promptly as practicable after the satisfaction or, if permissible, waiver in writing of the conditions set forth in ARTICLE 8 hereof, the parties hereto shall cause the Merger to be consummated by filing with the California Secretary of State an Agreement of Merger, substantially in the form of Exhibit 1.2 and Exhibit 1.3 (respectively, the "Agreement of Merger" and the "Officers' Certificates", and collectively, the "Merger Documents"), which Merger Documents shall be in such form as required by, and prepared, executed and acknowledged in accordance with, the relevant provisions of the CCC (the time of such filing being herein referred to as the "Effective Time" and the date of such filing being herein referred to as the "Merger Date"). Buyers shall obtain a Tax Clearance Certificate from the California Franchise Tax Board for Merger Sub prior to the Effective Time.

         Section 1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, the identity, all of the property (whether real,


                                   Annex A-1
personal or mixed), rights, privileges, powers, immunities, franchises, debts, liabilities and duties of Merger Sub shall be merged with, fully vest in and become the rights, privileges, powers, immunities, franchises, debts, liabilities and duties of the Surviving Corporation and the separate existence of Merger Sub shall cease.

         Section 1.4 ARTICLES OF INCORPORATION; BYLAWS. At the Effective Time, the Articles of Incorporation of Merger Sub shall be the Articles of Incorporation of Surviving Corporation except that Article I of the Articles of Incorporation shall be amended to read as follows: "The name of the corporation is Brown & Brown of Northern California, Inc." and the Bylaws of the Surviving Corporation shall be the Bylaws of Merger Sub as in effect immediately prior to the Effective Time (except as set forth in SECTION 1.6 hereof), in each case until duly amended in accordance with applicable law.

         Section 1.5       DIRECTORS AND OFFICERS.

                  (a) At the Effective Time, the directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, until their successors are duly elected or appointed and qualified. The directors of the Surviving Corporation immediately prior to the Effective Time shall resign effective as of the Effective Time.

                  (b) At the Effective Time, the officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, in each case until their respective successors are duly elected or appointed and qualified. The officers of the Surviving Corporation immediately prior to the Effective Time shall resign effective as of the Effective Time.

         Section 1.6 NAME OF SURVIVING CORPORATION. As of the Effective Time, the Articles of Incorporation of the Surviving Corporation shall provide that the name of the Surviving Corporation shall be "Brown & Brown of Northern California, Inc.", a California corporation. The Buyers shall notify the California Insurance Commissioner of any changes in the corporate name or officers of Target promptly after the Merger Date.

         Section 1.7 MERGER CONSIDERATION. (a) Subject to the satisfaction of the terms and conditions of this Agreement, and by virtue of the Merger and without any further action on the part of the Shareholders, all of the Target Shares will be converted into the right to receive, and the Shareholders shall receive, based upon their respective interests in Target as set forth on
Schedule 3.3 hereto, a number shares of the common stock of Brown & Brown (collectively, the "Brown & Brown Shares") equal to:

                           (i)      the difference of (A) $10,096,239 minus (B)
33.38% of the amount by which the Consolidated Total Net Worth (as defined below) is less than Thirteen Million Dollars ($13,000,000.00), divided by

                           (ii)     the average closing price for a share of
common stock of Brown & Brown, as reported on the New York Stock Exchange, in the twenty (20) day period ending at the close of business on the third (3rd) business day in advance of the Closing Date (as defined in SECTION 2.1 hereof) (the "Average Price"), which shall be set forth on Schedule 1.7(a)(ii) delivered by Buyers to Sellers at the Closing [FOR EXAMPLE, IF THE CLOSING OCCURS ON A FRIDAY, THE TWENTY-DAY PERIOD SHALL END AT THE CLOSE OF BUSINESS ON THE PRECEDING TUESDAY, PROVIDED IT IS A BUSINESS DAY] (such aggregate Brown & Brown Shares are sometimes referred to herein as the "Merger Consideration").

                  (b) For purposes of this Agreement, the term "Consolidated Total Net Worth" means, as of the Closing Date, the consolidated total assets minus total liabilities of Target and RS&P, as determined by Buyers in accordance with generally accepted accounting principles and Buyers' standard methodology, and after taking into account appropriate reductions including, but not limited to, (i) the purchase of the errors and omissions (E&O), employment practices liability (EPL), employee dishonesty, directors' and officers' liability (D&O) and fiduciary liability tail coverage policies required under
SECTION 7.9 hereof and the corresponding section of the RS&P Merger Agreement,
(ii) all accruals for any transaction-related fees and expenses incurred or to be incurred by Target or RS&P (including, without limitation, those expenses relating to the termination, winding down and liquidation of the employee stock ownership plan of RS&P), and (iii) all distributions to the Shareholders or the shareholders of


                                   Annex A-2

RS&P (the term "distributions" shall not include contributions to the employee stock ownership plan of RS&P through the Closing Date). The Consolidated Total Net Worth shall be calculated not more than three days prior to the Closing Date and set forth on Schedule 1.7(b) delivered by Buyers to Sellers at the Closing.

                  (c) Dissenters' Rights. Notwithstanding any provision of this Agreement to the contrary, each outstanding Target Share, the Shareholder of which has demanded and perfected such Shareholder's right to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 1300 et seq. of the CCC and, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights, shall not be converted into or represent a right to receive the Merger Consideration, but the Shareholder thereof shall be entitled only to such rights as are granted by the CCC. Target shall give Brown & Brown (i) prompt notice of any notice of intent to demand fair value for any Target Shares, withdrawals of such notices, and any other instruments served pursuant to the CCC or any other provisions of California law and received by the Target, and (ii) the opportunity to conduct jointly all negotiations and proceedings with respect to demands for fair value of shares under the CCC. Target shall not, except with the prior written consent of Brown & Brown, voluntarily make any payment with respect to any demands for fair value of shares of the Target Shares or offer to settle or settle such demands.

         Section 1.8 DELIVERY OF BROWN & BROWN SHARES. (a) The Brown & Brown Shares shall be issued as Merger Consideration to the Shareholders as follows:

                           (i)      ten percent (10%) of the Brown & Brown
Shares (the "Escrowed Shares"), shall be delivered to a mutually agreeable escrow agent (the "Escrow Agent") as partial security for the indemnification obligations of the Shareholders under the Indemnification Agreement (as defined below). These Escrowed Shares, subject to any reduction in number as may be necessary to satisfy the Shareholders' indemnification obligations, shall be delivered to the Shareholders one (1) year after the Closing Date, in accordance with the terms of the Escrow Agreement (as defined below). The Escrow Agreement shall permit the Escrow Agent to sell or transfer the Escrowed Shares (subject to the restrictions on resale or transfer described in SECTION 3.24(B) hereof or in SECTION 1.12 hereof), provided that the proceeds of any such sale or transfer shall continue to be held pursuant to the Escrow Agreement until one (1) year after the Closing Date and that such proceeds shall be invested in any deposit which is fully insured by the Federal Deposit Insurance Corporation, commercial paper given the highest rating by Moody's Investors Service, Inc., and Standard & Poor's Corporation at the time of investment or money market funds investing primarily in the foregoing; and

                           (ii)     the remainder of the Brown & Brown Shares,
shall be delivered to the Shareholders at the Closing (as defined in SECTION 2.1 hereof).

                  (b) The Brown & Brown Shares to be issued to the Shareholders as Merger Consideration shall be issued in accordance with the Shareholders' respective ownership percentages in Target as of the Closing Date, as set forth in Schedule 3.3 hereto.

                  (c) The parties agree that the dollar value of each Brown & Brown Share shall be the Average Price for all purposes in determining (i) the number of Brown & Brown Shares to be issued under SECTIONS 1.7 and 1.8(A)(II) hereof, (ii) the number of Brown & Brown Shares to be delivered to the Escrow Agent under this SECTION 1.8(A)(I), or (iii) the number of Escrowed Shares that Buyers may recover to satisfy an indemnifiable claim, notwithstanding the actual market value of such shares (in each case with respect to clauses (I), (II) or (III), as adjusted for any stock splits or stock dividends).

                  (c) No certificate representing fractional Brown & Brown Shares will be issued in the Merger and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Brown & Brown. In lieu of any such fractional shares, the Shareholders will each be entitled to receive from Brown & Brown (after aggregating all fractional shares of Brown & Brown Shares issuable to such Shareholder) Brown & Brown Shares rounded upward or downward to the nearest whole share with a factor of one-half (1/2) or greater rounded up to the nearest whole share.



                                   Annex A-3

         Section 1.9 EFFECT ON TARGET SHARES. From and after the Merger Date, the Target Shares shall be canceled and terminated, shall represent solely the right to receive the Merger Consideration in respect of the Target Shares, and shall have no other rights. No interest shall accrue or be payable on any portion of the Merger Consideration.

         Section 1.10 BROWN & BROWN SHARES. All Brown & Brown Shares received by the Shareholders pursuant to this Agreement shall, except for restrictions on resale or transfer described in SECTION 3.24(B) hereof or in
SECTION 1.12 hereof, have the same rights as all of the other shares of outstanding Brown & Brown common stock by reason of the provisions of the Articles of Incorporation of Brown & Brown or as otherwise provided by the Florida Business Corporation Act. All voting rights of such Brown & Brown Shares received by the Shareholders shall be fully exercisable by the Shareholders and the Shareholders shall not be deprived nor restricted in exercising those rights.

         Section 1.11 ACCOUNTING AND TAX TREATMENT. The parties agree (a) to structure this transaction as a tax-free exchange, and (b) as more fully described in SECTION 7.6 of this Agreement, to treat this transaction for accounting purposes as a pooling-of-interests transaction and to take all actions necessary to characterize the transaction as such.

         Section 1.12 REGISTRATION OF BROWN & BROWN SHARES; MEETING OF TARGET SHAREHOLDERS.

                  (a) S-4 Registration Statement. Brown & Brown shall (with Target's diligent cooperation) prepare and file with the Securities and Exchange Commission (the "SEC"), as promptly as practicable, a registration statement on Form S-4 (or such other or successor form as shall be appropriate) which complies with applicable SEC requirements (the "Form S-4") to register under the Securities Act (as defined below) the issuance of all Brown & Brown Shares to be issued in or as a result of the Merger. Brown & Brown shall use its commercially reasonable best efforts to cause the S-4 Registration Statement to become effective as soon thereafter as practicable. Target shall furnish all information concerning itself to Brown & Brown as Brown & Brown may reasonably request in connection with the preparation of the Form S-4. Target will review the Form S-4 and any amendments thereto so that each will not, to the Knowledge (as defined SECTION 11.2 of this Agreement) of Target, at the time the Form S-or any such amendment is filed with the SEC or at the time the Form S-4 is declared effective, contain any untrue statement of a material fact relating to Target or omit to state any material fact relating to Target required to be stated therein or necessary in order to make the statements therein relating to Target, in light of the circumstances under which they were made, not misleading. If at any time any event or information is discovered by Target which Target should reasonably expect would be required to be set forth in an amendment to the Form S-4, Target will promptly inform Brown & Brown.

                  (b) Meeting of Target Shareholders. Target will take all action necessary in accordance with California law and its articles of incorporation and bylaws to convene a meeting of the Shareholders (the "Target Shareholders Meeting") as promptly as practicable after the S-4 Registration Statement has been declared effective to consider and vote upon the approval of this Agreement and the Merger. Target will consult with Brown & Brown regarding the date of the Target Shareholders Meeting and will use its reasonable best efforts not to postpone or adjourn (other than for the absence of a quorum) the Target Shareholders Meeting without the consent of Brown & Brown. Target's Board of Directors shall recommend approval of this Agreement and the Merger and shall use its best efforts to solicit from the Shareholders votes or consents in favor of the Merger and will take all other action necessary or advisable to secure the vote or consent of the Shareholders required to effect the Merger.


                                    ARTICLE 2
                         CLOSING, ITEMS TO BE DELIVERED,
                     FURTHER ASSURANCES, AND EFFECTIVE DATE

         Section 2.1 CLOSING.       Subject to SECTION 10.1(E) hereof, the
consummation of the Merger under this Agreement (the "Closing") will take place at 9:00 a.m., Pacific Standard Time, on the date on which all of the closing conditions set forth in ARTICLE 8 of this Agreement are satisfied including, without limitation, the filing of those documents or instruments necessary to effect the Merger pursuant to applicable state law (the "Closing Date"),


                                   Annex A-4
at the offices of Vandeberg Johnson & Gandara, 1201 Pacific Avenue, Suite 1900, Tacoma, Washington, unless another date or place is agreed to in writing by the parties hereto.

         Section 2.2 CLOSING OBLIGATIONS. At the Closing, together with this executed Agreement (including those Schedules, in form and substance satisfactory to Buyers, required under this Agreement to delivered by the Sellers to Buyers):

                  (a)      The Sellers will deliver to Buyer:

                           (i)      certificates representing the Target Shares
to Buyers, which certificates have been marked "CANCELED" by Target;

                           (ii)     a release in form and substance as set forth
in Exhibit 2.2(a)(ii) (the "Release"), executed by each of the Shareholders;

                           (iii)    an indemnification agreement in form and
substance as set forth in Exhibit 2.2(a)(iii) (the "Indemnification Agreement"), executed by each of the Shareholders;

                           (iv)     an escrow agreement in form and substance as
set forth in Exhibit 2.2(a)(iv) (the "Escrow Agreement"), executed by each of the Shareholders;

                           (v)      written opinion of counsel of Target dated
as of the Closing Date in form and substance as set forth in Exhibit 2.2(a)(v) with only such changes therein as shall be in form and substance reasonably satisfactory to Buyers (the "Opinion of Target's Counsel");

                           (vi)     non-competition agreements in form and
substance as set forth in Exhibit 2.2(a)(vi) (each a "Non-Competition Agreement" and collectively, the "Non-Competition Agreements"), executed by those Shareholders listed in Schedule 2.2(a)(vi) (each a "Shareholder/Employee" and collectively, the "Shareholder/Employees");

                           (vii)    Buyers' standard, at-will employment
agreement, which employment agreements contain confidentiality, non-solicitation provisions (each a "Standard Employment Agreement" and collectively, the "Standard Employment Agreements"), executed by Target's employees whom Buyers wish to retain after Closing;

                           (viii)   pursuant to California community property
law, executed written consents to this Agreement and the Merger contemplated herein from the respective spouses of the Shareholders, in form and substance as set forth in Exhibit 2.2(a)(viii) (collectively, the "Spousal Consents");

                           (ix)     the Merger Documents, duly executed by
Target, to be filed with the Secretary of State of the State of California;

                           (x)      written consent for this Merger transaction,
in form and substance reasonably acceptable to the Buyers, obtained from those parties identified on Schedule 3.5 (collectively, the "Required Consents");

                           (xi)     resolutions of Target's Board of Directors,
duly adopted and executed in accordance with the relevant provisions of the CCC,
(A) setting forth that the Merger, this Agreement and the transactions and other agreements, instruments and documents contemplated herein including, without limitation, those agreements, documents, and instruments set forth in subsections (II) through (X) of this SECTION 2.2(A) (collectively, the "Ancillary Documents"), be recommended to the Shareholders for their approval, and (B) evidencing to Buyers' satisfaction that Target has terminated (x) all of its Employee Benefits Plans (except Target's Employee Welfare Benefit Plans, as defined in SECTION 3.20(B) hereof, or Target's deferred compensation (Circle K)
plan), with such termination effective prior to and contingent upon the Closing Date, with directions to Target's legal counsel to apply for determination letters from the Internal Revenue Service with respect to the termination of the Target's 401(k) Plan, (y) all of its Employee



                                   Annex A-5

Welfare Benefit Plans effective immediately following Closing, and (z) with respect to clauses (x) and (y), the Target shall also deliver a form Notice of Intent to Terminate, satisfactory to Buyers, regarding the termination of Target's Employee Benefit Plans, which Notice shall be delivered to all participants and beneficiaries under Target's Employee Benefit Plans promptly after Closing (the "Target Board Resolutions");

                           (xii)    resolutions of the Shareholders, duly
adopted in accordance with the relevant provisions of the CCC, approving the Merger and the other transactions contemplated herein, the Agreement, and the Ancillary Documents (the "Shareholder Resolutions"); and

                           (xiii)   a certificate executed by the chief
executive officer of Target representing and warranting to the Buyers that each of the Target's representations and warranties hereunder was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Schedules that were delivered by the Target to Buyers prior to the Closing Date).

                  (b)      Buyers shall deliver to the Sellers:

                           (i)      certificates representing the number of
Brown & Brown Shares to be issued to the Shareholders at the Closing pursuant to
SECTION 1.8(A)(II) hereof;

                           (ii)     the Escrow Agreement and the Indemnification
Agreement, executed by Buyers;

                           (iii)    the Non-Competition Agreements, executed by
Brown & Brown;

                           (iv)     resolutions of the Buyers' Boards of
Directors, duly adopted and executed in accordance with the relevant provisions of Florida and California law, approving the Merger, this Agreement and the transactions and other agreements, instruments and documents contemplated herein, and approving the issuance of the Brown & Brown Shares to the Shareholders (the "Buyers' Board Resolutions");

                           (v)      written opinion of counsel dated as of the
Closing Date in substantially the form of Exhibit 2.2(b)(ii) with only such changes therein as shall be in form and substance reasonably satisfactory to Sellers (the "Opinion of Buyers' Counsel");

                           (vi)     the Merger Documents, duly executed by
Merger Sub, to be filed with the Secretary of State of the State of California; and

                           (vii)    a certificate executed by Buyers to the
effect that, except as otherwise stated in such certificate, each of Buyers' representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Schedules that were delivered by Buyers to Target prior to the Closing Date).

         Section 2.4 MUTUAL PERFORMANCE. At or prior to the Closing, the parties hereto shall also deliver to each other the agreements, certificates, and other documents and instruments referred to in ARTICLES 6 and 7 hereof.

         Section 2.5 THIRD PARTY CONSENTS. To the extent that the Merger may not be consummated hereunder without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to consummate such Merger if an attempted transfer would constitute a breach thereof or be unlawful, and the Sellers, at their expense, shall use their best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted transfer would be ineffective or would impair Buyers' rights so that Buyers would not in effect acquire the benefit of all such rights, the Shareholders, to the maximum extent permitted by law, shall act after the Closing as Buyers' agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law, with Buyers in any other reasonable arrangement designed to provide such benefits to Buyers.


                                   Annex A-6

         Section 2.6 EFFECTIVE DATE. The Effective Date of this Agreement and all related instruments executed at the Closing shall be the Merger Date.


                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE TARGET

         The Target represents and warrants to the Buyers as follows:

         Section 3.1 ORGANIZATION. Target is a corporation duly organized, validly existing and in good standing under the laws of California and its status is active. Target has all requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as now being conducted. Target is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its insurance agency business requires it to be so qualified.

         Section 3.2 AUTHORITY. The Target has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of the Target, including the approval of the Board of Directors of Target, subject only to the approval of this Agreement by the Shareholders. This Agreement has been duly executed and delivered by the Target and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect relating to or affecting the enforcement of creditors' rights generally and general equitable principles.

         Section 3.3 CAPITALIZATION. Schedule 3.3 sets forth the number of Target Shares and the corresponding ownership percentage in Target beneficially held by each of the Shareholders. The Target Shares constitute all of the issued and outstanding shares of capital stock of Target. All of the Target Shares have been duly issued and are fully paid and nonassessable. All of the Target Shares are owned and held by the Shareholders, free and clear of all liens, encumbrances or other third-party rights of any kind whatsoever except as described in Schedule 3.3. There are no outstanding agreements, options, rights or privileges, whether preemptive or contractual, to acquire shares of capital stock or other securities of Target except as described in Schedule 3.3.

         Section 3.4 CORPORATE RECORDS. The Target has delivered, or shall deliver prior to the Closing Date, to Buyers correct and complete copies of the Articles of Incorporation and Bylaws of Target, each as amended to date. The minute books containing the records of meetings of the shareholders, board of directors, and any committees of the board of directors, the stock certificate books, and the stock record books of Target are correct and complete and have been made available for inspection by Buyers. Target is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws.

         Section 3.5 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth in Schedule 3.5, neither the execution, delivery or performance of this Agreement by the Target nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will
(a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Target, (b) except with respect to the filing of the Merger Documents with the Secretary of State of California and the filing of change of control information or license transfer documents with the insurance regulators in the states (identified in Schedule 3.5) in which Target or its employees are licensed to engage in the insurance agency business, require any filing with, or permit, authorization, consent, or approval of, any court, arbitral tribunal, administrative agency or commission, or other governmental or regulatory authority or agency (each a "Governmental Entity"), except where the failure to obtain such permits, authorizations, consents, or approvals or to make such filings would not, individually or in the aggregate, have a material adverse effect on the business, operation, assets, properties, liabilities, results of operations, ownership, or financial condition of Target (a "Material Adverse Effect"), (c) result in a violation or breach of, or constitute a default (or give rise to any right of termination, amendment, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, lease, license, agreement, or other instrument or obligation to which Target is a party or by which Target or any of its properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or


                                   Annex A-7
regulation applicable to the Target, or any of its properties or assets, except in the case of (c) or (d) above for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

         Section 3.6       NO THIRD PARTY OPTIONS. Except as described in
Schedule 3.3, there are no existing agreements, options, commitments, or rights with, of or to any person to acquire any of Target's capital stock, assets, properties or rights, or any interests therein.

         Section 3.7 FINANCIAL STATEMENTS. The Target has delivered to Buyers true and complete copies of (a) Target's balance sheet as of December 31, 2000 and the related statement of income for the twelve (12) months then ended, and (b) Target's unaudited balance sheet at June 30, 2001 (the "Balance Sheet Date"), and the related statement of income for the six (6) months then ended, all of which have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods involved. Such balance sheets fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of Target at the dates indicated and such statements of income fairly present the results of operations for the periods then ended. Target's financial books and records are accurate and complete in all material respects.

         Section 3.8       ABSENCE OF CERTAIN CHANGES. Except as described in
Schedule 3.3, since the Balance Sheet Date, there have been no events or changes having a Material Adverse Effect on Target or, to the Target's Knowledge, on the future prospects of Target. Since the Balance Sheet Date, Target has not made any distributions or payments to shareholders (other than normal compensation that may have been paid to the Shareholders in their capacity as bona fide employees) and has not entered into any agreements other than in the ordinary course of business. Since the Balance Sheet Date, Target has carried on business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and has not taken any unusual actions in contemplation of this transaction except to the extent that Buyers have given their prior specific consent.

         Section 3.9 ASSETS. (a) Except as set forth in Schedule 3.9(a), Target owns and holds, free and clear of any lien, charge, pledge, security interest, restriction, encumbrance or third-party interests of any kind whatsoever (including insurance company payables), sole and exclusive right, title, and interests in and to the customer expiration records for those customers listed in Schedule 3.9(a), together with the exclusive right to use such records and all customer accounts, copies of insurance policies and contracts in force, and all files, invoices and records pertaining to the customers, their contracts and insurance policies, and all related information. All customer accounts listed in Schedule 3.9(a) represent current customers of Target and none of such accounts has been cancelled or transferred as of the date hereof. None of the accounts shown in Schedule 3.9(a) represents business that has been brokered through a third party. Except as set forth in Schedule 3.9(a), Target has no Knowledge of any current customer generating over $25,000.00 in annual commissions that is terminating or substantially reducing, or has threatened to terminate or substantially reduce, its business with Target.

                  (b) The names listed in Schedule 3.9(b) are the only trade names used by Target within the past three (3) years. Except as described in Schedule 3.9(b), no party has filed a claim during the past three (3) years against Target alleging that it has violated, infringed on or otherwise improperly used the intellectual property rights of such party, or, if so, the claim has been settled with no existing liability to Target and, to the Knowledge of the Target, Target has not violated or infringed any trademark, trade name, service mark, service name, patent, copyright or trade secret held by others.

                  (c) To the Target's Knowledge, the computer software of Target performs in accordance with the documentation and other written material used in connection therewith, is substantially free of defects in programming and operation. The Target has delivered to Buyers complete and correct copies of all user and technical documentation related to such software.

                  (d) Target owns or leases all tangible assets necessary for the conduct of its business. Schedule 3.9(d) contains list of all tangible assets leased by Target. All equipment, inventory, furniture and other assets owned or leased by Target in its business are in a state of good repair and maintenance, having regard for the purposes of which they are used, and the purposes for which such assets are used and for which they are held by Target are not, to the



                                   Annex A-8

Target's Knowledge, in violation of any statute, regulation, covenant or restriction. Target owns or leases all office furniture, fixtures and equipment in its offices located in and throughout California.

                  (e) All notes and accounts receivables of Target are reflected properly on its books and records, are valid receivables subject to no set-offs or counterclaims either asserted to date or of which the Target has Knowledge, are presently current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject to such reserves as are described in the Target's Balance Sheet and with the exception of those accounts described in Schedule 3.9(e). All of Target's accounts payable, including accounts payable to insurance carriers, are current and reflected properly on its books and records, and will be paid in accordance with their terms at their recorded amounts.

         Section 3.10 UNDISCLOSED LIABILITIES. Target has no liabilities, and no circumstances have occurred or arisen which could reasonably be expected to form a basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Target giving rise to any liability, except (a) those liabilities reflected in its June 30, 2001 balance sheet of Target, and (b) liabilities which have arisen after June 30, 2001 in the ordinary course of business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law, or arose from any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand). Except as described in Schedule 3.10, Target has not guaranteed the obligations of any third party, including, without limitation, guarantees relating to premium financing on behalf of its customers.

         Section 3.11      LITIGATION AND CLAIMS. Except as disclosed in
Schedule 3.11, there is no suit, claim, action, proceeding or investigation pending or, to the Target's Knowledge, threatened against Target, and there is no basis for such a suit, claim, action, proceeding or investigation. Target is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have an adverse effect on Target or would prevent the Target from consummating the transactions contemplated hereby. No voluntary or involuntary petition in bankruptcy, receivership, insolvency, or reorganization with respect to the Target has been filed by or, to the Knowledge of the Target, against the Target, nor will the Target file such a petition prior to the Closing Date or for one hundred (100) days thereafter, and if such petition is filed by others, the same will be promptly discharged. The Target is solvent on the date hereof and will be solvent on the Closing Date. The Target has not, and at the Closing Date will not have, made any assignment for the benefit of creditors, or admitted in writing insolvency or that its property at fair valuation will not be sufficient to pay its debts, nor will the Target permit any judgment, execution, attachment, or levy against it or its properties to remain outstanding or unsatisfied for more than ten (10) days.

         Section 3.12 COMPLIANCE WITH APPLICABLE LAW. Target holds all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of its business (collectively, the "Permits"). Target is in substantial compliance with the terms of the Permits, except where the failure to comply would not have an adverse effect. Target is not conducting business in violation of any law, ordinance or regulation of any Governmental Entity (including, without limitation, the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 and any applicable federal or state regulations promulgated pursuant thereto), except for possible violations that individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Target is pending or, to the Knowledge of the Target, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

         Section 3.13 TAX RETURNS AND AUDITS. Target has timely filed all federal, state, local and foreign tax returns, including all amended returns, in each jurisdiction where Target is required to do so or has paid or made provision for the payment of any penalty or interests arising from the late filing of any such return, has correctly reflected all taxes required to be shown thereon, and has fully paid or made adequate provision for the payment of all taxes that have been incurred or are due and payable pursuant to such returns or pursuant to any assessment with respect to taxes in such jurisdictions, whether or not in connection with such returns. Target is not currently subject to any audits with respect to any federal, state, local or foreign tax returns required to be filed and there are no unresolved audit issues with respect to prior years' tax returns. There are no circumstances or pending questions relating to potential tax liabilities nor claims asserted for taxes or assessments of Target that, if adversely determined, could result in a tax liability for any period prior to, including, or beginning after the Closing Date or on Target's practices in computing or reporting taxes. Target has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax


                                   Annex A-9
due that is currently in effect. Target is not holding any unclaimed property that it is required to surrender to any state taxing authority including, without limitation, any uncashed checks or unclaimed wages, and Target has timely filed all unclaimed property reports required to be filed with such state taxing authorities. Target does not periodically purge its records of uncashed checks. For purposes hereof, the terms "tax" and "taxes" shall include all federal, state, local and foreign taxes, assessments, duties, tariffs, registration fees and other governmental charges, including without limitation all income, franchise , property, production, sales, use, payroll, license, windfall profits, severance, withholding, excise, gross receipts and other taxes, as well as any interest, additions or penalties relating thereto and any interest in respect of such additions or penalties. There are no liens for taxes upon the assets of the Target except for taxes that are not yet payable. Target has withheld all taxes required to be withheld in respect of wages, salaries and other payments to all employees, officers, and directors and any taxes required to be withheld from any other person and has timely paid all such amounts withheld to the proper taxing authority. Neither the Target nor any subsidiary of the Target is a party to any agreement, contract, or arrangement that would result in the payment of any "excess parachute payment" within the meaning of 280G of the Code.

         Section 3.14 CONTRACTS. (a) Schedule 3.14 lists all material contracts, agreements and other written arrangements to which Target is a party, including, without limitation, the following:

                           (i)      any written arrangement (or group of written
arrangements) for the furnishing or receipt of services that calls for performance over a period of more than one (1) year;

                           (ii)     any written arrangement concerning a
partnership or joint venture;

                           (iii)    any written arrangement (or group of written
arrangements) under which Target has created, incurred or assumed or may create, incur or assume indebtedness (including capitalized lease obligations) involving more than $10,000.00 or under which it has imposed (or may impose) a security interest on any of its assets, tangible or intangible;

                           (iv)     any form of employment agreement and a list
of each Target employee who is a party to an agreement in such form;

                           (v)      any written arrangement concerning
confidentiality or non-competition;

                           (vi)     any written arrangement involving Target and
its present or former affiliates, officers, directors or shareholders that was in effect during the five (5) years prior to the Closing Date;

                           (vii)    any written arrangement under which the
consequences of a default or termination could have a Material Adverse Effect on the assets, liabilities, business, financial condition, operations or future prospects of Target; or

                           (viii)   any other written arrangement (or group of
related arrangements) either involving more than $10,000.00, or not entered into in the ordinary course of business, including without limitation any acquisition agreements entered into during the five (5) years prior to the Closing Date.

                  (b) Target is not a party to any verbal contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Schedule 3.14. The Target has delivered to Buyers a correct and complete copy of each written arrangement, as amended to date, listed in Schedule 3.14. Each such contract, agreement and written arrangement is valid and enforceable in accordance with its terms, and no party is in default under any provision thereof.

          Section 3.15 NON-SOLICITATION COVENANTS. Target is not a party to any agreement that restricts its ability to compete in the insurance agency industry or solicit specific insurance accounts.



                                   Annex A-10

         Section 3.16 INSURANCE POLICIES. Schedule 3.16 sets forth a complete and correct list of all insurance policies held by Target with respect to its business, and true and complete copies of such policies have been delivered to Buyers. Target has complied with all the provisions of such policies and the policies are in full force and effect.

         Section 3.17 ERRORS AND OMISSIONS; EMPLOYMENT PRACTICES; DIRECTORS' AND OFFICERS' AND FIDUCIARY LIABILITY. (a) Target has not incurred any liability or taken or failed to take any action that may reasonably be expected to result in (i) a liability for errors or omissions in the conduct of its insurance business or (ii) employment practices liability (EPL), except such liabilities as are fully covered by insurance. All errors and omissions (E&O) and EPL lawsuits and claims currently pending or threatened against Target are set forth in Schedule 3.11. Target has E&O insurance coverage in force, on a claims made basis, with minimum liability limits of $20 million per claim and $40 million aggregate over the two-year term, with a deductible of $25,000 per claim and a ceiling of $75,000 per year or $150,000 per term of two years, and the Target will provide to Buyer a certificate of insurance evidencing such coverage prior to or on the Closing Date. Except as described in Schedule 3.17, Target has had the same or higher levels of E&O coverage continuously in effect for at least the past five (5) years.

                  (b) Target has EPL, D&O and fiduciary liability insurance coverage in force, on a claims made basis, with minimum liability limits of $7 million per claim and $7 million aggregate, with a deductible of $1,000 per claim fiduciary, $25,000 per claim EPL and $25,000 per claim D&O for entity and no deductible for D&O for individuals, and the Target will provide to Buyer a certificate of insurance evidencing such coverage prior to or on the Closing Date. Except as described in Schedule 3.17, Target has had the same or higher levels of EPL, D&O and fiduciary coverage continuously in effect for at least the past five (5) years.

         Section 3.18 EMPLOYEE DISHONESTY COVERAGE. Schedule 3.18 sets forth a complete and correct list of all employee dishonesty bonds or policies, including the respective limits thereof, held by Target in the three (3) year period prior to the Closing Date, and true and complete copies of such bonds or policies have been delivered to Buyers. Target has complied with all the provisions of such bonds or policies and Target has an employee dishonesty bond or policy in full force and effect as of the Closing Date.

         Section 3.19 EMPLOYEES. Except as disclosed in Schedule 3.14, all employees of Target are employees at will, and Target is not a party to any written contract of employment.

         Section 3.20 EMPLOYEE BENEFIT PLANS. Schedule 3.20 lists each Employee Benefit Plan (as defined below) that Target or any trade or business, whether or not incorporated, that together with Target would be deemed a "single employer" within the meaning of Section 4001 of ERISA (as defined below) (a "Target ERISA Affiliate") maintains or to which Target or any Target ERISA Affiliate contributes.

                           (a)      Each such Employee Benefit Plan (and each
related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws. No such Employee Benefit Plan is under audit by the Internal Revenue Service or the Department of Labor.

                           (b)      All required reports and descriptions
(including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s, and summary plan descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan, or will be filed within the time required for such filing. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan that is an "Employee Welfare Benefit Plan" as such term is defined in ERISA Section 3(1).

                           (c)      All contributions (including all employer
contributions and employee salary reduction contributions) that are due have been paid to each such Employee Benefit Plan that is an "Employee Pension Benefit Plan" as such term is defined in ERISA Section 3(2), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Target. All premiums or



                                   Annex A-11
other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

                           (d)      Each such Employee Benefit Plan that is an
Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and has received, within the last two (2) years, a favorable determination letter from the Internal Revenue Service.

                           (e)      The market value of assets under each such
Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any "Multiemployer Plan" as such term is defined in ERISA Section 3(37)) equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with Pension Benefit Guaranty Corporation ("PBGC") methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                           (f)      Target has delivered (or no later than sixty
(60) days prior to the Closing Date shall deliver) to Buyers correct and complete copies of the plan documents and summary plan descriptions, the most recently filed Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements that implement each such Employee Benefit Plan.

                           (g)      With respect to each Employee Benefit Plan
that Target or any Target ERISA Affiliate maintains or has maintained in the past six (6) years or to which it contributes, has contributed, or has been required to contribute in the past six (6) years:

                                    (i)      No such Employee Benefit Plan that
is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a "Reportable Event" (as such term is defined in ERISA Section 4043) as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of the Target, threatened.

                                    (ii)     There have been no "Prohibited
Transactions" as defined in ERISA Section 406 and Code Section 4975 with respect to any such Employee Benefit Plan. No "Fiduciary" as defined in ERISA Section 3(21) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Target, threatened. None of the directors and officers (and employees with responsibility for employee benefits matters) of Target has any Knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

                                    (iii)    Target has not incurred, and none
of Target and the directors and officers (and employees with responsibility for employee benefits matters) of Target has any reason to expect that Target shall incur, any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any such Employee Benefit Plan that is an Employee Pension Benefit Plan.

                                    (iv)     Neither Target nor any Target ERISA
Affiliate contributes to, nor has ever been required to contribute to, any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan.

                                    (v)      Neither Target nor any Target ERISA
Affiliate maintains or contributes, nor has ever maintained or contributed, or has ever been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).


                                   Annex A-12

As used in this Agreement, the term "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         Section 3.21      INTELLECTUAL PROPERTY.

                           (a)      Target owns or has the right to use pursuant
to license, sublicense, agreement, or permission all Intellectual Property (as defined below) necessary or desirable for the operation of the businesses of Target as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by Target immediately prior to the Closing hereunder shall be owned or available for use by Surviving Corporation on identical terms and conditions immediately subsequent to the Closing hereunder. Target has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

                           (b)      Target has not interfered with, infringed
upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the directors and officers (and employees with responsibility for Intellectual Property matters) of Target has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Target, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Target.

                           (c)      Target has no patents issued in its name, or
patent applications filed or pending. Schedule 3.21(c) identifies each license, agreement, or other permission that Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Target has delivered to Buyers correct and complete copies of all such registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Buyers correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 3.21(c) also identifies each trade name and registered or unregistered trademark or service mark used by Target. With respect to each item of Intellectual Property required to be identified in
Schedule 3.21(c):

                                    (i)      Target possesses all right, title,
and interest in and to the item, free and clear of any security interest, license, or other restriction;

                                    (ii)     the item is not subject to any
outstanding injunction, judgment, order, decree, ruling, or charge;

                                    (iii)    no action, suit, proceeding,
hearing, investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

                                    (iv)     except as described in Schedule
3.21(c), Target has never agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                           (d)      Schedule 3.21(d) identifies each item of
Intellectual Property that any third party owns and that Target uses pursuant to license, sublicense, agreement, or permission. Target has delivered to Buyers correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 3.21(d):


                                   Annex A-13

                  (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                  (ii) the license, sublicense, agreement, or permission shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article 2 above);

                  (iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or default or permit termination, modification, or acceleration thereunder;

                  (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                  (v) with respect to each sublicense, the representations and warranties set forth in clauses (i) through (iv) above are true and correct with respect to the underlying license;

                  (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                  (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Target, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                  (viii) Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                  (e) To the Knowledge of the Target, Target shall not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

As used in this Agreement the term "Intellectual Property" means (A) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (B) all trademarks, service marks, trade dress, logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (C) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (D) all mask works and all applications, registrations, and renewals in connection therewith, (E) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (F) all computer software (including data and related documentation), (G) all registered domain names, website content, website related software, and all other Internet related tools and applications, (H) all other proprietary rights, and (I) all copies and tangible embodiments thereof (in whatever form or medium).

         Section 3.22      ENVIRONMENT, HEALTH, AND SAFETY.

                  (a) Target has materially complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of Target and, to the Knowledge of Target, its predecessors and affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations that are required under, and has



                                   Annex A-14
materially complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables that are contained in, all Environmental, Health, and Safety Laws.

                  (b) Target has no liability (and, to the Knowledge of Target, none of Target and its predecessors and affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Target giving rise to any liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to, any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                  (c) No Hazardous Materials have been placed by Target on or in any structure on the real property leased or used by Target (the "Real Property") or, to the Knowledge of the Target, by any prior owner or user of the Real Property. To the Knowledge of Target, no underground storage tanks for petroleum or any other substance, or underground piping or conduits, are or have previously been located on the Real Property. To the Knowledge of the Shareholders or Target, no other party has caused the release of or contamination by Hazardous Materials on the Real Property. Target has provided, or no later than sixty (60) days prior to the Closing Date (and thereafter, as such items are received by Target) shall provide, Buyers with all environmental studies, records and reports in its possession or control, and all correspondence with any governmental entities, concerning environmental conditions of the Real Property.

                  (d) All properties and equipment used in the business of Target and its predecessors and affiliates have been free of asbestos, polychlorinated biphenyls (PCBs), methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

                  (e)      As used in this Agreement, the term:

                           (i)      "Environmental, Health, and Safety Laws"
means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes;

                           (ii)     "Extremely Hazardous Substance" has the
meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended; and

                           (iii)    "Hazardous Materials" means any "toxic
substance" as defined in 15 U.S.C.ss.ss. 2601 et seq. on the date hereof, including materials designated on the date hereof as "hazardous substances" under 42 U.S.C.ss.ss.9601 et seq. or other applicable laws, and toxic, radioactive, caustic, or otherwise hazardous ------ substances, including petroleum and its derivatives, asbestos, PCBs, formaldehyde, chlordane and heptachlor.

         Section 3.23      POOLING-OF-INTERESTS ACCOUNTING MATTERS.

                  (a) Except as set forth on Schedule 3.23(a), (i) Target has never been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded; (ii) within the past two (2) years, there has not been any sale, spin-off or split-up of a significant amount of assets of Target other than in the ordinary course of business; (iii) Target owns no shares of the capital stock of Brown & Brown; (iv) Target has not acquired any shares of its capital stock during the past two (2) years; (v) as of the Effective Time, Target has no obligation



                                   Annex A-15

(whether contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any distribution in respect thereof; (vi) neither the voting stock structure of Target nor the relative ownership of shares among the Shareholders has been altered or changed within the last two (2) years in contemplation of the Merger; and (vii) none of the shares of the capital stock of Target were issued pursuant to awards, grants or bonuses.

                  (b) Except as described in Schedule 3.23(a), to the Knowledge of the Target, neither Target nor any Shareholder has taken or agreed to or will take prior to the Closing Date any action that would prevent Brown & Brown from accounting for this transaction as a pooling of interests. Without limiting the generality of the foregoing, to the Knowledge of the Target, no "Affiliate" (as defined below) of Target has, during a period of thirty (30) days prior to the date of this Agreement, sold, pledged, hypothecated, or otherwise transferred or encumbered any capital stock of Target held by such Affiliate. For purposes of this Agreement, the term "Affiliate" means any officer, director, or owner of ten percent (10%) or more of the voting capital stock of Target.

                  (c) As of the Closing Date, to the Knowledge of Target, no Shareholder has entered into any agreement to sell, pledge, hypothecate, or otherwise transfer or encumber the Brown & Brown Shares.

         Section 3.24      SECURITIES LAW REPRESENTATIONS.

                  (a) Representatives of the Target were granted access to the business premises, offices, properties, and business, corporate and financial books and records of Buyers. The Shareholders were permitted to examine the foregoing records, to question officers of Buyers, and to make such other investigations as they considered appropriate to determine or verify the business and financial condition of Buyers.

                  (b) The Target recognizes that the Brown & Brown Shares will, when issued, be registered under the Securities Act of 1933, as amended (the "Securities Act") but that, in order for the Merger to qualify for treatment under the pooling-of-interests method of accounting, the Shareholders will not be able to sell, offer to sell, transfer, pledge, hypothecate, or otherwise dispose of the Brown & Brown Shares until two (2) business days after the date of Brown & Brown's earnings press release for third quarter 2001 (the "Release Date"), which Release Date is anticipated to be October 31, 2001; and further, Buyer will issue stop transfer orders with Buyer's transfer agent to enforce the foregoing restrictions.

                  (c) None of the information supplied or to be supplied by Sellers for inclusion in the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         Section 3.25 NO MISREPRESENTATIONS. None of the representations and warranties of the Target set forth in this Agreement or in the attached Schedules, notwithstanding any investigation thereof by Buyers, contains any untrue statement of a material fact, or omits the statement of any material fact necessary to render the statements made not misleading.


                                    ARTICLE 4
                            INTENTIONALLY LEFT BLANK


                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF BUYERS

         Each of the Buyers represents and warrants to the Target (prior to the Closing) and the Shareholders as follows:



                                   Annex A-16

         Section 5.1 ORGANIZATION. Merger Sub is a corporation organized under the laws of the State of California and its status is active. Brown & Brown is a corporation organized under the laws of Florida and its status is active. Each Buyer has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted. Each Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and be in good standing would not in the aggregate have a material adverse effect.

         Section 5.2 AUTHORITY. Each Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of each Buyer and no other corporate proceeding on the part of either Buyer is necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by each Buyer and constitutes its valid and binding obligation, enforceable against each Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect which offset creditors' rights generally and general equitable principles.

         Section 5.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Neither the execution, delivery or performance of this Agreement by Buyers nor the consummation by Buyers of the transactions contemplated hereby nor compliance by Buyers with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of either Buyer, (b) except with respect to the filing of the Merger Documents with the Secretary of State of California, require any filing with, or permit authorization, consent, or approval of, any Governmental Entity, except where the failure to obtain such permits, authorizations, consents, or approvals or to make such filings would not have a Material Adverse Effect with respect to Buyers, (c) result in a violation or breach of, or constitute a default (or give rise to any right of termination, amendment, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, or other instrument or obligation to which either Buyer is a party or by which either Buyer or its properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to either Buyer or any of its properties or assets, except in the case of (C) or (D) above for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect with respect to Buyers.

         Section 5.4 SEC REPORTS AND FINANCIAL STATEMENTS. Brown & Brown has filed with the SEC, and has heretofore made available to the Sellers true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 2000 under the Securities Exchange Act of 1934 (the "Exchange Act") or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Buyer SEC Documents"). The Buyer SEC Documents, including without limitation any financial statements and schedules included therein, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of Buyer included in the Buyer SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Buyer and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

         Section 5.5 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Brown & Brown SEC Documents or Schedule 5.5, since December 31, 2000, there have been no events, changes or events having, individually or in the aggregate, a material adverse effect on Buyers.

         Section 5.6 NO UNDISCLOSED LIABILITIES. Except as and to the extent set forth in Buyer's Quarterly Report on Form 10-Q for the three
(3)-month period ended March 31, 2001 or Schedule 5.5, as of March 31, 2001, Buyer had



                                   Annex A-17
no liabilities or obligations, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Buyer and its subsidiaries. Except as set forth in Schedule 5.5, since March 31, 2001, Buyer has not incurred any liabilities, whether or not accrued, contingent or otherwise, outside the ordinary course of business or that would have, individually or in the aggregate, a material adverse effect on Buyer.

         Section 5.7 LITIGATION. Except as disclosed in the Brown & Brown SEC Documents filed prior to the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Brown & Brown, threatened against Brown & Brown or any of its subsidiaries before any Governmental Entity that, individually or in the aggregate, is reasonably likely to have a material adverse effect on Brown & Brown or would prevent Brown & Brown from consummating the transactions contemplated by this Agreement. Except as disclosed in the Brown & Brown SEC Documents, neither Brown & Brown nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a material adverse effect on Brown & Brown or would prevent either Buyer from consummating the transactions contemplated hereby.

         Section 5.8 ACCOUNTING MATTERS. (a) To the Knowledge of Buyers, neither Buyer nor any of their respective affiliates has through the date of this Agreement taken or agreed to or will take prior to the Closing Date any action that (without giving effect to any action taken or agreed to be taken by Target or any of its affiliates) would prevent the parties from accounting for the transaction to be effected by this Agreement as a pooling of interests.

                  (b) Without limiting the generality of SECTION 5.8(A), to the Knowledge of Buyers, no Affiliate of either Buyer has, during a period of thirty (30) days prior to the date of this Agreement, sold, pledged, hypothecated, or otherwise transferred or encumbered any Brown & Brown Shares held by such Affiliate.

         Section 5.9 ERRORS AND OMISSIONS. Neither Buyer has incurred any material liability or taken or failed to take any action that may reasonably be expected to result in a material liability for errors or omissions in the conduct of its insurance business, except such liabilities as are fully covered by insurance and those disclosed in the Brown & Brown SEC Documents. Buyers have errors and omission (E&O) insurance coverage in force, with minimum liability limits of $75,000,000.00 per occurrence and $75,000,000.00 aggregate, with a deductible of $250,000.00.

         Section 5.10      SECURITIES LAW REPRESENTATIONS.

                  (a) Buyers were granted, or prior to the Closing Date will be granted, access to the business premises, offices, properties, and business, corporate and financial books and records of Target. Buyers were permitted, or prior to the Closing Date will be permitted, to examine the foregoing records, to question officers of Target, and to make such other investigations as it considered appropriate to determine or verify the business and financial condition of Target. The Target furnished, or prior to the Closing Date will furnish, to Buyers all information regarding the business and affairs of Target that Buyers requested.

                  (b) None of the information supplied or to be supplied by Buyers for inclusion in the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                    ARTICLE 6
                                    COVENANTS

         Section 6.1 OPERATIONS OF TARGET. From the date hereof and continuing through the Closing Date, the Target agrees that (except as expressly contemplated or permitted by this Agreement) it shall conduct business as follows:


                                   Annex A-18

                  (a) Ordinary Course. Target shall carry on business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers and others having business dealings with it to the end that the goodwill of Target and its business shall not be impaired in any material respect at the Closing Date;

                  (b) No Dispositions. Other than (i) as may be required by law to consummate the transactions contemplated hereby, (ii) sales of products or services in the ordinary course of business consistent with prior practice or
(iii) as described in Schedule 6.1(b), Target shall not sell, lease, license, encumber, or otherwise dispose of, or agree to sell, lease, license, encumber, or otherwise dispose of, any of its assets that are material, individually or in the aggregate;

                  (c) No Acquisitions. Target shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interests in or substantial portion of the assets of, or by any manner, any business or any corporation, partnership, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets not in the ordinary course of business;

                  (d) No Stock Issuances. Target shall not issue additional equity securities to the Shareholders or any other party.

                  (e) Indebtedness and Leases. Target shall not incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities, warrants, or rights to acquire any of its debt securities, or guarantee any debt securities of others other than, in each case, in the ordinary course of business consistent with prior practice. Target shall not enter into any material leases.

         Section 6.2 OTHER ACTIONS. Notwithstanding the fact that such action might otherwise be permitted pursuant to SECTION 6.1, the Target shall not take any action that would, or would be reasonably likely to, result in any of its representations and warranties set forth in this Agreement being untrue, or in any of the conditions set forth in ARTICLE 8 hereof not being satisfied.

         Section 6.3 ADVISE OF CHANGES. The Target shall confer on a regular and frequent basis with Buyers, report on operational matters, and promptly advise Buyers of any change or event having or which, insofar as can reasonably be foreseen, could have, a material adverse effect on Target.

         Section 6.4 TAXES. Target will provide Buyers with copies of all tax returns, reports and information statements that have been filed or are to be filed because due prior to the Closing Date. Target and Sellers shall properly and timely file all returns with respect to the Target required to be filed because due prior to the Closing Date and shall pay all taxes required to be paid prior to the Closing Date. All returns shall be prepared consistent with past practice and shall be subject to the approval of Buyers. Target (i) will notify Buyers promptly if it receives notice of any tax audit, the assessment of any tax, the assertion of any tax lien, or any request, notice or demand by any taxing authority, (ii) provide Buyers a description of any such matter in reasonable detail (including a copy of any written materials received from any taxing authority), and (iii) take no action with respect to such matter without the consent of Buyers. No Seller shall (i) make or revoke any tax election which may affect the Target, (ii) execute any waiver of restrictions on assessment of any tax, or (iii) enter into any agreement or settlement with respect to any tax without the approval of Buyers.

                                    ARTICLE 7
                              ADDITIONAL AGREEMENTS

         Section 7.1       ACCESS TO INFORMATION. Upon reasonable notice,
Target shall afford to the officers, employees, accountants, counsel, and other authorized representatives of Buyers full access, during the period prior to the Closing Date, to all of the properties, books, contracts, commitments, records, and senior management of Target. The parties agree to continue to comply with the Confidentiality Letter Agreement dated March 20, 2001 entered into among Target, Brown & Brown and RS&P from and after the date hereof until the consummation of the transactions contemplated hereby.




                                   Annex A-19

         Section 7.2 EXPENSES. Whether or not the transaction is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         Section 7.3 BROKERS OR FINDERS. Each of the parties represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor, or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and each of the parties agrees to indemnify and hold the others harmless from and against any and all claims, liabilities, or obligations with respect to any fees, commissions, or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

         Section 7.4 ADDITIONAL AGREEMENTS; BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other parties.

         Section 7.5 POOLING-OF-INTERESTS ACCOUNTING MATTERS. The Target shall not knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of this transaction as a "pooling of interests" for accounting purposes.

         Section 7.6 REMEDY FOR BREACH OF COVENANTS. In the event of a breach of the provisions of SECTION 7.5, Buyers shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity. The Target acknowledges that the covenants set forth in SECTIONS 7.5 represent an important element of Target's value and were a material inducement for Buyers to enter into this Agreement.

         Section 7.7       SUCCESSOR RIGHTS. The covenants contained in
SECTION 7.5 shall inure to the benefit of any successor in interests of either Buyer by way of merger, consolidation, sale or other succession.

         Section 7.8 ERRORS AND OMISSIONS, EMPLOYMENT PRACTICES LIABILITY, EMPLOYEE DISHONESTY, DIRECTORS' AND OFFICERS' AND FIDUCIARY EXTENDED REPORTING ("TAIL") COVERAGE. On or prior to the Closing Date, the Target shall purchase, at Target's expense, a tail coverage extension on each of Target's errors and omissions (E&O), employment practices liability (EPL), employee dishonesty insurance policy (or employee dishonesty bond, as the case may be), and directors' and officers' liability (D&O) and fiduciary liability policies. Such coverages shall extend for a period of at least five (5) years from the Closing Date, shall have full prior acts E&O coverage for all of Target's accounts (including those acquired by merger or acquisition), shall have the same coverages and deductibles currently in effect, and shall otherwise be in form reasonably acceptable to Buyers. A Certificate of Insurance evidencing each such coverage shall be delivered to Buyers at or prior to Closing.

         Section 7.9 SCHEDULES. The Target agrees to deliver Schedules in form and substance satisfactory to Buyers prior to the Closing Date.

         Section 7.10 MERGER DOCUMENTS. Each of the parties agree on the Closing Date to execute the Merger Documents and to file such duly executed Merger Documents promptly after the Closing.

         Section 7.11 CONFIDENTIALITY. The parties agree to maintain the existence of this transaction and the terms hereof in confidence, until the earliest of the following circumstances occurs: (a) the parties mutually agree to release such information to the public; or (b) Buyers reasonably conclude that such disclosure is required by law.

         Section 7.12 PREPARATION OF TAX RETURN. The Target recognizes that a year-to-date income tax return must be prepared and filed for Target as a result of this transaction and that the Target is primarily responsible for preparing this return. The Target therefore agrees to prepare and file this return promptly after the Closing. The Consolidated Total Net Worth will be determined with the expenses of the preparation and filing of this return, and



                                   Annex A-20
the taxes owed, accounted for. Buyers shall be solely responsible for any changes they make to the return prepared by the Target.

         Section 7.13 EXHIBITS. Each of the parties shall use its reasonable best efforts to prepare mutually acceptable versions of the Escrow Agreement and the Indemnification Agreement as promptly as practicable following the date of this Agreement. Each of the parties shall use its reasonable best efforts to prepare mutually acceptable versions of all other exhibits referenced herein prior to Closing.

         Section 7.14 POOLING-OF-INTERESTS ACCOUNTING. Buyers shall use their reasonable best efforts to satisfy themselves by July 31, 2001 that the Merger and the related issuance of the Brown & Brown Shares shall qualify for treatment for accounting purposes as a pooling-of-interests transaction.

                                    ARTICLE 8
                                   CONDITIONS

         Section 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction prior to or on the Closing Date of the following conditions:

                  (a) Approvals. All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure to obtain which would have a Material Adverse Effect on Target, shall have been filed, occurred, or been obtained.

                  (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transaction shall be in effect.

                  (c) Registration of Brown & Brown Shares. The Form S-4 in connection with the Brown & Brown Shares to be issued as Merger Consideration pursuant to this Agreement shall have been declared effective by the SEC.

                  (d) RS&P Merger Agreement. The transactions contemplated by the RS&P Merger Agreement shall become effective simultaneously with the transactions contemplated by this Agreement.

         Section 8.2 CONDITIONS TO OBLIGATIONS OF BUYERS. The obligation of Buyers to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, unless waived by Buyers:

                  (a) Representations and Warranties. The representations and warranties of the Target set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

                  (b) Performance of Obligations by the Target. The Target shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                  (c) Due Diligence. Buyers shall be satisfied, in their sole discretion, with the results of their due diligence investigation of Target.

                  (d) Schedules. The Target shall have delivered to Buyers those Schedules required under this Agreement to delivered by the Sellers to Buyers, in form and substance satisfactory to Buyers.

                  (e) Target Certificates. The Shareholders shall have delivered certificates representing the Target Shares to Buyers, which certificates have been marked "CANCELED" by Target.



                                   Annex A-21

                  (f) Release. Each Shareholder shall have executed and delivered to Buyers the Release.

                  (g) Indemnification Agreement and Escrow Agreement. The Shareholders shall have executed and delivered to Buyers the Indemnification Agreement and the Escrow Agreement.

                  (h)      Non-Competition Agreements. (i) Each
Shareholder/Employee shall have executed and delivered to Buyers a copy of his or her respective Non-Competition Agreement, and (ii) each employee of Target that Buyers intend to retain shall have executed and delivered to Buyers their respective Standard Employment Agreements.

                  (i) Opinion of Target's Counsel. The Target shall have delivered to Buyers the Opinion of Target's Counsel.

                  (j) Spousal Consents. The Shareholders shall have delivered to Buyers the Spousal Consents, executed by the respective spouses of the Shareholders.

                  (k) Merger Documents. Target shall have executed and delivered to Buyers the Merger Documents, to be filed with the Secretary of State of the State of California.

                  (l) Required Consents. The Target shall have obtained and delivered to Buyers the Required Consents.

                  (m) Target Board and Shareholder Resolutions. The Target shall have delivered the Target Board Resolutions and the Shareholder Resolutions to Buyers.

                  (n) E&O, EPL, Employee Dishonesty and D&O and Fiduciary Tail Coverages. The Target shall have delivered to Buyers a Certificate of Insurance evidencing Target's E&O, EPL, employee dishonesty, D&O and fiduciary liability tail coverage policies required under SECTION 7.9.

                  (o) Buyers' Board Approval. Buyers' Boards of Directors shall have approved the Merger, this Agreement and the transactions and other agreements, instruments and documents contemplated herein, and Brown & Brown's Board of Directors shall have approved the issuance of the Brown & Brown Shares to the Shareholders.

                  (p) Estoppel Letters. Buyer shall have received satisfactory estoppel letters from each landlord of the Real Property.

                  (q) Liens and Encumbrances. Buyer shall have received evidence from the Sellers that any and all liens, judgments, or other encumbrances on any of the Target Shares have been fully satisfied and released prior to Closing.

                  (r) Accounting Treatment. Buyers shall be satisfied that the Merger and related issuance of the Brown & Brown Shares shall qualify for treatment for accounting purposes as a pooling-of-interests transaction, and the holders of no more than ten percent (10%) of the outstanding capital stock of the Target shall have exercised dissenter's rights under California law.

                  (s) Shareholder Agreements. All shareholder agreements or other arrangements relating to the Target Shares and identified in Schedule 3.3 shall have been terminated to Buyers' satisfaction.

                  (t) Guarantees. All guarantees or similar arrangements identified in Schedule 3.10 shall have been terminated to Buyers' satisfaction.

         Section 8.3 CONDITIONS TO OBLIGATION OF THE TARGET. The obligations of the Target to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived by the Target:



                                   Annex A-22

                  (a) Target Shareholder Approval. The Shareholders shall have duly adopted, in accordance with the relevant provisions of the CCC, the Shareholder Resolutions.

                  (b) Representations and Warranties. The representations and warranties of Buyers set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

                  (c) Performance of Obligations by Buyers. Buyers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

                  (d) Indemnification Agreement and Escrow Agreement. Buyers shall have executed and delivered to the Shareholders the Escrow Agreement and the Indemnification Agreement.

                  (e) Non-Competition Agreements. Buyers shall have executed and delivered to the Shareholder/Employees the respective Non-Competition Agreements.

                  (f) Merger Documents. Merger Sub shall have executed the Merger Documents, to be filed with the Secretary of State of the State of California.

                  (g) Opinion of Buyer's Counsel. Buyer's Assistant General Counsel shall have delivered to the Opinion of Buyer's Counsel to the Sellers.

                  (h) Buyers' Board Approval. The Target shall have received Buyers' Board Resolutions.

                                    ARTICLE 9
                                 INDEMNIFICATION

         Section 9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, INDEMNITIES AND COVENANTS. The representations, warranties and indemnities set forth in this Agreement and any right to bring an action at law, in equity, or otherwise for any misrepresentation or breach of warranty under this Agreement shall survive for a period of one (1) year from the Closing Date (the "Indemnification Period"). All post-closing covenants set forth in ARTICLE 7 hereof shall survive the Closing for the period specified in this Agreement or, if not specified, until the expiration of the Indemnification Period.

         Section 9.2 INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF BUYERS. Subject to SECTION 9.4, the Target prior to the Closing agrees to indemnify and hold Buyers and their respective officers, directors and affiliates harmless from and against any and all Adverse Consequences (as defined below) that any of such parties may suffer or incur resulting from, arising out of, relating to, or caused by (a) the material breach of any of the Target's representations, warranties, obligations or covenants contained herein, (b) the operation of Target's insurance agency business or ownership of the Target Shares by the Shareholders on or prior to the Closing Date, including, without limitation, any claims or lawsuits based on conduct of Target or the Shareholders occurring before the Closing, except to the extent the Adverse Consequence was taken into account by reserve or accrual in the determination of Consolidated Total Net Worth, or (c) any deficiency in the accruals on Target's Closing Date balance sheet for (i) any insurance company payables outstanding as of the Closing Date, or (ii) any accounts receivable aged over fifty-nine days as of the Closing Date on Target's Closing Date balance sheet not collected as of the expiration of the Indemnification Period, that are in excess of the allowance for doubtful accounts on Target's Closing Date balance sheet. For purposes of this ARTICLE 9, the phrase "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligations, taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs.

         Section 9.3 INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF THE SHAREHOLDERS. Subject to SECTION 9.4, Buyers agree, jointly and severally, to indemnify and hold the Shareholders harmless from and against any and all Adverse Consequences the Shareholders may suffer or incur resulting from, arising out of, relating to, or caused by (a) the material breach of any of Buyer's representations, warranties, obligations or covenants contained herein, or (b) the



                                   Annex A-23
operation of the insurance agency business of Target after the Closing Date, including, without limitation, any claims or lawsuits based on conduct of either Buyer occurring after the Closing.

         Section 9.4 MAXIMUM INDEMNIFICATION OBLIGATION. (a) The maximum indemnification obligation of any party (the Sellers being collectively referred to as one party for purposes of this SECTION 9.4) hereunder shall be limited to the aggregate value, as of the Closing Date, of the Merger Consideration (the "Maximum Liability Amount").

                  (b)      Notwithstanding anything to the contrary in this
SECTION 9.4, Target's indemnification obligations under this ARTICLE 9 with respect to any and all Adverse Consequences that Buyer may suffer or incur resulting from, arising out of, relating to, or caused by the breach of the covenants set forth in SECTION 7.5 hereof shall not be subject to the Maximum Liability Amount.

         Section 9.5 LIMITATION ON INDEMNIFICATION. Anything in this Agreement to the contrary notwithstanding, no party shall be entitled to indemnification hereunder with respect to any claim or claims unless and until the aggregate amount of the indemnified claim or claims exceeds $25,000, provided that once such party's claims exceed $25,000 in the aggregate, such party shall be entitled to be indemnified only to the extent that such claims exceed such initial $25,000.

                                   ARTICLE 10
                            TERMINATION AND AMENDMENT

         Section 10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

                  (a)      by mutual consent of the parties hereto;

                  (b) by Buyer if there shall have been a material breach of any representation, warranty, covenant or agreement by the Target set forth in this Agreement which breach shall not have been cured prior to the Closing;

                  (c) by the Target if there shall have been a material breach of any representation, warranty, covenant or agreement by Buyer set forth in this Agreement which breach shall not have been cured prior to the Closing;

                  (d) by any party if any permanent injunction or other order of a court or other competent authority preventing the consummation of the acquisition shall have become final and non-appealable; or

                  (e) If the Closing does not occur on or before August 31, 2001 (the "Termination Date"); provided, however, that if delays in the registration of the Brown & Brown Shares pursuant to SECTION 1.12 prevent the Brown & Brown Shares from being effectively registered prior to the Release Date, then the parties hereto shall extend the Termination Date to November 30, 2001 (the "Extended Termination Date").

         Section 10.2 EFFECTS OF TERMINATION. In the event of a termination of this Agreement by any party as provided in SECTION 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part any party or any of their respective affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         Section 10.3 EXTENSION; WAIVER. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of their obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and
(c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                   Annex A-24

                                   ARTICLE 11
                                  MISCELLANEOUS


         Section 11.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (if confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or at such other address for a party as shall be specified by like notice:

                  (a)      If to Buyers, to

                                    Brown & Brown, Inc.
                                    401 E. Jackson Street, Suite 1700
                                    Tampa, Florida 33602
                                    Telecopy No.: (813) 222-4464
                                    Attn: Laurel L. Grammig, Esq.

                  (b)      if to the Target, to

                                    Golden Gate Holdings, Inc.

                                    ---------------------------

                                    ---------------------------
                                    Telecopy No.: (___) ___-____
                                    Attn:
                                         ----------------------

                           with a copy to

                                    Vandeberg Johnson & Gandara
                                    Suite 1900
                                    1201 Pacific Avenue
                                    Tacoma, Washington  98402
                                    Telecopy No.:  (253) 383-6377
                                    Attn:   Mark R. Patterson, Esq.

         Section 11.2 USE OF TERM "KNOWLEDGE". With respect to the term "Knowledge" as used herein: (a) an individual will be deemed to have "Knowledge" of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter; and (b) a corporation or other business entity will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, who has at any time in the twelve (12) months prior to the Closing Date served, as a director, officer, employee who is an Shareholder, or trustee (or in any similar capacity) of such corporation or business entity has, or at any time had, Knowledge of such fact or other matter.

         Section 11.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Facsimile signatures shall have the same effect as original signatures.

         Section 11.4 ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         Section 11.5 ASSIGNMENT. Except as contemplated in SECTION 7.8 hereof, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of



                                   Annex A-25
law or otherwise) without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

         Section 11.6 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

         Section 11.7 JOINT EFFORTS. This Agreement is the result of the joint efforts and negotiations of the parties hereto, with each party being represented, or having the opportunity to be represented, by legal counsel of its own choice, and no singular party is the author or drafter of the provisions hereof. Each of the parties assumes joint responsibility for the form and composition of this Agreement and each party agrees that this Agreement shall be interpreted as though each of the parties participated equally in the composition of this Agreement and each and every provision and part hereof. The parties agree that the rule of judicial interpretation to the effect that any ambiguity or uncertainty contained in an agreement is to be construed against the party that drafted the agreement shall not be applied in the event of any disagreement or dispute arising out of this Agreement.

         Section 11.8 HEADINGS. All paragraph headings herein are inserted for convenience of reference only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

         Section 11.9 SEVERABILITY. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be illegal, invalid or unenforceable, either in whole or in part, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining provisions or covenants, or any part thereof, all of which shall remain in full force and effect.

         Section 11.10 ATTORNEYS' FEES. The prevailing party in any proceeding brought to enforce the provisions of this Agreement shall be entitled to an award of reasonable attorneys' fees and costs incurred at both the trial and appellate levels incurred in enforcing its rights hereunder.

         Section 11.11 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without regard to conflicts of laws principles thereof, except as to the effectuation of the Merger, which shall be governed by and construed and enforced in accordance with the CCC.

                               * * * * * * * * * *

      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK - SIGNATURE PAGE FOLLOWS]


                                   Annex A-26

         IN WITNESS WHEREOF, the parties have signed or caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                  BUYERS:

                                    BROWN & BROWN, INC.



                                    By:  /s/ Ken Kirk
                                        ---------------------------------------
                                    Name: Ken Kirk
                                        ---------------------------------------
                                    Title: Regional Executive Vice President

                                    BROWN & BROWN OF NORTHERN CALIFORNIA, INC.


                                    By:  /s/ Ken Kirk
                                        ---------------------------------------
                                    Name: Ken Kirk
                                        ---------------------------------------
                                    Title: President
                                        ---------------------------------------

                                  SELLERS:

                                    TARGET:

                                    GOLDEN GATE HOLDINGS, INC.



                                    By:  /s/ John P. Folsom
                                        ---------------------------------------
                                    Name: John P. Folsom
                                        ---------------------------------------
                                    Title: President
                                        ---------------------------------------



                                   Annex A-27

                             SCHEDULES AND EXHIBITS

Schedule 1.7(a)(ii):       Average Price
Schedule 1.7(b):           Consolidated Total Net Worth
Schedule 2.2(a)(vi):       Shareholder/Employees
Schedule 3.3:              Capitalization
Schedule 3.5:              Consents and Approvals
Schedule 3.9(a):           Book of Business
Schedule 3.9(b):           Trade names
Schedule 3.9(d):           Leased Assets
Schedule 3.9(e):           Accounts
Schedule 3.10:             Guarantees
Schedule 3.11:             Litigation and Claims
Schedule 3.14:             Material Contracts
Schedule 3.16:             Insurance Policies
Schedule 3.17:             E&O, EPL, and D&O and Fiduciary Liability
Schedule 3.18:             Employee Dishonesty Coverage
Schedule 3.20:             Employee Benefit Plans
Schedule 3.21(c):          Owned Intellectual Property
Schedule 3.21(d):          Licensed Intellectual Property
Schedule 3.23(a):          Pooling-of-Interests Accounting Matters
Schedule 5.5:              Certain Changes of Buyers

Exhibit 1.2:               Plan of Merger
Exhibit 1.3:               Articles of Merger
Exhibit 2.2(a)(ii):        Release
Exhibit 2.2(a)(iii):       Indemnification Agreement
Exhibit 2.2(a)(iv):        Escrow Agreement
Exhibit 2.2(a)(v):         Opinion of Target's Counsel
Exhibit 2.2 (a)(vi):       Non-Competition Agreement
Exhibit 2.2(a)(viii):      Spousal Consent
Exhibit 2.2(b)(ii):        Opinion of Buyers' Counsel



                                   Annex A-28

             FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

         This First Amendment (this "First Amendment") to Agreement and Plan of Reorganization, dated as of August 10, 2001, is by and among Brown & Brown, Inc., a Florida Corporation ("Brown & Brown"), Brown & Brown of Northern California, a California corporation and wholly owned subsidiary of Brown & Brown ("Brown & Brown of Northern California"), and Golden Gate Holdings, Inc., a California corporation (the "Target").

                                   BACKGROUND

         Pursuant to an Agreement and Plan of Reorganization, dated July 25, 2001 (the "Agreement"), Brown & Brown of Northern California is to merge with and into the Target. In consideration of the mutual covenants and agreements set forth below, the parties desire to amend the Agreement as follows:

                                      TERMS

1. Removal of Brown & Brown of Northern California. The parties agree that Brown & Brown of Northern California shall no longer be a party to the Agreement and that the references to Brown & Brown of Northern California in the preamble to the Agreement shall be deleted in their entirety.

2. Background. The Background of the Agreement is hereby amended in its entirety to read as follows:

                  Pursuant to an Agreement and Plan of Reorganization of this date (the "RS&P Merger Agreement") among Brown & Brown, Raleigh, Schwarz & Powell, Inc., a Washington corporation and affiliate of Target ("RS&P"), and certain other parties, a wholly-owned subsidiary of Brown & Brown will merge with and into RS&P, and RS&P will become a wholly-owned subsidiary of Brown & Brown (the "RS&P Merger"). Prior to the consummation of the transactions contemplated by this Agreement, RS&P will form a California corporation that will be a wholly-owned subsidiary of RS&P ("New Merger Sub"; New Merger Sub and Brown & Brown are sometimes referred to collectively as the "Buyers"). The shareholders listed in Schedule 3.3 hereto (the "Shareholders") and RS&P own all of the shares of outstanding capital stock of Target. The shares of outstanding capital stock of Target owned by the Shareholders are referred to in this Agreement as the "Target Shares". Target is engaged primarily in the insurance agency business with its principal office in the State of California. The respective Boards of Directors of Brown & Brown and Target have determined that it is advisable and in the best interests of the companies and their respective stockholders, that, after the effective time of the RS&P Merger, New Merger Sub merge with and into Target pursuant to this Agreement with Target being the surviving corporation and being a wholly-owned subsidiary of RS&P (the "Merger"). Brown & Brown, New Merger Sub and Target desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe certain conditions to the Merger. It is the intent of the parties hereto that the transactions contemplated in this Agreement be treated as a pooling-of-interests transaction for accounting purposes and as a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

3. Merger Sub and New Merger Sub. The parties acknowledge that New Merger Sub is not a party to the Agreement and that the foregoing shall not result in a breach of the Agreement. The parties agree that the term "New Merger Sub" shall be substituted for the term "Merger Sub" throughout the Agreement. Brown & Brown shall cause New Merger Sub to execute a joinder to the Agreement at or prior to the Closing Date.

4. Section 1.4 Articles of Incorporation; Bylaws. Section 1.4 of the Agreement is hereby amended in its entirety to read as follows:

                  At the Effective Time, the Articles of Incorporation of New Merger Sub shall be the Articles of Incorporation of Surviving Corporation except that Article I of the Articles of Incorporation shall be amended to provide that the name of the corporation be such name as Brown & Brown shall determine in


                                   Annex A-29
         its sole discretion and the Bylaws of the Surviving Corporation shall be the Bylaws of New Merger Sub as in effect immediately prior to the Effective Time (except as set forth in SECTION 1.6 hereof), in each case until duly amended in accordance with applicable law.

5. Section 1.6 Name of Surviving Corporation. Section 1.6 of the Agreement is hereby amended in its entirety to read as follows:

                  As of the Effective Time, the Articles of Incorporation of the Surviving Corporation shall provide that the name of the Surviving Corporation shall be such name as Brown & Brown shall determine in its sole discretion. The Buyers shall notify the California Insurance Commissioner of any changes in the corporate name or officers of Target promptly after the Merger Date.

6. Section 1.7 Merger Consideration. Section 1.7(a) of the Agreement is hereby amended in its entirety to read as follows:

                  (a) Subject to the satisfaction of the terms and conditions of this Agreement, and by virtue of the Merger and without any further action on the part of the Shareholders, all of the Target Shares owned by the Shareholders will be converted into the right to receive, and the Shareholders shall receive, based upon their respective interests in Target as set forth on Schedule 3.3 hereto, a number shares of the common stock of Brown & Brown (collectively, the "Brown & Brown Shares") equal to:

                           (i) the difference of (A) $7,103,510 minus (B) 17.76% of the amount by which the Consolidated Total Net Worth (as defined below) is less than Thirteen Million Dollars ($13,000,000.00), divided by

                           (ii) the average closing price for a share of common stock of Brown & Brown, as reported on the New York Stock Exchange, in the twenty (20) day period ending at the close of business on the third (3rd) business day in advance of the Closing Date (as defined in SECTION 2.1 hereof) (the "Average Price"), which shall be set forth on Schedule 1.7(a)(ii) delivered by Buyers to Sellers at the Closing [FOR EXAMPLE, IF THE CLOSING OCCURS ON A FRIDAY, THE TWENTY-DAY PERIOD SHALL END AT THE CLOSE OF BUSINESS ON THE PRECEDING TUESDAY, PROVIDED IT IS A BUSINESS DAY] (such aggregate Brown & Brown Shares are sometimes referred to herein as the "Merger Consideration").

7. Section 1.8 Delivery of Brown & Brown Shares. Section 1.8(a)(i) of the Agreement is hereby amended in its entirety to read as follows:

                  Ten percent (10%) of the Brown & Brown Shares (including those to be issued to the ESOP (as defined below)) (the "Escrowed Shares"), shall be delivered to a mutually agreeable escrow agent (the "Escrow Agent") as partial security for the indemnification obligations of the Shareholders under the Indemnification Agreements (as defined below). These Escrowed Shares, subject to any reduction in number as may be necessary to satisfy the Shareholders' indemnification obligations, shall be delivered to the Shareholders one (1) year after the Closing Date, in accordance with the terms of the Escrow Agreements (as defined below). The Escrow Agreements shall permit the Escrow Agent to sell or transfer the Escrowed Shares (subject to the restrictions on resale or transfer described in SECTION 3.24(B) hereof or in SECTION 1.12 hereof), provided that the proceeds of any such sale or transfer shall continue to be held pursuant to the Escrow Agreements until one (1) year after the Closing Date and that such proceeds shall be invested in any deposit which is fully insured by the Federal Deposit Insurance Corporation, commercial paper given the highest rating by Moody's Investors Service, Inc., and Standard & Poor's Corporation at the time of investment or money market funds investing primarily in the foregoing; and

8. Section 2.2 Closing Obligations. Section 2.2(a)(iii) of the Agreement is hereby amended in its entirety to read as follows:


                                   Annex A-30

                  (iii) an indemnification agreement in form and substance as set forth in Exhibit 2.2(a)(iii) (the "Indemnification Agreement"), executed by RS&P and each of the Shareholders other than the Raleigh, Schwartz & Powell, Inc. Employee Stock Ownership Plan (the "ESOP"), and an indemnification agreement in form and substance as set forth in
         Exhibit 2.2(a)(iii)(B), executed by the ESOP (the "ESOP Indemnification Agreement" and, collectively with the Indemnification Agreement, the "Indemnification Agreements");

9. Section 2.2 Closing Obligations. Section 2.2(a)(iv) of the Agreement is hereby amended in its entirety to read as follows:

                  (iv) an escrow agreement in form and substance as set forth in Exhibit 2.2(a)(iv) (the "Escrow Agreement"), executed by each of the Shareholders other than the ESOP, and an escrow agreement in form and substance as set forth in Exhibit 2.2(a)(iv)(B), executed by the ESOP (the "ESOP Escrow Agreement" and, collectively with the Escrow Agreement, the "Escrow Agreements");

10. Section 2.2 Closing Obligations. Section 2.2(b)(ii) of the Agreement is hereby amended in its entirety to read as follows:

                  (ii) the Escrow Agreements and the Indemnification Agreements, executed by Buyers;

11. Section 8.1 Conditions to Each Party's Obligations. Section 8.1(d) of the Agreement is hereby amended in its entirety to read as follows:

                  (d) RS&P Merger. The RS&P Merger shall become effective prior to the transactions contemplated by this Agreement.

12. Section 8.2 Conditions to Obligations of Buyers. Section 8.2(g) of the Agreement is hereby amended in its entirety to read as follows:

                  (g) Indemnification Agreements and Escrow Agreements. The Shareholders shall have executed and delivered to Buyers the Indemnification Agreements and the Escrow Agreements.

13. Section 8.3 Conditions to Obligation of the Target. Section 8.3(d) of the Agreement is hereby amended in its entirety to read as follows:

                  (d) Indemnification Agreements and Escrow Agreements. Buyers shall have executed and delivered to the Shareholders the Indemnification Agreements and the Escrow Agreements.

14. Section 10.1 Termination. Section 10.1(e) of the Agreement is hereby amended in its entirety to read as follows:

                  (e) If the Closing does not occur on or before August 31, 2001 (the "Termination Date"); provided, however, that if delays in the registration of the Brown & Brown Shares pursuant to SECTION 1.12 prevent the Closing from occurring by that date, then the parties hereto shall extend the Termination Date to November 30, 2001 (the "Extended Termination Date").

15. Governing Law. This First Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without regard to conflicts of law principles thereof.

16. Agreement Remains in Effect. Except as specifically modified by this First Amendment, the Agreement remains in full force and effect.

17. Counterparts. This First Amendment may be executed in counterpart originals, and by facsimile transmission, each of which counterpart original shall be deemed one and the same instrument.


                                   Annex A-31

         IN WITNESS WHEREOF, the undersigned have executed this First Amendment as of the date first written above.

                             BROWN & BROWN, INC.



                             By: /s/ Laurel L. Grammig
                                ----------------------------------------------
                             Name: Laurel L. Grammig
                                  --------------------------------------------
                             Title: Vice President
                                   -------------------------------------------


                             BROWN & BROWN OF NORTHERN CALIFORNIA, INC.



                             By: /s/ Ken Kirk
                                ----------------------------------------------
                             Name: Ken Kirk
                                  --------------------------------------------
                             Title: President
                                   -------------------------------------------


                             GOLDEN GATE HOLDINGS, INC.



                             By: /s/ John P. Folsom
                                ----------------------------------------------
                             Name: John P. Folsom
                                  --------------------------------------------
                             Title: President
                                   -------------------------------------------


                                   Annex A-32

            SECOND AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION


         This Second Amendment (this "Second Amendment") to Agreement and Plan of Reorganization, dated as of September 28, 2001, is by and among Brown & Brown, Inc., a Florida Corporation ("Brown & Brown"), and Golden Gate Holdings, Inc., a California corporation (the "Target").


                                   BACKGROUND


         Pursuant to an Agreement and Plan of Reorganization, dated July 25, 2001, as amended by the First Amendment thereto dated August 10, 2001 (as amended, the "Agreement"), a wholly-owned subsidiary of Brown & Brown is to merge with and into the Target. Brown & Brown and the Target have determined that the transactions contemplated in the Agreement will not qualify for treatment as a pooling-of-interests transaction for accounting purposes and, as a result, desire to enter into this Second Amendment. In addition, the parties also desire to clarify and acknowledge that the twenty (20) day period described in Section 1.7(a)(ii) of the Agreement was intended to refer to a period of twenty (20) trading days on the New York Stock Exchange. In consideration of the mutual covenants and agreements set forth below, the parties desire to amend the Agreement as follows:


                                      TERMS

1. Background. The final sentence of the Background of the Agreement is hereby amended in its entirety to read as follows:

                  It is the intent of the parties hereto that the transactions contemplated in this Agreement be treated as a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

2. Section 1.11 Accounting and Tax Treatment. Section 1.11 of the Agreement is hereby amended in its entirety to read as follows:

                  Section 1.11 TAX TREATMENT. The parties agree to structure this Agreement as a tax-free exchange.

3. Section 3.23 Pooling-of-Interests Accounting Matters. Section 3.23 of the Agreement is hereby deleted in its entirety.

4. Section 3.24 Securities Law Representations. Section 3.24(b) of the Agreement is hereby amended in its entirety to read as follows:

                  (b) The Target recognizes that the Brown & Brown Shares will, when issued, be registered under the Securities Act of 1933, as amended (the "Securities Act") and agrees that the Shareholders will not be able to sell, offer to sell, transfer, pledge, hypothecate, or otherwise dispose of the Brown & Brown Shares until two (2) business days after the date of Brown & Brown's release (in such form as Brown & Brown may determine in its sole discretion) of financial results of at least thirty (30) days of post-Closing combined operations of Brown & Brown and the Target (the "Release Date"); and further, Buyer will issue stop transfer orders with Buyer's transfer agent to enforce the foregoing restrictions.

5. Section 7.5 Pooling-of-Interests Accounting Matters. Section 7.5 of the Agreement is hereby deleted in its entirety.

6. Section 7.14 Pooling-of-Interests Accounting. Section 7.14 of the Agreement is hereby deleted in its entirety.

7. Section 8.2(r) Conditions to Obligations of Buyers. Section 8.2(r) of the Agreement is hereby amended in its entirety to read as follows:


                                   Annex A-33

                  (r) Dissenters' Rights. The holders of no more than ten percent (10%) of the outstanding capital stock of the Target shall have exercised dissenter's rights under California law.

8. Governing Law. This Second Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without regard to conflicts of law principles thereof.

9.       Agreement Remains in Effect. Except as specifically modified by this
Second   Amendment, the Agreement remains in full force and effect.

10. Counterparts. This Second Amendment may be executed in counterpart originals, and by facsimile transmission, each of which counterpart original shall be deemed one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Second Amendment as of the date first written above.

                               BROWN & BROWN, INC.




                               By: /s/ Laurel L. Grammig
                                  --------------------------------------------
                               Name:   Laurel L. Grammig
                                    ------------------------------------------
                               Title:  Vice President
                                     -----------------------------------------



                               GOLDEN GATE HOLDINGS, INC.




                               By: /s/ John P. Folsom
                                  --------------------------------------------
                               Name: John P. Folsom
                                    ------------------------------------------
                               Title: Chairman
                                     -----------------------------------------



                                   Annex A-34

                                                                         ANNEX B


                        FORM OF INDEMNIFICATION AGREEMENT

         This INDEMNIFICATION AGREEMENT (this "Agreement") is made and entered into as of the ____ day of ______, 2001, by and among BROWN & BROWN, INC., a Florida corporation ("Brown & Brown"), BROWN & BROWN OF NORTHERN CALIFORNIA, INC., a California corporation and wholly-owned subsidiary of RS&P ("Merger Sub"; Merger Sub and Brown & Brown are sometimes hereinafter collectively referred to as the "Buyers"), GOLDEN GATE HOLDINGS, INC., a California corporation ("Target"), RALEIGH, SCHWARZ & POWELL, INC., a Washington corporation ("RS&P"), and the OTHER SHAREHOLDERS listed on the signature pages hereto (collectively, the "Other Shareholders" and, together with RS&P, the "Shareholders").

                                   BACKGROUND

         Brown & Brown, Target and certain other parties entered into an Agreement and Plan of Reorganization dated as of July 25, 2001 (as amended, the "Merger Agreement"), pursuant to which the parties agreed, among other things, to merge Merger Sub with and into Target with Target being the surviving corporation (the "Merger"). Capitalized terms used in this Agreement without definition have the respective meanings given to them in the Merger Agreement. By virtue of the Merger, all of the Target Shares owned by the Other Shareholders were converted into the right to receive, and the Other Shareholders have received, their pro rata portion of the Merger Consideration, in the form of issuance of shares of common stock of Brown & Brown (sometimes referred to herein as the "Brown & Brown Shares"). In accordance with the terms of the Merger Agreement, ten percent (10%) of the Brown & Brown Shares are to be delivered to the Escrow Agent as security for the performance of certain obligations of Shareholders under this Agreement. Specifically, pursuant to this Agreement, Shareholders are making certain representations, warranties and covenants and the Other Shareholders are agreeing to indemnify and hold Brown & Brown harmless from certain damages or losses Brown & Brown may suffer or incur as described in Section 3 below. This Agreement is being executed and delivered pursuant to Section 2.2(a)(iii) of the Merger Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

                                      TERMS

         SECTION 1. Representations and Warranties of Shareholders. The Shareholders jointly and severally represent and warrant to the Buyers as follows:

                  (a) Authority. Each Shareholder has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by the Merger Agreement and hereby. This Agreement has been duly executed and delivered by the Shareholders and constitutes their valid and binding obligation, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect relating to or affecting the enforcement of creditors' rights generally and general equitable principles.

                  (b) Capitalization. Schedule 3.3 to the Merger Agreement sets forth the number of Target Shares and the corresponding ownership percentage in Target beneficially held by each of the Shareholders. The Target Shares constitute all of the issued and outstanding shares of capital stock of Target. All of the Target Shares have been duly issued and are fully paid and nonassessable. All of the Target Shares are owned and held by the Shareholders, free and clear of all liens, encumbrances or other third-party rights of any kind whatsoever. There are no outstanding agreements, options, rights or privileges, whether preemptive or contractual, to acquire shares of capital stock or other securities of Target except as described in Schedule 3.3 to the Merger Agreement.


                  (c) Consents and Approvals; No Violations. Except as set forth in Schedule 3.5 to the Merger Agreement, neither the execution, delivery or performance of this Agreement or the Merger Agreement by the Shareholders nor the consummation by them of the transactions contemplated hereby or thereby nor compliance by them with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Target, (b) except with respect



                                   Annex B-1
to the filing of the Merger Documents with the Secretary of State of California and the filing of change of control information or license transfer documents with the insurance regulators in the States (identified in Schedule 3.5 to the Merger Agreement) in which Target or its employees are licensed to engage in the insurance agency business, require any filing with, or permit, authorization, consent, or approval of, any Governmental Entity, except where the failure to obtain such permits, authorizations, consents, or approvals or to make such filings would not, individually or in the aggregate, have a Material Adverse Effect, (c) result in a violation or breach of, or constitute a default (or give rise to any right of termination, amendment, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, lease, license, agreement, or other instrument or obligation to which any of the Shareholders or Target is a party or by which any of the Shareholders or Target or any of their respective properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Shareholders or Target, or any of their respective properties or assets, except in the case of (C) or (D) above for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect.


                  (d) Litigation and Claims. No voluntary or involuntary petition in bankruptcy, receivership, insolvency, or reorganization with respect to any of the Shareholders has been filed by or, to the Knowledge of the Shareholders, against any of the Shareholders or Target, nor will any of the Shareholders or Target file such a petition prior to the Closing Date or for one hundred (100) days thereafter, and if such petition is filed by others, the same will be promptly discharged. Each of the Shareholders is solvent on the date hereof and will be solvent on the Closing Date. No Shareholder has made any assignment for the benefit of creditors, or admitted in writing insolvency or that its property at fair valuation will not be sufficient to pay its debts, nor will any of the Shareholders permit any judgment, execution, attachment, or levy against them or their properties to remain outstanding or unsatisfied for more than ten (10) days.

                  (e) Securities Law Representations. Each Other Shareholder has received and reviewed a copy of the prospectus dated ______, 2001, including all supplements thereto (as supplemented, the "S-4 Prospectus") contained in the Form S-4. Each Other Shareholder (i) has such knowledge, sophistication and experience in business and financial matters that he is capable of evaluating the merits and risks of an investment in the Brown & Brown Shares, and (ii) can bear the economic risk of any investment in the Brown & Brown Shares and can afford a complete loss of such investment. The Other Shareholders were granted access to the business, corporate and financial books and records of Buyers. The Other Shareholders were permitted to examine the foregoing records, to question officers of Buyers, and to make such other investigations as they considered appropriate to determine or verify the business and financial condition of Buyers. Buyers furnished to the Other Shareholders all information regarding its business and affairs that the Other Shareholders requested. No Other Shareholder has any contract, undertaking, agreement or arrangement, written or oral, with any other person to transfer or grant participations in any Brown & Brown Shares.

                  Each Other Shareholder recognizes that the Brown & Brown Shares will, when issued, be registered under the Securities Act and agrees that such Other Shareholder will not be able to sell, offer to sell, transfer, pledge, hypothecate, or otherwise dispose of the Brown & Brown Shares until two
(2) business days after the date of Brown & Brown's release (in such form as Brown & Brown may determine in its sole discretion) of financial results of at least thirty (30) days of post-Closing operations of Brown & Brown and the Target (the "Release Date"); and further, Buyer will issue stop transfer orders with Buyer's transfer agent to enforce the foregoing restrictions. None of the information supplied by any Other Shareholder for inclusion in the Form S-4 contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  (f) No Misrepresentations. None of the representations and warranties of the Shareholders set forth in this Agreement, notwithstanding any investigation thereof by Buyers, contains any untrue statement of a material fact, or omits the statement of any material fact necessary to render the statements made not misleading.

         SECTION 2. Covenants. The parties agree as follows with respect to the period following the Closing.

                  (a) Third Party Consents. To the extent that the Merger may not be consummated under the Merger Agreement without the consent of another person which has not been obtained, the Merger Agreement shall not constitute an agreement to consummate such Merger if an attempted transfer would constitute a breach thereof or be unlawful, and the Other Shareholders, at their expense, shall use their best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted transfer would be ineffective or would impair Buyers' rights so that Buyers would not in effect acquire the benefit of all such rights, the Other Shareholders, to the maximum extent permitted by law, shall act after the Closing as Buyers' agent in


                                   Annex B-2
order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law, with Buyers in any other reasonable arrangement designed to provide such benefits to Buyers.

                  (b) Further Assurances. From time to time after the Closing, at either Buyer's request, each Other Shareholder will execute, acknowledge and deliver to the Buyers such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as the Buyers may reasonably request in order to vest more effectively the Merger. Each of the parties hereto will cooperate with the others and execute, acknowledge and deliver to the other parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by such other party as necessary to carry out, evidence and confirm the intended purposes of this Agreement and the Merger Agreement.

                  (c) Restriction on Disposition of Shares. Each of the Other Shareholders agrees that such Other Shareholder shall not sell, pledge, hypothecate, or otherwise transfer or encumber any Brown & Brown Shares issued to such Other Shareholder under the Merger Agreement until the Release Date.

                  (d) Remedy for Breach of Covenants. In the event of a breach of the provisions of SECTION 2(C), Buyers shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity. The Other Shareholders each acknowledge that the covenants set forth in SECTION 2(C) represent an important element of Target's value and were a material inducement for Buyers to enter into the Merger Agreement.


                  (e) Transfer Taxes. The Other Shareholders shall be solely responsible for and shall pay any transfer taxes triggered by the surrender and cancellation of the Target Shares and the issuance to the Other Shareholders of the Brown & Brown Shares pursuant to the Merger Agreement.


         SECTION 3.        Indemnification.

                  (a) Survival of Representations, Warranties, Indemnities and Covenants. The representations, warranties and indemnities set forth in this Agreement and any right to bring an action at law, in equity, or otherwise for any misrepresentation or breach of warranty under this Agreement or the Merger Agreement shall survive for a period of one (1) year from the Closing Date (the "Indemnification Period"). All post-closing covenants set forth herein or in
ARTICLE 7 of the Merger Agreement shall survive the Closing for the period specified in this Agreement or the Merger Agreement or, if not specified, until the expiration of the Indemnification Period.


                  (b) Indemnification Provisions for the Benefit of Buyers. Subject to SECTION 3(C), the Other Shareholders, jointly and severally, agree to indemnify and hold Buyers and Target (after the Closing) and their respective officers, directors and affiliates harmless from and against any and all Adverse Consequences (as defined below) that any of such parties may suffer or incur resulting from, arising out of, relating to, or caused by (i) the material breach of any of the Target's representations, warranties, obligations or covenants contained in the Merger Agreement, (ii) the material breach of any of the Shareholders' representations, warranties, obligations or covenants contained in this Agreement or any other certificate, agreement or other document (other than the Release) delivered by any Shareholder pursuant to the Merger Agreement, (iii) the operation of Target's insurance agency business or ownership of the Target Shares by the Shareholders on or prior to the Closing Date, including, without limitation, any claims or lawsuits based on conduct of Target or the Shareholders occurring before the Closing, except to the extent the Adverse Consequence was taken into account by reserve or accrual in the determination of Consolidated Total Net Worth, (iv) the exercise of any dissenters' rights by a Shareholder as described in Section 1.7(c) of the Merger Agreement, or (v) any deficiency in the accruals on Target's Closing Date balance sheet for (A) any insurance company payables outstanding as of the Closing Date, or (B) any accounts receivable aged over fifty-nine days as of the Closing Date on Target's Closing Date balance sheet not collected as of the expiration of the Indemnification Period, that are in excess of the allowance for doubtful accounts on Target's Closing Date balance sheet. Subject to
Section 3(c), each Other Shareholder agrees to indemnify and hold Buyers and Target (after the Closing) and their respective officers, directors and affiliates harmless from and against any and all Adverse Consequences that any of such parties may suffer or incur resulting from, arising out of, relating to, or caused by the material breach of any of such Shareholder's representations, warranties, obligations or covenants contained in the Release. For purposes of this SECTION 3, the phrase "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities (whether known or



                                   Annex B-3
unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligations, taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs.

                  (c) Maximum Indemnification Obligation. The maximum indemnification obligation of any party (the Other Shareholders being collectively referred to as one party for purposes of this SECTION 3(C)) hereunder shall be limited to the aggregate value, as of the Closing Date, of the Merger Consideration (the "Maximum Liability Amount"); provided, however, that the Maximum Liability Amount of each Other Shareholder who owns less than 2,000 shares of capital stock of the Target prior to the date of this Agreement shall be limited to the aggregate value, as of the Closing Date, of the Merger Consideration received by such Other Shareholder.

                  (d) Limitation on Indemnification. Anything in this Agreement or the Merger Agreement to the contrary notwithstanding, no party shall be entitled to indemnification hereunder with respect to any claim or claims unless and until the aggregate amount of the indemnified claim or claims exceeds $25,000, provided that once such party's claims exceed $25,000 in the aggregate, such party shall be entitled to be indemnified only to the extent that such claims exceed such initial $25,000.

                  (e) No Contribution from Target. The Other Shareholders acknowledge and agree that, from and after Closing, they shall have no right of contribution from or other claim against the Target or RS&P with respect to any indemnification obligations hereunder or under the Merger Agreement or applicable law.

         SECTION 4. No Waiver; Cumulative Remedies. No failure on the part of Brown & Brown to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by Brown & Brown preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by laws.

         SECTION 5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (if confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or at such other address for a party as shall be specified by like notice:

                  If to Brown & Brown, to:

                           Brown & Brown, Inc.
                           401 E. Jackson Street, Suite 1700
                           Tampa, Florida  33619
                           Telecopy No.: (813) 222-4464
                           Attn: Laurel L. Grammig, Esq.

                  If to a Shareholder, to the address set forth on the signature page hereto.

The above address for any party may be changed by such party by notice given in the manner provided herein.

         SECTION 6. Binding Agreement; Assignment. This Agreement, and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and assigns.

         SECTION 7. Amendment; Waiver; Termination. Neither this Agreement nor any provisions hereof may be amended, modified, waived, discharged or terminated orally. The Section headings used herein are for convenience of reference only, and shall not define or limit the provisions of this Agreement.

         SECTION 8. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without regard to choice of law principles.

                               * * * * * * * * * *

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                                   Annex B-4

         IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be duly executed as of the date first above written.

                               BROWN & BROWN, INC.



                               By:
                                   -------------------------------------------
                               Name:
                                     -----------------------------------------
                               Title:
                                      ----------------------------------------

                                                BROWN & BROWN OF
                                            NORTHERN CALIFORNIA, INC.



                               By:
                                   -------------------------------------------
                               Name:
                                     -----------------------------------------
                               Title:
                                      ----------------------------------------

                               GOLDEN GATE HOLDINGS, INC.



                               By:
                                   -------------------------------------------
                               Name:
                                     -----------------------------------------
                               Title:
                                      ----------------------------------------

                               RALEIGH, SCHWARZ & POWELL, INC.



                               By:
                                   -------------------------------------------
                               Name:
                                     -----------------------------------------
                               Title:
                                      ----------------------------------------

                               OTHER SHAREHOLDERS:



                               -----------------------------------------------
                               Richard F. Bilotti, individually
                               Address:

                               -----------------------------------------------



                               -----------------------------------------------
                               Robert J. DeGraves, individually
                               Address:

                               -----------------------------------------------



                               -----------------------------------------------
                               Philip Lastreto, individually
                               Address:

                               -----------------------------------------------

                                   Annex B-5

                               -----------------------------------------------
                               Greg Phelan, individually
                               Address:

                               -----------------------------------------------



                               -----------------------------------------------
                               Bruce Ricci, individually
                               Address:

                               -----------------------------------------------



                               -----------------------------------------------
                               Denise Schmidt, individually
                               Address:

                               -----------------------------------------------

                                   Annex B-6

                                                                         ANNEX C

                     FORM OF ESOP INDEMNIFICATION AGREEMENT

         This ESOP INDEMNIFICATION AGREEMENT (this "Agreement") is made and entered into as of the ____ day of ______, 2001, by and among BROWN & BROWN, INC., a Florida corporation ("Brown & Brown"), BROWN & BROWN OF NORTHERN CALIFORNIA, INC., a California corporation and wholly-owned subsidiary of RS&P ("Merger Sub"; Merger Sub and Brown & Brown are sometimes hereinafter collectively referred to as the "Buyers"), GOLDEN GATE HOLDINGS, INC., a California corporation ("Target"), and the RALEIGH, SCHWARZ & POWELL, INC. EMPLOYEE STOCK OWNERSHIP PLAN (the "ESOP").

                                   BACKGROUND

         Brown & Brown, Target and certain other parties entered into an Agreement and Plan of Reorganization dated as of July 25, 2001 (as amended, the "Merger Agreement"), pursuant to which the parties agreed, among other things, to merge Merger Sub with and into Target with Target being the surviving corporation (the "Merger"). Capitalized terms used in this Agreement without definition have the respective meanings given to them in the Merger Agreement. By virtue of the Merger, all of the Target Shares owned by the Shareholders were converted into the right to receive their, and the ESOP has received its, pro rata portion of the Merger Consideration, in the form of issuance of shares of common stock of Brown & Brown (sometimes referred to herein as the "Brown & Brown Shares"). Specifically, pursuant to this Agreement, the ESOP is making certain representations, warranties and covenants and agreeing to indemnify and hold Brown & Brown harmless from certain damages or losses Brown & Brown may suffer or incur as described in Section 3 below. This Agreement is being executed and delivered pursuant to Section 2.2(a)(iii) of the Merger Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

                                      TERMS

         SECTION 1. Representations and Warranties of the ESOP. The ESOP represents and warrants to the Buyers as follows:

                  (a) Authority. The ESOP has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and by the Merger Agreement. This Agreement has been duly executed and delivered by the duly appointed trustees of the ESOP and constitutes the ESOP's valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, or similar laws from time to time in effect which offset creditors' rights generally, and general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or in law).

                  (b) Assets. Other than as set forth in the terms of the ESOP plan document dated _____, the ESOP owns and holds, free and clear of any lien, charge, pledge, security interest, restriction, encumbrance or third party interest of any kind whatsoever, sole and exclusive right, title, and interest in and to the Target Shares which are to be transferred by the ESOP to the Buyer pursuant to the terms of the Merger Agreement.

         SECTION 2. Covenants. The parties agree as follows with respect to the period following the Closing.

                  (a) Further Assurances. From time to time after the Closing, at either Buyer's request, the ESOP will execute, acknowledge and deliver to the Buyers such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as the Buyers may reasonably request in order to vest more effectively the Merger. Each of the parties hereto will cooperate with the others and execute, acknowledge and deliver to the other parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by such other party as necessary to carry out, evidence and confirm the intended purposes of this Agreement and the Merger Agreement.


                  (b) Pooling-of-Interests Accounting Matters. The ESOP agrees that the ESOP shall not sell, pledge, hypothecate, or otherwise transfer or encumber any Brown & Brown Shares issued to the ESOP under the Merger Agreement until two (2) business days after the date of Brown & Brown's release (in such form as Brown &


                                   Annex C-1

Brown may determine in its sole discretion) of financial results of at least thirty (30) days of post-Closing operations of Brown & Brown and the Target.


                  (c) Remedy for Breach of Covenants. In the event of a breach of the provisions of SECTION 2(B), Buyers shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity. The ESOP acknowledges that the covenants set forth in SECTION 2(B) represent an important element of Target's value and were a material inducement for Buyers to enter into the Merger Agreement.


                  (d) Transfer Taxes. The ESOP shall be solely responsible for and shall pay any transfer taxes triggered by the surrender and cancellation of the Target Shares and the insurance to the ESOP of the Brown & Brown Shares pursuant to the Merger Agreement.


         SECTION 3.        Indemnification.

                  (a) Survival of Representations, Warranties, Indemnities and Covenants. The representations, warranties and indemnities set forth in this Agreement and any right to bring an action at law, in equity, or otherwise for any misrepresentation or breach of warranty under this Agreement or the Merger Agreement shall survive for a period of one (1) year from the Closing Date (the "Indemnification Period"). All post-closing covenants set forth herein or in
ARTICLE 7 of the Merger Agreement shall survive the Closing for the period specified in this Agreement or the Merger Agreement or, if not specified, until the expiration of the Indemnification Period.

                  (b) Indemnification Provisions for the Benefit of Buyers. Subject to SECTION 3(C), the ESOP, solely with respect to its specified representations, warranties, obligations and covenants, agrees to indemnify and hold Buyers and Target (after the Closing) and their respective officers, directors and affiliates harmless from and against any and all Adverse Consequences (as defined below) that any of such parties may suffer or incur resulting from, arising out of, relating to, or caused by the material breach of any of the ESOP's representations, warranties, obligations or covenants contained in this Agreement or any other certificate, agreement or other document delivered by the ESOP pursuant to the Merger Agreement. For purposes of this SECTION 3, the phrase "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligations, taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs.

                  (c) Maximum Indemnification Obligation. The maximum indemnification obligation of the ESOP hereunder shall be limited to the value of those Escrowed Shares issued to the ESOP (the "Maximum Liability Amount").

                  (d) Limitation on Indemnification. Anything in this Agreement or the Merger Agreement to the contrary notwithstanding, no party shall be entitled to indemnification hereunder with respect to any claim or claims unless and until the aggregate amount of the indemnified claim or claims exceeds $25,000, provided that once such party's claims exceed $25,000 in the aggregate, such party shall be entitled to be indemnified only to the extent that such claims exceed such initial $25,000.

                  (e) No Contribution from Target. The ESOP acknowledges and agrees that, from and after Closing, it shall have no right of contribution from or other claim against the Target or RS&P with respect to any indemnification obligations hereunder or under the Merger Agreement or applicable law.

         SECTION 4. No Waiver; Cumulative Remedies. No failure on the part of Brown & Brown to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by Brown & Brown preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by laws.


         SECTION 5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (if confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or at such other address for a party as shall be specified by like notice:



                                   Annex C-2

                  If to Brown & Brown, to:

                           Brown & Brown, Inc.
                           401 E. Jackson Street, Suite 1700
                           Tampa, Florida  33619
                           Telecopy No.: (813) 222-4464
                           Attn: Laurel L. Grammig, Esq.

                  If to the ESOP, to the address set forth on the signature page hereto.

The above address for any party may be changed by such party by notice given in the manner provided herein.

         SECTION 6. Binding Agreement; Assignment. This Agreement, and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and assigns.

         SECTION 7. Amendment; Waiver; Termination. Neither this Agreement nor any provisions hereof may be amended, modified, waived, discharged or terminated orally. The Section headings used herein are for convenience of reference only, and shall not define or limit the provisions of this Agreement.

         SECTION 8. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without regard to choice of law principles.

                               * * * * * * * * * *

      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK - SIGNATURE PAGE FOLLOWS]


                                   Annex C-3

         IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be duly executed as of the date first above written.

                                     BROWN & BROWN, INC.

                                     By:
                                         ---------------------------------------
                                     Name:
                                           -------------------------------------
                                     Title:
                                            ------------------------------------

                                     BROWN & BROWN OF NORTHERN CALIFORNIA, INC.

                                     By:
                                         ---------------------------------------
                                     Name:
                                           -------------------------------------
                                     Title:
                                            ------------------------------------

                                     GOLDEN GATE HOLDINGS, INC.

                                     By:
                                         ---------------------------------------
                                     Name:
                                           -------------------------------------
                                     Title:
                                            ------------------------------------

                                     RALEIGH, SCHWARZ & POWELL, INC.
                                     EMPLOYEE STOCK OWNERSHIP PLAN

                                     By:
                                         ---------------------------------------
                                     Name:  John P. Folsom
                                     Title: Trustee


                                     By:
                                         ---------------------------------------
                                     Name:  R. S. DeVine
                                     Title: Trustee


                                     By:
                                         ---------------------------------------
                                     Name:  Elvin J. Vandeberg
                                     Title: Trustee


                                   Annex C-4

                                                                         ANNEX D



                         FORM OF CONTRIBUTION AGREEMENT


         This CONTRIBUTION AGREEMENT (this "Agreement") is made and entered into as of the ____ day of ______, 2001, by and among the SHAREHOLDERS of Golden Gate Holdings, Inc., a California corporation listed on the signature pages hereto (collectively, the "Shareholders").

                                   BACKGROUND


         Brown & Brown, Inc., a Florida corporation (the "Buyer"), Golden Gate Holdings, Inc. (the "Target") and certain other parties entered into an Agreement and Plan of Reorganization dated as of July 25, 2001, as amended (the "Merger Agreement"), pursuant to which the parties agreed, among other things, to merge New Merger Sub, a California corporation (the "New Merger Sub") with and into Target with Target being the surviving corporation (the "Merger"). Capitalized terms used in this Agreement without definition have the respective meanings given to them in the Merger Agreement. By virtue of the Merger, all of the Target Shares were converted into the right to receive, and the Shareholders have received, their pro rata portion of the Merger Consideration, in the form of issuance of shares of common stock of Brown & Brown (sometimes referred to herein as the "Brown & Brown Shares"). In accordance with the terms of the Merger Agreement, ten percent (10%) of the Brown & Brown Shares are to be delivered to the Escrow Agent as security for the performance of certain obligations of Shareholders under this Agreement. Specifically, pursuant to this Agreement, Shareholders are agreeing to indemnify and hold each other harmless from certain damages or losses each Shareholder may suffer or incur as described in Section 1 below.


         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

                                      TERMS

         SECTION 1.        Contribution.

                  (a) Indemnification Provisions for the Benefit of Buyers. Each of the Shareholders has executed an Indemnification Agreement, agreeing to jointly and severally indemnify and hold Buyers and Target (after the Closing) and their respective officers, directors and affiliates harmless from and against any and all Adverse Consequences that any of such parties may suffer or incur resulting from, arising out of, relating to, or caused by certain claims described in the Indemnification Agreement. For purposes of this Contribution Agreement, the obligations of the Shareholders to Buyers and Target under the Indemnification Agreement is referred to as the "Potential Liability."


                  (b) Contribution Obligation. As between the Shareholders, for any and each claim made under the Indemnification Agreement or Escrow Agreement, or both (a "Claim"), the Shareholders agree that:

                  (i) With regard to a Claim that arises by reason of a particular's Shareholder's breach of a representation, warranty or covenant made by such Shareholder relating to his or her ownership of stock in Golden Gate or that arises by reason of the failure of such Shareholder to keep and perform his or her obligations following Closing pursuant to any agreement entered into by such Shareholder, such Shareholder shall be responsible for the full amount of such Claim and shall indemnify, defend and protect each other Shareholder from any and all claims, liabilities, costs or expenses arising or alleged to arise in relation to such Claim, including reasonable attorneys' fees and costs, without regard to any maximum indemnification obligation amount specified in such Shareholder's Indemnification Agreement; and

                  (ii) With regard to other Claims, each Shareholder shall be responsible for a pro rata amount of the aggregate liability arising from such Claims, in the proportion that the Merger Consideration received by such Shareholder bears to the aggregate Merger Consideration received by all of the Shareholders executing this Agreement ("Pro Rata Share"), and each Shareholder shall indemnify, defend and protect each other Shareholder from claims, liabilities, costs or expenses, including reasonable attorneys' fees and costs, in excess of such other Shareholder's Pro Rata Share, upon and subject to the terms and conditions provided in this part (ii). No Shareholder shall be required to pay under this Agreement an amount which is greater than the excess, if any, of (A) the value, as of the Closing Date, of the Merger Consideration received by such Shareholder, over (B) the amounts actually paid by such Shareholder in respect of his or her aggregate liability under the Indemnification Agreement (the "Maximum Contribution Liability"); provided, however, that if the aggregate amount of all Claims exceeds the aggregate amount of the Merger Consideration received by the Shareholders, by reason of the ESOP not being liable for a Claim in proportion to the Merger Consideration received by the ESOP (the "Excess Claims Amount"), the Maximum Contribution Liability of each Shareholder who held, prior to closing, 2,000 or more shares of Target's stock (a "Major Shareholder") shall be increased in an amount equal to the Excess Claims Amount multiplied by the proportion that the Merger Consideration received by such Major Shareholder bears to the aggregate Merger Consideration received by all Major Shareholders.


                  (iii)    For any indemnification of Claims pursuant to part
(ii) of this Section 1(b), in the event that the amount of the aggregate liability for the Claims exceeds the amount of the Merger Consideration received by the Shareholders contributing to a Claim (the "Contributing Shareholders"), by reason of the failure or inability of one or more Shareholders to contribute to the Claim, each of the Contributing Shareholders shall bear his or her Pro Rata Share of such excess, provided that no Shareholder shall be required to pay in excess of his or her Maximum Contribution Liability.


                  (c) No Contribution from Target. The Shareholders acknowledge and agree that, from and after Closing, they shall have no right of contribution from the Target with respect to any indemnification obligations hereunder.

         SECTION 2. No Waiver; Cumulative Remedies. No failure on the part of a Shareholder to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or


                                   Annex D-1
partial exercise of any such right, power or remedy by a Shareholder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by laws.

         SECTION 3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (if confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the addresses shown on the signature page or at such other address for a party as shall be specified by like notice. Such address for a Shareholder may be changed by such Shareholder by notice given in the manner provided herein.

         SECTION 4. Binding Agreement; Assignment. This Agreement, and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and assigns.

         SECTION 5. Amendment; Waiver; Termination. Neither this Agreement nor any provisions hereof may be amended, modified, waived, discharged or terminated orally. The Section headings used herein are for convenience of reference only, and shall not define or limit the provisions of this Agreement.

         SECTION 6. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California without regard to choice of law principles.


         SECTION 7. Attorneys' Fees. In any action arising under or relating to this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees and costs.


                               * * * * * * * * * *

      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK - SIGNATURE PAGE FOLLOWS]


                                   Annex D-2

         IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be duly executed as of the date first above written.


                                  SHAREHOLDERS:



                                  ---------------------------------------------
                                  Richard F. Bilotti, individually
                                  Address:

                                  ---------------------------------------------



                                  ---------------------------------------------
                                  Robert J. DeGraves, individually
                                  Address:

                                  ---------------------------------------------



                                  ---------------------------------------------
                                  Philip Lastreto, individually
                                  Address:

                                  ---------------------------------------------



                                  ---------------------------------------------
                                  Greg Phelan, individually
                                  Address:

                                  ---------------------------------------------



                                  ---------------------------------------------
                                  Bruce Ricci, individually
                                  Address:

                                  ---------------------------------------------



                                  ---------------------------------------------
                                  Denise Schmidt, individually
                                  Address:

                                  ---------------------------------------------


                                   Annex D-3

                                                                         ANNEX E


                            FORM OF ESCROW AGREEMENT

         THIS ESCROW AGREEMENT, is made and entered into of ________, 2001 (this "Escrow Agreement"), by and among BROWN & BROWN, INC., a Florida corporation ("Brown & Brown"); the SHAREHOLDERS listed on the signature pages hereto (collectively, the "Shareholders"); and NORTHWESTERN TRUST AND INVESTORS ADVISORY COMPANY, as escrow agent hereunder ("Escrow Agent").

                                   BACKGROUND


         Brown & Brown and certain other parties entered into an Agreement and Plan of Reorganization (as amended, the "Merger Agreement"), dated as of July 25, 2001, pursuant to which Brown & Brown of Northern California, Inc., a California corporation and wholly-owned subsidiary of RS&P (the "Merger Sub"), is merging with and into Golden Gate Holdings, Inc., a California corporation (the "Target"), with the Target being the surviving corporation and becoming a wholly-owned subsidiary of RS&P, a wholly-owned subsidiary of Brown & Brown. In connection with consummation of the transactions described in the Merger Agreement, Brown & Brown, the Shareholders and certain other parties are entering into an Indemnification Agreement dated as of this date (the "Indemnification Agreement") pursuant to which the Shareholders are making certain representations, warranties and covenants and agreeing to indemnify and hold Brown & Brown, Merger Sub and Target (after the Closing) harmless from certain damages or losses they may suffer or incur as described therein. Capitalized terms used in this Escrow Agreement without definition have the respective meanings given to them in the Indemnification Agreement. In accordance with the terms of the Merger Agreement, ten percent (10%) of the Brown & Brown Shares are being delivered to the Escrow Agent as partial security for the performance of certain obligations of the Shareholders under the Indemnification Agreement. Escrow Agent has agreed to accept, hold, and disburse the Brown & Brown Shares deposited with it in accordance with the terms of this Escrow Agreement. In order to establish the escrow of the Brown & Brown Shares and to effect the provisions of the Merger Agreement and the Indemnification Agreement, the parties hereto have entered into this Escrow Agreement.


         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

                                      TERMS

         1. Definitions. The following terms shall have the following meanings when used herein:

                  "Escrow Collateral" shall mean the following:

                  (a) the aggregate amount of _______ Brown & Brown Shares, issued to the Escrow Agent on behalf of the Shareholders in such amounts as set forth in Schedule 1 to this Escrow Agreement (the "Escrowed Shares"), and the certificate(s) representing the Escrowed Shares, and all cash, securities, and other property, excluding any cash dividends paid on the Escrowed Shares (the "Dividends"), at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Escrowed Shares;

                  (b) all additional shares of stock of Brown & Brown representing stock dividends, additional stock resulting from stock splits or reclassification, and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Escrowed Shares, which shall in any case be issued in the name of, and shall be held by, the Escrow Agent, as escrow agent under this Escrow Agreement, and which shall constitute Escrowed Shares for all purposes of this Escrow Agreement; and

                  (c) all securities hereafter delivered to Escrow Agent in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such securities, together with the interest


                                   Annex E-1
coupons (if any) attached thereto, and all cash, securities, interest, and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof, excluding the Dividends.

                  (d) all funds received by the Escrow Agent pursuant to the sale of Escrowed Shares under Section 3(b) below and invested as described in Section 3(c) below, together with any interest and other income thereon.

                  "Escrow Period" shall mean the period commencing on the date hereof and ending on the one (1) year anniversary of the date of this Escrow Agreement.

                  A Shareholder's "Pro Rata Share" equals a fraction, expressed as a percentage, the numerator of which is the number of the Escrowed Shares beneficially owned by such Shareholder on the date of this Escrow Agreement, as set forth on the attached Schedule 1, and the denominator of which is the number of the Escrowed Shares beneficially owned by all of the Shareholders on the date of this Escrow Agreement, as set forth on the attached Schedule 1.

                  "Shareholder Representative" shall mean either John P. Folsom or Darrell Prater.

                  "Written Direction" shall mean a written direction executed jointly by Brown & Brown and a Shareholder Representative and directing Escrow Agent to disburse all or a portion of the Escrow Collateral or to take or refrain from taking an action pursuant to this Escrow Agreement.

         2. Appointment of and Acceptance by Escrow Agent. Brown & Brown and the Shareholders hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt of the Escrow Collateral in accordance with SECTION 3 below, agrees to hold, dispose of, invest and disburse the Escrow Collateral in accordance with this Escrow Agreement.

         3. Creation of Escrow Account; Sale of Escrowed Shares; Investment of Funds.

                  (a) Delivery. On the date of this Escrow Agreement, Brown & Brown and the Shareholders will deliver the Escrowed Shares directly to the Escrow Agent. The Escrowed Shares shall be represented by one or more certificates registered in the name of the Escrow Agent's nominee, ____________, as agent for the Shareholders. The parties acknowledge that for convenience purposes only Brown & Brown has issued the certificate(s) evidencing the Escrowed Shares deposited with the Escrow Agent in the name of the Escrow Agent, as escrow agent under this Escrow Agreement. The parties further acknowledge that the Shareholders are the beneficial owners of the Escrowed Shares, subject to the terms and conditions of this Escrow Agreement.

                  (b) Sale. Subject to the restrictions on resale and transfer of the Escrowed Shares described in Section 1.12 or 3.24(b) of the Merger Agreement, from time to time prior to the end of the Escrow Period, the Escrow Agent, in its sole discretion and pursuant to the attached Schedule 3, may sell any or all of the Escrowed Shares in brokers' transactions on any national securities exchange upon which such securities are traded. The proceeds of any such sale of Escrowed Shares shall be invested as set forth in SECTION 6 below and shall continue to constitute Escrow Collateral.

                  (c) Investment of Funds. Escrow Agent shall invest and reinvest the funds held in the Escrow Collateral as a result of the sale of Escrowed Shares under SECTION 3(B); provided, however, that no investment or reinvestment shall be made except in the following:

                           (i)      any deposit which is fully insured by the
Federal Deposit Insurance Corporation;

                           (ii)     commercial paper given the highest rating by
Moody's Investors Service, Inc. and Standard & Poor's Corporation at the time of investment; or are direct obligations of the United States of America or repurchase agreements that are fully collateralized by direct obligations of the United States of America; and/or


                                   Annex E-2

                           (iii)    money market mutual funds which invest
primarily in the foregoing.

                  Each of the foregoing investments shall be made in the name of Escrow Agent. Notwithstanding anything to the contrary contained herein, Escrow Agent may, without notice to any Shareholder Representative and Brown & Brown, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any release of funds permitted or required hereunder, and Escrow Agent shall not be liable or responsible for any loss, cost or penalty resulting from any such sale or liquidation.

         4.       Disbursements of Escrow Collateral.

                  (a) Written Direction. Escrow Agent shall disburse Escrow Funds, at any time and from time to time, in accordance with a Written Direction.


                  (b) Claims. From time to time during the Escrow Period, Brown & Brown may give notice (a "Notice") to either Shareholder Representative and the Escrow Agent specifying the nature and dollar amount of any claim (a "Claim") that Brown & Brown, Merger Sub or Target may have under the Indemnification Agreement. Brown & Brown may make more than one claim with respect to any underlying state of facts. If either Shareholder Representative gives notice to Brown & Brown and Escrow Agent disputing any Claim (a "Counter Notice") within thirty (30) days following receipt by Escrow Agent of the Notice regarding such Claim, such Claim shall be resolved as provided in Section 4(c). If no Counter Notice is received by Escrow Agent within such 30-day period, then the dollar amount of damages claimed by Brown & Brown as set forth in its Notice shall be deemed established for purposes of this Escrow Agreement and the Indemnification Agreement and, at the end of such 30-day period, Escrow Agent shall pay or release to Brown & Brown the dollar amount claimed in the Notice from (and only to the extent of) the Escrow Collateral, in the form of Escrowed Shares or other Escrowed Collateral, at Brown & Brown's option. If Brown & Brown elects to have the Claim satisfied by the release of Escrowed Shares to it, the dollar value of each Escrowed Share shall be $_____ for all such purposes under this Escrow Agreement as described in Section 1.8(c) of the Merger Agreement. If Brown & Brown elects to have the Claim satisfied in other Escrow Collateral, the amount of such other Escrow Collateral to which Brown & Brown shall be entitled shall be equal to the product of (i) the closing price of a Brown & Brown Share as reported on the New York Stock Exchange on the date of the Notice multiplied by (ii) the number of Escrowed Shares to which Brown & Brown would have been entitled if it had elected to have the Claim satisfied by the release of Escrowed Shares, determined as provided in the immediately preceding sentence. The Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Indemnification Agreement.


                  (c) Resolution of Claims. If a Counter Notice is given with respect to a Claim, Escrow Agent shall make payment with respect thereto only in accordance with (i) a Written Direction or (ii) a final non-appealable order of a court of competent jurisdiction. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable. Escrow Agent shall act on such court order and legal opinion without further question.

                  (d) Expiration of Escrow Period. Upon the expiration of the Escrow Period, Escrow Agent shall distribute, as promptly as practicable, all remaining Escrow Collateral to the Shareholders in accordance with their Pro Rata Shares unless (i) any Claims are then pending, in which case an amount equal to the aggregate dollar amount of such Claims (as shown in the Notices of such Claims) shall be retained by Escrow Agent from the Escrow Collateral (charged against the interest of each of the Shareholders in the Escrow Collateral in accordance with their Pro Rata Shares), with the dollar value of the retained Escrow Collateral being calculated as set forth in SECTION 4(B) above, and the balance distributed to Shareholders in accordance with their Pro Rata Shares or (ii) Brown & Brown has given notice to either Shareholder Representative and Escrow Agent specifying in reasonable detail the nature of any other claim it may have under the Indemnification Agreement with respect to which it is unable to specify the dollar amount of the claim, in which case the entire Escrow Collateral shall be retained by Escrow Agent, in either case until it receives Written Direction or a final non-appealable order of a court of competent jurisdiction as contemplated by SECTION 4(C).

         5. Disbursement Into Court. If, at any time, there shall exist any dispute between all Shareholder Representatives and Brown & Brown with respect to the holding or disposition of any portion of the Escrow Collateral or any other obligations of Escrow Agent hereunder, or if at any time Escrow Agent is unable to determine, to Escrow Agent's sole satisfaction, the proper disposition of any portion of the Escrow Collateral or


                                   Annex E-3

Escrow Agent's proper actions with respect to its obligations hereunder, or if either Shareholder Representative and Brown & Brown have not, within thirty (30) days of the furnishing by Escrow Agent of a notice of resignation pursuant to
SECTION 6 hereof, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

                  (a) suspend the performance of any of its obligations under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be); provided however, that Escrow Agent shall continue to invest the Escrow Collateral (other than Escrowed Shares) in accordance with SECTION 3(C) hereof; and/or

                  (b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in Tampa, Florida, for instructions with respect to such dispute or uncertainty, and pay into such court all funds held by it in the Escrow Collateral for holding and disposition in accordance with the instructions of such court.

Escrow Agent shall have no liability to any Shareholder, Brown & Brown or its shareholders, or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Collateral or any delay in or with respect to any other action required or requested of Escrow Agent.

         6. Resignation and Removal of Escrow Agent. Escrow Agent may resign from the performance of its duties hereunder at any time by giving ten
(10) days' prior written notice to either Shareholder Representative and Brown & Brown or may be removed, with or without cause, by either Shareholder Representative and Brown & Brown, acting jointly by furnishing a written notice to Escrow Agent, at any time by the giving of ten (10) days' prior written notice to Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor Escrow Agent as provided below. Upon any such notice of resignation or removal, a Shareholder Representative and Brown & Brown shall appoint a successor Escrow Agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $10,000,000. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Escrow Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent's resignation or removal, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement.

         7.       Liability of Escrow Agent.

                  (a) Escrow Agent shall have no liability or obligation with respect to the Escrow Collateral except for Escrow Agent's willful misconduct or gross negligence. Escrow Agent's sole responsibility shall be for the safekeeping, investment, and disbursement of the Escrow Collateral in accordance with the terms of this Escrow Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Escrow Agreement. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Collateral, any account in which Escrow Collateral are deposited, this Escrow Agreement, the Merger Agreement or the Indemnification Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Shareholders and Brown & Brown, jointly and severally, shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.


                                   Annex E-4

                  (b) The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Collateral, without determination by the Escrow Agent of such court's jurisdiction in the matter. If any portion of the Escrow Collateral is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

         8. Indemnification of Escrow Agent. From and at all times after the date of this Escrow Agreement, Shareholders and Brown & Brown, jointly and severally, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Shareholders or Brown & Brown, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify a Shareholder Representative and Brown & Brown in writing, and the Shareholders and Brown & Brown shall assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by such Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party, except that the Shareholders and/or Brown & Brown shall be required to pay such fees and expenses if (a) a Shareholder Representative and/or Brown & Brown agree to pay such fees and expenses, (b) the Shareholders and/or Brown & Brown shall fail to assume the defense of such action or proceeding or shall fail, in the reasonable discretion of such Indemnified Party, to employ counsel satisfactory to the Indemnified Party in any such action or proceeding, (c) a Shareholder or Brown & Brown is the plaintiff in any such action or proceeding, or (d) the named parties to any such action or proceeding (including any impleaded parties) include both Indemnified Party and Brown & Brown and/or a Shareholder, and Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to Brown & Brown or a Shareholder. The Shareholders and Brown & Brown shall be jointly and severally liable to pay fees and expenses of counsel pursuant to the preceding sentence, except that any obligation to pay under clause (A) shall apply only to the party so agreeing. All such fees and expenses payable by Brown & Brown and/or the Shareholders pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by the Shareholders and Brown & Brown, jointly and severally, upon demand by such Indemnified Party.

                  The parties agree that neither the payment by the Shareholders or Brown & Brown of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from the Escrow Collateral in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify, or affect, as between the Shareholders and Brown & Brown, the respective rights and obligations of Shareholders, on the one hand, and Brown & Brown, on the other hand, under the Indemnification Agreement or the Merger Agreement.


                                   Annex E-5

         9.       Fees and Expenses of Escrow Agent.

                  (a) The Shareholders and Brown & Brown shall compensate Escrow Agent for its services hereunder in accordance with Schedule 2 attached hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys' fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. All of the compensation and reimbursement obligations set forth in this SECTION 9 shall be payable by the Shareholders and Brown & Brown, jointly and severally, upon demand by Escrow Agent.

                  (b) Escrow Agent is authorized to, and may, disburse to itself from the Escrow Collateral, from time to time, the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder (including any amount to which Escrow Agent or any Indemnified Party is entitled to seek indemnification pursuant to SECTION 8 hereof). Escrow Agent shall notify a Shareholder Representative and Brown & Brown of any disbursement from the Escrow Collateral to itself or any Indemnified Party in respect of any compensation or reimbursement hereunder and shall furnish to a Shareholder Representative and Brown & Brown copies of all related invoices and other statements. If for any reason funds in the Escrow Collateral are insufficient to cover such compensation and reimbursement, the Shareholders and Brown & Brown shall promptly pay such amounts to Escrow Agent or any Indemnified Party upon receipt of an itemized invoice.

         10. Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Escrow Agreement, the parties hereto agree that the United States District Court for the Middle District of Florida shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties agree that the Circuit Court of Hillsborough County, Florida shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service or process to vest personal jurisdiction over them in any of these courts.

         11. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been validly served, given or delivered five (5) days after deposit in the United States mails, by certified mail with return receipt requested and postage prepaid, when delivered personally, one (1) day after delivery to any overnight courier, or when transmitted by facsimile transmission facilities, and addressed to the party to be notified as follows:

         If to Brown & Brown at:   Brown & Brown, Inc.
                                   401 E. Jackson Street, Suite 1700
                                   Tampa, Florida  33601
                                   ATTENTION: Laurel Grammig
                                                 General Counsel
                                   Telecopy:  (813) 222-4464

         If to Shareholder
         Representative at:
                                   --------------------------------------------

                                   --------------------------------------------

                                   --------------------------------------------
                                   ATTENTION:
                                             ----------------------------------
                                   Telecopy:
                                            -----------------------------------

         If to the Escrow
         Agent at:                 Northwestern Trust and Investors Advisory
                                      Company
                                   1201 Third Avenue, Suite 2010
                                   Seattle, WA 98101
                                   ATTENTION: Richard B. Thorvilson
                                                 VP, Manager, Institutional
                                                 Financial Services
                                   Telecopy:  (206) 442-6401


                                   Annex E-6
or to such other address as each party may designate for itself by like notice.

         12. Amendment or Waiver. This Escrow Agreement may be changed, waived, discharged or terminated only by a writing signed by a Shareholder Representative, Brown & Brown and Escrow Agent. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

         13. Severability. To the extent any provision of this Escrow Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.

         14. Governing Law. This Escrow Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without giving effect to the conflict of laws principles thereof.

         15. Entire Agreement. This Escrow Agreement constitutes the entire agreement between the parties relating to the holding, investment and disbursement of the Escrow Funds and sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrow Funds.

         16. Binding Effect. All of the terms of this Escrow Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective heirs, successors and assigns of the Shareholders, Brown & Brown and Escrow Agent.

         17. Execution in Counterparts; Facsimile Signatures. This Escrow Agreement may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction. Facsimile signatures shall have the same effect as original signatures.

         18. Dealings. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of Brown & Brown and become pecuniarily interested in any transaction in which a Shareholder or Brown & Brown may be interested, and contract and lend money to a Shareholder or Brown & Brown and otherwise act as fully and freely as though it were not Escrow Agent under this Escrow Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for a Shareholder or Brown & Brown or for any other entity.

         19. Dividends; Voting Rights. Shareholders shall be entitled to receive any cash Dividends with respect to the Escrowed Shares. During the period the Escrowed Shares are held under this Escrow Agreement, the Escrow Shares shall be voted on all matters submitted to the shareholders of Brown & Brown as provided in this SECTION 19. The Escrow Agent shall vote all Escrowed Shares attributable to each Shareholder in the manner directed, in writing, by such Shareholder or, if no such direction has been given, in accordance with the recommendations of Brown & Brown's Board of Directors or, if Brown & Brown's Board of Directors has not made a recommendation as to any particular matter to be voted by the shareholders of Brown & Brown, in such a manner as the Escrow Agent deems appropriate in its sole and absolute discretion (including without limitation, abstaining from voting), without liability to any of the Shareholders. During the period the Escrowed Shares are held under this Escrow Agreement, the Escrow Agent shall cause all proxy solicitation materials, including forms of proxy, received by the Escrow Agent in respect of the Escrowed Shares to be sent to the Shareholders promptly.

         20. Shareholder Representatives. Each of the Shareholders hereby irrevocably appoints the Shareholder Representatives as such Shareholder's agent and attorney-in-fact to take any action required or permitted to be taken by such Shareholder pursuant to this Escrow Agreement, including the giving and receipt of any notices to be delivered or received by or on behalf of any or all of the Shareholders and the representation of the Shareholders in any indemnification proceedings hereunder, and agrees to be bound by any and all such actions taken by the Shareholder Representative on such Shareholder's behalf.

         21. Tax Matters. The Escrow Agent shall be responsible for preparing, filing and distributing all IRS 1099 forms and any other tax forms necessary with respect to income earned on the Escrow Collateral and proceeds


                                   Annex E-7
arising out of any sale of the Escrowed Shares, which will be allocated among the Shareholders based on their Pro Rata Shares and for which the Shareholders will be responsible.


                                   Annex E-8

         IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed under seal as of the date first above written.

                               BROWN & BROWN, INC.


                               By:
                                  --------------------------------------------
                               Name:
                                    ------------------------------------------
                               Title:
                                     -----------------------------------------


                               NORTHWESTERN TRUST AND INVESTORS
                               ADVISORY COMPANY,
                                  As Escrow Agent


                               By:
                                  --------------------------------------------
                               Name:
                                    ------------------------------------------
                               Title:
                                     -----------------------------------------

                               SHAREHOLDERS:



                               -----------------------------------------------
                               Richard F. Bilotti, individually



                               -----------------------------------------------
                                Robert J. DeGraves, individually



                               -----------------------------------------------
                                Philip Lastreto, individually



                               -----------------------------------------------
                                Greg Phelan, individually



                               -----------------------------------------------
                                Bruce Ricci, individually



                               -----------------------------------------------
                                Denise Schmidt, individually


                                   Annex E-9

                                   SCHEDULE 1

                   Shareholders and Number of Escrowed Shares

-----------------------------------------------------------------------------
Name of Shareholder                                Number of Escrowed
                                                   Shares
-----------------------------------------------------------------------------
Richard F. Bilotti
-----------------------------------------------------------------------------
Robert J. DeGraves
-----------------------------------------------------------------------------
Philip Lastreto
-----------------------------------------------------------------------------
Greg Phelan
-----------------------------------------------------------------------------
Bruce Ricci
-----------------------------------------------------------------------------
Denise Schmidt
-----------------------------------------------------------------------------


                                   Annex E-10

                                   SCHEDULE 2

                          Fees Payable to Escrow Agent


Fee Schedule (if no diversification required):

         .58% on the first $2,000,000
         .38% on the next $3,000,000
         .18% on the next $5,000,000

Fee Schedule (to apply to all assets when diversification is required, at end of 1st month)
         .88% on the first $2,000,000
         .58% on the next $3,000,000
         .38% on the next $5,000,000

As between the Shareholders and Brown & Brown, each of them shall be responsible for one-half of the Escrow Agent's fees. Notwithstanding the foregoing and
Section 9 of the Agreement, the Shareholders shall be solely responsible for the Escrow Agent's fees to the extent of the excess of the Fee Schedule above when diversification is required over the Fee Schedule above when no diversification is required.

Minimum Annual Fee:  $5,000

Annual Fees include:

-        Custody of assets
-        Collection and reporting of income
-        Discretionary investment and financial management services
-        Fund management fees
-        Account servicing
-        Reporting
-        Trust administration
-        Internet access to account


                                   Annex E-11

                                   SCHEDULE 3

                             Investment Objectives

The Investment Objective for this escrow account shall be the preservation of as much of the value of the original funding of the account as possible with a secondary consideration of retaining as much Brown & Brown stock as possible. To that end, Brown & Brown Shares will be monitored on a daily basis, as will the 30 day moving average of its price. No other action will be taken prior to the expiration of any and all lock-up agreements or other restrictions impacting the saleability of the Brown & Brown Shares in the escrow account. Once the stock is free to trade, if the 30 day moving average of Brown & Brown Share price declines, or had declined, such that the escrow account holdings equal 90% or less of the value of the account at original funding, 1/3 of the holdings will be sold the next business day. If the 30 day moving average of Brown & Brown Share price declines or has declined such that the escrow account holdings equal 85% or less of the value of the account at original funding, 1/2 of the remaining stock holdings will be sold the next business day. If the 30 day moving average of Brown & Brown Share price declines or has declined such that the escrow account holdings equal 80% or less of the value of the account at original funding, all of the remaining stock holdings will be sold the next business day. This structure could result in all holdings in Brown & Brown Shares being liquidated on the first business day after the removal of all lock-up agreements or other restrictions and an account value substantially less than the 85% "floor" targeted by the plan outlined above.


                                  Annex E-12

                                                                         ANNEX F


                          FORM OF ESOP ESCROW AGREEMENT

         THIS ESOP ESCROW AGREEMENT, is made and entered into of ________, 2001 (this "Escrow Agreement"), by and among BROWN & BROWN, INC., a Florida corporation ("Brown & Brown"); the RALEIGH, SCHWARZ & POWELL EMPLOYEE STOCK OWNERSHIP PLAN (the "ESOP"); and NORTHWESTERN TRUST AND INVESTORS ADVISORY COMPANY, as escrow agent hereunder ("Escrow Agent").


                                   BACKGROUND

         Brown & Brown and certain other parties entered into an Agreement and Plan of Reorganization (as amended, the "Merger Agreement"), dated as of July 25, 2001, pursuant to which Brown & Brown of Northern California, Inc., a California corporation and wholly-owned subsidiary of RS&P (the "Merger Sub"), is merging with and into Golden Gate Holdings, Inc., a California corporation (the "Target"), with the Target being the surviving corporation and becoming a wholly-owned subsidiary of RS&P, a wholly-owned subsidiary of Brown & Brown. In connection with the consummation of the transactions described in the Merger Agreement, the ESOP and certain other parties are entering into an ESOP Indemnification Agreement dated as of this date (the "Indemnification Agreement") pursuant to which the ESOP is making certain representations, warranties and covenants and agreeing to indemnify and hold Brown & Brown, Merger Sub and Target (after the Closing) harmless from certain damages or losses they may suffer or incur as described therein. Capitalized terms used in this Escrow Agreement without definition have the respective meanings given to them in the Indemnification Agreement. In accordance with the terms of the Merger Agreement, ten percent (10%) of the Brown & Brown Shares being issued to the ESOP are being delivered to the Escrow Agent as partial security for the performance of certain obligations of the ESOP under the Indemnification Agreement. Escrow Agent has agreed to accept, hold, and disburse the Brown & Brown Shares deposited with it in accordance with the terms of this Escrow Agreement. In order to establish the escrow of the Brown & Brown Shares and to effect the provisions of the Merger Agreement and the Indemnification Agreement, the parties hereto have entered into this Escrow Agreement.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

                                      TERMS

         1. Definitions. The following terms shall have the following meanings when used herein:

                  "Escrow Collateral" shall mean the following:

                  (a) the aggregate amount of _______ Brown & Brown Shares, issued to the Escrow Agent on behalf of the ESOP (the "Escrowed Shares"), and the certificate(s) representing the Escrowed Shares, and all cash, securities, and other property, excluding any cash dividends paid on the Escrowed Shares (the "Dividends"), at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Escrowed Shares;

                  (b) all additional shares of stock of Brown & Brown representing stock dividends, additional stock resulting from stock splits or reclassification, and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Escrowed Shares, which shall in any case be issued in the name of, and shall be held by, the Escrow Agent, as escrow agent under this Escrow Agreement, and which shall constitute Escrowed Shares for all purposes of this Escrow Agreement;

                  (c) all securities hereafter delivered to Escrow Agent in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such securities, together with the interest coupons (if any) attached thereto, and all cash, securities, interest, and other property at any time and from time to


                                   Annex F-1
time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof, excluding the Dividends; and

                  (d) all funds received by the Escrow Agent pursuant to the sale of Escrowed Shares under SECTION 3(B) below and invested as described in SECTION 6 below, together with any interest and other income thereon.

                  "Escrow Period" shall mean the period commencing on the date hereof and ending on the one (1) year anniversary of the date of this Escrow Agreement.

                  "Written Direction" shall mean a written direction executed jointly by Brown & Brown and the ESOP and directing Escrow Agent to disburse all or a portion of the Escrow Collateral or to take or refrain from taking an action pursuant to this Escrow Agreement.

         2. Appointment of and Acceptance by Escrow Agent. Brown & Brown and the ESOP hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt of the Escrow Collateral in accordance with SECTION 3 below, agrees to hold, dispose of, invest and disburse the Escrow Collateral in accordance with this Escrow Agreement.

         3.       Creation of Escrow Account; Sale of Escrowed Shares.

                  (a) Delivery. On the date of this Escrow Agreement, Brown & Brown and the ESOP will deliver the Escrowed Shares directly to the Escrow Agent. The Escrowed Shares shall be represented by one or more certificates registered in the name of the Escrow Agent's nominee, ____________, as agent for the ESOP. The parties acknowledge that for convenience purposes only Brown & Brown has issued the certificate(s) evidencing the Escrowed Shares deposited with the Escrow Agent in the name of the Escrow Agent, as escrow agent under this Escrow Agreement. The parties further acknowledge that the ESOP is the beneficial owner of the Escrowed Shares, subject to the terms and conditions of this Escrow Agreement.

                  (b) Sale. Subject to the restrictions on resale and transfer of the Escrowed Shares described in Sections 1.12 or 3.24(b) of the Merger Agreement, from time to time prior to the end of the Escrow Period, the ESOP may direct the Escrow Agent (and does so direct the Escrow Agent in accordance with the attached Schedule 2 hereto) to sell any or all of the Escrowed Shares in brokers' transactions on any national securities exchange upon which such securities are traded. The proceeds of any such sale of Escrowed Shares shall be invested as set forth in SECTION 6 below and shall continue to constitute Escrow Collateral.

         4.       Disbursements of Escrow Collateral.

                  (a) Written Direction. Escrow Agent shall disburse Escrow Funds, at any time and from time to time, in accordance with a Written Direction.

                  (b) Claims. From time to time during the Escrow Period, Brown & Brown may give notice (a "Notice") to the ESOP and the Escrow Agent specifying the nature and dollar amount of any claim (a "Claim") that Brown & Brown, Merger Sub or Target may have under the Indemnification Agreement. Brown & Brown may make more than one claim with respect to any underlying state of facts. If the ESOP gives notice to Brown & Brown and Escrow Agent disputing any Claim (a "Counter Notice") within thirty (30) days following receipt by Escrow Agent of the Notice regarding such Claim, such Claim shall be resolved as provided in Section 4(c). If no Counter Notice is received by Escrow Agent within such 30-day period, then the dollar amount of damages claimed by Brown & Brown as set forth in its Notice shall be deemed established for purposes of this Escrow Agreement and the Indemnification Agreement and, at the end of such 30-day period, Escrow Agent shall pay or release to Brown & Brown the dollar amount claimed in the Notice from (and only to the extent of) the Escrow Collateral, in the form of Escrowed Shares or other Escrow Collateral, at Brown & Brown's option. If Brown & Brown elects to have the Claim satisfied by the release of Escrowed Shares to it, the dollar value of each Escrowed Share shall be $_____ for all such purposes under this Escrow Agreement as described in
Section 1.8(c) of the Merger Agreement. If Brown & Brown elects to have the Claim satisfied in other Escrow Collateral, the amount of such other Escrow Collateral to which Brown & Brown shall be entitled shall be equal to the product of (i) the closing price of a Brown & Brown


                                   Annex F-2

Share as reported on the New York Stock Exchange on the date of the Notice multiplied by (ii) the number of Escrowed Shares to which Brown & Brown would have been entitled if it had elected to have the Claim satisfied by the release of Escrowed Shares, determined as provided in the immediately preceding sentence. The Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Indemnification Agreement.


                  (c) Resolution of Claims. If a Counter Notice is given with respect to a Claim, Escrow Agent shall make payment with respect thereto only in accordance with (i) a Written Direction or (ii) a final non-appealable order of a court of competent jurisdiction. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable. Escrow Agent shall act on such court order and legal opinion without further question.

                  (d) Expiration of Escrow Period. Upon the expiration of the Escrow Period, Escrow Agent shall distribute, as promptly as practicable, all remaining Escrow Collateral to the ESOP unless (i) any Claims are then pending, in which case an amount equal to the aggregate dollar amount of such Claims (as shown in the Notices of such Claims) shall be retained by Escrow Agent from the Escrow Collateral, with the amount of the retained Escrow Collateral being calculated as set forth in SECTION 4(B) above, and the balance distributed to the ESOP or (ii) Brown & Brown has given notice to the ESOP and Escrow Agent specifying in reasonable detail the nature of any other claim it may have under the Indemnification Agreement with respect to which it is unable to specify the dollar amount of the claim, in which case the entire Escrow Collateral shall be retained by Escrow Agent, in either case until it receives Written Direction or a final non-appealable order of a court of competent jurisdiction as contemplated by SECTION 4(C).

         5. Disbursement Into Court. If, at any time, there shall exist any dispute between the ESOP and Brown & Brown with respect to the holding or disposition of any portion of the Escrow Collateral or any other obligations of Escrow Agent hereunder, or if at any time Escrow Agent is unable to determine, to Escrow Agent's sole satisfaction, the proper disposition of any portion of the Escrow Collateral or Escrow Agent's proper actions with respect to its obligations hereunder, or if the ESOP and Brown & Brown have not, within thirty
(30) days of the furnishing by Escrow Agent of a notice of resignation pursuant to SECTION 7 hereof, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

                  (a) suspend the performance of any of its obligations under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be); provided however, that Escrow Agent shall continue to invest the Escrow Collateral (other than Escrowed Shares) in accordance with SECTION 6 hereof; and/or

                  (b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in Tampa, Florida, for instructions with respect to such dispute or uncertainty, and pay into such court all funds held by it in the Escrow Collateral for holding and disposition in accordance with the instructions of such court.

Escrow Agent shall have no liability to the ESOP, Brown & Brown or its shareholders, or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Collateral or any delay in or with respect to any other action required or requested of Escrow Agent.

         6. Investment of Funds. Escrow Agent shall invest and reinvest the funds held in the Escrow Collateral as a result of the sale of Escrowed Shares at the direction of the ESOP under SECTION 3(B) above as the ESOP shall direct in writing; provided, however, that no investment or reinvestment shall be made except in the following:

                  (a) any deposit which is fully insured by the Federal Deposit Insurance Corporation;


                                   Annex F-3

                  (b) commercial paper given the highest rating by Moody's Investors Service, Inc. and Standard & Poor's Corporation at the time of investment; or are direct obligations of the United States of America or repurchase agreements that are fully collateralized by direct obligations of the United States of America; and/or

                  (c) money market mutual funds which invest primarily in the foregoing.

                  If Escrow Agent has not received a written direction from the ESOP at any time that an investment decision must be made, Escrow Agent shall invest the Escrow Collateral in investments described in clause (a) above. Each of the foregoing investments shall be made in the name of Escrow Agent. Notwithstanding anything to the contrary contained herein, Escrow Agent may, without notice to the ESOP and Brown & Brown, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any release of funds permitted or required hereunder, and Escrow Agent shall not be liable or responsible for any loss, cost or penalty resulting from any such sale or liquidation.

         7. Resignation and Removal of Escrow Agent. Escrow Agent may resign from the performance of its duties hereunder at any time by giving ten
(10) days' prior written notice to the ESOP and Brown & Brown or may be removed, with or without cause, by the ESOP and Brown & Brown, acting jointly by furnishing a written notice to Escrow Agent, at any time by the giving of ten
(10) days' prior written notice to Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor Escrow Agent as provided below. Upon any such notice of resignation or removal, the ESOP and Brown & Brown shall appoint a successor Escrow Agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $10,000,000. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Escrow Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent's resignation or removal, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement.

         8.       Liability of Escrow Agent.

                  (a) Escrow Agent shall have no liability or obligation with respect to the Escrow Collateral except for Escrow Agent's willful misconduct or gross negligence. Escrow Agent's sole responsibility shall be for the safekeeping, investment, and disbursement of the Escrow Collateral in accordance with the terms of this Escrow Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Escrow Agreement. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Collateral, any account in which Escrow Collateral are deposited, this Escrow Agreement, the Indemnification Agreement or the Merger Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. The ESOP and Brown & Brown, jointly and severally, shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

                  (b) The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Collateral, without determination by the Escrow Agent of such court's jurisdiction in the matter. If any portion of the Escrow Collateral is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is


                                   Annex F-4
advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

         9. Indemnification of Escrow Agent. From and at all times after the date of this Escrow Agreement, the ESOP and Brown & Brown, jointly and severally, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation the ESOP or Brown & Brown, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify the ESOP and Brown & Brown in writing, and the ESOP and Brown & Brown shall assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by such Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party, except that the ESOP and/or Brown & Brown shall be required to pay such fees and expenses if (a) the ESOP and/or Brown & Brown agree to pay such fees and expenses, (b) the ESOP and/or Brown & Brown shall fail to assume the defense of such action or proceeding or shall fail, in the reasonable discretion of such Indemnified Party, to employ counsel satisfactory to the Indemnified Party in any such action or proceeding, (c) the ESOP or Brown & Brown is the plaintiff in any such action or proceeding, or (d) the named parties to any such action or proceeding (including any impleaded parties) include both Indemnified Party and Brown & Brown and/or the ESOP, and Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to Brown & Brown or the ESOP. The ESOP and Brown & Brown shall be jointly and severally liable to pay fees and expenses of counsel pursuant to the preceding sentence, except that any obligation to pay under clause (A) shall apply only to the party so agreeing. All such fees and expenses payable by Brown & Brown and/or the ESOP pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by the ESOP and Brown & Brown, jointly and severally, upon demand by such Indemnified Party.

                  The parties agree that neither the payment by the ESOP or Brown & Brown of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from the Escrow Collateral in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify, or affect, as between the ESOP and Brown & Brown, the respective rights and obligations of ESOP, on the one hand, and Brown & Brown, on the other hand, under the Indemnification Agreement or the Merger Agreement.

         10.      Fees and Expenses of Escrow Agent.

                  (a) The ESOP and Brown & Brown shall compensate Escrow Agent for its services hereunder in accordance with Schedule 1 attached hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys' fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. All of the compensation and reimbursement obligations set forth in this Section 10 shall be payable by the ESOP and Brown & Brown, jointly and severally, upon demand by Escrow Agent.


                                   Annex F-5

                  (b) Escrow Agent is authorized to, and may, disburse to itself from the Escrow Collateral, from time to time, the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder (including any amount to which Escrow Agent or any Indemnified Party is entitled to seek indemnification pursuant to Section 9 hereof). Escrow Agent shall notify the ESOP and Brown & Brown of any disbursement from the Escrow Collateral to itself or any Indemnified Party in respect of any compensation or reimbursement hereunder and shall furnish to the ESOP and Brown & Brown copies of all related invoices and other statements. If for any reason funds in the Escrow Collateral are insufficient to cover such compensation and reimbursement, the ESOP and Brown & Brown shall promptly pay such amounts to Escrow Agent or any Indemnified Party upon receipt of an itemized invoice.

         11. Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Escrow Agreement, the parties hereto agree that the United States District Court for the Middle District of Florida shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties agree that the Circuit Court of Hillsborough County, Florida shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service or process to vest personal jurisdiction over them in any of these courts.

         12. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been validly served, given or delivered five (5) days after deposit in the United States mails, by certified mail with return receipt requested and postage prepaid, when delivered personally, one (1) day after delivery to any overnight courier, or when transmitted by facsimile transmission facilities, and addressed to the party to be notified as follows:

         If to Brown & Brown at:   Brown & Brown, Inc.
                                   401 E. Jackson Street, Suite 1700
                                   Tampa, Florida  33601
                                   ATTENTION:  Laurel Grammig
                                                      General Counsel
                                   Telecopy:  (813) 222-4464

         If to the ESOP at:
                                   ------------------------------------

                                   ATTENTION:
                                             --------------------------
                                   Telecopy:
                                            ---------------------------

         If to the Escrow
         Agent at:                 Northwestern Trust and Investors Advisory
                                   Company
                                   1201 Third Avenue, Suite 2010
                                   Seattle, WA 98101
                                   ATTENTION: Richard B. Thorvilson
                                                VP, Manager, Institutional
                                                Financial Services
                                   Telecopy: (206) 442-6401

or to such other address as each party may designate for itself by like notice.

         13. Amendment or Waiver. This Escrow Agreement may be changed, waived, discharged or terminated only by a writing signed by the ESOP, Brown & Brown and Escrow Agent. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

         14. Severability. To the extent any provision of this Escrow Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.


                                   Annex F-6

         15. Governing Law. This Escrow Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without giving effect to the conflict of laws principles thereof.

         16. Entire Agreement. This Escrow Agreement constitutes the entire agreement between the parties relating to the holding, investment and disbursement of the Escrow Funds and sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrow Funds.

         17. Binding Effect. All of the terms of this Escrow Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective heirs, successors and assigns of the ESOP, Brown & Brown and Escrow Agent.

         18. Execution in Counterparts; Facsimile Signatures. This Escrow Agreement may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction. Facsimile signatures shall have the same effect as original signatures.

         19. Dealings. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of Brown & Brown and become pecuniarily interested in any transaction in which the ESOP or Brown & Brown may be interested, and contract and lend money to the ESOP or Brown & Brown and otherwise act as fully and freely as though it were not Escrow Agent under this Escrow Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the ESOP or Brown & Brown or for any other entity.

         20. Dividends; Voting Rights. The ESOP shall be entitled to receive any cash Dividends with respect to the Escrowed Shares. During the period the Escrowed Shares are held under this Escrow Agreement, the Escrow Shares shall be voted on all matters submitted to the shareholders of Brown & Brown as provided in this SECTION 20. The Escrow Agent shall vote all Escrowed Shares attributable to the ESOP in the manner directed, in writing, by the ESOP or, if no such direction has been given, in accordance with the recommendations of Brown & Brown's Board of Directors or, if Brown & Brown's Board of Directors has not made a recommendation as to any particular matter to be voted by the shareholders of Brown & Brown, in such a manner as the Escrow Agent deems appropriate in its sole and absolute discretion (including without limitation, abstaining from voting), without liability to the ESOP. During the period the Escrowed Shares are held under this Escrow Agreement, the Escrow Agent shall cause all proxy solicitation materials, including forms of proxy, received by the Escrow Agent in respect of the Escrowed Shares to be sent to the ESOP promptly.

         21. Tax Matters. The Escrow Agent shall be responsible for preparing, filing and distributing all IRS 1099 forms and any other tax forms necessary with respect to income earned on the Escrow Collateral and proceeds arising out of any sale of the Escrowed Shares, which will be allocated to the ESOP and for which the ESOP will be responsible.



                                   Annex F-7

         IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed under seal as of the date first above written.


                             BROWN & BROWN, INC.


                             By:
                                ------------------------------------------------
                             Name:
                                  ----------------------------------------------
                             Title:
                                   ---------------------------------------------


                             NORTHWESTERN TRUST AND INVESTORS ADVISORY COMPANY,
                              As Escrow Agent


                             By:
                                ------------------------------------------------
                             Name:
                                  ----------------------------------------------
                             Title:
                                   ---------------------------------------------

                             ESOP:

                             RALEIGH, SCHWARZ & POWELL, INC.
                             EMPLOYEE STOCK OWNERSHIP PLAN


                             By:
                                ------------------------------------------------
                             Name:    John P. Folsom
                             Title:   Trustee


                             By:
                                ------------------------------------------------
                             Name:    R. S. DeVine
                             Title:   Trustee


                             By:
                                ------------------------------------------------
                             Name:    Elvin J. Vandeberg
                             Title:   Trustee



                                   Annex F-8

                                   SCHEDULE 1


                          Fees Payable to Escrow Agent




Fee Schedule (if no diversification required):

         .58% on the first $2,000,000
         .38% on the next $3,000,000
         .18% on the next $5,000,000

Fee Schedule (to apply to all assets when diversification is required, at end of 1st month) .88% on the first $2,000,000 .58% on the next $3,000,000 .38% on the next $5,000,000


As between the ESOP and Brown & Brown, each of them shall be responsible for one-half of the Escrow Agent's fees. Notwithstanding the foregoing and
Section 10 of the Agreement, the ESOP shall be solely responsible for the Escrow Agent's fees to the extent of the excess of the Fee Schedule above when diversification is required over the Fee Schedule above when no diversification is required.


Minimum Annual Fee:  $5,000

Annual Fees include:
-        Custody of assets
-        Collection and reporting of income
-        Discretionary investment and financial management services
-        Fund management fees
-        Account servicing
-        Reporting
-        Trust administration
-        Internet access to account



                                   Annex F-9

                                   SCHEDULE 2

                             Investment Objectives

The Investment Objective for this escrow account shall be the preservation of as much of the value of the original funding of the account as possible, with a secondary consideration of retaining as much Brown & Brown stock as possible. To that end, Brown & Brown Shares will be monitored on a daily basis, as will the 30 day moving average of its price. No other action will be taken prior to the expiration of any and all lock-up agreements or other restrictions impacting the saleability of the Brown & Brown Shares in the escrow account. Once the stock is free to trade, if the 30 day moving average of Brown & Brown Share price declines, or has declined, such that the escrow account holdings equal 90% or less of the value of the account at original funding, 1/3 of the holdings will be sold the next business day. If the 30 day moving average of Brown & Brown Share price declines or has declined such that the escrow account holdings equal 85% or less of the value of the account at original funding, 1/2 of the remaining stock holdings will be sold the next business day. If the 30 day moving average of Brown & Brown Share price declines or has declined such that the escrow account holdings equal 80% or less of the value of the account at original funding, all of the remaining stock holdings will be sold the next business day. This structure could result in all holdings in Brown & Brown Shares being liquidated on the first business day after the removal of all lock-up agreements or other restrictions and an account value substantially less than the 85% "floor" targeted by the plan outlined above.



                                   Annex F-10

                                                                         ANNEX G


                                 FORM OF RELEASE

         This RELEASE (this "Release") is being executed and delivered in accordance with Section 2.2(a)(ii) of the Agreement and Plan of Reorganization dated as of July 25, 2001, as amended (the "Merger Agreement"), among BROWN & BROWN, INC., a Florida corporation ("Brown & Brown"), BROWN & BROWN OF NORTHERN CALIFORNIA, INC., a California corporation ("Merger Sub"; Merger Sub and Brown & Brown are sometimes hereinafter referred to collectively as the "Buyers"); GOLDEN GATE HOLDINGS, INC., a California corporation ("Target") and certain other parties, by the shareholders of Target listed on the signature pages hereto (collectively, the "Shareholders"). Capitalized terms used in this Release without definition have the respective meanings given to them in the Merger Agreement.

         Each Shareholder acknowledges that execution and delivery of this Release is a condition to Buyers' obligation to consummate the Merger and that Buyers are relying on this Release in consummating the Merger.

         Each Shareholder, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, in order to induce Buyers to consummate the Merger pursuant to the Merger Agreement, hereby agrees as follows:


         Each Shareholder, on behalf of himself or herself, each person related thereto and any entity in which such Shareholder or its related person (i) has an ownership interest or (ii) is a director, officer, partner, employee, executor, or trustee (or in any similar capacity) (each a "Related Person" and collectively, "Related Persons"), hereby releases and forever discharges Buyers, Target and each of their respective individual, joint or mutual, past, present and future representatives, affiliates, stockholders, controlling persons, subsidiaries, successors and assigns (individually, a "Releasee" and collectively, "Releasees") from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity (hereinafter individually, a "Claim" and collectively, "Claims"), which such Shareholder or any of his or her respective Related Persons now has, has ever had or may hereafter have against any one or more of the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from the Target, whether pursuant to its Organizational Documents, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any obligations of Buyers arising under the Merger Agreement. The term "Related Persons" shall not include Buyers or Target as any of their direct or indirect parent or subsidiary corporations or other entities.


         Each Shareholder hereby irrevocably covenants to refrain from, and to cause his or her respective Related Persons to refrain from, directly or indirectly, asserting any Claim, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.


         Without in any way limiting any of the rights and remedies otherwise available to any Releasee, each Shareholder shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney's fees) whether or not involving third party Claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of such Shareholder or any of its Related Persons of any Claim or other matter purported to be released pursuant to this Release and (ii) the assertion by any third party of any Claim against any Releasee which Claim arises directly or indirectly from, or in connection with, any assertion by or on behalf of such Shareholder or any of its Related Persons against such third party of any Claims or other matters purported to be released pursuant to this Release.


         If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.



                                   Annex G-1

         This Release may not be changed except in a writing signed by the person(s) against whose interest such change shall operate. This Release shall be governed by and construed under the laws of the State of Florida without regard to principles of conflicts of law.

         For the purposes of this Release, the term "Organizational Documents" means: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity; and (v) any amendment to any of the foregoing.

All words used in this Release will be construed to be of such gender or number as the circumstances require.

         IN WITNESS WHEREOF, each of the undersigned have executed and delivered this Release as of this ____ day of _________, 2001.

                                              ---------------------------------
                                              Richard F. Bilotti, individually


                                              ---------------------------------
                                              Robert J. DeGraves, individually


                                              ---------------------------------
                                              Philip Lastreto, individually


                                              ---------------------------------
                                              Greg Phelan, individually



                                              ---------------------------------
                                              Bruce Ricci, individually


                                              ---------------------------------
                                              Denise Schmidt, individually



                                   Annex G-2

                                              RALEIGH, SCHWARZ & POWELL, INC.
                                              EMPLOYEE STOCK OWNERSHIP PLAN


                                              By:
                                                 ------------------------------
                                              Name:    John P. Folsom
                                              Title:   Trustee


                                              By:
                                                 ------------------------------
                                              Name:    R. S. DeVine
                                              Title:   Trustee


                                              By:
                                                 ------------------------------
                                              Name:    Elvin J. Vandeberg
                                              Title:   Trustee



                                   Annex G-3

                                                                         ANNEX H


                             FORM OF SPOUSAL CONSENT

         I, the undersigned, hereby acknowledge that I have read that certain Agreement and Plan of Reorganization, dated as of July 25, 2001, as amended, including the Exhibits and Schedules attached thereto and all other agreements referred to therein (collectively, the "Agreements"), by and between Brown & Brown, Inc., a Florida corporation ("Brown & Brown"), Golden Gate Holdings, Inc., a California (the "Target"), and certain other parties. I am aware that by the Agreements' provisions my spouse, as one of the shareholders of the Target, will exchange all of the capital stock of the Target held by my spouse (the "Subject Shares"), including my community interest in them, pursuant to the terms and conditions set forth in the Agreements. I hereby consent to the exchange of the Subject Shares, approve of the provisions of the Agreements contained therein and fully authorize my spouse to take all actions required or permitted under the Agreements, and agree that the Subject Shares and my interest in them are subject to the provisions of the Agreements and that I will take no action at any time to hinder operation of the Agreements on such Subject Shares or my interest in them.

                                         --------------------------------------
                                         Name:
                                               --------------------------------
                                         Spouse of
                                               --------------------------------


                                   Annex H-1

                                                                         ANNEX I



                   FORM OF NON-COMPETITION, NON-SOLICITATION,
                          AND CONFIDENTIALITY AGREEMENT

         THIS NON-COMPETITION, NON-SOLICITATION, AND CONFIDENTIALITY AGREEMENT (this "Agreement"), effective as of _______________, 2001 (the "Effective Date"), is made and entered into by and between BROWN & BROWN, INC., a Florida corporation, and , a California corporation and an indirect wholly-owned subsidiary of Brown & Brown, Inc. (collectively, the "Buyers"), and ____________________, a resident of the State of ____________ ("Shareholder").


                                   BACKGROUND

         Shareholder is a shareholder of Golden Gate Holdings, Inc., a California corporation ("GGH"). Pursuant to an Agreement and Plan of Reorganization, dated as of July 25, 2001, as amended (the "Merger Agreement"), by and among the Buyers, GGH, Shareholder and the other shareholders of GGH, GGH is to merge with and into with GGH being the surviving corporation. Pursuant to Section ______ of the Merger Agreement, Shareholder is entering into this Agreement to provide certain non-competition and other assurances to the Buyers as a material inducement for the Buyers to enter into the transactions contemplated in the Merger Agreement. Shareholder acknowledges that the restrictions contained in this Agreement are reasonably necessary to protect the Buyers' legitimate business interests, including, but not limited to, the trade secrets, confidential business information, and customer goodwill acquired from GGH as part of the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.


                                      TERMS

         In consideration of the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and in consideration of the shares of stock of the Brown & Brown, Inc. received by Shareholder in the sale/exchange of all GGH stock in connection with the transaction memorialized in the Merger Agreement, the adequacy and receipt of which is hereby acknowledged, the parties agree as follows:


         1. NON-COMPETITION COVENANT. Given the regional nature of the business of GGH, and Shareholder's position as a shareholder and principal of GGH, Shareholder agrees that, Shareholder shall not, directly or indirectly, for a period of three (3) years beginning on the Closing Date (the "Restricted Period"), engage in, or be or become the owner of an equity interest in (other than an interest of less than five percent (5%) of the total outstanding shares of a publicly traded entity), or otherwise consult with, be employed by, or participate in the business of, any entity (other than Buyers) engaged in the insurance agency or brokerage business within the following California counties in which GGH has conducted business: Alameda, Contra Costa, Marin, Napa, San Francisco, San Mateo, Solano, or Sonoma. Shareholder acknowledges that GGH's business has been conducted and is presently proposed to be conducted by Buyers throughout the above counties and that the geographic restrictions set forth above are reasonable and necessary to protect the good will of the business being sold by GGH pursuant to the Merger Agreement.

         2.       NON-SOLICITATION COVENANT.

                  (a) Without limiting anything set forth in Section 1 hereof, Shareholder shall not, during the Restricted Period, directly or indirectly (i) solicit, divert, accept business from, nor service, as insurance solicitor, insurance agent, insurance broker or otherwise, for Shareholder's own account or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation or business entity (other than Buyers), either as owner, shareholder, promoter, employee, consultant, officer, director, partner, manager or otherwise, any account that is part of the Purchased Book of Business or any insurance account then serviced by the Buyers or (ii) solicit,



                                   Annex I-1
attempt to employ or engage any employees or personnel of the Buyers or its affiliates, or induce or entice any such person to leave such employment or engagement without the prior written consent of the Buyers.

                  (b) Shareholder acknowledges that the non-competition and non-solicitation covenants contained in any employment agreement that Shareholder may enter into with Buyer shall be in addition to, and shall not supersede or be subordinate to, the non-competition and non-solicitation covenants contained in this Agreement.

         3. CONFIDENTIALITY. Shareholder recognizes and acknowledges that, as part of the Merger Agreement, the Buyers acquired from GGH certain Confidential Information (as hereafter defined), which constitutes valuable, secret, special, and unique assets of the Buyers. Shareholder covenants and agrees that Shareholder will not disclose the Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose without the express written approval of the Buyers and will not use the Confidential Information except in the Buyers' business. It is expressly understood and agreed that the Confidential Information is the property of the Buyers and must be immediately returned to the Buyers upon demand. The term "Confidential Information" includes all information, whether or not reduced to written or recorded form, related to GGH's insurance operations that is not generally known to competitors of GGH or intended for general dissemination, whether furnished by GGH or compiled by Shareholder, including but not limited to: (a) lists of customers, insurance carriers, and accounts and records pertaining thereto; (b) prospect lists, policy forms, and/or rating information, expiration dates, information on risk characteristics, information concerning insurance markets for large or unusual risks; and (c) information concerning business plans, information concerning marketing strategies and information concerning the financial condition of GGH's insurance operations.

         4.       REMEDY FOR BREACH OF COVENANTS.

                  (a) In the event of a breach or threatened breach of the provisions of this Agreement, the Buyers shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity. Should a court of competent jurisdiction declare any of the covenants set forth in this Agreement unenforceable due to a unreasonable restriction, duration, geographical area or otherwise, the parties agree that such court shall be empowered and shall grant the Buyers or its affiliates injunctive relief to the extent reasonably necessary to protect their respective interests. Shareholder acknowledges that the covenants set forth in this Agreement represent an important element of the value of GGH, and are a material inducement for Buyers to enter into the Merger Agreement. Shareholder further acknowledges that without such protection, the Buyers' business would be irreparably harmed, and that the remedy of monetary damages alone would be inadequate.

                  (b) If Shareholder shall violate the restrictions contained in this Agreement, and if any court action is instituted by the Buyers to prevent or enjoin such violation, then the period of time during which Shareholder's business activities shall be restricted as provided in this Agreement shall be lengthened by a period of time equal to the period between the date upon which Shareholder is found to have first violated the restrictions, and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal.

                  (c) In addition to the foregoing, any damages suffered by the Buyers or any of its affiliates as a result of any breach by Shareholder of the provisions of this Agreement shall be subject to Shareholder's indemnification obligations, if any, set forth in the Merger Agreement.

         5. COSTS. Without limiting the foregoing or anything set forth in the Merger Agreement, the parties agree that in the event of litigation concerning the terms of this Agreement, the prevailing party shall be entitled, in addition to all other remedies, to recover all costs of such action, including, without limitation, reasonable attorneys' fees and costs both at the trial court and appellate court level.

         6. ASSIGNMENT; SUCCESSOR RIGHTS. Shareholder may not assign Shareholder's rights or obligations hereunder. The rights and obligations of the Buyers shall be binding upon and fully enforceable by their affiliates, successors and assigns, including, without limitation, any successor in interest by way of merger, consolidation, sale or other succession, without need for further consent to such assignment by Shareholder.


                                   Annex I-2

         7. SEVERABILITY. The provisions of this Agreement (including but not limited to the provisions of Sections 1, 2, and 3 hereof) shall be deemed severable, and the invalidity or unenforceability of any one or more provisions hereof shall not affect the validity or enforceability of the other provisions hereof.

         8. WAIVER. Failure to insist upon strict compliance with any provision hereof shall not be deemed a waiver of such provision or any other provisions hereof.

         9. MODIFICATION. This Agreement may not be modified or superseded except by an agreement in writing executed by the parties hereto.

         10. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal law of Florida without regard to principles of conflicts of law.

                               * * * * * * * * * *

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                       "THE BUYERS":

                                       BROWN & BROWN, INC./
                                                           --------------------


                                       By: __________________________________
                                       Name:
                                       Title:

                                       "SHAREHOLDER"


                                       --------------------------------------






                                   Annex I-3

                                                                         ANNEX J


                          CHAPTER 13 OF THE CALIFORNIA
                             GENERAL CORPORATION LAW


1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

         (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

         (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

                  (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

                  (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

                  (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with
         Section 1301.

                  (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

         (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

         (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price


                                   Annex J-1
constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

         (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

         (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302.    Submission of share certificates for endorsement; uncertificated securities

         Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.    Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

         (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

         (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.    Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

         (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

         (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.



                                   Annex J-2

         (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.    Report of appraisers; confirmation; determination by court; judgment;
payment; appeal; costs

         (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

         (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

         (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

         (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

         (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

1306.    Prevention of immediate payment; status as creditors; interest

         To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.    Dividends on dissenting shares

         Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.    Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

         Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.    Termination of dissenting share and shareholder status

         Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

                                   Annex J-3

         (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

         (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

         (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

         (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval

         If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.    Exempt shares

         This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

         (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

         (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

         (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.


                                   Annex J-4

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant is a Florida corporation. Reference is made to Section
607.0850 of the Florida Business Corporation Act, which permits, and in some cases requires, indemnification of directors, officers, employees, and agents of Registrant, under certain circumstances and subject to certain limitations.

         Under Article VII of the Registrant's bylaws, the Registrant is required to indemnify its officers and directors, and officers and directors of certain other corporations serving as such at the request of the Registrant, against all costs and liabilities incurred by such persons by reason of their having been an officer or director of the Registrant or such other corporation, provided that such indemnification shall not apply with respect to any matter as to which such officer or director shall be finally adjudged to have been individually guilty of gross negligence or willful malfeasance in the performance of his or her duties as a director or officer, and provided further that the indemnification shall, with respect to any settlement of any suit, proceeding, or claim, include reimbursement of any amounts paid and expenses reasonably incurred in settling any such suit, proceeding, or claim when, in the judgment of the board of directors, such settlement and reimbursement appeared to be in the best interests of the Registrant.

         The Registrant has purchased insurance with respect to, among other things, liabilities that may arise under the statutory provisions referred to above.

         The general effect of the foregoing provisions may be to reduce the circumstances in which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits:

Exhibit
Number   Description
------   -----------
2.1      Agreement and Plan of Reorganization, dated as of July 25, 2001, by and among the Registrant, New Merger Sub, and Golden Gate Holdings, Inc.
         Plan (included as Annex A to the proxy statement/prospectus which is part of the Registration Statement).
2.2      Amendment No. 1 to Agreement and Plan of Reorganization, dated as of
         August 10, 2001, by and among the Registrant, New Merger Sub, and
         Golden Gate Holdings, Inc. Plan (included as Annex A to the proxy statement/prospectus which is part of the Registration Statement).
3.1      Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3a to Form 10-Q for the quarter ended September
         30, 1998).
3.2      Amended and Restated Bylaws (incorporated by reference to Exhibit 3b to
         Form 10-K for the year ended December 31, 1996).
4        Amended and Restated Revolving and Term Loan Agreement dated January 3,
         2001 by and between the Registrant and SunTrust Bank (incorporated by reference to Exhibit 4a to Form 10-K filed March 14, 2001).
5.1      Opinion of Holland & Knight LLP.*
8.1      Opinion of Holland & Knight LLP regarding United States tax consequences of the merger.*
10.1     Asset Purchase Agreement dated September 11, 2000, by and among the
         Registrant, Riedman Corporation, and Riedman Corporation's shareholders
         (incorporated by reference to Exhibit 10a to Form 10-Q filed on
         November 13, 2000).
10.2     Extension of the Term Loan Agreement, between the Registrant and
         SunTrust (incorporated by reference to Exhibit 10b to Form 10-Q filed on November 13, 2000).
10.3     First Amendment to Asset Purchase Agreement, dated January 3, 2001, among the Registrant, Riedman Corporation, and Riedman Corporation's
         shareholders (incorporated by reference to Exhibit 10-B to Form 8-K filed on January 18, 2001).
10.4     General Assignment and Bill of Sale, dated January 1, 2001, from
         Riedman Insurance of Wyoming, Inc. to

         Brown & Brown of Wyoming, Inc. (incorporated by reference to Exhibit
         10(c) to Form 8-K filed on January 18, 2001).
10.5     Lease of the Registrant for office space at 220 South Ridgewood Avenue,
         Daytona Beach, Florida dated August 15, 1987 (incorporated by reference to Exhibit 10a(3) to Form 10-K for the year ended December 31, 1994).
10.6     Lease Agreement for office space at SunTrust Financial Centre, Tampa,
         Florida, dated February 1995, between Southeast Financial Center
         Associates, as landlord, and the Registrant, as tenant (incorporated by reference to Exhibit 10a(4) to Form 10-K for the year ended December
         31, 1994).
10.7 Lease Agreement for office space at Riedman Tower, Rochester, New York, dated January 3, 2001, between Riedman Corporation, as landlord, and the Registrant, as tenant (incorporated by reference to Exhibit 10b(3) to Form 10-K filed on March 14, 2001).
10.8 Loan Agreement between Continental Casualty Company and the Registrant dated August 23, 1991 (incorporated by reference to Exhibit 10d to Form
         10-K for the year ended December 31, 1991).
10.9     Extension to Loan Agreement, dated August 1, 1998, between the
         Registrant and Continental Casualty Company (incorporated by reference to Exhibit 10c(2) to Form 10-Q for the quarter ended September 30,
         1998).
10.10    Indemnity Agreement dated January 1, 1979, among the Registrant,
         Whiting National Management, Inc., and Pennsylvania Manufacturers'
         Association Insurance Company (incorporated by reference to Exhibit 10g to Registration Statement No. 33-58090 on Form S-4).
10.11    Agency Agreement dated January 1, 1979 among the Registrant, Whiting
         National Management, Inc., and Pennsylvania Manufacturers' Association
         Insurance Company (incorporated by reference to Exhibit 10h to
         Registration Statement No. 33-58090 on Form S-4).
10.12    Deferred Compensation Agreement, dated May 6, 1998, between Brown &
         Brown, Inc. and Kenneth E. Hill (incorporated by reference to Exhibit
         10l to Form 10-Q for the quarter ended September 30, 1998).
10.13    Letter Agreement, dated May 4, 1998, between Brown & Brown, Inc. and
         Kenneth E. Hill (incorporated by reference to Exhibit 10m to Form 10-Q for the quarter ended September 30, 1998).
10.14 Employment Agreement, dated as of July 29, 1999, between the Registrant and J. Hyatt Brown (incorporated by reference to Exhibit 10f to Form
         10-K for the year ended December 31, 1999).
10.15    Portions of Employment Agreement, dated April 28, 1993 between the
         Registrant and Jim W. Henderson (incorporated by reference to Exhibit
         10m to Form 10-K for the year ended December 31, 1993).
10.16    Employment Agreement, dated May 6, 1998 between the Registrant and
         Kenneth E. Hill (incorporated by reference to Exhibit 10k to Form 10-Q for the quarter ended September 30,1998).
10.17    Employment Agreement, dated January 3, 2001 between the Registrant and
         John R. Riedman (incorporated by reference to Exhibit 10j to Form 10-K filed on March 14, 2001).
10.18 Non-competition, Nonsolicitation and Confidentiality Agreement, effective as of January 1, 2001 between the Registrant and John R.
         Riedman (incorporated by reference to Exhibit 10l to Form 10-K filed on March 14, 2001).
10.19 Registrant's 2000 Incentive Stock Option Plan (incorporated by reference to Exhibit 4 to Registration Statement No. 333-43018 on Form
         S-8 filed on August 3, 2000).
10.20    Registrant's Stock Performance Plan (incorporated by reference to
         Exhibit 4 to Registration Statement No. 333-14925 on Form S-8).
10.21    Rights Agreement, dated as of July 30, 1999, between Brown & Brown and
         First Union National Bank, as Rights Agent (incorporated by reference to Exhibit 4.1 to Form 8-K filed on August 2, 1999).
11       Statement Re: Computation of Basic and Diluted Earnings Per Share
         (incorporated by reference to Exhibit 11 to Form 10-K filed on March
         14, 2000).
23.1     Consent of Arthur Andersen LLP, independent auditors of the Registrant.
23.2 Consent of KPMG LLP, independent auditors of Riedman Insurance (a division of Riedman Corporation).
23.3     Consent of Holland & Knight LLP (included in Exhibit 5.1).*
24 Powers of Attorney pursuant to which this Form S-4 have been signed on behalf of certain directors and officers of the Registrant.*
99.1     Form of Proxy Card.


* Previously filed

ITEM 22. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         1. That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         2. That, every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Articles of Incorporation, Bylaws, by agreement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Daytona Beach, State of Florida, on October 2, 2001.


                                       BROWN & BROWN, INC.

                                       By: *
                                          ------------------------------------
                                           J. Hyatt Brown
                                           Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on October 2, 2001.



                 Signature                                        Title
                 ---------                                        -----
   *                                        Chairman of the Board, President and
   ------------------------------------     Chief Executive Officer
   J. Hyatt Brown                           (Principal Executive Officer)


   *                                        Vice President, Treasurer and
   -------------------------------------
   Cory T. Walker                           Chief Financial Officer (Principal Financial and
                                            Accounting Officer)

   *                                        Executive Vice President,
   ------------------------------------
   Jim W. Henderson                         Assistant Treasurer and Director

   *                                        Director
   -------------------------------------
   Samuel P. Bell, III

   *                                        Director
   -------------------------------------
   Bradley Currey, Jr.

   *                                        Director
   -------------------------------------
   David H. Hughes


   *
   -------------------------------------    Director
   Theodore J. Hoepner


   -------------------------------------    Director
   Toni Jennings

   *
   -------------------------------------    Director
   John R. Riedman

   *
   -------------------------------------    Director
   Jan E. Smith

   *By: /S/ LAUREL L. GRAMMIG
        ---------------------
        LAUREL L. GRAMMIG
        Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit
Number      Description
------      -----------
2.1      Agreement and Plan of Reorganization, dated as of July 25, 2001, by and among the Registrant, New Merger Sub, and Golden Gate Holdings, Inc.
         Plan (included as Annex A to the proxy statement/prospectus which is part of the Registration Statement).
2.2      Amendment No. 1 to Agreement and Plan of Reorganization, dated as of
         August 10, 2001, by and among the Registrant, New Merger Sub, and
         Golden Gate Holdings, Inc. Plan (included as Annex A to the proxy statement/prospectus which is part of the Registration Statement).
3.1      Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3a to Form 10-Q for the quarter ended September
         30, 1998).
3.2      Amended and Restated Bylaws (incorporated by reference to Exhibit 3b to
         Form 10-K for the year ended December 31, 1996).
4        Amended and Restated Revolving and Term Loan Agreement dated January 3,
         2001 by and between the Registrant and SunTrust Bank (incorporated by reference to Exhibit 4a to Form 10-K filed March 14, 2001).
5.1      Opinion of Holland & Knight LLP.*
8.1      Opinion of Holland & Knight LLP regarding United States tax consequences of the merger.*
10.1     Asset Purchase Agreement dated September 11, 2000, by and among the
         Registrant, Riedman Corporation, and Riedman Corporation's shareholders
         (incorporated by reference to Exhibit 10a to Form 10-Q filed on
         November 13, 2000).
10.2     Extension of the Term Loan Agreement, between the Registrant and
         SunTrust (incorporated by reference to Exhibit 10b to Form 10-Q filed on November 13, 2000).
10.3     First Amendment to Asset Purchase Agreement, dated January 3, 2001, among the Registrant, Riedman Corporation, and Riedman Corporation's
         shareholders (incorporated by reference to Exhibit 10-B to Form 8-K filed on January 18, 2001).
10.4     General Assignment and Bill of Sale, dated January 1, 2001, from
         Riedman Insurance of Wyoming, Inc. to Brown & Brown of Wyoming, Inc.
         (incorporated by reference to Exhibit 10(c) to Form 8-K filed on
         January 18, 2001).
10.5     Lease of the Registrant for office space at 220 South Ridgewood Avenue,
         Daytona Beach, Florida dated August 15, 1987 (incorporated by reference to Exhibit 10a(3) to Form 10-K for the year ended December 31, 1994).
10.6     Lease Agreement for office space at SunTrust Financial Centre, Tampa,
         Florida, dated February 1995, between Southeast Financial Center
         Associates, as landlord, and the Registrant, as tenant (incorporated by reference to Exhibit 10a(4) to Form 10-K for the year ended December
         31, 1994).
10.7     Lease Agreement for office space at Riedman Tower, Rochester, New York, dated January 3, 2001, between Riedman Corporation, as landlord, and the Registrant, as tenant (incorporated by reference to Exhibit 10b(3)
         to Form 10-K filed on March 14, 2001).
10.8     Loan Agreement between Continental Casualty Company and the Registrant dated August 23, 1991 (incorporated by reference to Exhibit 10d to Form
         10-K for the year ended December 31, 1991).
10.9     Extension to Loan Agreement, dated August 1, 1998, between the
         Registrant and Continental Casualty Company (incorporated by reference to Exhibit 10c(2) to Form 10-Q for the quarter ended September 30,
         1998).
10.10    Indemnity Agreement dated January 1, 1979, among the Registrant,
         Whiting National Management, Inc., and Pennsylvania Manufacturers'
         Association Insurance Company (incorporated by reference to Exhibit 10g to Registration Statement No. 33-58090 on Form S-4).
10.11    Agency Agreement dated January 1, 1979 among the Registrant, Whiting
         National Management, Inc., and Pennsylvania Manufacturers' Association
         Insurance Company (incorporated by reference to Exhibit 10h to
         Registration Statement No. 33-58090 on Form S-4).
10.12    Deferred Compensation Agreement, dated May 6, 1998, between Brown &
         Brown, Inc. and Kenneth E. Hill (incorporated by reference to Exhibit
         10l to Form 10-Q for the quarter ended September 30, 1998).
10.13    Letter Agreement, dated May 4, 1998, between Brown & Brown, Inc. and
         Kenneth E. Hill (incorporated by reference to Exhibit 10m to Form 10-Q for the quarter ended September 30, 1998).
10.14    Employment Agreement, dated as of July 29, 1999, between the Registrant and J. Hyatt Brown (incorporated by reference to Exhibit 10f to Form
         10-K for the year ended December 31, 1999).
10.15    Portions of Employment Agreement, dated April 28, 1993 between the
         Registrant and Jim W. Henderson

         (incorporated by reference to Exhibit 10m to Form 10-K for the year ended December 31, 1993).
10.16    Employment Agreement, dated May 6, 1998 between the Registrant and
         Kenneth E. Hill (incorporated by reference to Exhibit 10k to Form 10-Q for the quarter ended September 30,1998).
10.17    Employment Agreement, dated January 3, 2001 between the Registrant and
         John R. Riedman (incorporated by reference to Exhibit 10j to Form 10-K filed on March 14, 2001).
10.18 Non-competition, Nonsolicitation and Confidentiality Agreement, effective as of January 1, 2001 between the Registrant and John R.
         Riedman (incorporated by reference to Exhibit 10l to Form 10-K filed on March 14, 2001).
10.19 Registrant's 2000 Incentive Stock Option Plan (incorporated by reference to Exhibit 4 to Registration Statement No. 333-43018 on Form
         S-8 filed on August 3, 2000).
10.20    Registrant's Stock Performance Plan (incorporated by reference to
         Exhibit 4 to Registration Statement No. 333-14925 on Form S-8).
10.21    Rights Agreement, dated as of July 30, 1999, between Brown & Brown and
         First Union National Bank, as Rights Agent (incorporated by reference to Exhibit 4.1 to Form 8-K filed on August 2, 1999).
11       Statement Re: Computation of Basic and Diluted Earnings Per Share
         (incorporated by reference to Exhibit 11 to Form 10-K filed on March
         14, 2000).
23.1     Consent of Arthur Andersen LLP, independent auditors of the Registrant.
23.2 Consent of KPMG LLP, independent auditors of Riedman Insurance (a division of Riedman Corporation).
23.3     Consent of Holland & Knight LLP (included in Exhibit 5.1).*
24 Powers of Attorney pursuant to which this Form S-4 have been signed on behalf of certain directors and officers of the Registrant.*
99.1     Form of Proxy Card.


* Previously filed


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